Exhibit 10.1

FOIA CONFIDENTIAL TREATMENT REQUESTED

PORTIONS OF THE EXHIBITS HERETO MARKED BY *** HAVE BEEN

OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

BETWEEN MIRANT MID-ATLANTIC, LLC & MIRANT CHALK POINT LLC

(EACH INDIVIDUALLY AN “OWNER” AND COLLECTIVELY THE

“OWNERS”) AND MIRANT MID-ATLANTIC, LLC AS AGENT FOR THE

OWNERS

AND

STONE & WEBSTER, INC. (“CONTRACTOR”)

FOR

ENGINEERING, PROCUREMENT & CONSTRUCTION SERVICES

RELATING TO

AIR QUALITY CONTROL SYSTEMS

AT

MORGANTOWN GENERATING STATION,

DICKERSON GENERATING STATION AND

CHALK POINT GENERATING STATION

i

			6.3.1.1	Title to Systems Equipment	23
			6.3.1.2	Risk of Loss	23
			6.3.1.3	Storage	23
		6.3.2	Procurement of Chemicals, Start-Up Spares and Consumables		24
		6.3.3	Inspection and Testing of Materials and Systems Equipment		24
	6.4	Transportation Charges			24
	6.5	Construction-Related Work			24
		6.5.1	Clearance of the Site (by Owner)		24
		6.5.2	Labor and Personnel		25
		6.5.3	Construction Utilities Interface		25
		6.5.4	Testing		25
		6.5.5	As-Built Drawings		25
		6.5.6	Operation and Maintenance Manuals		25
		6.5.7	Turnover Package		26
		6.5.8	Clean Up and Waste Removal		26
		6.5.9	Hazardous Substances		26
		6.5.10	Quality Assurance/Quality Control		27
	6.6	General			28
	6.7	Non-Interference			28
	6.8	Safety			29
		6.8.1	Contractor Responsibility		29
		6.8.2	Fitness For Duty, Drug, Alcohol Abuse And Safety Policy For Access To Owner Facilities		29
		6.8.3	Access To Owner Facilities		30
		6.8.4	Prohibited Activities		30
		6.8.5	Suspected Violation Of Policy		30
		6.8.6	Refusal To Comply		31
		6.8.7	Protection		31
		6.8.8	OSHA Compliance		32
		6.8.9	Material Safety Data Sheets		32
		6.8.10	Dust and Fume Control		32
		6.8.11	Water Pollution		32
		6.8.12	Operating Environment		32
			6.8.12.1	Generating Sites	32
			6.8.12.2	Electrical System	33
	6.9	Operating Utilities Interface			33
	6.10	Owner’s Right to Inspect, Stop and Re-Perform Work			33
		6.10.1	Owner’s Right to Attend Contractor Inspections		33
		6.10.2	Inspection and Re-Performance		33

7.	PERFORMANCE GUARANTEES				33

	7.1	Input Guarantees for FGD Systems			33
		7.1.1	Guaranteed Consumption Levels		33
		7.1.2	Consumption Within Engineering Design Margins		34
		7.1.3	Consumption Outside Engineering Design Margins		34

		7.1.4	Liquidated Damages for Input Guarantees for FGD Systems			34
			7.1.4.1	Power Consumption		34
			7.1.4.2	Make-Up Water Consumption		34
			7.1.4.3	Limestone Consumption		34
	7.2	Output Guarantees for FGD Systems				34
		7.2.1	List of Output Guarantees			34
		7.2.2	Correction by Contractor			35
		7.2.3	Mercury Removal			35
	7.3	Operational Guarantees for FGD Systems				36
		7.3.1	List of Operational Guarantees			36
			7.3.1.1	Minimum Turndown Capability		36
			7.3.1.2	Maximum Entrained Moisture Carryover		36
			7.3.1.3	Fan Characteristics		36
			7.3.1.4	Pressure Drop		36
		7.3.2	Correction by Contractor			36
	7.4	Blank				36
	7.5	Blank				36
	7.6	Blank				36
	7.7	Performance Testing				36
		7.7.1	Performance Testing			36
	7.8	Concurrent Obligations				37

8.	PROJECT SCHEDULE; SCHEDULE GUARANTEES					37

	8.1	Project Schedule				37
		8.1.1	Guaranteed Provisional Acceptance Date			38
		8.1.2	Conditions for Outages			38
		8.1.3	Outage Start and End Dates			38
		8.1.4	Blank			38
		8.1.5	Concurrent Outages			38
		8.1.6	Immovable Milestones			39
	8.2	Schedule Guarantee				39
		8.2.1	Work Progress and Completion			39
			8.2.1.1	General		39
			8.2.1.2	Maximum Outage Period		39
				8.2.1.2.1	Amounts Reasonable	40
				8.2.1.2.2	Bonus for Early Completion	41
				8.2.1.2.3	Payment of Excessive Outage Payments	41
		8.2.2	Guaranteed Provisional Acceptance Date			41
		8.2.3	Late Provisional Acceptance Payments			41
			8.2.3.1	Before 23:59 on December 31, 2009 for the FGD Systems		41
			8.2.3.2	After 23:59 on December 31, 2009 for FGD Systems		42
			8.2.3.3	Blank		42

			8.2.3.4	Reduced Late Provisional Acceptance Payments Period	42
			8.2.3.5	Amounts Reasonable	43
			8.2.3.6	Payment of Late Provisional Acceptance Payments	43
		8.2.4	Guaranteed Substantial Completion Date		44
			8.2.4.1	Late Substantial Completion Payments	44
			8.2.4.2	Amounts Reasonable and Exclusive Remedy for Delay	44
			8.2.4.3	Payment of Late Substantial Completion Payments	44
		8.2.5	Guaranteed Final Completion Date		45
		8.2.6	Late Final Completion Payments		45
			8.2.6.1	Amounts Reasonable and Exclusive Remedy for Delay	45
			8.2.6.2	Payment of Late Final Completion Payments	45
		8.2.7	Full Program Completion		46
		8.2.8	Reduction of Liquidated Damages Based on Delayed Permitting		46
	8.3	Schedules			47
		8.3.1	Schedule Software		47
		8.3.2	Activity Coding		47
		8.3.3	Level 3 Detail		47
		8.3.4	Schedule Updates		47
	8.4	Work Operations			47
	8.5	Recovery Schedule			48
	8.6	Critical Schedule Situation			48
	8.7	Contractor Responsible for Schedule			48

9.	KEY PERSONNEL REQUIREMENTS				48

	9.1	Personnel Resources			48
		9.1.1	Key Personnel		48
		9.1.2	Departure of Key Personnel		49
		9.1.3	Assignment of Key Personnel		49
		9.1.4	Replacement of Key Personnel		49
		9.1.5	Key Personnel of Subcontractors		50
	9.2	Contractor Personnel Transition Plan			50
		9.2.1	Notice of Departure of Key Personnel		50
		9.2.2	Mutual Agreement		50
	9.3	Independent Contractor: Employees			51
	9.4	Applicable Time Period			51

10.	TARGET COST				51

	10.1	Facility Target Cost			51
	10.2	Calculation of Contractor’s Actual Cost			51
		10.2.1	Categories of Costs		51
		10.2.2	Actual Home Office Labor Costs		52

		10.2.3	Actual Field Non-Manual Labor Costs		52
		10.2.4	Actual Self-Performed Field Manual Services Cost		52
		10.2.5	Actual Third Party Expenses		53
		10.2.6	Selling, General and Administrative Expenses		53
		10.2.7	Separate Accounts		54
	10.3	Cap on Contractor’s Total Engineering Hours			54

11.	PRICE				54

	11.1	EPC Total Compensation			54
	11.2	Project Compensation			54
	11.3	Guarantee Costs			54
		11.3.1	Classification of Guarantee Costs		54
		11.3.2	Treatment of Guarantee Costs		55
	11.4	Incentives			56
		11.4.1	Blank		56
		11.4.2	Performance Incentives		56
			11.4.2.1	Early Completion of Work During Planned Outages	56
			11.4.2.2	Safety, Schedule and Quality Incentive	56
	11.5	Allocable Costs			58
		11.5.1	Sections Addressing Allocable Costs		58
		11.5.2	Treatment of Allocable Costs		58
	11.6	Underrun Bonus			58

12.	PAYMENT TERMS				59

	12.1	Payments Generally			59
		12.1.1	Owner Shall Pay Contractor EPC Total Compensation		59
		12.1.2	Milestone-based, Guarantee and Final Payments		59
		12.1.3	NTP Milestone Payment		59
	12.2	Milestone Progress Payments			59
		12.2.1	Approved Final Milestone Payment Schedule		59
		12.2.2	Milestone Progress Payments		59
		12.2.3	Partial Payment Requests		60
		12.2.4	Valid Payment Requests		61
		12.2.5	Documentary Evidence of Achieving Milestone		61
		12.2.6	Owner Review		61
		12.2.7	Payment of Milestone Payment shall not constitute approval or acceptance of Work by Owner		61
	12.3	Quarterly Reconciliation			61
		12.3.1	Timing of Quarterly Reconciliation		61
		12.3.2	Scheduled Milestone		61
		12.3.3	Incomplete Milestone		62
		12.3.4	Quarterly Reconciliation Ratio		62
		12.3.5	Quarterly Actual Cost and Disputed Costs		62
		12.3.6	Reconcilable Cost		62
		12.3.7	Quarterly Milestone Payment Cost		62
		12.3.8	Quarterly Benchmark Cost		62

v

	12.3.9	Performance of Reconciliation			63
		12.3.9.1	Excess Payment		63
		12.3.9.2	Payable Cost		63
	12.3.10	Reconcilable Cost greater than Quarterly Benchmark Cost			63
		12.3.10.1	Supplemental Contingency Draw Request		63
		12.3.10.2	Difference between Quarterly Milestone Payment Cost and Quarterly Benchmark Cost		63
	12.3.11	Carryover Cost			64
	12.3.12	NTP Milestone Payment added to Quarterly Actual Cost in 13th month			64
12.4	Blank				64
12.5	Late Payment Interest				64
12.6	Contingency				64
	12.6.1	Quarterly Contingency Allowance Limit			64
	12.6.2	Contingency Draw Request			64
	12.6.3	Contingency Draw Notification			65
	12.6.4	Owner Approval of Contingency Draw Request			65
12.7	Purpose of Quarterly Reconciliation Process				65
12.8	Retention				65
12.9	Effect of Change Order on Approved Final Milestone Payment Schedule				66
12.10	Conditions of Payments; Withholdings, Set-Offs				66
	12.10.1	Material Breach			66
	12.10.2	Required Submittals			66
		12.10.2.1	Progress Reports		66
		12.10.2.2	Partial Lien Waivers		66
		12.10.2.3	Full Lien Release		66
		12.10.2.4	Form of Waivers and Releases		67
		12.10.2.5	Lien Bonds		67
	12.10.3	Withholding to Protect Owner from Loss			67
		12.10.3.1	Owner may withhold or retain any Milestone Progress Payment, payment or part		67
			12.10.3.1.1	Contractor Event of Default	67
			12.10.3.1.2	Lien or Charge Not Discharged	67
			12.10.3.1.3	Work Performed by Owner	68
		12.10.3.2	Lien Bonds		68
		12.10.3.3	Payment after Removal of Cause		68
	12.10.4	Set Off			68
12.11	Final Payment for Target Work at Each Facility				68
	12.11.1	Open Book Basis Showing Actual Costs			68
	12.11.2	Target Final Payment			69
	12.11.3	Target Final Payment Documentation			69
		12.11.3.1	Final lien waiver		69
		12.11.3.2	As-Built Drawings		69
		12.11.3.3	Operating manuals		69

			12.11.3.4	Warranty documents	69
			12.11.3.5	Back-charges and/or claims satisfied	69
			12.11.3.6	Quality and reliability requirements	69
			12.11.3.7	Nonconformance items	69
			12.11.3.8	Spare parts list	69
			12.11.3.9	Mill certifications	69
	12.12	Liens After Final Payment			69
	12.13	Payment of Guarantee Costs			70
		12.13.1	Separate Accounting		70
		12.13.2	Prior to Target Final Payment		70
		12.13.3	After Target Final Payment		70

13.	PRICING METHOD				70

	13.1	Blank			70
	13.2	Target Price Method			70

14.	WARRANTIES				71

	14.1	Parts and Labor Warranties			71
		14.1.1	Warranties		71
		14.1.2	Parts and Labor Warranty Period		72
		14.1.3	Conditions and Limitations of Warranty		72
		14.1.4	Repair of Defects		72
		14.1.5	Parts and Labor Warranty Period Extension		73
			14.1.5.1	Extension for Corrected Work	73
			14.1.5.2	Extension for Total Shutdown	73
	14.2	Blank			73
	14.3	Aggregation of Warranties and Specific Time Limitation			73
	14.4	No Other Warranties/Obligations			74

15.	STANDARDS OF PERFORMANCE				74

16.	MECHANICAL COMPLETION				74

	16.1	Mechanical Completion			74
	16.2	Notice and Achievement of Mechanical Completion for Each System			75

17.	PROVISIONAL ACCEPTANCE/SUBSTANTIAL COMPLETION				75

	17.1	Criteria for Provisional Acceptance of FGD System			75
	17.2	Criteria for Substantial Completion of FGD System			76
	17.3	Notice and Report of Provisional Acceptance for Each System			76
	17.4	Achievement of Provisional Acceptance of the Work			76
	17.5	Creation of Punch-List			77
	17.6	Notice and Report of Substantial Completion for Each System			77
	17.7	Achievement of Substantial Completion of the Work			77
	17.8	Transfer of Possession and Control of the Systems to Owner			78

18.	FINAL COMPLETION			78

	18.1	Requirements		78
	18.2	Notice and Report of Final Completion		79
	18.3	Achievement of Final Completion		79

19.	CHANGE ORDERS			79

	19.1	Changes		79
	19.2	Procedure for Changes		79
		19.2.1	Changes Initiated by Contractor	79
		19.2.2	Changes Initiated by Owner	80
		19.2.3	Change in Cost Element and Fee Element	80
	19.3	Change Order Due to Force Majeure Event		80
	19.4	Change Order Due to Suspension of Work by Owner		81
	19.5	Change Order Due to Differing Site Conditions		81
	19.6	Change Order Due to Pre-Existing Hazardous Substances		81
	19.7	Change Order Due to Actions of Owner		81
	19.8	Blank		82
	19.9	Change Order Due to Changes in Applicable Law		82
	19.10	Change Order Due to Escalation in Actual Self-Performed Field Manual Services Cost		82
	19.11	Change Order Due to Escalation in Home Office Labor Costs and Actual Field Non-Manual Labor Costs		83
	19.12	Change Order Due to Escalation of Commodities		83
	19.13	Changes Involving Schedule Extensions		83
	19.14	Changes to the Contract Price		83
	19.15	Continued Performance Pending Resolution of Disputes		84
	19.16	Owner’s Right to Offset Changes		85
	19.17	Other Work on Site		85

20.	FORCE MAJEURE			85

	20.1	Force Majeure		85
	20.2	Burden of Proof		86
	20.3	Obligations Excused		86
	20.4	Costs		86

21.	AGGREGATE LIABILITY			86

	21.1	Aggregate Liability		86
	21.2	Sub-limits of Liability		86
		21.2.1	Liquidated Damages and Warranty Work	87
		21.2.2	Systems Equipment Subcontractors	87
		21.2.3	Other Subcontractors	87
		21.2.4	Facility Limits	88
	21.3	Pursuit of Subcontractor Warranties		88
	21.4	Consequential Damages		88
	21.5	Consequential Damages for Subcontractors		88
	21.6	Indemnity for Lessor Claims		89

22.	SECURITY				89
	22.1	Contractor’s Parent Company Guarantee			89
	22.2	Contractor’s Letter of Credit			89
	22.3	Performance Bond and Payment Bond			90
	22.4	Owner Security			90

23.	SUSPENSION AND TERMINATION				91
	23.1	Right to Stop Work for Cause			91
	23.2	Right to Suspend Work for Convenience			92
	23.3	Suspension by Contractor			92
	23.4	Termination by Owner for Convenience			92
		23.4.1	Right to Terminate		92
		23.4.2	Termination Payment		92
		23.4.3	Withholding/Conditions Precedent		93
		23.4.4	Return of Security		93
	23.5	Termination by Owner for Cause			93
		23.5.1	Insolvency		94
		23.5.2	Delay After Provisional Acceptance		94
		23.5.3	Key Personnel		94
		23.5.4	Material Breach		94
	23.6	Actions Upon Termination			94
	23.7	Survival			94

24.	ASSIGNMENT				94

25.	INSURANCE				95
	25.1	Contractor’s Insurance			95
		25.1.1	Casualty Insurance		95
			25.1.1.1	Commercial General Liability Insurance	95
			25.1.1.2	Business Automobile Liability Insurance	96
		25.1.2	Workers’ Compensation and Employer’s Liability Insurance		96
		25.1.3	Contractor’s Property		96
		25.1.4	Transit Insurance		96
		25.1.5	Other Insurance		97
			25.1.5.1	International Insurance	97
			25.1.5.2	Differences in Condition Policy	97
		25.1.6	General Insurance Conditions		97
		25.1.7	Other Duties, Representations, and Obligations		97
			25.1.7.1	Certificates of Insurance	97
			25.1.7.2	Violation of Insurance Terms	98
			25.1.7.3	Failure to Maintain Insurance	98
			25.1.7.4	No Waiver of Liability	98
			25.1.7.5	Additional Insurance	98
			25.1.7.6	Premium Audit	98
		25.1.8	Subcontractor’s Insurance		98

			25.1.8.1	Levels of Coverage	98
			25.1.8.2	Waiver of Rights	99
	25.2.	Owner’s Insurance			99
		25.2.1	Builder’s All Risk		99
		25.2.2	Exclusion from Builder’s Risk		99
		25.2.3	Contractor Compliance		99

26.	TIME				99

27.	TAXES				100
	27.1	Taxes			100
	27.2	Sales Taxes			100
	27.3	Property Taxes			100

28.	INDEMNIFICATION				100

	28.1	Property Damage			100
	28.2	Limitation on Property Damage Indemnification			101
	28.3	Royalties and License Fees			101
	28.4	Operation of Systems			101
	28.5	No Liens or Encumbrances			101
	28.6	Contractor’s Indemnities for Personal Injury or Property Damage			101
	28.7	Other Contractor’s Indemnities			102
	28.8	No Limitation to Workers’ Benefits			102

29.	GOVERNING LAW				102

30.	PERMITTING				102

	30.1	Responsibility for Permitting			102
		30.1.1	Owner’s Permits Required for Construction		103
		30.1.2	Permission to Begin Installation of Pilings		103
	30.2	Other Permits			103

31.	SITE CONDITIONS				103

	31.1	Geotechnical Study			103
	31.2	Special Site Characteristics			103
	31.3	Contractor’s Knowledge of Conditions			103
	31.4	Sub-Surface Site Conditions			104

32.	SUBCONTRACTORS				104

	32.1	Approved Subcontractors			104
	32.2	Subcontractor and Vendor Identification			104
	32.3	Substitute Contractors			104
	32.4	Purchase Orders and Subcontracts			104
	32.5	Subcontractor Warranties			105
	32.6	Subcontractor Insurance			105
	32.7	No Privity with Subcontractors			105
	32.8	Assignment of Subcontracts to Owner			106

x

	32.9	Directed Payments		106
	32.10	Neglect to Pay		106

33.	DISPUTE RESOLUTION			106

	33.1	Applicability of Resolution Procedures		106
	33.2	Management Discussions		106
	33.3	Mediation		107
	33.4	Arbitration		107
	33.5	Dispute Review Board		108
	33.6	Obligations Continue		108
	33.7	Injunctive Relief		109
	33.8	Survival		109

34.	MISCELLANEOUS			109

	34.1	Audit and Maintenance of Records		109
	34.2	Rights to Work Product		109
		34.2.1	Deliverables	109
		34.2.2	License	109
		34.2.3	Reuse	109
	34.3	Compliance with Laws		110
		34.3.1	Familiarity with Laws	110
		34.3.2	No Fees or Commissions	110
	34.4	Authorized Representatives		110
	34.5	Confidentiality		110
		34.5.1	Confidential Information	110
		34.5.2	Nondisclosure	111
		34.5.3	Compelled Disclosure	111
		34.5.4	Use Restrictions	111
	34.6	Owner Caused Project End Suspension and Other Owner Caused Event		111
	34.7	Notices		112
	34.8	Relationship of the Parties		113
	34.9	Amendments		114
	34.10	No Third Party Beneficiaries		114
	34.11	Priority Among Contract Documents		114
	34.12	Severability		114
	34.13	Remedies		114
	34.14	Nonwaiver		114
	34.15	Interpretation		114
	34.16	Entire Agreement		115
	34.17	Representations and Warranties of Contractor		115
		34.17.1	Due Organization of Contractor	115
		34.17.2	Due Authorization of Contractor, Binding Obligation	116
		34.17.3	Non-Contravention	116
		34.17.4	Regulatory Approvals	116
	34.18	Representation and Warranties of Owner		116
		34.18.1	Due Organization of Owner	116

	34.18.2	Due Authorization of Owner; Binding Obligation	116
	34.18.3	Non-Contravention	116
34.19	Further Assurances		117
34.20	No Implied Waiver		117
34.21	Exhibits and Schedules		117

TABLE OF EXHIBITS

EXHIBIT NUMBER	TITLE

1	FGD Technical Specification
2	FGD Division of Responsibility
3	Intentionally Omitted
4	Permitting Division of Responsibility
5	Intentionally Omitted
6	Performance Guarantees and Test Methods
7	Key Personnel
8	Cost Submitted with Proposal
8 A	Detailed Cost Summary
8 B	Details of Cost
8 C	Contractor’s Technical and Commercial Clarification/Exceptions
8 D	Rate Sheet
8 E	Intentionally Omitted
8 F	Escalation of Commodities
9	Progress Milestone Payments
10	Applicable Codes and Standards
11	Letter of Credit
12	Payment Bond and Performance Bond
13	Agency Letter
14	Intentionally Omitted
15	Draft Project Schedule
16	Forms for Lien Waivers and Releases
17	Dispute Resolution Board Procedure

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

THIS ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT is made this 30th day of July, 2007, by and between MIRANT MID-ATLANTIC, LLC , a Delaware limited liability company, and MIRANT CHALK POINT, LLC , a Delaware limited liability company (each individually an “Owner” , or collectively, “Owners” as further described in Sections 2.1 and 2.2), MIRANT MID-ATLANTIC, LLC as agent for the Owners, and STONE & WEBSTER, INC. , a Louisiana corporation ( “Contractor” ).

NOW, THEREFORE, for and in consideration of the mutual covenants set forth in this Agreement, the Parties agree as follows:

1. DEFINITIONS

1.1            “Actual Cost” is the sum of all actual costs for performing the Work as described in Section 10.2.

1.2            “Actual Field Non-Manual Labor Costs” has the meaning set forth in Section 10.2.3.

1.3            “Actual Home Office Labor Costs” has the meaning set forth in Section 10.2.2.

1.4            “Actual Self-Performed Field Manual Services Costs” has the meaning set forth in Section 10.2.4.

1.5            “Actual Third Party Expenses” has meaning set forth in Section 10.2.5.

1.6            “Agreement” means this Engineering, Procurement and Construction Agreement, consisting of Articles 1 through 34, and Exhibits 1, 2, 4, 6 through 13, 15 through 17.

1.7            “ Alliance Agreement ” means the agreement between Owner and Contractor dated July 11, 2006 pursuant to which preliminary Work has been performed as authorized by Owner through the issuance of LNTP and INTP.

1.8            “Allocable Costs” has the meaning set forth in Section 11.5.1.

1.9            “Applicable Laws” means all laws, statutes, ordinances, rules, regulations, judgments, interpretations, policies and orders of any court, arbitrator or governmental agency or authority having or asserting jurisdiction over the Facility, the Site, the Systems or the performance of the Work, as may be in effect from time to time.

1.10            “Applicable Permits” means all valid waivers, franchises, variances, permits, authorizations, licenses or orders of or from any governmental body, agency, authority, court or other body having jurisdiction over the Facility, the Site, the Systems or the performance of Work that are required, necessary or desirable to be obtained or maintained in connection with the Project.

1.11            “Approved Final Milestone Payment Schedule” has the meaning set forth in Section 12.2.1.

1.12            Blank

1.13            “Approved Project Schedule” has the meaning set forth in Section 8.1.

1.14            “Approved Subcontractor List” has the meaning set forth in Section 10.2.5.

1.15            “As-Built Drawings” means drawings which are revised to show all modifications and revisions made by the Contractor (including all Subcontractors to the Contractor) up to Final Completion, for all key drawings which are necessary for the Owner’s continued operation, maintenance, and regulatory compliance for the Project. The final list of As-Built Drawings is listed in Exhibit 1.

1.16            “Authorized Representative” has the meaning set forth in Section 34.4.

1.17            “Baseline Commodity Index Price” for an individual Commodity means the PPI Index Price for that Commodity as provided in Exhibit 8F.

1.18            “Business Day” means a calendar day other than Saturday, Sunday or a national holiday. As used in Section 17.5, “Business Day” also excludes a holiday recognized and followed in the State of Maryland.

1.19            “Chalk Point” means the power station known as “Chalk Point Plant” located at 25199 Chalk Point, Aquasco, MD 20608 consisting of Units E1 and E2.

1.20            “Change” means (i) any addition to, deletion from, suspension of or other modification to the quality, function, intent, quantity, method or entity performing the Work, including without limitation any such addition, deletion, suspension or other modification that requires a change in the Contract Price or the Approved Project Schedule, or (ii) any extension of the Approved Project Schedule or increase in the Contract Price.

1.21            “Change in Applicable Law” has the meaning set forth in Section 19.9.

1.22            “Change Order” has the meaning set forth in Section 19.1.

1.23            “Change Order Notice” has the meaning set forth in Section 19.2.1.

1.24            “Change Order Request” has the meaning set forth in Section 19.2.2.

1.25            “Confidential Information” has the meaning set forth in Section 34.5.

1.26            “Construction Equipment” means the equipment, materials, tools and supplies which are to be provided by Contractor and used in the performance of the Work, but which are not incorporated into or become a part of the Systems.

1.27            “Commodities” has the meaning set forth in Exhibit 8F.

1.28            The “Contingency” is an amount equal to ten percent (10%) of the Target Cost at issuance of NTP for that Facility. References to “ 50% Contingency ” mean an amount that equals one-half of the Contingency amount.

1.29            “Contract Documents” means this Agreement and the Drawings, as either of these may be supplemented or amended.

1.30            “Contract Price” has the meaning set forth in Section 13.2.

1.31            “Contractor” has the meaning set forth in the preamble of this Agreement.

1.32            “Contractor Event of Default” has the meaning set forth in Section 23.5.

1.33            “Contractor’s Additional Direct Costs or Savings” has the meaning set forth in Section 19.14.3.

1.34            “Critical Schedule Situation” has the meaning set forth in Section 8.6.

1.35            “Dedicated” has the meaning set forth in Section 9.1.1.

1.36            “Deliverables” has the meaning set forth in Section 34.2.1.

1.37            “Design Development Documents” has the meaning set forth in Section 6.2.3.3.

1.38            “Dickerson” means the power station known as “Dickerson Plant” located at 21200 Martinsburg Road, Dickerson, MD 20842 consisting of Units D1, D2 and D3.

1.39            “Direct Cause” or “Directly Cause(d)” means a cause that naturally brings about a delay or Direct Cost without intervention of any new and independent cause, and without which the delay would not have occurred or the Direct Cost would not have been incurred.

1.40            “Direct Cost” means an actual cost necessarily incurred by Contractor in performing the Work, that is substantiated by written invoices, payment applications, time sheets, or other reasonable documentation, that is paid for Actual Third Party Expenses, Actual Field Non-Manual Labor, Actual Self-Performed Field Manual Services, or engineering services by Contractor’s employees, or for costs of repair or replacement of Construction Equipment or Systems Equipment and that is not reimbursed by proceeds of insurance.

1.41            “Disclosing Party” has the meaning set forth in Section 34.5.1.

1.42            “Disputes” has the meaning set forth in Article 33.

1.43            “Drawings” has the meaning set forth in Section 6.2.3.4.

1.44            “DRB” is the Dispute Review Board referred to in Section 33.5.

1.45            “Effective Date” has the meaning set forth in Article 3.

1.46            “Engineering Design Margins” has the meaning set forth in Section 7.1.1.

1.47            The “EPC Total Compensation” is the total compensation to be paid by the Owner to the Contractor for proper performance of all of the Work and shall be calculated pursuant to Article 11.

1.48            “Equivalent Availability Guarantee” has the meaning set forth in Section 1.2 of Exhibit 6.

1.49            “Escalation Report” has the meaning set forth in Section 19.10.

1.50            “Excessive Outage Payments” has the meaning set forth in Section 8.2.1.2.

1.51            “Extended Warranty Equipment” is the booster fans, absorber vessel (materials, internals and internal piping), spray nozzles, agitator, ball mill and recycle pumps.

1.52            “Facilities” means the Morgantown, Chalk Point and Dickerson power stations.

1.53            “Facility” means either Chalk Point, Dickerson or Morgantown, as the context requires.

1.54            “Fee” means the Target Fee.

1.55            “Fee Element” has the meaning set forth in Section 19.2.3.2.

1.56            “FGD System” means the total equipment, materials, tools and supplies supplied by Contractor for each fully operable flue gas desulfurization unit as described in Exhibit 1, including the associated balance of plant ( “BOP” ) required to meet the Input Guarantees, Output Guarantees and Operational Guarantees applicable to an FGD System under Article 7.

1.57            “FGD Subcontractor” means the Subcontractor supplying the FGD System.

1.58            “Final Completion” has the meaning set forth in Section 18.1.

1.59            “Financing Parties” means any and all lenders providing the construction, interim or long-term financing for the Project, their successors and assigns, and any trustee or agent acting on their behalf.

1.60            “Force Majeure” has the meaning set forth in Section 20.1.

1.61            “Geotechnical Study” has the meaning set forth in Section 31.1.

1.62            “Guarantee Costs” has the meaning set forth in Section 11.3.

1.63            “Guaranteed Final Completion Date” has the meaning set forth in Section 8.2.5 and shall be the date set forth in the Approved Project Schedule.

1.64            “Guaranteed Provisional Acceptance Date” has the meaning set forth in Section 8.2.2 and shall be the date set forth in the Approved Project Schedule.

1.65            “Guaranteed Substantial Completion Date” has the meaning set forth in Section 8.2.4 and shall be the date set forth in the Approved Project Schedule.

1.66            “Gypsum Dewatering Plant” has the meaning set forth in Section 5.1.5.

1.67            “Hazardous Substance” means any and all chemicals, constituents, contaminants, pollutants, materials, and wastes and any other carcinogenic, corrosive, ignitable, radioactive, reactive, toxic or otherwise hazardous substances or mixtures (whether solids, liquids, or gases), or any similar substances now or at any time before Final Completion subject to regulation, control, remediation or otherwise addressed under Applicable Laws, including but not limited to those Applicable Laws relating to the discharge, emission, spill, release, or threatened release into the environment or relating to the disposal, distribution, manufacture, processing, storage, transport, treatment or other use of such substances.

1.68            “Incremental Payment Amount” has the meaning set forth in Section 12.2.1.

1.69            “Incremental Percentage” means the Incremental Percentage identified for a Milestone in the Approved Percentage Milestone Payment Schedule as set forth in Exhibit 9.

1.70            An “Initial Performance Test” is the first occurrence of Performance Test PA, the first occurrence of Performance Test 1, or the first 180 days of Performance Test 2, all as referred to in Exhibit 6.

1.71            “Input Guarantee” has the meaning set forth in Section 7.1.

1.72            “INTP” means the Intermediate Notice to Proceed for FGD System set forth in Section 6.1.2.

1.73            “INTP for SCR” means the intermediate notice to proceed for the SCR system as set forth in Section 6.1.5.

1.74            “INTP Security” means the letter of credit posted by Contractor in a form and by an issuing bank acceptable to Owner, in the amount equal to the sum of the purchase orders issued by Owner at LNTP and INTP.

1.75            “Key Personnel” has the meaning set forth in Section 9.1.1.

1.76            “Late Final Completion Payments” has the meaning set forth in Section 8.2.6.

1.77            “Late Provisional Acceptance Payments” has the meaning set forth in Section 8.2.3.

1.78            “Letter of Credit” shall have the meaning as set forth in Section 22.2 and 22.4.

1.79            “LNTP” means the Limited Notice to Proceed for the FGD Systems as set forth in Section 6.1.1.

1.80            “LNTP for SCR” means the limited notice to proceed for the SCR System as set forth in Section 6.1.4.

1.81            “LNTP Security” means the letter of credit posted by Contractor in a form and by an issuing bank acceptable to Owner, in the amount equal to the purchase order issued by Owner for the Work to be performed during the LNTP phase.

1.82            “Lost Time Incident Rate” means the number of lost time incidents divided by manhours worked multiplied by two hundred thousand (200,000).

1.83            “Mechanical Completion” has the meaning set forth in Section 16.1.

1.84            “Milestone” means a portion of the Work identified in the Approved Final Milestone Payment Schedule, and for which a related Incremental Payment Amount has been established.

1.85            “Milestone Progress Payment” has the meaning set forth in Section12.2.2.

1.86            “Morgantown” means the power station known as “Morgantown Plant” located at 12620 Crain Highway, Newburg, MD 20664 consisting of Units F1 and F2.

1.87            “Notice of Final Completion” has the meaning set forth in Section 18.2.

1.88            “Notice of Mechanical Completion” has the meaning set forth in Section 16.2.

1.89            “Notice of Project Completion” has the meaning set forth in Section 8.2.7.

1.90            “Notice of Provisional Acceptance” has the meaning set forth in Section 17.3.

1.91            “Notice of Substantial Completion” has the meaning set forth in Section 17.6.

1.92            “NTP” means the notice to proceed for the FGD Systems set forth in Section 6.1.3.

1.93            “Open Book” means that Contractor will maintain and make all of its books, records, schedules, logs and electronic communications and data related to the Work available to Owner to substantiate and document the design, pricing, progress and sequencing of the Work and costs and other expenses incurred or expected to be incurred in connection with performing the Work.

1.94            “Operational Guarantees” has the meaning set forth in Section 7.3.1.

1.95            “Output Guarantees” has the meaning set forth in Section 7.2.1.

1.96            “Owner” has the meaning set forth in Sections 2.1 and 2.2 of this Agreement.

1.97            “Owner Agent” has the meaning set forth in Sections 2.1 and 2.3 of this Agreement.

1.98            “Owner Scope” has the meaning set forth in Section 5.1.

1.99            “Owner Security” has the meaning set forth in Section 22.4.

1.100            “Owner’s Separate Contractors” means contractors hired by Owner to perform work in connection with a Facility, not including Contractor.

1.101            “Parties” means Owner and Contractor.

1.102            “Parts and Labor Warranties” has the meaning set forth in Section 14.1.1.2.

1.103            “Parts and Labor Warranty Period” has the meaning set forth in Section 14.1.2.

1.104            “Performance Guarantees” has the meaning set forth in Article 7.

1.105            “ Performance Incentives ” has the meaning set forth in Section 11.4.2.

1.106            “Performance Test PA” means the Performance Test for Provisional Acceptance referred to in Section One of Exhibit 6.

1.107            “Performance Test 1” means the Performance Test 1 referred to in Section One of Exhibit 6.

1.108            “Performance Test 2” means the Equivalent Availability Test referred to in Section One of Exhibit 6.

1.109            “Performance Tests” has the meaning set forth in Section 7.7.1.

1.110            “PPI Index Price” means the unit price for a Commodity as reported in the applicable publication of the United States Bureau of Labor Statistics, effective as of the date that the firm price is established for purchase of the Commodity by Contractor.

1.111            “Progress Report” means a progress report containing the following information: (i) description of Contractor’s and all Subcontractors’ activities and progress on the Work completed to the date of such report, including but not limited to a comparison of such progress with the Approved Project Schedule, (ii) an identification and evaluation of any problems or deficiencies in the Work, (iii) the status of all deliveries of Systems Equipment, and (iv) a forecast of the Work to complete.

1.112            “Project” means the complete design, engineering, procurement, permitting, construction, installation, initial performance tests, commissioning, start-up and completion of the Systems for the Facilities by Contractor on a turn-key basis in accordance with the Contract Documents, excluding only the Owner Scope.

1.113            “Project Compensation” is the amount calculated pursuant to Section 13.2.2.

1.114            “ Provisional Acceptance ” has the meaning set forth in Section 17.1.

1.115            “Prudent Electrical Practices” means the use of, and adherence to, equipment, practices and methods of applicable United States of America industry codes, standards and regulations, required, necessary or desirable to protect the Systems, the Facility and Owner’s employees, agents, and customers from electrical malfunctions, as embodied in the National Electric Code.

1.116            “Prudent Utility Practices” means the practices, methods, materials, supplies and equipment that are commonly used in the United States of America electric power production industry to design, construct and operate power plants and related equipment (including equipment such as the Facility and the Systems) or any practices, methods and acts, which in the exercise of reasonable judgment in light of the facts known at the time, could have been expected to be used to accomplish the desired result to the specified standards and at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition.

1.117            “Punch-List” has the meaning set forth in Section 17.5.

1.118            “Qualified Person” has the meaning set forth in Section 9.1.4.

1.119            “Receiving Party” has the meaning set forth in Section 34.5.1.

1.120            “Total Recordable Incident Rate” means the number of recordable injuries divided by manhours multiplied by two hundred thousand (200,000).

1.121            “Scheduled Outage Period” means, with respect to each Unit, the time period as set forth in the Approved Project Schedule, during which such Unit will be taken out of operation by Owner for the purpose of allowing Contractor to install the System for such Unit.

1.122            “Schematic Design Documents” has the meaning set forth in Section 6.2.3.1.

1.123            “Separate Contractor” means a person or entity having a separate contract with the Owner to perform all or part of the Owner Scope.

1.124            “Site” means a site upon which a Facility is located and upon which the Systems will be constructed.

1.125            “Spill” shall mean any discharge, overflow, spill or release of any kind or nature that constitutes, either by way of adherence, conformance or compliance with Applicable Law or any of either Contractor’s or Owner’s environmental, health and safety policies or programs, a reportable event or requires specialized or significant containment, treatment, action or remediation.

1.126            “Subcontractor” means each and every vendor, supplier, manufacturer, materialman, contractor, subcontractor or sub-subcontractor of any tier other than Contractor, performing any part of the Work, providing any of the Systems Equipment and Construction Equipment, or providing other services or supplies in connection with the Work directly or indirectly for or to Contractor.

1.127            “Substantial Completion” has the meaning set forth in Section 17.2.

1.128            “System” means an FGD System.

1.129            “Systems Equipment” means the equipment, materials, tools and supplies which are to be provided by Contractor as part of the Work, pursuant to Section 6.3.1 and are to be incorporated into and become a part of the Systems owned by Owner.

1.130            The “Target Cost” for each Facility has the meaning set forth in Section 10.1.

1.131            The “Target Fee” is an amount that is five percent (5%) of the Target Cost.

1.132            The “Target Final Payment” has the meaning set forth in Section 12.11.2.

1.133            The “Target Price” is an amount equal to the sum of the Target Cost plus 50% of the Contingency.

1.134            “Taxes” means all sales, use, gross receipts, income and withholding taxes and other similar taxes and contributions imposed by any taxing authority upon the sale, purchase or use of the Systems Equipment or the Construction Equipment, or upon services or labor provided as part of the Work, including, without limitation, taxes on or measured by Contractor’s receipts hereunder and taxes on or measured by wages earned by employees of Contractor or any Subcontractor, subject to application of Article 27.

1.135            “Technical Specifications” means the requirements and specifications set forth in Exhibits 1, 2, 4 and 6.

1.136            “Termination Payment” has the meaning set forth in Section 23.4.2.

1.137            “Time” has the meaning set forth in Article 26.

1.138            “ Underrun Bonus ” has the meaning set forth in Section 11.6.

1.139            “Unit D1” means the electricity generating unit comprising part of Dickerson, as more specifically described in Exhibit 1.

1.140            “Unit D2” means the electricity generating unit comprising part of Dickerson, as more specifically described in Exhibit 1.

1.141            “Unit D3” means the electricity generating unit comprising part of Dickerson, as more specifically described in Exhibit 1.

1.142            “Unit E1” means the electricity generating unit comprising part of Chalk Point, as more specifically described in Exhibit 1.

1.143            “Unit E2” means the electricity generating unit comprising part of Chalk Point, as more specifically described in Exhibit 1.

1.144            “Unit F1” means the electricity generating unit comprising part of Morgantown, as more specifically described in Exhibit 1.

1.145            “Unit F2” means the electricity generating unit comprising part of Morgantown, as more specifically described in Exhibit 1.

1.146            “Units” means all units at the specified Facility; “Unit” means a single Unit at a Facility.

1.147            “Warranty Bond” has the meaning set forth in Section 22.3.

1.148            “Work” has the meaning set forth in Section 6.1 of this Agreement.

2. OWNER ENTITIES

2.1            Mirant Mid-Atlantic, LLC . Mirant Mid-Atlantic, LLC leases the Morgantown Generating Station located in Newberg, Maryland (Unit F1 and Unit F2) and the Dickerson Generating Station located in Dickerson, Maryland (Unit D1, Unit D2 and Unit D3). Mirant Mid-Atlantic, LLC is an “Owner” for purposes of the Morgantown and Dickerson Facilities, and is an authorized agent (“Owner Agent”) of itself and Mirant Chalk Point, LLC for the purposes set forth herein.

2.2            Mirant Chalk Point, LLC . Mirant Chalk Point, LLC owns Units E1 and E2 of the Chalk Point Station located in Aquasco, Maryland. Mirant Chalk Point, LLC is an “Owner” for purposes of the Chalk Point Facility.

2.3            Owner’s Agent . Mirant Mid-Atlantic, LLC, as an Owner Agent, is authorized to act as Owners’ agent in connection with this Agreement with authority to bind such Owners and to delegate such authority as set forth in this Agreement.

2.4            Obligations . Obligations of an Owner set forth in this Agreement shall be deemed to be the obligations of an Owner of the Facility with respect to the applicable obligation. Obligations owed by Contractor to an Owner under this Agreement shall be deemed owed to the Owner of the Facility(ies) applicable to such obligation. Owner obligations that are independent of a particular Facility shall be owed jointly and severally by both Owners as a single obligation, and Contractor’s obligations owed independent of a particular Facility shall be owed to both Owners as a single obligation by Contractor.

3. EFFECTIVE DATE

The effective date of this Agreement is 30th day of July, 2007 (the “Effective Date” ).

4. TERM

This Agreement will commence on the Effective Date and will expire following the fulfillment of all obligations of the Parties hereunder, unless terminated earlier pursuant to the terms of this Agreement.

5. OWNER SCOPE

5.1            Owner Scope . Owner, in addition to its other obligations under the Agreement, will engage Separate Contractors to perform the following (the “ Owner Scope ”):

        5.1.1        Rough Site Grading in accordance with the bidding information prepared by Contractor pursuant to Section 6.2.3.5.1;

        5.1.2        Underground Relocation in accordance with the bidding information prepared by Contractor pursuant to Section 6.2.3.5.2;

        5.1.3        Site Demolition in accordance with the bidding information prepared by Contractor pursuant to Section 6.2.3.5.3; and

        5.1.4        Railroad Improvements in accordance with the general arrangement drawings included in the Drawings approved by Owner pursuant to Section 6.2.3.4, as such general arrangement drawings may be modified from time to time by mutual agreement of the Parties in writing; and

        5.1.5        Gypsum handling and dewatering systems (“ Gypsum Dewatering Plant ”) in accordance with Section 5.2.

5.2            Gypsum Dewatering Plant . Owner will provide to Contractor, for Contractor’s use in performing its services under Section 6.2.3.6, the foundation loads, general arrangement drawings, and interconnection information for the Gypsum Dewatering Plant for each of the Facilities. Owner will engage a Separate Contractor to engineer, procure and construct a Gypsum Dewatering Plant for each of the Facilities.

5.3            Schedule for Owner Scope . The Owner Scope shall be performed in accordance with Sections 5.3.1 through 5.3.5 below. Owner’s obligations under this Section 5.3 shall be conditioned on timely completion of the related obligations of Contractor. Failure of Owner to timely perform its obligations under this Section 5.3 shall constitute an omission of Owner for the purposes of Section 19.7.

        5.3.1        Owner will perform the Rough Site Grading in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties.

        5.3.2        Owner will perform the Underground Relocation in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties, and from time to time as may be requested by Contractor and agreed by Owner.

        5.3.3        Owner will perform the Site Demolition in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties, and from time to time as may be requested by Contractor and agreed by Owner.

        5.3.4        Owner will perform the Railroad Improvements in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties.

        5.3.5        With respect to the Gypsum Dewatering Plants:

        5.3.5.1      Owner will provide the certified foundation loads for Morgantown to Contractor on or before August 30, 2007

            5.3.5.2    Owner will provide the certified foundation loads for Chalk Point to Contractor on or before August 30, 2007.

        5.3.5.3      Owner will provide the certified foundation loads for Dickerson to Contractor on or before August 30, 2007

            5.3.5.4    Owner will provide “issued for construction” general arrangement drawings for Morgantown to Contractor on or before August 30, 2007.

            5.3.5.5    Owner will provide “issued for construction” general arrangement drawings for Chalk Point to Contractor on or before August 30, 2007.

            5.3.5.6    Owner will provide “issued for construction” general arrangement drawings for Dickerson to Contractor on or before August 30, 2007.

            5.3.5.7    Owner will provide utility interface information for Morgantown to Contractor in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties,

            5.3.5.8    Owner will provide utility interface information for Chalk Point to Contractor in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties,

            5.3.5.9    Owner will provide utility interface information for Dickerson to Contractor in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties.

            5.3.5.10    The “Ready for Tie-In” milestone in the construction schedule of the Separate Contractor for the Gypsum Dewatering Plant at Morgantown will be substantially completed on or before the later of 15 months from substantial completion of piles for the Gypsum Dewatering Plant at Morgantown by Contractor.

            5.3.5.11    The “Ready for Tie-In” milestone in the construction schedule of the Separate Contractor for the Gypsum Dewatering Plant at Chalk Point will be substantially completed on or before the later of 15 months from substantial completion of piles for the Gypsum Dewatering Plant at Chalk Point by Contractor.

            5.3.5.12    The “Ready for Tie-In” milestone in the construction schedule of the Separate Contractor for the Gypsum Dewatering Plant at Dickerson will be substantially completed on or before the later of 15 months from substantial completion of piles for the Gypsum Dewatering Plant at Dickerson by Contractor.

            5.3.5.13    The “Ready for Slurry” milestone in the construction schedule of the Separate Contractor for the Gypsum Dewatering Plant at Morgantown will be substantially completed on of before the later of 45 days satisfactory completion of tie in by Contractor and the last day of the final tie-in outage for the first System at Morgantown.

            5.3.5.14    The “Ready for Slurry” milestone in the construction schedule of the Separate Contractor for the Gypsum Dewatering Plant at Chalk Point will be substantially completed on of before the later of 45 days satisfactory completion of tie in by Contractor and the last day of the final tie-in outage for the System at Chalk Point.

          5.3.5.15    The “Ready for Slurry” milestone in the construction schedule of the Separate Contractor for the Gypsum Dewatering Plant at Dickerson will be substantially completed on of before the later of 45 days satisfactory completion of tie in by Contractor and the last day of the final tie-in outage for the System at Dickerson.

         5.4            Non-Interference and Safety . In performing Owner Scope, the Separate Contractors will be subject to the requirements applicable to Contractor under Sections 6.7 and 6.8.

6. PROJECT SCOPE

         6.1            Work To Be Performed . Excluding the Owner Scope, Contractor will perform or cause to be performed in accordance with the Contract Documents all work, services and management required for the complete design, engineering, procurement, manufacturing, furnishing, delivery (FOB at Facility), unloading, placement and maintenance in storage as required, removal from storage, permitting, construction, installation, commissioning, check-out, tuning, testing, start-up and completion and placement of air quality control systems that are ready for continuous operation on a turn-key basis (collectively, the “Work” ), such systems consisting of the following:

         Two FGD Systems on:

                  Morgantown- (Units F1 and F2)

         One FGD System on each of:

                  Chalk Point- (Units E1 and E2)

                  Dickerson- (Units D1, D2, and D3)

         The Work with respect to each of the above is further detailed in Exhibits 1, 2, 4, 8C and 15, and includes but is not limited to Sections 6.2 through 6.10 below. For the avoidance of doubt, the Work does not include the Owner Scope.

                  6.1.1        LNTP for FGD Systems . Pursuant to the Alliance Agreement, Owner has issued a Limited Notice to Proceed (LNTP) and Contractor has posted the LNTP Security.

                  6.1.2        INTP for FGD Systems . Pursuant to the Alliance Agreement, Owner has issued an Intermediate Notice to Proceed (INTP) and Contractor has posted the INTP Security.

                  6.1.3        NTP for FGD Systems . Contractor shall continue performance of the Work on the INTP until the Owner’s issuance of an NTP. Prior to issuance of the NTP, Owner and Contractor have agreed on a Target Cost for the Work included in each Facility. Owner shall issue a Notice to Proceed ( “NTP” ) to continue the Work upon execution of this Agreement. Contractor shall commence Work on the NTP on the next Business Day after receipt of the NTP. Upon issuance of the NTP, Owner shall post the Owner Security in accordance with Section 22.4 and Contractor shall maintain the Letter of Credit pursuant to Section 22.2.3 and shall post the performance bond and payment bond pursuant to Section 22.3.

        6.1.4        LNTP for SCR System . Pursuant to the Alliance Agreement, Owner has issued a Limited Notice to Proceed for the SCR system at Chalk Point, and Contractor commenced work on the LNTP for SCR on the next Business Day after receipt of the LNTP for SCR.

        6.1.5        INTP for SCR System . Pursuant to the Alliance Agreement, Owner has issued an Intermediate Notice to Proceed to Contractor for an SCR system at Chalk Point. Contractor commenced Work on the INTP for SCR and has developed certain design documents and has initiated certain procurement activities in connection with that SCR system.

        6.1.6        Transition of SCR from Contractor to Owner . Contractor shall tender to Owner, at Owner’s request, all documents relating to the Chalk Point SCR system, including all preliminary and other design documents, CAD files, books, records, drawings, specifications, electronically stored information and other information or data relating to that SCR system. Within ten (10) days after execution of this Agreement Contractor shall obtain and tender appropriate written consents of all subcontractors and vendors, and complete the assignment to Owner of all contracts or agreements relating to the SCR system, including all contracts for procurement of materials or equipment to be used in the construction of that system. Contractor shall also submit to Owner waivers of lien, if any, received from subcontractors and vendors for the SCR System, and a certificate of Contractor verifying payment to date for all materials, equipment, or services provided by subcontractors or vendors. Along with the documents required under this Section 6.1.6, Contractor shall submit to Owner a request for payment of all amounts due and owing to Contractor for work performed by Contractor in connection with the SCR system. Such request for payment shall include documentation of all Actual Costs incurred by Contractor in performing work necessary for the SCR system, and a calculation of the Fee owed to Contractor for such work. Such Fee shall be calculated at the rate of five percent (5%) of Actual Costs. Upon receiving such request, Owner will make payment within 30 days.

        6.1.7        Application of Terms and Conditions . The terms and conditions of this Agreement apply to any Work performed by Contractor following Owner’s issuance of the LNTP. Owner reserves the right to modify the scope of the Work (other than deletion of all of the Work associated with a single Facility, except in connection with termination of all the Work for the entire Project) at any time pursuant to this Agreement.

6.2            Engineering/Design Services . As part of the Work, Contractor will perform the following engineering and design services, and Owner shall have the right to review all drawings, specifications and other documents and electronic records relating to such services:

        6.2.1        Technical Specifications . Exhibits 1, 2 and 4 set forth the basic design concept, intent, objectives and requirements of Owner for the Project. Contractor represents and warrants that it has thoroughly familiarized itself with the Technical Specifications contained in Exhibits 1, 2 and 4, and agrees that it has and will provide all engineering and design services, excluding only the Owner Scope, necessary to produce fully completed Systems that meet or exceed the requirements set forth in the Technical Specifications. All engineering work requiring certification under the laws of the State of Maryland will be certified by professional engineers licensed and properly qualified to perform such engineering services in the State of Maryland. Contractor shall follow the State of Maryland requirements in identifying the Contractor’s drawings, calculations and specifications that must be sealed and signed by a professional engineer licensed in the State of Maryland.

        6.2.2        Design Standards . In addition to causing each System to meet or exceed the requirements set forth in the Technical Specifications under the design conditions set forth in Exhibits 1, 2, 4 and 6. Contractor will cause each System, and all design documentation prepared pursuant to Section 6.2.3, to be engineered and designed in a manner which is consistent and in conformance with Prudent Electrical Practices and Prudent Utility Practices, including, without limitation, all applicable codes and standards (including without limitation all applicable engineering, environmental, construction, safety, and electrical generation codes and standards) and in conformance with all other Applicable Laws and Applicable Permits, all as in effect as of the date of Substantial Completion, subject to changes pursuant to Section 19.9. A list of the applicable codes and standards has been agreed upon by the Parties and included as Exhibit 10 to the EPC Agreement.

        6.2.3        Design Documentation .

            6.2.3.1        Schematic Design Documents . Based upon the Technical Specifications, Contractor will prepare, for written approval by Owner, schematic design documents for the Project consisting of drawings, system descriptions, process flow diagrams, general arrangement drawings, models and other documents illustrating the scale and relationship of the components of each System (collectively, the “Schematic Design Documents” ). The Parties have agreed that the list of the Schematic Design Documents to be reviewed and approved by Owner consists of General Arrangement drawings, P&IDs, Electrical One-line diagrams, and equipment Specifications. Contractor shall provide to

Owner each listed Schematic Design Document as it is prepared by Contractor. Owner shall notify Contractor as to whether it approves or disapproves (and, if it disapproves, the reasons therefore) each of the listed Schematic Design Documents within ten (10) Business Days of its receipt of the same. Owner will review the Schematic Design Documents for compliance and will mark and stamp them to indicate whether changes and/or corrections are required. Contractor shall address all material comments and questions appropriately including, when appropriate, incorporating the comments, corrections and/or changes on the original drawing or document and resubmitting the drawing or document. Should Owner fail to provide notification to Contractor within the aforesaid ten (10) day period after its receipt of Schematic Design Documents, then the Schematic Design Documents for which notification is not provided shall be deemed to have been returned as acceptable for procurement, fabrication or construction. One paper print or copy of each submitted design document will be marked with the Owner’s review stamp, comment, and corrections and/or changes and returned to Contractor with a transmittal letter. On resubmitted drawings, Contractor shall clearly mark the section of the drawing which has been revised with a revision number, cloud around the appropriate item or a similar written designation. Owner’s approval or disapproval, or refusal to review any design documents, including but not limited to the “Schematic Design Documents” shall not impose on Owner any responsibility for the design and shall not be deemed a waiver and will not relieve Contractor of Contractor’s obligations for turnkey design, procurement and construction of the Work in accordance with the Contract Documents.

            6.2.3.2        Permitting Documents . Contractor shall produce and provide to Owner, pursuant to the schedule and list of Deliverables to be agreed upon by the Parties after issuance of the LNTP, all Deliverables required for permitting under Applicable Law and Applicable Permits. Should Contractor fail to provide any such Deliverable by the scheduled date, then for each such late Deliverable, Contractor shall be assessed liquidated damages in the amount of Five Thousand Dollars ($5,000) per day for each day after the scheduled date of delivery until such Deliverable is provided to Owner. Such liquidated damages shall accrue and be treated as Guarantee Costs pursuant to Section 11.3.

            6.2.3.3        Design Development Documents . Based upon the Technical Specifications and the approved Schematic Design Documents, Contractor will prepare, for written approval by Owner, both basic and detailed design development documents for the Project consisting of drawings, models, specifications, plans and other documents necessary to fix and describe the size and character of each System with respect to the civil engineering, structural, instrumentation, control, mechanical, electrical, fire protection, acoustical and life safety systems to be incorporated therein (collectively, the “Design Development Documents” ). The Parties have agreed that the list of the Design Development Documents to be reviewed and approved by Owner consists of General Arrangement drawings, P&IDs, Electrical One-line diagrams, and equipment Specifications. Contractor shall provide to Owner each listed Design Development Document as it is prepared by Contractor. Owner shall notify Contractor as to whether it approves or disapproves (and, if it disapproves, the reasons therefore) each of the listed Design Development Documents within ten (10) Business Days of its receipt of the same. Owner will review the design documents for compliance and will mark and stamp them to indicate whether changes and/or corrections are required. Contractor shall address all material comments and questions appropriately including, when appropriate, incorporating the comments, corrections and/or changes on the original drawing or document and resubmitting the drawing or document. Should Owner fail to provide notification to Contractor within the aforesaid ten (10) day period after its receipt of Design Development Documents, then the Design Development Documents for which notification is not provided shall be deemed to have been returned as acceptable for procurement, fabrication or construction. On resubmitted drawings, Contractor shall clearly mark the section of the drawing which has been revised with a revision number, cloud around the appropriate item, or a similar written designation. After expiration of Owner’s ten (10) day review period, Contractor may proceed with the Work during the review process. Owner’s approval or disapproval, or refusal to review any design documents, including but not limited to the “Design Development Documents” shall not impose on Owner any responsibility for design, and shall not be deemed a waiver and will not relieve Contractor of Contractor’s obligations for turnkey design, procurement and construction of the Work in accordance with the Contract Documents.

            6.2.3.4        Approved Drawings . After issuance of an INTP, and based upon the Technical Specifications, the approved Design Development Documents, and any further adjustments in the scope of the Project authorized in writing by Owner, Contractor will proceed to prepare, for written approval by Owner, a list of the drawing type as well as drafts of the key drawings setting forth the requirements for the complete construction of each System (as approved by Owner, the “Drawings” ). The Parties have agreed that the list of the Drawings to be reviewed and approved by Owner consists of General Arrangement drawings, P&IDs, Electrical One-line diagrams, and equipment Specifications. Contractor shall provide to Owner each listed Drawing as it is prepared by Contractor. Following Owner’s written approval of the listed Drawings, Contractor will proceed with the procurement, construction, installation, start-up and completion of the Systems based upon the Technical Specifications and the Drawings. Owner shall notify

Contractor as to whether it approves or disapproves (and, if it disapproves, the reasons therefore) each of the Drawings within ten (10) Business Days of its receipt of the same. Owner will review the Drawings for compliance and will mark and stamp them to indicate whether changes and/or corrections are required. Contractor shall address all material comments and questions appropriately including, when appropriate, incorporating the comments, corrections and/or changes on the original drawing or document and resubmitting the drawing or document. Should Owner fail to provide notification to Contractor within the aforesaid ten (10) day period after its receipt of Drawings, then the Drawings for which notification is not provided shall be deemed to have been returned as acceptable for procurement, fabrication or construction. Owner’s approval or disapproval of any design documents, including but not limited to the “Drawings” shall not impose on Owner any responsibility for design and shall not be deemed a waiver, and will not relieve Contractor of Contractor’s obligations for turnkey design, procurement and construction of the Work in accordance with the Contract Documents. Performance of any work, fabrication of materials or procurement of fabricated material, requiring the review of drawings, data, etc., prior to obtaining final review of drawings, data, etc., is at Contractor’s risk.

            6.2.3.5        Rough Site Grading, Demolition and Relocation: As part of the Work, Contractor shall perform the following engineering and design services in connection with the Owner Scope:

              6.2.3.5.1  Contractor has provided to Owner preliminary bidding information that includes Contractor’s requirements for rough site grading work (“ Rough Site Grading ”). The bidding information shall include, as necessary to satisfy Contractor’s requirements, engineering, drawings, and specifications. The bidding information shall be suitable for soliciting bids from rough site grading contractors for performance of the Rough Site Grading by such contractors in accordance with Contractor’s requirements. The design for the Rough Site Grading shall account for, be prepared in accordance with, and be coordinated with, the Approved Project Schedule, the approved Drawings, the existing Site conditions and any other planned or reasonably anticipated activities in the vicinity of Rough Site Grading. The drawings and specifications included in the bidding information shall provide detail, such as relevant geotechnical information, locations of existing structures and utilities, and beginning and final coordinates and elevations, so as to facilitate efficient and effective prosecution of the Rough Site Grading.

              6.2.3.5.2  Contractor has provided to Owner bidding information that includes Contractor’s requirements for requirements for underground relocation work (“ Underground Relocation “). The bidding information consists of drawings indicating existing locations of underground utilities and proposed relocation routing. Existing underground utilities locations are based on Ground Penetrating Radar (GPR) surveys and as built drawings obtained from Owner, and will have to be field verified by Owner or Owner’s underground relocation contractors. The proposed relocation routing for the utilities is based on existing General Arrangement drawings. Field rerouting will be verified by the Underground Relocation contractors. For other unanticipated interferences encountered during the re-routing implementation, the Owner or the Owner’s underground relocation contractor will follow the same process. The bidding information is suitable for soliciting bids from underground relocation contractors for performance of the Underground Relocation by such contractors in accordance with Contractor’s requirements as outlined above. The plan for the Underground Relocation shall account for, be prepared in accordance with, and be coordinated with, the Approved Project Schedule, the approved Drawings, the existing Site conditions and any other planned or reasonably anticipated activities in the vicinity of Underground Relocation. The drawings included in the bidding information provide, in as much detail as can be reasonably determined by GPR surveys and other information on as-built drawings provided to Contractor by Owner, such as location, size, nature, and other defining characteristics of the identified underground utilities and other items required to be relocated, approximate coordinates and approximate elevations for those items (elevation and plan), relevant geotechnical information, locations of existing structures and obstructions, so as to facilitate prosecution of the Underground Relocation and to avoid subsequent relocation of the same utilities or other items. Before any relocated utilities or other items are covered up or buried, Contractor shall be afforded an opportunity, at its option, to inspect the utilities or other items to confirm that they have been relocated. Owner and Contractor shall follow the same process for any subsequent Underground Relocation required by Contractor during performance of the Work.

        6.2.3.5.3  Contractor will prepare and deliver to Owner a package describing the demolition work at each Site necessary for proper construction and completion of the Project (“ Site Demolition ” ). Contractor shall provide to Owner bidding information that includes Contractor’s requirements for Site Demolition. The bidding information shall include, as necessary to satisfy Contractor’s requirements, engineering and drawings. Design and implementation of rerouting for utilities and services in the structures and other facilities to be demolished or relocated shall be part of the scope of Owner or Owner’s Site Demolition contractors. The bidding information shall be suitable for soliciting bids from site demolition contractors, and for performance of the Site Demolition by such contractors in accordance with Contractor’s requirements. The design for the Site Demolition shall account for, be prepared in accordance with, and be coordinated with, the Approved Project Schedule, the approved Drawings, the existing Site conditions and any other planned or reasonably anticipated activities in the vicinity of Site Demolition. The information provided by Contractor concerning Site Demolition shall provide information, such as location, size, nature, and other defining characteristics of structures and other facilities to be demolished or relocated, any adjoining structures that should not be demolished or damaged, and other details, so as to facilitate prosecution of the Site Demolition. Owner and Contractor shall follow the same process for any subsequent Site Demolition required by Contractor during performance of the Work.

  6.2.3.6        Interfaces and connections for the Gypsum Dewatering Plant shall be located five feet outside the building battery limit. Based on the information provided by Owner pursuant to Section 5.2, Contractor shall prepare and submit to Owner detailed engineering, drawings and specifications for the pilings, and interfaces on Contractor’s side, for the Gypsum Dewatering Plant as described in Exhibit 1. After addressing Owner’s comments, if any, Contractor shall prepare “issued for construction” drawings showing the final locations of points of interface between the Gypsum Dewatering Plant and other portions of the Project.

  6.2.3.7        Contractor’s obligations under Section 6.2.3.6 shall be performed in accordance with Sections 6.2.3.7.1 through 6.2.3.7.6.

        6.2.3.7.1        Contractor shall submit to Owner for its approval “issued for construction” drawings and specifications for the pilings at Morgantown in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties.

        6.2.3.7.2        Contractor shall submit to Owner for its approval “issued for construction” drawings and specifications for the pilings at Chalk Point in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties.

        6.2.3.7.3        Contractor shall submit to Owner for its approval “issued for construction” drawings and specifications for the pilings at Dickerson in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties.

        6.2.3.7.4        Contractor shall submit to Owner for its approval “issued for construction” drawings and specifications for the utility interfaces at Morgantown in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties.

        6.2.3.7.5        Contractor shall submit to Owner for its approval “issued for construction” drawings and specifications for the utility interfaces at Chalk Point in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties.

        6.2.3.7.6        Contractor shall submit to Owner for its approval “issued for construction” drawings and specifications for utility interfaces at Dickerson in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties.

6.3    Procurement Services . As part of the Work, Contractor will provide the following services:

6.3.1        Procurement of Systems Equipment and Construction Equipment .  Contractor will provide or procure in Contractor’s name, pay for, receive and transport to the Site, receive at the Site, unload, place and maintain in storage, remove from storage, and check-out all Construction Equipment and all Systems Equipment and any and all other equipment necessary to design and build the complete Project, excluding only the Owner Scope. In addition, all items constituting the Systems Equipment shall be in strict compliance with the Contract Documents.

        6.3.1.1        Title to Systems Equipment .  Title to the Systems Equipment procured by Contractor will pass to Owner when Owner has made a payment to Contractor that represents payment for such Systems Equipment. The Parties expressly understand and agree, however, that the passage of title will not release Contractor from its responsibility to perform fully its obligations under the Agreement.

        6.3.1.2        Risk of Loss .  Notwithstanding passage of title from Contractor to Owner, risk of loss, destruction or damage of or to Systems Equipment for each System will be borne by Contractor to the extent that Contractor will be responsible for any insurance deductible amounts required under Section 28.2 to cover such risk of loss at all times until Substantial Completion of such System. Any such insurance deductible amounts shall be treated as Allocable Costs under Section 11.5.

        6.3.1.3        Storage .  Contractor will provide and pay for all appropriate storage and maintenance while in storage, in accordance with manufacturers’ recommendations, for all Systems Equipment and any and all other equipment necessary to design and build the Project on or off the Site.

        6.3.2         Procurement of Chemicals, Start-Up Spares and Consumables .  Contractor will pay for, receive, and deliver to the Site all of the chemicals, start-up spares and consumables required for the completion of the Project (other than fuel, ammonia, limestone, make-up water, any chemicals required for waste-water treatment). Contractor will coordinate with Owner regarding the delivery and storage of such chemicals, start-up spares and consumables at the Site. Contractor will at all times transport, store and use these chemicals in a manner that is in accordance with all Applicable Laws and Applicable Permits.

        6.3.3        Inspection and Testing of Materials and Systems Equipment .  As part of the Work, Contractor will inspect and test the Systems Equipment to ensure that all fabrication work is proceeding in accordance with the Approved Project Schedule and the Contract Documents and to protect Owner against defects and deficiencies in such items. Contractor will notify Owner of any pre-installation testing to any Systems Equipment (i) fourteen (14) calendar days in advance of such testing for any testing outside the Site, and (ii) twenty-four (24) hours in advance of such testing for any testing within the Site. Owner will have the option of being present at all inspections and testing on or off the Site. No inspection observed or performed or failed to be observed or performed by Owner will be deemed a waiver of any of Contractor’s obligations under this Agreement or be construed as an approval or acceptance of any portion of the Work.

6.4        Transportation Charges .  Contractor will pay all transportation charges incurred by Contractor in connection with its performance of this Agreement including, without limitation, procuring and transporting the Systems Equipment and Construction Equipment, chemicals (other than fuel, ammonia, limestone, make-up water, any chemicals required for waste-water treatment) and any other items provided by Contractor pursuant to this Agreement and all charges for shipping, air travel and in-land transportation. Contractor shall have the sole and exclusive right to make the selection of vessels and transportation agencies unless otherwise reasonably directed in writing by Owner’s Authorized Representative.

6.5        Construction-Related Work .  After issuance of the NTP, and as part of the Work, Contractor will perform and undertake the construction-related services described below:

      6.5.1        Clearance of the Site (by Owner) .  Contractor will be responsible for the removal of obstructions to the Work that may be located on the Site other than those conditions or items expressly included within the Rough Site Grading, Underground Relocation or Site Demolition described in Section 5.1, 5.3.2 and 5.3.3 and for the clean up, disposal and removal of any matter related to such removal or arising in any way from the performance of such work.

Before removing any such obstructions, Contractor will discuss and agree with Owner concerning the items to be removed. Contractor will follow any instructions that Owner may have with respect to such removal. Contractor will take all reasonable precautions necessary to avoid any damage to persons or any property during the course of any such removal work.

        6.5.2        Labor and Personnel .  Contractor will provide and be solely responsible for all labor and personnel required in connection with the Work. All labor and personnel provided by Contractor will by training, experience or otherwise be qualified and duly licensed to perform the assigned Work items. Owner will not be responsible for or have control or charge over the acts or omissions of the Contractor, Subcontractors, or any of their agents or employees, or any other persons performing any of the Work.

        6.5.3        Construction Utilities Interface .  Contractor shall include in its design all equipment, parts, or other items necessary to interface with Owner’s utility facilities to fully perform and complete the Work. Contractor will interface with the Facility for the purposes of accessing reasonable consumption of utilities as described in Section 3.3.5 of Exhibit 1. Such interface will be performed according to a schedule agreed upon by Owner and Contractor.

        6.5.4        Testing .  Contractor shall perform all Performance Tests and the costs thereof are Allocable Costs. If the test results for the Initial Performance Test, as witnessed by Owner and adjusted to the design conditions asset forth in Section 7.7.1, reveals that a System does not meet the Performance Guarantees for such System, then the direct costs and expenses relating to the subsequent re-performance of any Performance Tests shall be treated as Guarantee Costs under Section 11.3; provided, however, that in all cases Owner shall bear the cost of fuel, ammonia, limestone, make-up water, and any chemicals required for waste-water treatment required for re-testing.

        6.5.5        As-Built Drawings .  As a condition to achieving Final Completion for each Facility, Contractor will provide Owner with (i) five (5) hard copies of the As-Built Drawings; and (ii) one (1) electronic copy of such As-Built Drawings and Technical Specifications in a form acceptable to Owner. In advance of Final Completion, representatives of Contractor and Owner will consult and agree upon the acceptable type, form and substance that will be required for the As-Built Drawings.

        6.5.6        Operation and Maintenance Manuals .  As a condition to achieving Mechanical Completion of a System hereunder, for each Facility Contractor will provide Owner with three (3) individually bound final operation and maintenance instruction manuals in hard copy and three (3) copies in electronic form, in a form and containing such information as Owner may require, with respect to each System and all subsystems thereof. The format and content for this document shall be as mutually agreed between the Parties.

        6.5.7        Turnover Package .  Prior to achieving Substantial Completion, Contractor will provide Owner with a turnover package with respect to such System, which will include all such drawings, start-up procedures, log sheets, and settings. Contractor shall provide a draft of the turnover package to Owner no later than four months before Substantial Completion of each System, and the format and content for this document shall be as mutually agreed between the Parties.

        6.5.8        Clean Up and Waste Removal .  Contractor will keep the work area and surrounding areas clean and free from accumulation of waste materials and rubbish caused by the Work. Contractor will provide a dumpster of a size and type reasonably acceptable to Owner, to be kept at a location acceptable to Owner, for the temporary storage and ultimate removal of all waste materials and rubbish. As a condition of achieving Final Completion of a System hereunder, Contractor will completely clean the work area and surrounding areas and will remove from the Site all waste materials and rubbish generated, and (unless necessary for the completion of the remaining System) all Contractor’s tools, Construction Equipment, machinery and surplus materials used in connection with such System. Contractor shall remove and dispose of all such waste materials and rubbish in accordance with the Contract Documents, all Applicable Laws, all Applicable Permits and all Owner’s rules, regulations, practices and procedures. If, in the reasonable opinion of Owner, Contractor has failed to fulfill its obligations under this Section, then Owner, after having given prior notice to Contractor, may itself clean or cause to be cleaned the work area and surrounding areas and remove all waste materials, rubbish, Contractor’s tools, Construction Equipment, machinery and surplus materials from the Site. All costs and expenses related to such actions of Owner will be Allocable Costs under Section 11.5. Owner’s taking such actions will not relieve Contractor of its obligations under this Agreement or Applicable Laws or constitute a waiver of any of Owner’s rights or a mitigation or diminution of any of Contractor’s obligations under this Agreement. For the avoidance of doubt, Contractor is not required to clean up or remove waste generated by Separate Contractors performing the Owner Scope.

        6.5.9        Hazardous Substances .  Contractor will take all measures necessary to prevent the release by Contractor or any of its Subcontractors of any Hazardous Substances at the Site or adjacent areas. Contractor will immediately notify Owner of any spills, emissions or other releases of Hazardous Substances at or adjacent to the Site due to Contractor or its Subcontractors. Contractor will be responsible for removing from the Site and areas adjacent thereto, and for properly disposing of, in compliance with the Contract Documents, all Applicable Laws and Applicable Permits, all Hazardous Substances generated or accumulated by Contractor or any Subcontractor in the course of performing the Work. In the event Contractor encounters on the Site material reasonably believed to be a Hazardous Substance that existed prior to the effective date of the NTP, then Contractor will immediately cease performance of any Work in the area affected and report the condition to Owner in writing. Contractor will not thereafter resume performance of the Work in the affected area except with the prior written permission of Owner. Contractor shall provide reasonable advance notice before contacting any local, state or federal environmental regulatory agency concerning such pre-existing Hazardous Substance. Contractor may be entitled to cost and schedule relief pursuant to Section 19.6.

          6.5.10        Quality Assurance/Quality Control . The Contractor shall submit to the Owner for review its quality control manual. The Contractor shall be responsible for assuring that any Subcontractor’s quality control program meets the specified requirements imposed on Contractor by Owner. Contractor’s quality program shall be consistent with Owner’s Quality Program (MIRMA Standard Quality Requirements, Rev. 0 — 07/16/01). In addition, Contractor shall comply with the following supplemental requirements:

        6.5.10.1        All quality control documentation, as specified, shall be submitted for review and acceptance, to Owner, and shall include, but not be limited to the following: material certifications; inspection and nondestructive examination records; test records; and copies of deviations and approved deviation reports.

        6.5.10.2        All materials, equipment or products and accessories furnished by Contractor shall be new and of first-class quality for the service intended and shall be free of all defects. Owner shall have the right to reject all materials and workmanship not conforming to the Technical Specifications or Drawings. Any defective material found shall be promptly replaced or corrected by Contractor to the satisfaction of Owner.

        6.5.10.3        Contractor shall develop an inspection point program. This program shall include the manufacturing, inspection, and test operations which are required for Contractor to demonstrate product quality, whether performed in its or its Subcontractor’s or supplier’s facilities.

        6.5.10.4        Owner and/or its designated representative shall have full access to Contractor and Subcontractor’s facilities for reviewing conformance to the approved quality control records, and for witnessing of inspections and tests. Owner or its designated representative shall be notified fourteen (14) calendar days prior to the start of the tests and inspection points as specified by Owner.

        6.5.10.5        Non-conformances and deviations shall be documented in detail including review, acceptance, and resolution and made available for Owner review upon request. Contractor shall furnish Owner with triplicate certified copies of any and all factory test data and certificates. Owner shall have the right to reject all materials and workmanship not conforming to the Technical Specifications or Drawings. Any defective material found during the progress of the work shall be promptly replaced or corrected by Contractor to the satisfaction of Owner.

        6.5.10.6        All manufacturing errors or omissions required to be corrected in the field shall be performed by Contractor and the cost shall be treated as Allocable Cost pursuant to Section 11.5, or if performed by Owner after failure of Contractor to perform same, the cost of same shall be an Allocable Cost. Work performed in the field shall be in the same standards of quality, using approved procedures and personnel, as required in the Contractor’s shops.

          6.5.11        Contractor shall provide all labor, materials and equipment and other services necessary to construct and install the pilings, and utility interfaces on Contractor’s side (including power supply interface, water interface and point-to-point control interconnections) for the Gypsum Dewatering Plant in accordance with the approved “issued for construction” drawings and specifications prepared by Contractor pursuant to Section 6.2.3.6

        6.5.12        Contractor’s obligations under Section 6.5.11 shall be performed in accordance with Sections 6.5.12.1 through 6.5.12.3 below.

        6.5.12.1        Contractor shall achieve substantial completion of the utility interfaces at Morgantown in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties.

        6.5.12.2        Contractor shall achieve substantial completion of the utility interfaces at Chalk Point in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties.

        6.5.12.3        Contractor shall achieve substantial completion of the utility interfaces at Dickerson in accordance with Exhibit 15, as same may be modified by mutual agreement of the Parties.

6.6 General.        As part of the Work, Contractor will perform all other obligations imposed under the Contract Documents and any other services that may reasonably be inferred from the Contract Documents as being necessary for the proper execution and completion of the Work.

6.7        Non-Interference .  Contractor will not, and will ensure that Contractor’s Subcontractors do not, interfere with the ongoing operations of the Facility, except as otherwise approved by Owner. Contractor will take all reasonable action to protect the Facility and all other property of Owner from damage as a result of its performance of the Work. Contractor shall at all times limit its employee’s activities to the specific work areas on the Site. Contractor’s vehicles or personnel are not to enter or pass through the operating areas of the Facility, except for travel to and from the work areas along designated routes approved by Owner.

6.8        Safety . Owner is committed to a safe workplace. Contractor shall at all times be solely responsible for providing safe conditions in its work area free from hazards that may cause harm to person or property while performing the Work for Owner. Contractor will initiate, maintain and supervise all necessary or desirable safety precautions and programs in connection with the performance of the Work. Such safety precautions and programs will be in compliance with Owner’s safety and job work rules and regulations applicable at each site as well as Applicable Laws and Applicable Permits. Pursuant to such safety precautions and programs, Contractor will take all reasonable actions necessary to prevent injury or death to any persons and to prevent damage or loss to any property while it is performing the Work at the Site. During its performance of the Work, Contractor will be responsible for providing for the safety of workers employed by Contractor and its Subcontractors and for the safety of any other persons who may be affected by the Work on or in proximity to the Site. Contractor will comply with all Owner safety requirements, and all Applicable Laws and Applicable Permits regarding safety. Contractor will immediately notify Owner upon the occurrence of any injury or damage to property that occurs on the Site. Contractor will promptly remedy any damage or loss to property at or to the Site or at the site of or to the Facility caused by Contractor or its Subcontractors. Whenever, in the reasonable opinion of Owner, Contractor has failed to take sufficient precautions for the safety of the public or the protection of the Facility, the Systems, the Site or property adjacent thereto, creating, in the reasonable opinion of Owner, an emergency requiring immediate action, then Owner, after having given reasonable prior notice to Contractor (except in the case of an emergency, in which event notice may be given after the fact), may cause such sufficient precautions to be taken or provide such protection. The cost and expense of taking or provision of any such precautionary actions by Owner or its agents will be treated as an Allocable Cost pursuant to Section 11.5. Owner’s taking any such precautionary actions will not relieve Contractor of its obligations under this Agreement or Applicable Laws or constitute a waiver of any of Owner’s rights or a mitigation or diminution of any of Contractor’s obligations under this Agreement. In addition to, and to further describe Contractor’s safety obligations, the following are understood and agreed:

        6.8.1        Contractor Responsibility . Contractor agrees to employ the appropriate means, methods, techniques, sequences, or procedures of construction, and to establish or undertake safety precautions/programs in accomplishing the Work. Contractor shall also be responsible for assuring that all of its Subcontractors comply with these safety conditions. Contractor shall at all times be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with the Work, and will perform the Work in accordance with good safety practices.

        6.8.2        Fitness For Duty, Drug, Alcohol Abuse And Safety Policy For Access To Owner Facilities . Sections 6.8.3 through 6.8.6 apply to the personnel of Contractor and all Subcontractors providing maintenance, construction, and related services at the Sites. Owner employees are covered by Mirant Drug Prevention Policy and employee conduct policy.

          6.8.3        Access To Owner Facilities . Owner may deny access to, or remove from its Facilities the personnel of Contractor or any Subcontractor, who Owner has reasonable grounds to believe has:

        6.8.3.1        Engaged in alcohol abuse, illegal drug activity or unsafe work practices which in any way impairs Owner’s ability to maintain safe work facilities, to protect the health and well-being of Owner employees, customers, and the general public, and to promote the public’s confidence in Owner service and operations; or,

        6.8.3.2         Been found guilty, pled guilty, or pled nolo contendere to a charge of sale or distribution of any illegal drug or controlled substance as defined under federal or governing state law within the past five (5) years, whether or not the criminal record was later expunged or sealed by a court order.

Any individual who has been denied access to, or removed from, Owner facilities for violating this policy may obtain permission to enter or reenter provided the individual establishes, to the satisfaction of his or her employer and Owner that the previous activity which formed the basis for denying access or removal has been corrected and his or her future conduct will conform with this policy. Owner retains the right of final approval for the entry or reentry of any individual previously denied access to or removed from Owner facilities.

          6.8.4        Prohibited Activities .        The following activities are prohibited at all Facilities:

        6.8.4.1        Possessing, furnishing, selling, offering, purchasing or using firearms, weapons, or explosives, or being under the influence of drugs or other controlled substances as defined under federal or governing state law;

        6.8.4.2        Possessing, furnishing, selling, offering, or using alcoholic beverages, or being under the influence of alcohol; or

        6.8.4.3        Engaging in any unsafe work practices.

          6.8.5        Suspected Violation Of Policy . Where reasonable cause exists that Section 6.8.4 has been violated, Contractor or Subcontractor shall inform the Owner. Contractor or Subcontractor shall also take any or all of the following actions:

      6.8.5.1        Search the individual, his or her vehicle, locker, storage area, and personal effects;

      6.8.5.2        Require the individual to undergo a medical examination to determine his or her fitness for duty. Such examination shall include obtaining a urine and/or blood specimen for drug or alcohol analysis unless the examining physician deems such tests to be inappropriate; or

      6.8.5.3        Take any other appropriate action to determine if there has been a violation of Section 6.8.4.

          6.8.6        Refusal To Comply . Refusal to comply with a request made under this Section 6.8 shall be grounds for denying access to, or immediate removal from, any Owner facility.

          6.8.7        Protection . At all times with respect to its Work activities, Contractor must provide a safe environment and working conditions, and shall take necessary precautions for the safety of, and shall provide the necessary protection to prevent damage, injury, or loss to:

      6.8.7.1        Its employees and those employees of its Subcontractors on the Project, and other persons who may be affected thereby, including, without limitation, any employees of Owner or Owner’s Separate Contractors on the Project. Contractor will provide such safety equipment to its employees as is necessary to meet the requirements of good safety practices and Applicable Laws and regulations, including, but not limited to, eye, head, and ear protection. Hard hats, approved safety shoes and approved eye protection will be used while working on Owner work sites. Ear protection is required inside operating parts of the plants.

      6.8.7.2        All the Work and all materials or equipment to be incorporated therein, whether in storage on or off the Site.

      6.8.7.3        Other property at the Site or adjacent thereto, including trees, shrubs, lawns, walks, pavements, roadways, structures, and utilities not designated for removal, relocation, or replacement in the course of the Work.

Contractor shall erect and maintain, as required by the conditions and progress of the Work, all necessary safeguards for the safety and protection of the Work and of persons and property. Contractor shall advise Owner whenever the Work is expected to affect the owners of adjacent utilities and shall cooperate with Owner in providing notice to such owners. Contractor shall keep all its tools, equipment, materials, etc., in such condition that the Work can be carried on with safety to employees of Owner, Contractor, other contractors, and to other persons and property on or near the Site or Owner premises. Contractor shall furnish and erect all temporary barricades required by federal, state, or local laws, ordinances, rules, or regulations, by any governmental authority or by Project conditions. All such barricades shall be arranged so as to ensure the safety of all workers, persons, and property, and shall be removed by Contractor at the completion of the Work.

6.8.8          OSHA Compliance .. Contractor shall comply with OSHA Construction Safety and Health Standards, Construction Industry Standards (29 CFR part 1926), applicable General Industry Standards (29 CFR part 190), and all other Applicable Laws, ordinances, rules, regulations, and orders of any public body having jurisdiction for the safety of persons or property or to protect them from damage, injury, or loss. Contractor shall also comply with Owner safety regulations and rules.

6.8.9          Material Safety Data Sheets . In accordance with Applicable Laws, Contractor must provide Material Safety Data Sheets (MSDS) on all chemical products and toxic substances. This MSDS must be sent to the Owner’s contract administrator authorizing the contract or purchase order.

6.8.10        Dust and Fume Control . Contractor has the responsibility for knowledge of applicable laws and regulations relating to dust and fumes arising from, or related to, the Work, as well as methods of compliance and control. Contractor must treat, in an approved fashion, the area in which it is conducting its operations, as well as any access areas into its area in order to control dust. When demolition or other Work creates harmful dust or fumes, Contractor shall provide satisfactory means to protect personnel and property against any such substances in accordance with Applicable Laws and Applicable Permits.

6.8.11        Water Pollution .. Contractor has the responsibility for knowledge of Applicable Laws and Applicable Permits relating to water pollution arising from, or related to, the Work, as well as methods of compliance and control. Contractor shall provide suitable facilities to prevent the introduction of any substances or materials into any stream, river, lake, underground aquifer, or other body of water which may pollute the water or constitute substances or materials deleterious to fish and wildlife in accordance with Federal, State, and local laws and regulations. Contractor is responsible for developing, maintaining and complying with a Storm Water Pollution Prevention Plan (SWPPP) necessary for the Work at each Site in accordance with Applicable Laws and Applicable Permits. Contractor shall furnish Owner with a copy of its SWPPP for each Site before commencing the Work at that Site.

6.8.12        Operating Environment . Contractor must assure that its employees and Subcontractors work safely in the environment of an electric utility.

6.8.12.1        Generating Sites . Within power plants, there are fire, high-pressure steam, high-voltage electricity, and chemicals. All require careful attention to those hazards and extreme care to assure that Contractor’s operation does not damage or interfere with the plant operation.

          6.8.12.2        Electrical System . Within substations, and overhead and underground transmission lines, extremely high-voltage electricity requires the strict compliance with OSHA and Owner’s safety regulations.

6.9          Operating Utilities Interface . Owner will, in accordance with the schedule agreed to by Owner pursuant to Section 8.1, make such utilities available to Contractor as described in Exhibit 1.

6.10        Owner’s Right to Inspect, Stop and Re-Perform Work .

        6.10.1        Owner’s Right to Attend Contractor Inspections . Owner will have the option of being present at all inspections and testing on or off the Site, and, in the event that the progress and quality of the Work are not proceeding in accordance with Contract Documents or the Approved Project Schedule, will be entitled to make recommendations to Contractor or any Subcontractor for the purpose of remedying such deficiencies. No inspection observed or performed or failed to be observed or performed by Owner will be deemed a waiver of any of Contractor’s obligations or be construed as an approval or acceptance of the Work.

        6.10.2        Inspection and Re-Performance . Owner will have the right to have access to and inspect the Work, wherever located and at any stage of completion. Owner may reject any Work that does not comply with the Contract Documents. If Owner’s inspection reveals any such non-compliance or any other defects in any portion of Work, then Contractor will promptly correct all such defective Work and the cost of such correction shall be treated as an Allocable Cost under Section 11.5. If Contractor fails to initiate correction of the defective Work within five (5) calendar days of Owner’s notice, Owner may, without prejudice to any other remedy Owner may have under this Agreement, correct such defective Work. Owner’s correction of such defective Work will not relieve Contractor of its obligations under this Agreement. All costs and expenses related to such actions of Owner will be treated as Allocable Costs, and Contractor will promptly reimburse Owner for all such amounts if and to the extent such costs are to be borne by Contractor pursuant to Section 11.5.

7. PERFORMANCE GUARANTEES

Contractor guarantees that the Systems will meet the performance guarantee requirements below, as further described in Exhibit 6 (the “Performance Guarantees” ).

7.1          Input Guarantees for FGD Systems . The following input guarantees as further set forth in Exhibit 6 ( “Input Guarantees” ) apply to the FGD Systems:

      7.1.1          Guaranteed Consumption Levels . The guaranteed consumption levels and related engineering design margins (the “Engineering Design Margins”) are set forth in Exhibit 6 for consumption of auxiliary power, limestone, and makeup water.

        7.1.2        Consumption Within Engineering Design Margins . In cases where the actual consumption exceeds the guarantee, but is within the Engineering Design Margins as established pursuant to Section 7.1.1, then, as Owner’s sole and exclusive remedy, the liquidated damages for excess consumption listed below shall accrue and be treated as Guarantee Costs under Section 11.3.

        7.1.3        Consumption Outside Engineering Design Margins . In cases where the actual consumption exceeds both the guarantee and the Engineering Design Margins, then the liquidated damages for excess consumption shall apply plus Contractor shall perform all Work necessary to satisfy the Engineering Design Margins and re-test the Systems until the testing verifies that consumption is within the Engineering Design Margins as established pursuant to Section 7.1.1. The costs of such work and re-testing shall be treated as Guarantee Costs pursuant to Section 11.3. Once a System is placed in service and the actual operating parameters are established, the Engineering Design Margin shall be adjusted by agreement of the Parties to reflect the actual operating requirements and to allow reasonable operating capacity margins in accordance with Prudent Utility Practices and Prudent Electrical Practices.

        7.1.4        Liquidated Damages for Input Guarantees for FGD Systems . Liquidated damages shall be assessed against Contractor for exceeding guaranteed consumption levels for FGD Systems as follows:

      7.1.4.1        Power Consumption . Liquidated damages of $1,370 per kW shall apply for every kW in excess of the guaranteed power consumption (excluding fan).

      7.1.4.2        Make-Up Water Consumption . Liquidated damages of $4,000 per gallon/minute shall apply for every gallon/minute in excess of the guaranteed water consumption.

      7.1.4.3        Limestone Consumption .. Liquidated damages of $1,000,000 per ton/hr for each ton/hr in excess of the guaranteed limestone consumption.

7.2           Output Guarantees for FGD Systems .

        7.2.1        List of Output Guarantees . The following output guarantees as further set forth in Exhibit 6 ( “ Output Guarantees” ) shall apply to the FGD Systems:

                      7.2.1.1    SO2 Removal as described in Section 1.1.1 of Exhibit 6.

                      7.2.1.2    Mercury Removal as described in Section 1.1.14 of Exhibit 6.

                      7.2.1.3    Equivalent Availability Guarantee as described in Section 1.2 of Exhibit 6.

                      7.2.1.4    Particulate Emission Level as described in Section 1.1.2 of Exhibit 6.

                      7.2.1.5    Oxidation Level as provided in Section 1.1.10 of Exhibit 6.

                      7.2.1.6    Sound Level as provided in Section 1.1.12 of Exhibit 6.

                      7.2.1.7    Wastewater Effluent Quality as provided in Section 1.1.13 of Exhibit 6, and Item 6 of Exhibit 8C.

        7.2.2        Correction by Contractor . For each of the Output Guarantees for a FGD System, System output shall satisfy the guaranteed value as a minimum. If during testing the guaranteed value is not met, Contractor shall correct the Work, repair or replace the affected parts or systems and re-test until the guaranteed values are achieved, except that for Mercury Removal the provisions of Section 7.2.3 shall apply. The costs of such correction and re-testing (and any payments due from Contractor pursuant to Section 7.2.3 to the extent not collected by Contractor from the FGD Subcontractor) shall be treated as Guarantee Costs pursuant to Section 11.3.

        7.2.3        Mercury Removal . Mercury Removal will be tested for during Performance Test PA as described in Exhibit 6. In the event that the actual Mercury Removal is less than the guaranteed Mercury Removal, Owner shall asses Contractor $1,000,000 per each FGD System where the performance guarantee was not achieved, and the Mercury Removal criteria for successful completion shall be deemed to have occurred as of the date of the Performance Test PA. Such assessment shall be treated in accordance with Article 7.2.2. For a period of ninety (90) days after the Performance Test PA, Contractor shall be given the opportunity to modify and re-test the system in order to achieve the Mercury Removal performance guarantee. If the performance guarantee is met after re-testing by Contractor, within the ninety (90) day cure period, Owner shall return to Contractor the above-referenced payments if such amounts were paid to Owner pursuant to Article 7.2.2 for each FGD System where the performance guarantee was achieved. After the ninety (90) day cure period has expired and the performance guarantee is not met after re-testing by the Contractor, Owner, as a performance liquidated damage, shall retain the above-referenced payments pursuant to Article 7.2.2 for each FGD System where the performance guarantee was not achieved. During the ninety (90) day cure period, the Contractor shall have access to the equipment to implement potential remedies, and the FGD shall be operated in a reasonable manner to support Contractor’s efforts.

7.3        Operational Guarantees for FGD Systems .

        7.3.1        List of Operational Guarantees . The following operational guarantees as further set forth in Exhibit 6 ( “Operational Guarantees” ) shall apply to the FGD Systems:

          7.3.1.1      Minimum Turndown Capability as a percentage of full load as provided in Section 1.1.9 of Exhibit 6.

          7.3.1.2      Maximum Entrained Moisture Carryover as provided in Section 1.1.4 of Exhibit 6.

          7.3.1.3      Fan Characteristics . Performance guarantees for the booster fans shall be as provided in Section 1.1.11 of Exhibit 6.

        7.3.1.4      Pressure Drop . Pressure drop through FGD System as provided in Section 1.1.3 of Exhibit 6.

        7.3.2        Correction by Contractor . For each of the Operational Guarantees for the FGD Systems, the System shall satisfy the guaranteed value as a minimum. In case during testing the guaranteed value is not satisfied, Contractor shall correct the Work, repair or replace the affected parts or systems and re-test until the guaranteed values are achieved. The costs of such correction and re-testing shall be treated as Guarantee Costs pursuant to Section 11.3.

7.4            Blank

7.5            Blank .

7.6            Blank .

7.7            Performance Testing .

        7.7.1        Performance Testing . After the occurrence of Mechanical Completion for each System, and after the “Ready for Flue Gas to Scrubber” milestone in Exhibit 15 is achieved, Contractor will start-up the System. Once Contractor has started a System, Owner will operate the corresponding Unit or Units continuously for ninety (90) days (the “FGD Tuning Period”) during which Contractor and its FGD Subcontractor will be afforded an opportunity to tune and maximize the operation of the System. The FGD Tuning Period shall include at least twenty (20) days, scheduled at Contractor’s reasonable requirement, during which the corresponding Unit or Units are operated at or near full load. Contractor shall notify Owner when each System is ready to be tested (such notice, the “Testing-Ready Notice” ). Contractor will provide notice to Owner of

Performance Test PA no later than fifteen (15) days prior to the then-scheduled date of Provisional Acceptance for the System to be tested. Contractor will provide notice to Owner of Performance Test 1 no later than fifteen (15) days prior to the then-scheduled date of Substantial Completion for the System to be tested. Contractor will perform the tests on each System as are described in Exhibit 6, which tests are designed to demonstrate whether the System achieves the Performance Guarantees (the “Performance Tests” ); provided, that the results of such tests will be adjusted, in a manner agreed to by the Parties, to the design conditions set forth in Exhibits 1 and 6 and in accordance with correction curves prepared by Contractor in accordance with Exhibit 6 and approved by Owner. Owner has the right to witness all occurrences of Performance Test 1 and Performance Test PA. If a System fails to meet any of the Performance Guarantees during such Performance Test PA or Performance Test 1, then Contractor will immediately take such actions as are required to correct the Work so as to meet the Performance Guarantees, and notify Owner when such System is ready to be re-tested. Contractor will use all reasonable efforts to complete the re-performed Performance Test 1 and Performance Test PA on such System within thirty (30) days. The costs of such correction and re-testing shall be treated as Guarantee Costs pursuant to Section 11.3. If a System fails to satisfy the requirements at Performance Test 2 within the first 270 days of testing, any costs of retesting and correction that are not due to failure of the Owner to operate the System in accordance with Section 1.2 of Exhibit 6 and the manuals provided by Contractor pursuant to Section 6.5.6, shall be treated as Guarantee Costs. Owner shall afford the Contractor opportunity to test at least two FGD Systems before July 2011. Provided that the Performance Guarantees as set forth in Exhibit 6 are met during these tests, and the Performance Tests have not been performed on a maximum of two FGD Systems, the Systems not tested shall be deemed Substantially Complete.

7.8        Concurrent Obligations . The Performance Tests listed in Sections 2.1.5 of Exhibit 6 shall be performed concurrently. If Contractor’s performance of such Performance Tests on a System reveals that such System is not capable of concurrently passing such Performance Tests, then Contractor will immediately and continuously take all measures that are necessary to cause such System to pass such Performance Tests concurrently; provided, that such measures must meet the standards set forth in Article 15. The cost of taking such measures, including without limitation all additional costs of labor, equipment, supplies, tools, non-consumable chemicals and materials shall be treated as Guarantee Costs under Section 11.3.

8. PROJECT SCHEDULE; SCHEDULE GUARANTEES

8.1        Project Schedule . Attached as Exhibit 15 is the “Draft Project Schedule” . Contractor has used its best efforts to schedule all work that requires a Unit to be taken out of service during Owner’s planned outages excepting for “tie-in” outages where Contractor’s obligation is to use reasonable efforts to schedule those outages. The Parties shall agree on the Approved Project Schedule within thirty (30) days of execution of this Agreement. Once the Approved Project Schedule is agreed, it shall replace and govern over the Draft Project Schedule. The “Approved Project Schedule” contains an integrated detailed engineering, procurement, fabrication, delivery, construction and startup schedule of the Work and the interface activities of Owner’s Separate Contractors and specifies the Guaranteed Provisional Acceptance Dates for the Work included in each System, the Guaranteed Final Completion Date of the Work included in each Facility and all Scheduled Outage Periods, and meets the following conditions:

        8.1.1        Guaranteed Provisional Acceptance Date . The Work necessary for and included in the milestone identified in Exhibit 15 as “Ready for Flue Gas to Scrubber” for each FGD System at each Facility shall be completed before 23:59 December 31, 2009, and the Guaranteed Provisional Acceptance Date for each FGD System shall be a date not later than one hundred five (105) days after the first day of the Scheduled Outage Period set forth in the Approved Project Schedule for the final tie-in outage for that System.

        8.1.2        Conditions for Outages . The start dates, end dates, and duration of outages (defined as calendar days from 07:00 on the start date of the outage until 23:59 on the end date of the outage) are subject to Owner’s approval and shall meet the following conditions:

        8.1.2.1        Final tie-in outages for each Unit for Work on an FGD System will have a maximum duration of fifteen (15) days;

        8.1.2.2        Electrical tie-in outages per Unit will occur in March 2009 and have a maximum duration of five (5) days; and

        8.1.2.3        The start dates, end dates, and duration of all other outages, shall be as agreed by Owner with a minimum of six (6) months advance notice to Owner from Contractor.

        8.1.3        Outage Start and End Dates . The start and end dates of all outages will be mutually agreed between the Parties. Contractor shall be flexible and work with the Owner towards agreeing on the start and end dates of outages.

        8.1.4        Blank .

        8.1.5        Concurrent Outages . Except as set forth in this Section 8.1.5, Contractor shall not plan an outage for any Unit at Morgantown or Chalk Point for a time when any other Unit at the same Facility is also out of service for a planned outage by Owner or Contractor. In the specific case of Chalk Point Owner shall allow one concurrent outage, prior to the tie-in outage, for a time and duration to be mutually agreed by the Parties. Contractor shall not schedule an outage for any Unit at Dickerson, if two other Units at Dickerson are also out of service for a planned outage by Owner or Contractor. Owner shall provide six (6) months advance notice of outages planned by Owner. Contractor shall provide six (6) months advance notice of outages planned by Contractor that are not in or in accordance with the Approved Project Schedule.

8.1.6        Immovable Milestones . There shall be no change to the following milestones in Exhibit 15:

8.1.6.1        Provisional Acceptance for each FGD System shall occur not later than one hundred five (105) days after the first day of the last Scheduled Outage Period set forth in the Approved Project Schedule for the final tie-in outage for that System, and Substantial Completion for each FGD System shall occur not later than ninety (90) days after the date of Provisional Acceptance for that System;

8.1.6.2        Owner permitting completion and construction full release shall occur not later than September 1, 2007;

8.1.6.3        Required dates for operating utilities interface as described in Exhibit 15;

8.1.6.4        Permitting documents submission date as described in Section 6.2.3.2;

8.1.6.5        The Guaranteed Provisional Acceptance Date as set forth in 8.1.1;

8.1.6.6        Owner’s schedule commitments as set forth in Section 5.3;

8.1.6.7        With respect to each FGD System, the Work included in the milestone identified as “Ready for Flue Gas to Scrubber” in Exhibit 15 shall be completed not later than December 31, 2009.

8.2        Schedule Guarantee . As further provided in this Section 8.2, liquidated damages will accrue for certain extended and unplanned outages, and for delay in achieving any Guaranteed Provisional Acceptance Date, the Guaranteed Substantial Completion Date, or Guaranteed Final Completion Date. Such liquidated damages shall be treated as Guarantee Costs pursuant to Section 11.3.

8.2.1        Work Progress and Completion .

8.2.1.1        General . Contractor will schedule, report and perform the Work according to the Approved Project Schedule. Contractor will provide Owner with a Progress Report on the fifteenth (15th ) day of each month during the performance of the Work.

8.2.1.2        Maximum Outage Period . Contractor acknowledges that Owner will incur significant damages and liabilities if any of the Units is taken out of operation for any period longer than the Scheduled Outage Period for such Unit (as will be reflected in the Approved Project

Schedule). Accordingly, all Work that must be performed while a Unit is out of operation will be performed by Contractor during normal maintenance outages scheduled by Owner or during the Scheduled Outage Period for such Unit. Subject only to adjustment by Change Order, the Contractor’s exact compliance with the Scheduled Outage Period set forth in the Approved Project Schedule is crucial to Owner’s business and Contractor has planned, organized and coordinated the Work to fully and exactly comply with such Scheduled Outage Period. Because of the significant economic harm that Owner will suffer if the Contractor does not comply with the Scheduled Outage Period, Owner and Contractor agree that if, during an outage, Contractor is not performing the Work in accordance with the time limits for a Scheduled Outage Period and Owner can reasonably deduce, during the outage, that Contractor will not complete the Work necessary within the Scheduled Outage Period, then Owner may utilize separate contractors to perform all or part of the Work necessary to complete such Work within the Scheduled Outage Period. Liquidated damages for such losses shall accrue for each day that the Contractor does not start and finish the work in exact accordance with the Scheduled Outage Period (such payment with respect to each Unit, the “Excessive Outage Payments” ) in the following amounts:

Morgantown; $125,000 per Unit per day

Dickerson; $70,000 per Unit per day

Chalk Point; $100,000 per Unit per day

Owner shall use its best efforts to avoid interference with the Contractor’s Work by the Owner and Owner’s Separate Contractors during the Scheduled Outage Period. Contractor understands and agrees that it shall not interfere with and shall cooperate with the Owner and Owner’s Separate Contractors at the Project Site to fully perform the Work with no or minimal impact to any other party.

        8.2.1.2.1    Amounts Reasonable . The Parties agree that the terms, conditions and amounts fixed as liquidated damages pursuant to Section 8.2.1.2 for Excessive Outage Payments are reasonable, considering the actual losses that Owner will incur if the outage of a Unit exceeds the Scheduled Outage Period for such Unit. The amounts of these liquidated damages are agreed upon and fixed hereunder by the Parties because of the difficulty of ascertaining the exact amount of losses that Owner will actually incur in such event, and the Parties agree that such amounts are a reasonable estimate of Owner’s probable loss (and are not a penalty) and that such amounts will be applicable regardless of the actual losses incurred by Owner.

        8.2.1.2.2        Bonus for Early Completion . If the Contractor finishes its Work during an outage before the end date of the Scheduled Outage Period, then for each day Owner is able to generate power from the affected Unit Contractor shall receive a bonus as follows:

        Morgantown:        $ 35,000 per Unit per day

        Dickerson:             $15,000 per Unit per day

        Chalk Point:           $25,000 per Unit per day

        8.2.1.2.3        Payment of Excessive Outage Payments . Owner will invoice Contractor for any Excessive Outage Payments due under Section 8.2.1.2 on a monthly basis, and Contractor will be assessed the undisputed portion of each such invoice in full within thirty (30) calendar days of its receipt. If, subject to Section 11.3, an undisputed amount remains unpaid for more than five (5) days after receipt of notice from Owner that the amount is overdue, Owner may deduct any such amounts due as Excessive Outage Payments from any unpaid amounts owed by Owner to Contractor under this Agreement.

8.2.2    Guaranteed Provisional Acceptance Date . Contractor guarantees that Provisional Acceptance of each of the Systems will occur on or before the “ Guaranteed Provisional Acceptance Date “ for each System as set forth in the Approved Project Schedule, subject only to adjustment by Change Order pursuant to Article 19 of this Agreement.

8.2.3    Late Provisional Acceptance Payments . If Provisional Acceptance of a System does not occur on or before the Guaranteed Provisional Acceptance Date for such System, as adjusted by Change Order pursuant to the provisions of this Agreement, liquidated damages shall accrue in the amounts provided below ( “Late Provisional Acceptance Payments” ):

    8.2.3.1        Before 23:59 on December 31, 2009 for the FGD Systems. In the event that Provisional Acceptance of an FGD System is not achieved by a Guaranteed Provisional Acceptance Date that is prior to 23:59 on December 31, 2009, then the following Late Provisional Acceptance Payment shall apply for each day beginning with the day after the Guaranteed Provisional Acceptance Date and ending on the earlier of (i) 23:59 on December 31, 2009, or (ii) the date Provisional Acceptance is achieved:

Dickerson – $25,000 per FGD System per day

Chalk Point – $25,000 per FGD System per day

Morgantown – $25,000 per FGD System per day

8.2.3.2        After 23:59 on December 31, 2009 for FGD Systems. The Late Provisional Acceptance Payments set forth below shall apply in the following circumstances. In the event that the Milestone described as “Ready for Flue Gas to Scrubber” in Exhibit 15 for an FGD System is not achieved before 23:59 on December 31, 2009, then the stated Late Provisional Acceptance Payment shall apply for each day beginning with January 1, 2010, and ending with the day before such Milestone is achieved. In the event that Provisional Acceptance of an FGD System is not achieved by a Guaranteed Provisional Acceptance Date that is after December 31, 2009 then, unless reduced pursuant to Section 8.2.3.4, the stated Late Provisional Acceptance Payment shall apply for each day beginning with the Guaranteed Provisional Acceptance Date and ending with the day before Provisional Acceptance is achieved. The Late Provisional Acceptance Payments applicable to the FGD Systems at each Facility are as follows:

Dickerson – $100,000 per FGD System per day

Chalk Point – $100,000 per FGD System per day

Morgantown – $125,000 per FGD System per day

In the event that there is delay in both achievement of the “Ready for Flue Gas to Scrubber” milestone for a System and achievement of Provisional Acceptance for the same System, then such Late Provisional Acceptance Payments shall apply without duplication. For example, if completion of the “Ready for Flue Gas to Scrubber” milestone for the System is delayed for ten days (i.e., such milestone is not achieved until January 11, 2010), and Provisional Acceptance of the System is delayed by fifteen days (i.e., from a Guaranteed Provisional Acceptance Date of February 28, 2010 until an actual date of Provisional Acceptance of March 16, 2010) then Late Provisional Acceptance Payments will accrue for the ten days of delay in achieving the milestone (from January 1 through 10), but will not accrue for the first ten days of delay in achieving Provisional Acceptance (from February 28 through March 10). Under this example, Late Provisional Acceptance Payments will accrue for the remaining five days of delay in achieving Provisional Acceptance, from March 11 to March 15.

8.2.3.3        Blank .

8.2.3.4        Reduced Late Provisional Acceptance Payments Period . In the event that Provisional Acceptance of an FGD System is not achieved on or before the Guaranteed Provisional Acceptance Date, but such Provisional Acceptance would have been achieved if not for an initial SO2 removal test showing an SO2 removal percentage below 98% but greater than 94%, then the following Late Provisional Acceptance Payments shall apply for each day beginning on the later of (i) January 1, 2010 or (ii) the date of the initial SO2 removal test, and ending on the day before Provisional Acceptance is achieved:

8.2.3.4.1        If the initial test result is less than 98% and greater than 97%, then the Late Provisional Acceptance Payment shall be $30,000 per FGD System per day for the first 30 days, and the full amount set forth in Section 8.2.3.2 for each day thereafter.

8.2.3.4.2        If the initial test result is less than or equal to 97% and greater than 96%, then the Late Provisional Acceptance Payments shall be $30,000 per FGD System per day for the first 26 days, and the full amount set forth in Section 8.2.3.2 for each day thereafter.

8.2.3.4.3        If the initial test result is less than or equal to 96% and greater than 95%, then the Late Provisional Acceptance Payments shall be $30,000 per FGD System per day for the first 19 days, and the full amount set forth in Section 8.2.3.2 for each day thereafter.

8.2.3.4.4        If the initial test result is less than or equal to 95% and greater than 94%, then the Late Provisional Acceptance Payments shall be $30,000 per FGD System per day for the first 10 days, and the full amount set forth in Section 8.2.3.2 for each day thereafter.

8.2.3.5        Amounts Reasonable . The Parties agree that the terms, conditions and amounts fixed as liquidated damages pursuant to Section 8.2.3 for Late Provisional Acceptance Payments are reasonable, considering the actual losses that Owner will incur if Contractor fails to achieve Provisional Acceptance of a System by the Guaranteed Provisional Acceptance Date for such System. The amounts of these liquidated damages are agreed upon and fixed hereunder by the Parties because of the difficulty of ascertaining the exact amount of losses that Owner will actually incur in such event, and the Parties agree that such amounts are a reasonable estimate of Owner’s probable loss (and are not a penalty) and that such amounts will be applicable regardless of the actual losses incurred by Owner. The receipt of any such liquidated damages will not affect, nor be affected by, Owner’s rights to terminate this Agreement pursuant to Sections 23.4 or 23.5.

8.2.3.6        Payment of Late Provisional Acceptance Payments . Owner will invoice Contractor for any Late Provisional Acceptance Payments due under Section 8.2.3 on a monthly basis, and Contractor will be assessed the undisputed portion of each such invoice in full within thirty (30) calendar days of its receipt. If, subject to Section 11.3, an undisputed amount remains unpaid for more than five (5) days after receipt of notice from Owner that the amount is overdue, Owner may deduct any such amounts due as Late Provisional Acceptance Payments from any unpaid amounts owed by Owner to Contractor under this Agreement.

8.2.4        Guaranteed Substantial Completion Date . Contractor guarantees that Substantial Completion of each of the Systems will occur on or before the “Guaranteed Substantial Completion Date” for each System. The Guaranteed Substantial Completion Date for each FGD System at each Facility shall be the date that is ninety (90) days after date on which such System achieves Provisional Acceptance.

8.2.4.1        Late Substantial Completion Payments . If Substantial Completion of the Work required in connection with a Facility does not occur on or before the Guaranteed Substantial Completion Date for such Facility, then subject only to adjustment of the Substantial Completion Date by Change Order pursuant to Article 19 of this Agreement, Contractor hereby agrees to be assessed to Owner, $500 per calendar day for each calendar day after such Guaranteed Substantial Completion Date until Substantial Completion of all Work required in connection with such System is achieved (“ Late Substantial Completion Payments ”).

8.2.4.2        Amounts Reasonable and Exclusive Remedy for Delay . The Parties agree that the terms, conditions and amounts fixed as liquidated damages pursuant to Section 8.2.4.1 for Late Substantial Completion Payments are reasonable, considering the actual losses that Owner will incur if Contractor fails to achieve Substantial Completion for a System by the Guaranteed Substantial Completion Date for such System. The amounts of these liquidated damages are agreed upon and fixed hereunder by the Parties because of the difficulty of ascertaining the exact amount of losses that Owner will actually incur in such event, and the Parties agree that such amounts are a reasonable estimate of Owner’s probable loss (and are not a penalty) and that such amounts will be applicable regardless of the actual losses incurred by Owner. The Parties agree that the Late Provisional Acceptance Payments, Excessive Outage Payments, and Late Substantial Completion Payments are the sole and exclusive monetary remedy of Owner for damages it incurs due to delay in completing outages or achieving Provisional Acceptance or Substantial Completion; notwithstanding anything herein to the contrary, Owner reserves all of its rights and remedies under Section 6.10, Article 7, Article 14, Article 23 and Article 28.

8.2.4.3        Payment of Late Substantial Completion Payments . Owner will invoice Contractor for any Late Substantial Completion Payments due under Section 8.2.4 on a weekly basis, and Contractor will be assessed the undisputed portion of each such invoice in full within thirty (30) calendar days of its receipt. If, subject to Section 11.3, an undisputed amount remains unpaid for more than five (5) days after receipt of notice from Owner that the amount is overdue, Owner may deduct any amounts due as Late Substantial Completion Payments from any unpaid amounts owed by Owner to Contractor.

8.2.5        Guaranteed Final Completion Date . Contractor guarantees that Final Completion of the Work at each Facility will be achieved by no later than ninety (90) days after Substantial Completion of the Work required in connection with the last System at that Facility (such date, the “Guaranteed Final Completion Date” for each Facility).

8.2.6        Late Final Completion Payments . If Final Completion of the Work required in connection with a Facility does not occur on or before the Guaranteed Final Completion Date for such Facility, then subject only to adjustment of the Final Completion Date by Change Order pursuant to Article 19 of this Agreement, Contractor hereby agrees to pay to Owner, $10,000 per calendar day for each calendar day after such Guaranteed Final Completion Date until Final Completion of all Work required in connection with such Facility is achieved (“ Late Final Completion Payments ”).

8.2.6.1        Amounts Reasonable and Exclusive Remedy for Delay . The Parties agree that the terms, conditions and amounts fixed as liquidated damages pursuant to Section 8.2.6 for Late Final Completion Payments are reasonable, considering the actual losses that Owner will incur if Contractor fails to achieve Final Completion for a System by the Guaranteed Final Completion Date for such System. The amounts of these liquidated damages are agreed upon and fixed hereunder by the Parties because of the difficulty of ascertaining the exact amount of losses that Owner will actually incur in such event, and the Parties agree that such amounts are a reasonable estimate of Owner’s probable loss (and are not a penalty) and that such amounts will be applicable regardless of the actual losses incurred by Owner. The Parties agree that the Late Provisional Acceptance Payments, Excessive Outage Payments, and Late Final Completion Payments are the sole and exclusive monetary remedy of Owner for damages it incurs due to delay in completing outages or achieving Provisional Acceptance or Final Completion; notwithstanding anything herein to the contrary, Owner reserves all of its rights and remedies under Section 6.10, Article 7, Article 14, Article 23 and Article 28.

8.2.6.2        Payment of Late Final Completion Payments . Owner will invoice Contractor for any Late Final Completion Payments due under Section 8.2.6 on a weekly basis, and Contractor will pay be assessed the undisputed portion of each such invoice in full within thirty (30)

calendar days of its receipt. If, subject to Section 11.3, an undisputed amount remains unpaid for more than five (5) days after receipt of notice from Owner that the amount is overdue, Owner may deduct any amounts due as Late Final Completion Payments from any unpaid amounts owed by Owner to Contractor.

8.2.7        Full Program Completion . Once the Contractor has successfully achieved Final Completion of all of its Work at all of the Project Sites, then it will deliver a notice of completion of the Project (the “Notice of Project Completion”) to the Owner for verification. Owner shall, within ten (10) days of receipt of this notice, either approve or validate the notice or provide a specific list of the area or areas in which it believes there are remaining Punch List items to be completed that have not been bought-down by mutual agreement pursuant to Section 17.5. Existence of any Punch List items that have not been bought-down at a Facility shall be grounds for rejection of the “Notice of Project Completion.”

8.2.8        Reduction of Liquidated Damages Based on Delayed Permitting. Should issuance of a permit that is listed in Exhibit 4 as the responsibility of Contractor be delayed beyond the scheduled date indicated in Exhibit 15 for issuance of such permit, Contractor shall promptly prepare for Owner’s review a revised schedule accelerating such work activities as are reasonably necessary to address the impact of such delay so that the immovable milestones may be completed in accordance with Section 8.1.6. After review and discussion of the Contractor’s proposed revised schedule on an Open Book basis, Owner shall enter a Change Order adjusting the Target Cost in accordance with Section 19.14 so as to equitably compensate Contractor for any additional Direct Costs that are Directly Caused by such acceleration. Should Owner fail to issue such a Change Order then, to the extent that such failure is the Direct Cause of a delay in (i) achieving Provisional Acceptance pursuant to Section 8.2.2, (ii) achieving Substantial Completion pursuant to Section 8.2.4 or (ii) achieving Final Completion pursuant to Section 8.2.5:

8.2.8.1        the liquidated damages applicable to the days of delay Directly Caused by the failure of Owner to issue a reasonable Change Order in accordance with Section 19.14 shall be calculated using one-half (50%) of the daily rate that would otherwise be applicable under Sections 8.2.3.1, 8.2.3.2, 8.2.3.4, 8.2.4.1 and 8.2.6; and

8.2.8.2        the total amount of liquidated damages payable by Contractor for delay Directly Caused by failure of Owner to issue a reasonable Change Order pursuant to Section 19.14 shall not exceed the following:

  8.2.8.2.1        Five Million Two Hundred and Fifty Thousand Dollars ($5,250,000) for all Systems at Morgantown;

8.2.8.2.2        Three Million Eight Hundred and Fifty Thousand Dollars ($3,850,000) for all Systems at Chalk Point; and

8.2.8.2.3        Two Million One Hundred Thousand Dollars ($2,100,000) for all Systems at Dickerson.

8.3        Schedules .    Sections 8.3.1 through 8.3.4 apply to the Approved Project Schedule:

8.3.1        Schedule Software . The schedule has been developed utilizing “Project Planner” project management system software by Primavera. Contractor shall submit subsequent monthly updates, in both hard copy and diskette format at the lowest level of detail.

8.3.2        Activity Coding . The schedule has been developed using a detailed “work breakdown structure” (“WBS”) for activity coding.

8.3.3        Level 3 Detail . The subsequent monthly updates of the Approved Project Schedule shall contain a level of detail consistent with a Level 3 schedule. The subsequent updates of the Approved Project Schedule for each Facility will contain at minimum a specific activity for each group of similar engineering deliverables, material procurement activity, group of similar site deliverables, and work that interfaces with others. The subsequent updates shall also contain specific construction activities for the Work, consistent with the detail afforded by the work breakdown structure.

8.3.4        Schedule Updates . On a monthly basis, Contractor shall submit to Owner on the tenth (10 th) day of each calendar month an update of the Approved Project Schedule. This submittal shall be by an electronic transfer method approved by Owner. The updated schedule shall identify any changes in Contractor’s scheduling logic and shall show the status of all activities relative to:

Completion dates

Estimate man-hours

Actual man-hours

Percent complete

Estimated quantities

Actual quantities

    8.4        Work Operations . Contractor shall provide Owner, in a timely and convenient fashion, all information regarding Work operations, sequence of Work including work of Subcontractors, breakdown of the Work into individual activities with estimated durations, logical relationships in the schedule for the Work, and descriptions of critical path and non-critical path activities, and monthly schedule updates as required.

8.5        Recovery Schedule . If, in the reasonable opinion of Owner after considering Contractor’s monthly Progress Report and the facts and information known to Owner, Contractor’s Work on critical path activities should fall behind the Approved Project Schedule by greater than one week, the parties will meet to discuss appropriate remedial actions. Based on these discussions, Contractor shall, at Owner’s reasonable request, develop a recovery schedule for review and acceptance by Owner. In order to achieve the recovery schedule, Contractor agrees to take some or all of the following actions: increase manpower, increase Project Work periods, and/or increase concurrency in such quantities and crafts as shall substantially eliminate the backlog of Work. The additional costs of such action shall be treated as Allocable Costs under Section 11.5. This recovery schedule, once approved by Owner, shall be incorporated into the Approved Project Schedule and maintained until the interim schedule milestones in question are accomplished.

8.6        Critical Schedule Situation . If, in the reasonable opinion of Owner after consideration of Contractor’s monthly Progress Report and the facts and information known to it, Contractor’s Work on the critical path activities necessary for Provisional Acceptance of a System fall behind the Approved Project Schedule by greater than one week, and should the Guaranteed Provisional Acceptance Date for such System be less than nine (9) months away (a “Critical Schedule Situation”), then the parties will immediately meet to discuss appropriate remedial actions. Based on these discussions, Contractor shall develop a recovery schedule for review and acceptance by Owner. In order to achieve the recovery schedule, Contractor agrees to take some or all of the following actions: increase manpower, increase Work periods, and/or increase concurrency in such quantities and crafts as shall substantially eliminate the backlog of Work. This recovery schedule, once approved by Owner, shall be incorporated into the Approved Project Schedule and maintained until the delay is eliminated.

8.7        Contractor Responsible for Schedule . Owner’s review and approval of schedules specified within the Contract Documents shall not relieve Contractor of its responsibility for accomplishing the Work according to the Contract Documents. Omissions and errors in the Approved Project Schedule shall not excuse performance less than that required by the Contract Documents. Owner’s approval of Contractor certified and submitted schedules in no way makes Owner an insurer of the success of those schedules or liable for time or cost overruns resulting from shortcomings in such schedules.

9. KEY PERSONNEL REQUIREMENTS

9.1                 Personnel Resources .

9.1.1        Key Personnel . The Parties will designate a certain number of Contractor employees as “Key Personnel” . Exhibit 7 identifies individuals designated as Key Personnel as of the Effective Date and a Project organization chart. In addition, any personnel identified on Exhibit 7 shall be considered Key Personnel, regardless of any statement set forth in this Agreement. The Key

Personnel will be highly qualified and capable of fulfilling the responsibilities of their positions, and Contractor will cause each of them to be primarily Dedicated to the Project. The Parties may agree to change the Contractor personnel and/or positions designated as Key Personnel. Contractor shall guarantee that Key Personnel shall be dedicated, devoted and assigned to Work applicable to such personnel’s discipline at each such person’s assigned Facility for as long as and for the duration that their discipline is needed to complete the Work ( “Dedicated” ).

Contractor acknowledges that the presence of certain Key Personnel at the Facilities is critical to the Project and agrees to make any requested Key Personnel available at the Facilities upon Owner’s reasonable request. Such request will be provided to Contractor at least thirty (30) days before the presence of Key Personnel is required, or, in the case of specialists to be identified by agreement of the Parties, fourteen (14) days; provided that where less than the required notice is provided, Contractor shall use reasonable efforts to make such Key Personnel available.

9.1.2        Departure of Key Personnel . Contractor shall be deemed in default of this Agreement if Contractor breaches Section 9.1.1, except (i) where a Key Personnel leaves his or her employment for reasons that are beyond the reasonable control of Contractor (e.g., retirement, resignation, death, disability, illegal or wrongful activity, etc), (ii) where a change in the person identified as a Key Personnel is agreed to by Owner in accordance with Section 9.1.4, or (iii) where a person identified as a Key Personnel is transferred due to demonstrable personal hardship of the Key Personnel.

9.1.3        Assignment of Key Personnel . Before assigning an individual as a Key Personnel, Contractor will (i) notify Owner of the proposed assignment, (ii) introduce the individual to the Owner’s Authorized Representative (and provide such representative with the opportunity to interview the individual), and (iii) provide Owner with a résumé and other information requested by Owner about the individual. If Owner objects to the proposed assignment for any reason that is not unlawful, Contractor will not assign the individual as a Key Personnel and will promptly propose to Owner another highly qualified individual to serve in such position.

9.1.4        Replacement of Key Personnel . Key Personnel may not be transferred or re-assigned until a suitable replacement has been approved by Owner. Any replacement of Key Personnel, whether requested by Owner or Contractor, must be conducted in accordance with a mutually agreed upon transition plan in accordance with Section 9.2. If any Key Personnel leaves his or her employment with Contractor for reasons that are beyond the reasonable control of Contractor, Contractor may temporarily replace such person, for a period not to exceed sixty (60) days, with a Qualified Person without Owner’s approval until a permanent replacement has been identified to and approved by Owner. For purposes of this Section, a “Qualified Person” shall mean a person of equal or greater education and experience, or as otherwise approved by

Owner. Owner’s approval of replacements for Key Personnel will not be unreasonably withheld or delayed. The Parties agree that promotion will be acceptable grounds for replacing Key Personnel provided that Contractor first identifies a replacement and such replacement is pre-approved by Owner.

9.1.5        Key Personnel of Subcontractors . Owner’s ultimate right to replace an employee of Contractor includes employees of its Subcontractors. Owner shall have the right to instruct Contractor to remove any of its employees or its Subcontractors’ employees from the Project Site or the Work if Owner determines in its reasonable discretion and for reasons that are not unlawful that the continued assignment to the Project of such personnel is not in the best interest of Owner. Owner’s Authorized Representative may request by notice that Contractor remove and replace any such person with another qualified individual. After receipt of such notice, Contractor will remove, or require that its Subcontractor remove such person from the Project and replace such person with personnel possessing qualifications and skills appropriate to the position.

9.1.5.1        For Key Personnel, in a safety or emergency situation, such personnel shall be removed immediately, and replaced as soon as practicable. In all other instances, Key Personnel shall be removed and replaced within 30 calendar days of Owner’s notice.

9.1.5.2        For non-Key Personnel, in a safety or emergency situation, such personnel shall be removed immediately, and replaced as soon as practicable. In all other instances, non-Key Personnel shall be removed and replaced within 30 calendar days of Owner’s notice.

9.2        Contractor Personnel Transition Plan .

9.2.1        Notice of Departure of Key Personnel . Contractor will notify Owner promptly upon determining that any Key Personnel will no longer be serving in such person’s position. Where practicable, notice will be delivered to Owner at least thirty (30) Business Days prior to the date on which such person will cease to serve in such role.

9.2.2        Mutual Agreement . In addition to providing notice to Owner pursuant to Section 9.2.1, Contractor will cause Key Personnel not to be removed or re-assigned from their positions and to continue to perform the Work until the Parties reach mutual agreement regarding a transition plan, unless (i) otherwise requested by Owner or (ii) the continued performance of any such person in such role is impossible due to illness, disability, death or termination of employment. The Parties will promptly begin to negotiate in good faith the terms of the transition plan for the departing personnel immediately following Contractor’s delivery of notice pursuant to Section 9.2.1. Each transition plan will be developed by the Parties on a case-by-case basis for any departing personnel and will be mutually agreed upon in writing by the Parties. All transition plans will include at least the following: (i) technical requirements (if not already defined), (ii) a timetable for integration of the replacement personnel into the Key Personnel position, and (iii) replacement methodology designed to minimize the loss of knowledge as a result of losing the previous Key Personnel.

9.3        Independent Contractor: Employees . Neither Contractor nor Contractor’s employees are or shall be deemed to be employees of Owner. Contractor shall be solely responsible for the payment of compensation (including provision for employment taxes, federal, state and local income taxes, workers compensation and any similar taxes) associated with the employment of Contractor’s employees. Contractor shall also be solely responsible for obtaining and maintaining all requisite work permits, visas, and any other documentation required under Applicable Law and Applicable Permits for its employees and shall require that all Subcontractors do the same for their employees . Contractor represents that Contractor, its employees, and those Subcontractors authorized by Owner under this Agreement, are authorized to perform services under this Agreement.

9.4        Applicable Time Period. The provisions set forth in this Article 9 shall be applicable and binding upon Contractor from the date of issuance of the LNTP through and up to the date of Final Completion.

10. TARGET COST

10.1      Facility Target Cost . The Target Cost of the Work associated with each Facility is as follows:

Morgantown          –            $402,621,000.00

Dickerson                 –            $269,329,000.00

Chalk Point                –            $285,224,000.00

as such Target Cost may be adjusted from time to time pursuant to a Change Order.

10.2      Calculation of Contractor’s Actual Cost .

10.2.1        Categories of Costs . The Actual Cost for Work performed on a System is the sum of the costs for Actual Home Office Labor Costs, Actual Field Non-Manual Labor Costs, Actual Self-Performed Field Manual Services Costs, and Actual Third Party Expenses as described in Sections 10.2.2 through 10.2.5 incurred before the date of the first occurrence of an Initial Performance Test that does not satisfy the applicable Performance Guarantees, plus any such actual costs incurred to perform the Initial Performance Test and to complete the Punch List, but excluding any liquidated damages under Section 8.2.

10.2.2        Actual Home Office Labor Costs . The actual costs for home office labor including labor employed at the Contractor’s home office and at any other location away from a Site ( “Actual Home Office Labor Costs” ) shall be calculated by multiplying the number of hours spent on tasks necessary for proper performance of the Work by such persons times the labor rates set forth in Exhibit 8D. Such rates are fully burdened including mark-up for SG&A and will not be modified except by Change Order in accordance with Section 19.11 for escalation on January 1 of each year, of five percent (5%) per annum as provided in Exhibit 8D. The reasonable actual cost of travel of persons classified as home office labor shall be allowed only as provided in accordance with Contractor’s travel and expense reimbursement policy in effect on the Effective Date, subject only to non-material annual adjustments such as adjustment of the rate of reimbursement for mileage to match changes in the mileage allowance contained in the Internal Revenue Code.

10.2.3        Actual Field Non-Manual Labor Costs . The actual costs for field non-manual labor including Contractor’s supervisory or management personnel located on a Site ( “Actual Field Non-Manual Labor Costs” ) shall be calculated by multiplying the number of hours spent on tasks necessary for proper performance of the Work by such persons times the labor rates set forth in Exhibit 8D. Such rates are fully burdened including mark-up for SG&A and will not be modified except by Change Order in accordance with Section 19.11 for escalation on January 1 of each year, of five percent (5%) per annum as provided in Exhibit 8D. The reasonable actual cost of travel of persons classified as field non-manual labor shall be allowed only as provided in accordance with Contractor’s travel and expense reimbursement policy in effect on the Effective Date, subject only to non-material annual adjustments such as adjustment of the rate of reimbursement for mileage to match changes in the mileage allowance contained in the Internal Revenue Code.

10.2.4        Actual Self-Performed Field Manual Services Costs . The actual costs for employees the Contractor has hired to perform construction related tasks at a Site ( “Actual Self-Performed Field Manual Services Costs” ) shall be calculated by multiplying the number of hours spent on tasks necessary for proper performance of the Work by such persons times the hourly costs for such persons as set forth in certified payrolls and any other evidence as provided by Contractor. The hourly rates stated in Exhibit 8B shall be subject to increase or decrease semi-annually by Change Order pursuant to the process provided in Section 19.10 below. The rates shall be burdened only with the following categories of additional labor-related costs applicable thereto, which shall be adjusted by Change Order pursuant to Section 19.2 in the event of a change in the benefits, safety incentive or per diem paid by Contractor to its employees working on the Project or a change in premiums paid for WC/GL insurance, or by Change Order pursuant to Section 19.9 for a Change in Applicable Law:

Benefits =            5% (initial)

Federal Unemployment Insurance = 0.8% (initial)

State Unemployment Insurance =    2.3% (initial)

FICA/HI =          7.65% (initial)

WC/GL =            5% (initial)

Safety Incentive =            $0.5/hour (initial)

Per Diem =          $7/hour (initial)

SG&A =              8.5%

The percentage mark-ups for Benefits, FUI, SUI, FICA/HI, and WC/GL shall be applied only to the base published craft labor rate, and shall not be applied to the Safety Incentives or Per Diem. The SG&A shall be applied to the fully-burdened rates including the base craft labor rate, Benefits, FUI, SUI, FICA/HI, WC/GL, Safety Incentive and Per Diem. The percentage mark-ups for FUI, SUI, FICA/HI and WC/GL shall be charged only on the portion of wages and other compensation that is actually subject to tax, withholding or deduction under FUI, SUI, FICA/HI and WC/GL, and shall not apply to any amount of wages or other compensation that exceeds the applicable caps or limitations on wages or other compensation, as provided by relevant statute, regulation or contract.

  10.2.5        Actual Third Party Expenses: Unless expressly waived by Owner in writing, all Subcontractors will be selected by Contractor based on a competitive sourcing process demonstrating best value, including subcontractors that are on the approved subcontractor lists included in Exhibit 1, as further supplemented by agreement of the Parties (the “Approved Subcontractor List” ). “ Actual Third Party Expenses ” shall include only payments made by Contractor to Subcontractors or other third parties that are necessary for proper performance of the Work and substantiated by paid invoices. Actual Third Party Expenses shall be marked-up by 8.5% to cover SG&A expenses. Actual Third Party Expenses shall be calculated net of discounts, rebates, insurance proceeds, or other payments or credits of any kind received by Contractor from a Subcontractor or other third party. Subject to the conditions and requirements of this Section 10.2.5, Actual Third Party Expenses may include, among other costs, costs incurred for Commodities, for equipment packages, for furnish & erect subcontracts and for subcontracted labor.

  10.2.6        Selling, General and Administrative Expenses . All SG&A costs are included in the rates used for calculating Actual Home Office Labor Costs and Actual Field Non-Manual Labor Costs as set forth in Exhibit 8D, the calculation of Actual Self-Performed Field Manual Services Costs set forth in Section 10.2.4, and the calculation of Actual Third Party Expenses set forth in Section 10.2.5.

These percentage mark-ups will be Contractor’s sole source of recovery or compensation for SG&A costs.

10.2.7        Separate Accounts . Contractor shall keep separate accounts for Actual Costs, Performance Incentives and Guarantee Costs incurred at each Facility for Work performed under the Target Price method (Section 13.2), and shall make such accounts available for Owner’s inspection on an Open Book basis.

10.3        Cap on Contractor’s Total Engineering Hours . Subject to modification by Change Order pursuant to Article 19, Contractor’s total engineering hours to complete the Work, including hours before and after issuance of NTP, shall not exceed the following:

Morgantown =        275,000 hours

Chalk Point =            253,000 hours

Dickerson =              242,000 hours

Any hours in excess of the capped amount shall be the Contractor’s sole expense and shall not be included in the Actual Costs.

11. PRICE

11.1        EPC Total Compensation . “EPC Total Compensation” is the sum of Project Compensation (Section 11.2) plus the Performance Incentives (Section 11.4.2), plus the Underrun Bonus (Section 11.6), plus the Guarantee Costs to be paid by Owner (Section 11.3).

11.2        Project Compensation . “Project Compensation” is calculated in accordance with Article 13.

11.3        Guarantee Costs .

  11.3.1        Classification of Guarantee Costs . The “Guarantee Costs” for Work performed on a System is the sum of the costs for Actual Home Office Labor Costs, Actual Field Non-Manual Labor Costs, Actual Self-Performed Field Manual Services Costs, and Actual Third Party Expenses as described in Sections 10.2.2 through 10.2.5 incurred after the date of the first occurrence of an Initial Performance Test that does not satisfy the applicable Performance Guarantees, plus any liquidated damages under Section 8.2, but excluding such actual costs incurred to complete the Punch List. The following sections contain references to costs identified therein as Guarantee Costs:

  6.2.3.2 (Permitting Documents)

  6.5.4 (Testing)

  7.1 (Input Guarantees for FGD Systems)

  7.2 (Output Guarantees for FGD Systems)

7.3 (Operational Guarantees for FGD Systems)

7.7 (Performance Testing)

7.8 (Concurrent Obligations)

8.2 (Schedule Guarantee)

8.2.1.2.2 (Bonus for Early Completion)

14.1.4 (Repair of Defects)

14.1.5 (Parts and Labor Warranty Period Extension)

28.1 (Property Damage)

11.3.2      Treatment of Guarantee Costs .

11.3.2.1      Blank .

11.3.2.2      Contractor shall keep a separate accounting on an Open Book basis of all Guarantee Costs as they are incurred, and shall include a breakdown and cumulative total of Guarantee Costs in each Progress Report. Guarantee Costs that are identified below as Owner’s payment responsibility shall be included in the calculation of EPC Total Compensation payable by Owner. Guarantee Costs that are identified below as Contractor’s sole responsibility shall not be included in the calculation of EPC Total Compensation payable by Owner. The final responsibility for Guarantee Costs shall be determined as follows:

    11.3.2.2.1        If Actual Cost is less than the Target Price, and Guarantee Cost is less than the difference between Target Price and Actual Cost, then Owner shall be responsible for paying Contractor for the Guarantee Costs.

    11.3.2.2.2        If Actual Cost is less than the Target Price, and Guarantee Cost is greater than the difference between Target Price and Actual Cost, then Owner shall be responsible for paying the Guarantee Costs up to an amount equal to the difference between Target Price and Actual Cost. Contractor shall be solely responsible, and Owner shall not pay Contractor, for Guarantee Cost in excess of such difference up to the limits of liability as set forth in Article 21. Owner shall be responsible for paying the Guarantee Cost beyond the limits of liability set forth in Article 21.

    11.3.2.2.3        If Actual Cost is greater than the Target Price, then Contractor shall be responsible, and Owner shall not pay, for Guarantee Cost up to the limits of liability set forth in Article 21. Owner shall be responsible for paying Guarantee Cost beyond the limits of liability set forth in Article 21.

11.4      Incentives

11.4.1      Blank

11.4.2      Performance Incentives . The following incentives (the “Performance Incentives” ) can be earned by Contractor based on its performance:

   11.4.2.1    Early Completion of Work During Planned Outages . If an outage is planned exclusively for Contractor, and the Contractor completes its Work during the outage early so that the outage duration is reduced and Owner is able to benefit from this early completion, Owner shall pay Contractor the following incentive:

  Morgantown =                $35,000 per Unit per day

  Chalk Point =                   $25,000 per Unit per day

  Dickerson =                     $15,000 per Unit per day

11.4.2.1.1      For the purpose of calculation of the above incentive, the outage start shall be 07:00 on the start date and the outage end shall be 23:59 on the end date. Each day of early completion shall be calculated from the end date and time. The following examples illustrate the implementation of this incentive and are for intended solely for clarification purposes:

1.      If an outage at Morgantown was to be completed on August 31, 2009, and the outage is complete on August 30, 2009, at 23:00 hours, Owner shall owe Contractor an incentive of $35,000.

2.      If an outage at Morgantown was to be completed on August 31, 2009, and the outage is complete on August 30, 2009, at 08:00 hours, Owner shall owe Contractor an incentive of $35,000.

3.      If the outage at Morgantown was to be completed on August 31, 2009, and the outage is complete on August 31, 2009, at 02:00 hours, Owner shall owe Contractor an incentive of $0.00.

11.4.2.1.2      The early completion payment for each System shall be paid at Substantial Completion for that System.

   11.4.2.2      Safety, Schedule and Quality Incentive .

  11.4.2.2.1      During the progress of the Work, the following performance parameters shall be measured:

  11.4.2.2.1.1    Safety, on a Per-Facility basis. This incentive includes incentives based on Contractor’s safety record each calendar quarter, and also its safety record for each Facility. The incentive for Contractor’s safety record during a calendar quarter shall be paid if Contractor has met the criteria set forth in the table below. This incentive shall be assessed for safety and spills specified for once each Calendar Quarter in the Approved Final Milestone Payment Schedule. Such incentive shall be payable as part of the first payment after the end of the Calendar Quarter. If there is any incentive that is assessed prior to NTP due to the Contractor, such incentive amount shall be paid with the first safety incentive payment after NTP.

If Contractor does not meet the standard in some of the specified quarters, however meets the standard for the Facility as a whole, the unpaid safety incentive shall be considered earned at Substantial Completion of the last System of the Facility.

Metric	Quarterly Target	Facility Target	Applicable Incentive
Recordables/Record-able Incident Rate	≤ 2 per qtr.	1.55	0.2%
Lost Time Incidents/Lost time Incident Rate	0	0.35	0.25%
Fatality(ies)	0	≤ 1	Keep the Fee
Spills	0	≤ 3	0.05%

11.4.2.2.1.2        Quality, including (i) number of defects in drawings and documents (defects shall be measured in terms of Owner’s written comments or instructions agreed to by the Parties that are not implemented); and (ii) number of defects during supply and installation (defects in materials, non-compliance with drawings and specifications not addressed) that have not been corrected. The report card for the framework that reflects the evaluation of this performance will be mutually agreed to by the Parties.

11.4.2.2.1.3        Schedule, including completion of Milestones with zero delay. This incentive shall be payable if no delay occurs. Incentives not earned in specific Milestones shall not be earned at the end of the Project even though the overall Project was within schedule.

11.4.2.2.2      The following percentages shall be applied to the Milestone Progress Payment as an incentive for Contractor to meet the performance parameters identified in Section 11.4.2.2.1 above:

Safety =        0.5% of each milestone

Quality =        0.25% of each milestone

Schedule =    0.25% of each milestone

        11.4.2.2.3      The schedule incentive shall be paid with specific Milestones identified in the Approved Final Milestone Payment Schedule. Accordingly, Contractor shall include a request for this payment as a separate line item in the request for payment of the applicable Milestone Progress Payment. The quality incentives shall be paid at Substantial Completion of the System.

11.5        Allocable Costs .

      11.5.1        Sections Addressing Allocable Costs . Certain costs incurred by Contractor in performance of the Work ( “Allocable Costs” ) are treated as indicated in Section 11.5.2. The following Sections contain references to costs that are identified therein as Allocable Costs:

      6.3.1.2 (Risk of Loss)

      6.5.4 (Testing)

      6.5.8 (Clean Up and Waste Removal)

      6.5.10 (Quality Assurance/Quality Control)

      6.8 (Safety)

      6.10.2 (Inspection and Re-Performance)

      8.5 (Recovery Schedule)

      8.6 (Critical Schedule Situation)

      12.10.3.2 (Lien Bonds)

      17.5 (Creation of Punch List)

      11.5.2        Treatment of Allocable Costs .

        Allocable Costs shall be included in the appropriate category of Actual Home Office Labor Costs, Actual Field Non-Manual Labor Costs, Actual Self-Performed Field Manual Services Costs or Actual Third Party Expenses.

11.6        Underrun Bonus.

      11.6.1        Should the sum of the Actual Costs plus Guarantee Costs be less than the Target Cost plus Contingency, when Substantial Completion is achieved by Contractor, then Contactor shall be paid an “ Underrun Bonus ”. If payable, the amount of such Underrun Bonus shall equal one-half of the difference between (i) the Target Cost plus Contingency and (ii) the sum of the Actual Cost plus the Guarantee Cost. The amount of the Underrun Bonus shall not exceed $65MM.

12. PAYMENT TERMS

12.1        Payments Generally.

12.1.1        Owner shall pay Contractor the EPC Total Compensation in accordance with this Agreement and shall make all payments if and when due under this Agreement. Wherever Owner’s consent or approval is required, such consent or approval shall not be unreasonably delayed or withheld.

12.1.2        Owner shall make milestone-based payments in accordance with Section 12.2 through 12.3, Guarantee Payments in accordance with Section 12.13 and Final Payment in accordance with Section 12.11.

12.1.3        The Milestone Progress Payment payable at the NTP Milestone shall be equal to: (a) Sixty Million Dollars ($60,000,000) (the “NTP Milestone Payment”), plus (b) ten percent (10%) of the sum of (the Target Cost plus the Target Fee of five percent (5%) applicable to the Target Cost), less (c) the amounts invoiced by Contractor for the Work for the Facility to July 20, 2007. The amounts invoiced but not yet received by Contractor to July 20, 2007 shall be promptly paid by Owner no later than thirty (30) days from receipt of the original invoices by Owner, without the need for further invoicing by Contractor. The NTP Milestone Payment shall be accounted for pursuant to section 12.3.12, and in any reconciliation of the balance of the amount of the Milestone Progress Payment made at NTP, the Target Fee of five percent (5%) of the amounts invoiced by Contractor for the Work to July 20, 2007 shall be excluded from such reconciliation.

12.2        Milestone Progress Payments

12.2.1        A schedule (the “ Approved Final Milestone Payment Schedule ”) showing the dollar amount associated with each Milestone (the “Incremental Payment Amounts”), and the Calendar Quarter in which the Milestone is scheduled to be completed, is included in Exhibit 9. Exhibit 9 also includes a curve (the “ Cash Curve ”) based on an original schedule of the cumulative value of Incremental Payment Amounts for Milestones scheduled for completion in each Calendar Quarter. So long as the cumulative total to date of actual Milestone Progress Payments does not exceed the Cash Curve (as is adjusted from time to time by the same Change Order adjustments to the Target Cost and Fee), Contractor is entitled to payment for any completed Milestones irrespective of the number of Milestones or sequence. Notwithstanding, if the Parties mutually agree that, in certain circumstances, it is in the best interest of the Project to allow for increased expenditures, then Owner shall allow for exceeding the Cash Curve or shall otherwise adjust the Cash Curve to a higher level to allow the desired expenditures.

12.2.2        The Approved Final Milestone Payment Schedule shall be used as the basis for preparation of requests for payment, and payment, of progress payments ( “Milestone Progress Payments” ) to Contractor. Milestone Progress Payments shall be made in accordance with the Milestones achieved under the

Approved Final Milestone Payment Schedule. Upon achievement of a Milestone, Contractor shall submit to Owner for its approval a request for payment for (i) the corresponding Incremental Payment Amount, (ii) the Target Fee associated with this payment that equals Five Percent (5%) of this payment and (iii) any Applicable Safety , Schedule and Quality Incentives as set forth in Article 11.4.2.2 . Each request for payment shall identify in detail the amounts to which Contractor considers it is entitled under this Agreement for the applicable Milestone. As a minimum, each request for payment shall identify the following:

12.2.2.1        the Milestone to which the request for payment relates and the corresponding Incremental Payment Amount for that Milestone;

12.2.2.2        any amount which Owner is entitled to deduct set off or withhold from Contractor;

12.2.2.3        each request for payment shall contain the tax identification number of both Owner and Contractor and all such other information as may be required from time to time under applicable tax laws; and

12.2.2.4        the total amount which Contractor claims under that request for payment.

12.2.3     Contractor can request a partial payment for a Scheduled Milestone where the Work included in that Milestone may not be fully completed, provided Contractor shall submit with its request for payment sufficient documentation satisfactory to Owner to substantiate the cost of the associated Work completed. Each request for partial payment shall identify in detail the amounts to which Contractor considers it is entitled under this Agreement as of the date the applicable Milestone is partially completed. Contractor shall submit to Owner for its approval a request for payment for (i) the corresponding partial payment amount, (ii) the Target Fee associated with this payment that equals Five Percent (5%) of this payment and (iii) any Applicable Safety , Schedule and Quality Incentives as set forth in Article 11.4.2.2. As a minimum, each request for payment shall identify the following:

12.2.3.1        the Milestone to which the request for payment relates and the corresponding Incremental Payment Amount for that Milestone;

12.2.3.2        any amount which Owner is entitled to deduct set off or withhold from Contractor;

12.2.3.3        each request for payment shall contain the tax identification number of both Owner and Contractor and all such other information as may be required from time to time under applicable tax laws; and

12.2.3.4 the total amount which Contractor claims under that request for payment.

12.2.3.5 the calculations that support the percentage of milestone payment that is being requested.

12.2.4     Any request for payment which is not accompanied by all of the information identified in Section 12.2.2 and 12.2.3 shall not constitute a valid and proper request for payment.

12.2.5     In addition, each request for payment shall include documentary evidence of achieving the corresponding Milestone. Owner shall not be obligated to make payment of amounts in the current month that would cause the cumulative total to date of Milestone Progress Payments to exceed the Cash Curve for the current month, but Owner shall pay such amounts promptly with the next request for payment from Contractor.

12.2.6     Owne r shall review each such request for payment and may make such exceptions in accordance with this Agreement within fifteen (15) calendar days of receipt of same. Payment of amounts due and payable shall be made by Owner within fifteen (15) calendar days after the foregoing fifteen -day review period has expired. Unless Owner within the fifteen-day review period confirms that a request for payment does not include all information and documentation required by this Section 12.2, or that the Work included in the relevant Milestone has not been completed properly, then Owner shall make payment to Contractor as provided in this Article 12. If Owner discovers an error in Contractor’s request for payment, Owner shall immediately notify Contractor thereof and upon receipt of a correct request for payment by Contractor shall immediately pay such invoice in accordance with the Agreement.

12.2.7     The payment of any Milestone Progress Payment by Owner shall not constitute approval or acceptance by Owner of the Work, any part thereof or of any item of cost in the corresponding request for payment.

12.3     Quarterly Reconciliation.

12.3.1  Each January, April, July, and October, Owner and Contractor shall work together in good faith to complete, for the immediately preceding Calendar Quarter, the reconciliation activities described in Sections 12.3.2 through 12.3.12.

12.3.2  A “ Scheduled Milestone ” is a Milestone which, according to the Approved Final Milestone Schedule as modified in accordance with Section 12.1.1.1.4, was scheduled to be completed during the Calendar Quarter being reconciled or which was re-sequenced by Contractor from prior or subsequent Calendar Quarters to occur in the current Calendar Quarter.

12.3.3        An “ Incomplete Milestone ” is a Scheduled Milestone that was not completed during the Calendar Quarter being reconciled.

12.3.4        The “ Quarterly Reconciliation Ratio ” is expressed as a percentage, and is the quotient of (i) the sum of the Incremental Payment Amounts for Scheduled Milestones that were actually completed during the Calendar Quarter, divided by (ii) the total of the Incremental Payment Amounts for all of the Scheduled Milestones for that Calendar Quarter.

12.3.5        The “ Quarterly Actual Cost ” is the sum of the costs incurred by Contractor for its own personnel or paid by Contractor to third parties during the immediately preceding Calendar Quarter that are verified and documented by Contractor’s records for its own personnel or invoices paid by Contractor to third parties as evidenced by electronic payment receipts or other reliable means of verification and documentation, that are Actual Costs in accordance with Section 10.2. Any costs or expenses about which Contractor and Owner disagree as being Actual Costs shall not be included in the Quarterly Actual Cost for the purpose of the reconciliation and shall be deemed to be “ Disputed Costs ”. Any Disputed Costs shall be grounds for a Claim by either Party under Article 33. The quarterly reconciliation process shall be conducted solely for the purposes of determining the amount of interim progress payments, and not for the purpose of determining Project Compensation and EPC Total Compensation. Any agreement by Owner and Contractor concerning Quarterly Actual Cost, and any determination or agreement of the Parties regarding Disputed Cost, shall not be relevant or binding for the purpose of determining the Project Compensation and EPC Total Compensation.

12.3.6        The “ Reconcilable Cost ” is the sum of (i) the Quarterly Actual Cost for a Calendar Quarter multiplied by the Quarterly Reconciliation Ratio for that Calendar Quarter, plus (ii) any Carryover Cost allocated to a delayed Milestone that is completed during that Calendar Quarter.

12.3.7        The “ Quarterly Milestone Payment Cost ” is the sum of the Milestone Progress Payments made by Owner to Contractor during a Calendar Quarter, less any portion of the Target Fee and Safety, Quality and Schedule Incentive included in those payments.

12.3.8        The “ Quarterly Benchmark Cost ” is the sum of (i) the Quarterly Milestone Payment Cost, (ii) the Quarterly Contingency Allowance, and (iii) any Approved Contingency Draw Requests approved by Owner for that Calendar Quarter.

12.3.9     To perform the reconciliation, the Reconcilable Cost for the Calendar Quarter shall be compared to the Quarterly Milestone Payment Cost paid by Owner to Contractor for the immediately preceding Calendar Quarter and the Quarterly Benchmark Cost for that Calendar Quarter, as follows:

12.3.9.1        Should the Reconcilable Cost be less than the Quarterly Milestone Payment Cost then the difference shall be deemed an “ Excess Payment .” Any Excess Payment shall be deducted from any amount otherwise due and payable by Owner to Contractor under the next payment request submitted by Contractor to Owner. Such amounts shall not be treated as Contingency and shall be available to Contractor in subsequent Calendar Quarters by the use of an internal change order without the need for a Contingency Draw Request. If no further payment requests are to be submitted by Contractor to Owner, then the Excess Payment shall be credited to Owner if due following final reconciliation as set forth in Section 12.11.2 and the calculation of the EPC Total Compensation and Target Final Payment pursuant to Section 12.11.2 and Article 13.

12.3.9.2        Should the Reconcilable Cost be greater than the Quarterly Milestone Payment Cost and less than the Quarterly Benchmark Cost, then the difference between the Quarterly Milestone Payment Cost and the Reconcilable Cost shall be deemed a “ Payable Cost ”. Contractor shall add the Payable Cost to its next payment request to Owner. If no further payment requests are to be submitted by Contractor to Owner, then Contractor shall submit a separate payment request for the Payable Cost and Owner shall make payment on such application in accordance with the provisions of this Agreement relating to requests for payment.

12.3.10   Should the Reconcilable Cost be greater than the Quarterly Benchmark Cost then:

12.3.10.1        Contractor shall submit a supplemental Contingency Draw Request to support the difference between the Reconcilable Cost and the Quarterly Benchmark Cost, which shall be subject to approval by Owner in accordance with Section 12.6.4; and.

12.3.10.2        the difference between the Quarterly Milestone Payment Cost and the Quarterly Benchmark Cost shall be a Payable Cost and shall be included in a subsequent payment request, and paid by Owner, as provided Section 12.3.9.2; and

12.3.11        A “ Carryover Cost ” is a cost that is excluded from reconciliation on account of one or more Incomplete Milestones. If there are no Incomplete Milestones during a Calendar Quarter, then the Reconciliation Ratio shall be one (1.0) and there shall be no Carryover Cost from that Calendar Quarter. If there are one or more Incomplete Milestones during a Calendar Quarter, then the Reconciliation Ratio is less than one (1.0) and the Carryover Cost from that Calendar Quarter shall be (i) the Quarterly Actual Cost multiplied by (ii) the difference between one (1.0) and the Quarterly Reconciliation Ratio. If there is one Incomplete Milestone during the Calendar Quarter, the Carryover Cost shall be assigned to that Incomplete Milestone. If there is more than one Incomplete Milestone during the Calendar Quarter, then the Carryover Cost shall allocated and assigned to the Incomplete Milestones in amounts proportional to the Incremental Payment Amounts associated with each such Incomplete Milestone. The Carryover Cost assigned to any Incomplete Milestone shall be added to the Payable Cost for the Calendar Quarter in which that Incomplete Milestone is completed.

12.3.12        The NTP Milestone payment referred to in Section 12.1.3 shall be excluded from the reconciliation described in Sections 12.3.2 through 12.3.11 for the Calendar Quarters beginning with the month the NTP is issued and ending with the month that is twelve (12) months after NTP. Beginning with the thirteenth (13 th ) month after NTP, the NTP Milestone payment referred to in Section 12.1.3 shall be added back to the Quarterly Actual Cost at the rate of twelve million dollars ($12 million) for each Calendar Quarter until the total of such NTP Milestone Payment amount is accounted for in the reconciliation process.

12.4 Blank

12.5 Payments not made in accordance with Sections 12.2.6, 12.3.12., 12.8, 12.11.2, 12.13 shall be subject to late payment interest at the prime rate reported in the Wall Street Journal on the date such payment is due and payable, plus 1%.

12.6 Contingency

12.6.1    The “ Quarterly Contingency Allowance Limit ” for each Calendar Quarter is One Million Five Hundred Thousand Dollars ($1,500,000.00). Contractor shall be allowed access and use of the Quarterly Contingency Allowance Limit without prior approval of the Owner. Any unused portion of the Quarterly Contingency Allowance Limit shall not be subject to carryover.

12.6.2    Contractor shall attempt to identify, as early as practicable, any events, causes, conditions, trends or occurrences that are likely to cause the Actual Costs during a Calendar Quarter to be greater than Contractor’s original estimate of the cost of the Work to be performed during that Calendar Quarter by an amount greater than the Quarterly Contingency Allowance. Without limiting Contractor’s rights and other obligations under the Agreement, including its rights and obligations under Article 19, Contractor shall give notice to Owner, in the form of a written “ Contingency Draw Request ”, of all such events, causes, conditions or occurrences of which Contractor becomes aware .  The Contingency Draw Request shall identify and describe (i) the anticipated or actual magnitude of the cost overrun, (ii) the events, circumstances, conditions or occurrences giving rise to the cost overrun, and (iii) the individual incurred or anticipated cost items involved.

12.6.3    When complete information is not readily available, Contractor shall issue a “ Contingency Draw Notification ” including such information as is reasonably available at the time. Contractor may convert a Contingency Draw Notification to a Contingency Draw Request by providing the information specified in Section 12.6.2. While such notification cannot form part of the quarterly reconciliation process, the notification will provide a basis for more expeditious consideration by Owner of a cost, when it is converted to a Contingency Draw Request.

12.6.4    Upon receipt by Owner of a Contingency Draw Request, Owner and Contractor will discuss any measures that Contractor has taken, and any additional steps that Contractor or Owner might take, to minimize or eliminate the potential cost overrun and any time limits or other practical limitations relating to such additional steps. Owner and Contractor shall make a good-faith effort to work collaboratively to determine what work-around steps or alternate measures may be appropriate. Owner may by written notice to Contractor, based on these discussions and collaborative efforts, approve a Contingency Draw Request in whole or in part. Any dispute with respect to Owner’s approval of Contingency Draw Request shall be subject to provisions of Article 33.5.

12.7  The quarterly reconciliation process shall be conducted solely for the purposes of assisting in the determination of the amount of interim progress payments, and not for the purpose of determining Project Compensation and EPC Total Compensation. Any use of the Quarterly Contingency Allowance, approval of a Contingency Draw Request, or determination or agreement of the Parties regarding Disputed Cost, shall not be relevant or binding for the purpose of the determining the amount of Project Compensation and EPC Total Compensation.

12.8  Retention . Owner shall retain from each payment made for each Milestone Progress Payment pursuant to Section 12.2.1, Payable Cost pursuant to Section 12.3.9.2, and Carryover Cost pursuant to 12.3.11 (when paid), ten percent (10%) of the amount due and payable to Contractor; provided, however, that no such retention shall be withheld from the amount of the Milestone Progress Payment made at the time of issuance of the NTP pursuant to section 12.1.3 nor from the payment of invoices outstanding to July 20, 2007. Upon Substantial Completion of each System, Owner shall remit to Contractor fifty percent (50%) of the amount retained with respect to such System. Owner shall remit the balance of the retention in the Final Payment.

12.9  A Change Order that increases or decreases the Cost Element and/or the Fee Element shall also increase or decrease the amount of each Milestone Progress Payment in the Approved Final Milestone Payment Schedule. The amount of the increase or decrease to each Milestone Progress Payment shall be calculated by multiplying the increase or decrease in the Contract Price stated in the Change Order times the Incremental Percentage for each such Milestone. In addition, the amount of a Milestone Progress Payment may be changed pursuant to Section 12.2.1 or by mutual agreement of the Parties in writing. Other than as provided in this Section 12.9, the Milestone Progress Payments contained in the Approved Final Milestone Payment Schedule shall not be increased or decreased.

12.10  Conditions of Payments; Withholdings, Set-Offs .

12.10.1    Material Breach . Notwithstanding Sections 12.1, 12.11, and 12.13, Owner may withhold payment to Contractor pursuant to Section 12.10.3 if Contractor is in material breach of its obligations under this Agreement.

12.10.2    Required Submittals . Notwithstanding Section 12.1.2, Owner will not be required to make any payment to Contractor until Contractor has provided the submittals described in Sections 12.2.2 and 12.2.3 and any other lien-waiver documentation as Owner may reasonably request and which is not inconsistent with standard practice in similar construction projects in the State of Maryland.

  12.10.2.1      Progress Reports . In order for each request for payment to be valid, Contractor must have submitted to Owner all monthly Progress Reports required under Section 8.2.1.1. if due prior to the date of such request for payment.

  12.10.2.2      Partial Lien Waivers . In order to be valid, each request for payment submitted by Contractor must be accompanied by partial lien waivers and releases in the form attached as Exhibit 16 executed by Contractor and all Subcontractors with whom Contractor has a direct contract or purchase order, and who submitted an invoice or application for payment to Contractor more than thirty (30) days prior to Contractor’s application for payment to Owner. In addition, and at Owner’s request, Contractor shall submit such lien waivers of any and all other Subcontractors who may have the right to pursue a mechanic’s or materialman’s lien under Applicable Law.

  12.10.2.3      Full Lien Release  In order to be valid, Contractor’s invoice for the final payment from Owner under this Agreement must be accompanied by full lien releases and waivers executed by Contractor and all Subcontractors which have provided equipment or materials or performed work at the Site in the prior 180 days.

     12.10.2.4      Form of Waivers and Releases . The lien waivers and releases required from Contractor under this Section 12.10.2 must be in the form and substance as set forth in Exhibit 16.

     12.10.2.5      Lien Bonds . Notwithstanding the other provisions of Section 12.10, Contractor may substitute lien discharge bonds sufficient under applicable law to remove any lien attaching to a Site, or other security reasonably acceptable to Owner in lieu of the lien waivers required hereunder.

12.10.3  Withholding to Protect Owner from Loss . Notwithstanding Sections 12.1 through 12.9, Owner may, without prejudice to any other rights Owner may have under this Agreement, withhold all or any portion of any payment to such extent as may be reasonably necessary to protect Owner from loss due to: (i) defective or incomplete Work by Contractor or any of its Subcontractors; (ii) claims filed by third parties arising out of Contractor’s performance of the Work for which Contractor has an indemnity obligation or other responsibility under the Agreement; (iii) failure of Contractor to make payments to Subcontractors (other than as a result of non-payment by Owner to Contractor); (iv) reasonable evidence that a System will not be completed by the Guaranteed Substantial Completion Date for such System and that the retention, Letter of Credit and unpaid balance would not be adequate to cover liquidated damages for the anticipated cumulative delay on all Systems; (v) damage to Owner caused by Contractor or its Subcontractors (provided, that if such damage is only partially caused by Contractor or its Subcontractors, Owner may only withhold a portion of such damage equal to the relative degree of fault of Contractor or its Subcontractors in causing such damage) for which Contractor has an indemnity obligation or other liability under this Agreement; (vi) liens filed against a System, Facility, Site or any other property of Owner by Subcontractors which Contractor fails to remove, discharge or bond over; or (vii) failure by Contractor to maintain the insurance required by this Agreement. Notwithstanding the foregoing, Contractor may substitute bonds or other reasonable security for specific items in question under Sections 12.10.3.2 or 12.10.3.3, subject to the agreement of Owner which will not be unreasonably withheld or delayed.

     12.10.3.1      In addition, upon prior notice to Contractor, Owner may withhold or retain any Milestone Progress Payment, payment or part thereof in any of the following circumstances:

12.10.3.1.1      A Contractor Event of Default shall have occurred;

12.10.3.1.2      Any lien or charge has been created on the Facility, the Work or any portion thereof by Contractor or a Subcontractor based on Work for which Owner has made payment to the Contractor pursuant to this Agreement, and such lien or charge has not been discharged; or

12.10.3.1.3    Owner has performed any part of the Work in lieu of Contractor.

        12.10.3.2      Lien Bonds . Notwithstanding Section 12.10.3(vi) and 12.10.3.1.2, Owner will release any payments withheld due to any lien if Contractor obtains a lien discharge bond which is (i) issued by a surety reasonably acceptable by Owner, (ii) in form and substance satisfactory to Owner, and (iii) in an amount sufficient under applicable law to remove the lien from Owner’s property. By posting a lien discharge bond, however, Contractor will not be relieved of any obligations (including its indemnity obligations) under this Agreement. The premium for any such lien discharge bond shall be treated as an Allocable Cost pursuant to Section 11.5.

        12.10.3.3      Payment after Removal of Cause . When Contractor has remedied the cause for withholding any payment and has furnished satisfactory evidence of such remediation to Owner, Owner will make the payment so withheld to Contractor within ten (10) calendar days following Owner’s receipt of such evidence. If Contractor, after receipt of notice from Owner, fails or refuses to remedy the cause for withholding such payment within the time specified in the notice, then Owner may, without prejudice to any other rights Owner may have under this Agreement, remedy it , but such action by Owner will not be or be considered to be a waiver of any default by Contractor under this Agreement.

12.10.4      Set Off .. Owner may set off any sums payable by Contractor to Owner under this Agreement against any payments due to Contractor under this Agreement.

12.11  Final Payment for Target Work at Each Facility .

12.11.1        For Work performed at each Facility, Contractor shall check all materials, equipment and labor involved with or incorporated into the Work and shall keep on an Open Book basis (and require all Subcontractors performing work on a cost-plus basis to keep) full, detailed and accurate records and accounts thereof, showing the Actual Costs of all items of labor, materials, supplies, services and other expenditures of whatever nature for which payment or reimbursement is authorized or required under this Agreement, and the system of accounting shall be satisfactory to Owner. Contractor shall retain and preserve all such records for not less than three (3) years after Target Final Payment.

12.11.2.        At the time that Contractor submits a Notice of Final Completion for Work performed under the Target pricing method (Section 13.2), Contractor shall submit to Owner on an Open Book basis a final accounting of all Actual Costs and Guarantee Costs incurred in performing such Work, in accordance with Section 10.2 and Section 11.3. Owner’s accountants will review Contractor’s accounting and may request such further information as is necessary for Owner to substantiate the accounting and to determine the amount of Actual Costs and Guarantee Costs incurred. Based on its review of Contractor’s accounting, Owner shall determine and pay, within thirty (30) days after the date of Final Completion of a Facility, the unpaid amount (excluding Guarantee Costs to be paid at a later date pursuant to Sections 12.13) of EPC Total Compensation for such Work (the “Target Final Payment” ) and shall release all remaining retention amounts, less any amounts that may be due and payable by Contractor to Owner. Should Owner’s review of Contractor’s accounting show that a net amount is owed by Contractor to Owner, Contractor shall pay such amount to Owner within thirty (30) days of demand for such payment by Owner.

12.11.3        When application for Target Final Payment is submitted by the Contractor, the Contractor shall assure that the following documents or conditions have been previously completed, submitted and approved by Owner:

        12.11.3.1      Final lien waiver documents in the form attached as Exhibit 16;

        12.11.3.2      As-Built Drawings;

        12.11.3.3      Operating manuals;

        12.11.3.4      Warranty documents under this Agreement;

        12.11.3.5      Back-charges and/or claims satisfied;

        12.11.3.6      Quality and reliability requirements complete;

        12.11.3.7      Nonconformance items complete or bought-down;

        12.11.3.8      Spare parts list; and

        12.11.3.9      Mill certifications.

12.12  Liens After Final Payment . Should there be any claim, obligation, or lien existing for Work for which Target Final Payment has been made, then Contractor shall refund to Owner all monies that Owner shall have paid or may be obligated to pay in satisfying, discharging, or defending against any such claim, obligation or lien or any action brought or adjustment recovered thereon, including all costs and expenses, including attorney’s fees and disbursements incurred in connection therewith.

12.13  Payment of Guarantee Costs . Guarantee Costs incurred by Contractor in connection with the FGD Systems and for which Owner is responsible for payment pursuant to Section 11.3.2 shall be paid to Contractor as follows:

    12.13.1.        Separate Accounting . Contractor shall keep a separate accounting of all Guarantee Costs incurred to satisfy Contractor’s obligations to correct the Work, to repair or replace affected parts or systems and to retest, due to failure to satisfy the Equivalent Availability Guarantee as set forth in Sections 7.2.1.3 and 7.2.2. To the extent that Owner is responsible pursuant to Section 11.3.2.2 for paying such Guarantee Costs, payment of same shall be made within thirty (30) days after the Equivalent Availability Guarantee is satisfied.

    12.13.2.        Prior to Target Final Payment . Guarantee Costs for which Owner is responsible for payment pursuant to Section 11.3.2.2, that are incurred prior to Target Final Payment and are not addressed under Section 12.13.1 shall be paid to Contractor in the Target Final Payment.

    12.13.3.        After Target Final Payment . In the event that Contractor incurs Guarantee Costs subsequent to Target Final Payment that are not addressed under Section 12.13.1, and all of Contractor’s responsibility for Guarantee Costs has been exhausted, then Contractor may submit monthly requests for payment to Owner for such Guarantee Costs, and Owner will make payment on such requests for payment in accordance with the accounting procedure set forth in Sections 12.11.1 and 12.11.2.

13. PRICING METHOD

13.1      Blank .

13.2.     Target Price Method .. The provisions of this Section 13.2 apply to the “Target” pricing method.

    13.2.1.    The “ Contract Price ” under this method is the sum of the following:

    Target Cost

    50% Contingency

    Target Fee

    13.2.2.    The Project Compensation under this method is calculated as follows:

          13.2.2.1            If

            i.         Actual Cost is less than or equal to the sum of the Target Price plus 50% Contingency and,

            ii.        Actual Cost is greater than Target Cost

then Project Compensation equals the sum of the following:

    Actual Cost

    Target Fee

    Underrun Bonus

    13.2.2.2        If Actual Cost is less than or equal to the Target Cost, then Project Compensation equals the sum of the following:

    Actual Cost

    Target Fee

    Underrun Bonus

    13.2.2.3        If

            i.        Actual Cost is less than or equal to the sum of Target Price plus Target Fee plus 50% Contingency, and

            ii.        Actual Cost is greater than the sum of Target Price plus 50% Contingency then Project Compensation equals the sum of the following:

    Target Price

    50% Contingency

    Target Fee

    minus 50% of the difference between the following:

            i.        Actual Cost and

            ii.        the sum of the Target Price plus 50% Contingency.

    13.2.2.4        If Actual Cost is greater than the sum of the following:

    Target Price

    50% Contingency

    Target Fee

then Project Compensation equals the sum of the following:

    Actual Cost

    50% of Target Fee

14. WARRANTIES

14.1      Parts and Labor Warranties .

    14.1.1        Warranties . Contractor warrants that for the duration of the Parts and Labor Warranty Period set forth below:

14.1.1.1      all Systems Equipment provided by Contractor or any Subcontractor and incorporated into any of the Systems will be (i) new and of good quality, (ii) free from defects in workmanship and materials, (iii) in accordance with the Contract Documents (iv) satisfy the requirements of Article 15 “Standards of Performance” and (v) in compliance with all Applicable Laws and Applicable Permits in effect on the date of Substantial Completion; and

14.1.1.2      all Work performed by Contractor or its Subcontractors will be performed (i) in accordance with the Contract Documents, (ii) in satisfaction of the requirements of Article 15 “Standards of Performance” (iii) in compliance with all Applicable Laws and Applicable Permits (all of Sections 14.1.1.1 and 14.1.1.2, the “Parts and Labor Warranties”).

14.1.2      Parts and Labor Warranty Period . Subject to Section 14.1.5, with respect to each System, the Parts and Labor Warranties will remain in full force and effect for defects appearing between Substantial Completion of the Work required for the System and the date that is twelve (12) months after Substantial Completion of the System; provided, however, that the Parts and Labor Warranties for Extended Warranty Equipment will remain in full force and effect for defects appearing between Substantial Completion of the Work required for the System and the date that is two (2) years after Substantial Completion of its associated System (the “Parts and Labor Warranty Period” for such System or Extended Warranty Equipment).

14.1.3      Conditions and Limitations of Warranty . The Parts and Labor Warranty is conditioned upon Owner’s operation and maintenance of the Systems in accordance with the operations manual provided by Contractor pursuant to Section 6.5.6 and in accordance with Prudent Utility Practices. Excluded from Contractor’s repair obligations under the Parts and Labor Warranty are repairs and replacements required as a result of (i) normal wear and tear of the System(s), (ii) damage due to deterioration or wear occasioned by abrasion, corrosion, erosion or chemical attack resulting from exposure to conditions not anticipated in the design basis set forth in Exhibit 1, and (iii) operation or maintenance not in accordance with the operation and maintenance manual provided by Contractor in accordance with Section 6.5.6.

14.1.4      Repair of Defects . Within a reasonable time after discovering that Contractor has failed to meet any of the Parts and Labor Warranties, Owner will notify Contractor thereof. Upon receipt of such notice, Contractor will promptly cure such failure to Owner’s reasonable satisfaction and in accordance with Prudent Utility Practices, Prudent Electrical Practices, Applicable Laws and Applicable Permits. The costs of cure shall be treated as a Guarantee Cost pursuant to Section 11.3. The expiration of the Parts and Labor Warranty Period is only applicable to the Parts and Labor Warranties and will have no effect on any assigned Subcontractor warranties or guarantees that may be of longer duration.

14.1.5      Parts and Labor Warranty Period Extension .

       14.1.5.1      Extension for Corrected Work . Any Work re-performed and any part of any System reworked, repaired or replaced in satisfaction of Contractor’s obligations in connection with the Parts and Labor Warranties will be re-warranted pursuant to the same Parts and Labor Warranties set forth in Section 14.1.1, and Contractor will have the same obligations in relation thereto as set forth in Section 14.1.4, for a period equal to the longer of (i) twelve (12) months, or two (2) years (for Extended Warranty Equipment) from the date such re-performance, rework, repair or replacement is completed, or (ii) the remaining period under the Parts and Labor Warranty Period for such System or Extended Warranty Equipment. Except for Extended Warranty Equipment, all Parts and Labor Warranties, including Parts and Labor Warranties on repaired or replaced parts, shall expire no later than two (2) years after the date of Substantial Completion of the System. All Parts and Labor Warranties on Extended Warranty Equipment, including Parts and Labor Warranties on repaired or replaced parts, shall expire no later than four (4) years after Substantial Completion of the associated System. The cost of performing the Contractor’s warranty obligations under this Section 14.1.5 shall be treated as Guarantee Costs pursuant to Section 11.3.

       14.1.5.2      Extension for Total Shutdown . If, after the date of Substantial Completion of a System and during the Parts and Labor Warranty Period for such System, such System is shut down or derated (other than for the purpose of scheduled or routine maintenance) and such shutdown would not have occurred but for the existence of a defect or failure covered by one of the Parts and Labor Warranties, then the Parts and Labor Warranty Period for such System will be extended by a period equal to the duration of the shutdown or derating.

14.2        Blank .

14.3        Aggregation of Warranties and Specific Time Limitation . Contractor’s obligations in connection with the Parts and Labor Warranties are separate and in addition to, and not to the exclusion of the Performance Guarantee. In no instance will the expiration or limitation of any warranty imply the expiration or limitation of any other warranty. In order for Owner to exercise any remedy under this Article 14, Owner must have notified Contractor of Owner’s intention to make a claim under such warranty no later than thirty (30) days after the expiration of the given warranty period for such warranty.

    14.4        No Other Warranties/Obligations . THE PARTS AND LABOR WARRANTY, AND THE PERFORMANCE GUARANTEES CONSTITUTE THE SOLE AND EXPRESS WARRANTIES OF CONTRACTOR WITH RESPECT TO THE SYSTEMS UNDER THIS AGREEMENT, AND ANY AND ALL WARRANTIES THAT MAY BE IMPLIED UNDER APPLICABLE LAW, EQUITY OR CUSTOM OF TRADE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A SPECIFIED OR INTENDED PURPOSE, ARE HEREBY DISCLAIMED. The remedies of Owner (and obligations of Contractor) expressly provided in this Agreement for any breach of any of the Parts and Labor Warranty during the Parts and Labor Warranty Period, shall constitute Owner’s sole remedies (and Contractor’s sole obligations), whether based on contract, tort (including negligence and strict liability) or otherwise, with respect to such breach. For the avoidance of doubt, the Parties expressly agree that the foregoing shall not affect Owner’s rights under Section 6.10, Article 7, Article 8, Article 23 and Article 28.

15. STANDARDS OF PERFORMANCE

    Contractor shall be solely responsible for all construction means, methods, techniques, sequences, procedures and safety and security programs in connection with the performance of the Work. Contractor will supervise and direct the Work using its best skill and attention. Contractor will enforce strict discipline and good order among all employees of Contractor and its Subcontractors. Contractor will not permit employment of unfit persons or persons not skilled in tasks assigned to them. Contractor shall perform the Work in accordance with the following standards: (a) with a design basis objective for the Facility that assumes at least a thirty (30) year commercial life from Substantial Completion; (b) in accordance with (i) the plans and specifications and accompanying data set forth in Exhibit 1; (ii) Applicable Laws and Applicable Permits; (iii) the codes and standards provided in this Agreement, Prudent Utility Practices and Prudent Electrical Practices; and (c) in a manner that is approved as to form, use and content by public entities authorized under Applicable Laws to administer or enforce any building or construction code or standard and whose approval of the final design of the Facility, or any portion thereof, is necessary for the construction, operation or maintenance of the Facility in accordance with Applicable Laws.

16. MECHANICAL COMPLETION

    16.1        Mechanical Completion . “Mechanical Completion” of each System will be achieved when, with respect to such System, each of the following conditions have been met:

      16.1.1        Contractor has completed the design, engineering, procurement, permitting, construction and installation of such System in accordance with the Contract Documents, including: the setting of the Systems Equipment for such System on its foundations; connecting such Systems Equipment to other applicable equipment with piping, wiring, controls, and safety systems; ensuring that such Systems Equipment is individually cleaned, leak checked, lubricated, and point-to-point checked to verify that such Systems Equipment is ready for initial operation and testing and may be so operated and tested without damage thereto or to any other property and without injury to any person;

      16.1.2        Contractor has completed the Work in connection with such System so that it is capable of operating safely in accordance with Prudent Utility Practices, Prudent Electrical Practices, Applicable Laws and Applicable Permits; and

      16.1.3        Contractor has provided to Owner the operation and maintenance instruction manuals for such System as required under Section 6.5.6.

    16.2        Notice and Achievement of Mechanical Completion for Each System . Contractor will notify Owner in writing ten (10) calendar days in advance of the date on which it anticipates Mechanical Completion for a System will occur. When Contractor believes that it has achieved Mechanical Completion for a System, Contractor shall deliver a written notice thereof to Owner ( “Notice of Mechanical Completion” ). The Notice of Mechanical Completion for each System will contain a report in a form acceptable to Owner and with sufficient detail to enable Owner to determine whether Mechanical Completion has occurred. Within ten (10) Business Days of receipt of a Notice of Mechanical Completion of a System, Owner shall inspect the System and either (i) deliver to Contractor a written certification stating that Contractor has achieved the requirements set forth in Sections 16.1.1 through 16.1.3, or (ii) notify Contractor in writing that such criteria have not been achieved, stating the reasons therefore. If Owner certifies that such requirements have been met, then the date of the Notice of Mechanical Completion will be deemed to be the date Mechanical Completion of such System has been achieved. In the event Owner notifies Contractor that such requirements have not been met, Contractor shall undertake such action or work that is reasonably necessary to achieve such requirements and shall then issue another written notice to Owner stating that Contractor believes that such requirements have been achieved. Such procedure shall be repeated until Mechanical Completion for such System is achieved. Should Owner fail to make any notification to the Contractor within the aforesaid ten (10) day period after its receipt of Notice of Mechanical Completion, then the System shall be deemed to have achieved Mechanical Completion as of the date of the Notice of Mechanical Completion. So long as Owner has satisfied the ten-day notice requirement, issuance by Owner of a certificate stating that the requirements of Sections 16.1.1 through 16.1.3 have been met shall be a condition to achievement of Mechanical Completion.

17. PROVISIONAL ACCEPTANCE / SUBSTANTIAL COMPLETION

    17.1.        Criteria for Provisional Acceptance of FGD System . “Provisional Acceptance” of the Work required in connection with each FGD System will be achieved when, with respect to such System, each of the following conditions have been met:

      17.1.1        Mechanical Completion for such System has been achieved; and

17.1.2      Contractor has completed Performance Test PA as described in Exhibit 6 and such Performance Test PA has demonstrated that the System complies with the Performance Guarantees for Performance Test PA, subject to the provisions of Section 7.2.3 with respect to Mercury Removal.

17.2.      Criteria for Substantial Completion of FGD System . “Substantial Completion” of the Work required in connection with each FGD System will be achieved when, with respect to such System, each of the following conditions have been met:

17.2.1      Mechanical Completion for such System has been achieved;

17.2.2      Contractor has completed Performance Test 1 as described in Exhibit 6 and such Performance Test 1 has demonstrated that the System complies with the Performance Guarantees for Performance Test 1 or, with respect to the Input Guarantees as provided in Section 7.1, that the System complies with the Engineering Design Margins as provided in Section 7.1.2;

17.2.3.      Contractor has completed performance of all the Work for such System in accordance with the Contract Documents, except for any remaining items set forth in the Punch-List for such System;

17.2.4.      Contractor has provided to Owner, and Owner has reviewed and approved, the Punch-List for such System as described in Section 17.5; and

17.2.5.      Contractor has delivered to Owner all such lien releases and waivers as are required under Section 12.10.2.

17.3      Notice and Report of Provisional Acceptance for Each System . At such time as Contractor believes that it has met the requirements under Section 17.1 with respect to a System, it will deliver to Owner notice thereof (the “ Notice of Provisional Acceptance ”). The Notice of Provisional Acceptance for each System will contain a report in a form acceptable to Owner and with sufficient detail to enable Owner to determine whether Contractor has achieved such requirements.

17.4      Achievement of Provisional Acceptance of the Work . Owner will within seven (7) Business Days after Owner’s receipt of the Notice of Provisional Acceptance for a System either (i) deliver to Contractor a written certificate stating that the requirements for Provisional Acceptance of such System have been met, or (ii) notify Contractor in writing that such requirements have not been met, stating the reasons therefore. If Owner certifies that such requirements have been met, then the date of the Notice of Provisional Acceptance will be deemed to be the date Provisional Acceptance of such System has been achieved. In the event Owner notifies Contractor that such requirements have not been met, Contractor will promptly take such actions as will cause such requirements to be met, and upon meeting such requirements, Contractor will issue to Owner another Notice of Provisional Acceptance for such System. Such procedure will be repeated as necessary until Owner certifies that such requirements have been met for such System. Should Owner fail to make any notification to the Contractor within the aforesaid seven (7) Business Day period after its receipt of Notice of Provisional Acceptance, then the System shall be deemed to have achieved Provisional Acceptance as of the date of the Notice of Provisional Acceptance. So long as Owner has satisfied the seven-day notice requirement, the issuance by Owner of a certificate stating that the requirements of Section 17.1 have been met shall be a condition to achievement of Provisional Acceptance.

17.5      Creation of Punch-List .. No later than ten (10) calendar days prior to the then-scheduled date of Substantial Completion for a System, Contractor will prepare and deliver to Owner a prepared punch list setting forth those minor, non-operational items that remain to be performed to complete the Work required in connection with such System and the proposed time limits within which Contractor will complete such remaining Work. Upon its receipt of Contractor’s prepared punch list for a System, Owner will review and direct Contractor to make any appropriate or necessary revisions to the same, after which Owner’s Authorized Representative and Contractor’s Authorized Representative will meet and consult in good faith to agree upon the definitive, final punch-list for such System, including the approved time limits within which Contractor will perform such remaining Work (such punch-list, with respect to each System constituting the “Punch-List” for such System). Once the final Punch-List for such System is agreed upon, Contractor will immediately begin work on the items thereon, provided, that if Contractor has not commenced such Work within three (3) Business Days, or has not completed such Work within the approved time limits set forth in the final Punch-List, then Owner may have such items completed. All costs and expenses related to such actions of Owner will be accounted for as Allocable Costs under Section 11.5. Notwithstanding the foregoing, Owner and Contractor may agree for Owner to undertake certain Punch-List items for Contractor, in which event such item(s) will be removed from the Punch-List, and Contractor will pay to Owner the amount agreed upon for such undertaking. Owner’s taking of any actions under this Section will not relieve Contractor of its obligations under this Agreement or Applicable Laws, or constitute a waiver of any of Owner’s rights or a mitigation or diminution of any of Contractor’s obligations under this Agreement.

17.6      Notice and Report of Substantial Completion for Each System . At such time as Contractor believes that it has met the requirements under Section 17.2 with respect to a System, it will deliver to Owner notice thereof (the “ Notice of Substantial Completion ”). The Notice of Substantial Completion for each System will contain a report in a form acceptable to Owner and with sufficient detail to enable Owner to determine whether Contractor has achieved such requirements.

17.7      Achievement of Substantial Completion of the Work . Owner will within seven (7) Business Days after Owner’s receipt of the Notice of Substantial Completion for a System either (i) deliver to Contractor a written certificate stating that the requirements for Substantial Completion of such System have been met, or (ii) notify

Contractor in writing that such requirements have not been met, stating the reasons therefore. If Owner certifies that such requirements have been met, then the date of the Notice of Substantial Completion will be deemed to be the date Substantial Completion of such System has been achieved. In the event Owner notifies Contractor that such requirements have not been met, Contractor will promptly take such actions as will cause such requirements to be met, and upon meeting such requirements, Contractor will issue to Owner another Notice of Substantial Completion for such System. Such procedure will be repeated as necessary until Owner certifies that such requirements have been met for such System. Should Owner fail to make any notification to the Contractor within the aforesaid seven (7) Business Day period after its receipt of Notice of Substantial Completion, then the System shall be deemed to have achieved Substantial Completion as of the date of the Notice of Substantial Completion. So long as Owner has satisfied the seven-day notice requirement, the issuance by Owner of a certificate stating that the requirements of Section 17.2 have been met shall be a condition to achievement of Substantial Completion.

17.8      Transfer of Possession and Control of the Systems to Owner . Upon Substantial Completion of a System, Owner shall take possession and control of such System. Following transfer of possession and control of such System to Owner and prior to Final Completion of such System, Contractor will have reasonable access to such System and the Site so as to complete the Punch-List items on such System.

18. FINAL COMPLETION .

18.1      Requirements . “ Final Completion ” of the Work required in connection with each Facility will be achieved, with respect to such Facility or System, when:

18.1.1      Contractor has achieved Substantial Completion of the Work required in connection with all Systems at the Facility;

18.1.2      Owner and Contractor have completed Final Reconciliation.

18.1.3      Contractor has completed all Punch-List items for all Systems at the Facility, or has bought-down all such Punch-List items of a price mutually agreed upon by Owner and Contractor;

18.1.4      Contractor has executed and delivered to Owner all full lien waivers and releases for the Facility or System as required under Section 12.10.2.3 (or, in lieu thereof, Contractor has provided and Owner has accepted a lien discharge bond or other security as allowed under Section 12.10.2.5); and

18.1.5      Contractor has delivered to Owner (i) As-Built Drawings as required under Section 6.5.5; (ii) copies of all purchase orders, contracts, subcontracts and material requisitions with its Subcontractors who performed Work on or in connection with such System, as required under Section 32.8; (iii) legally effective written assignments of all Subcontractor guarantees and warranties on Systems Equipment that were provided by such Subcontractors in connection with such System, as required in Section 32.5; (vi) a list of the names, addresses, and telephone numbers of all Subcontractors providing such guarantees and warranties; and (v) the turnover package required under Section 6.5.7.

18.2      Notice and Report of Final Completion . At such time as Contractor believes that it has met the requirements under Sections 18.1.1 through 18.1.5 for a Facility, it will deliver to Owner a written notice thereof (the “ Notice of Final Completion ”). The Notice of Final Completion for each System will contain a report in a form acceptable to Owner and with sufficient detail to enable Owner to determine whether Contractor has achieved such requirements.

18.3      Achievement of Final Completion . Owner will within five (5) Business Days following Owner’s receipt of the Notice of Final Completion for a Facility, either (i) deliver a written certification stating that the requirements for Final Completion of such Facility have been achieved, or (ii) notify Contractor in writing that such requirements have not been achieved, stating the reasons therefore. If Owner certifies that such requirements have been met, then the date of such Notice of Final Completion will be deemed the date Final Completion of such Facility or System. If Owner notifies Contractor that such requirements have not been met, then Contractor will promptly take such actions as will cause such requirements to be met, and upon meeting such requirements, Contractor will issue to Owner another Notice of Final Completion. Such procedure will be repeated as necessary until Owner certifies that such requirements have been met. Should Owner fail to make any notification to Contractor within the aforesaid five (5) Business Day period after its receipt of Notice of Final Completion, then the Facility shall be deemed to have achieved Final Completion as of the date of the Notice of Final Completion. So long as Owner has satisfied the aforesaid five-Business Day notice requirement, the issuance by Owner of a certificate stating that the requirements of Sections 18.1.1 through 18.1.5 have been met shall be a condition to achievement of Final Completion.

19. CHANGE ORDERS

19.1      Changes . Without invalidating this Agreement, Owner may issue an order making Changes (each such order, a “Change Order” ) to the Work, in which event one or more of the Contract Price or the Approved Project Schedule may be adjusted as provided in this Article 19. Changes may only be authorized by Change Orders issued in accordance with this Article 19. Change Orders will constitute the exclusive remedy to Contractor for any Changes.

19.2      Procedure for Changes .

19.2.1      Changes Initiated by Contractor . Should Contractor become aware of any circumstances which Contractor has reason to believe may necessitate a Change, Contractor will issue to Owner a written “Change Order Notice . ” All Change Order Notices will include, to the extent practicable, documentation sufficient to enable Owner to determine (i) the factors necessitating the possibility of a Change, (ii) the impact which the Change is likely to have on the Contract Price based on the time and materials rate charges in effect at the time of the Change pursuant to Section 10.2 of this Agreement, (iii) the impact which the Change is likely to have on Contractor’s compliance with the Approved Project Schedule, and (iv) such other information which Owner may request in connection with such Change. If Contractor fails to provide a Change Order Notice to Owner within fifteen (15) Business Days after Contractor knew about the first occurrence or circumstance resulting in the possibility of such Change, then notwithstanding anything in this Article 19 to the contrary, Contractor agrees that Owner’s ability to exercise its rights pursuant to Section 19.16 shall have been compromised and Contractor will be deemed to have waived any right to receive a Change Order based upon such occurrence or circumstance. Owner may, but except as provided in Sections 19.3, 19.4, 19.5, 19.6, 19.7, 19.9, 19.10, 19.11 and 19.12 below, will not be obligated to, issue a Change Order pursuant to a Change Order Notice. Unless otherwise stated by Owner in writing or in the event of an emergency that poses an immediate threat to life or property, any work outside the Work described in the Contract Documents performed by Contractor prior to its having received a Change Order from Owner will be at Contractor’s sole risk.

19.2.2      Changes Initiated by Owner . If Owner desires to make a Change, it will submit a “Change Order Request” to Contractor. Contractor will promptly review the Change Order Request and notify Owner in writing, as promptly as possible and no later than five (5) Business Days after receipt, of the options for implementing the proposed Change (including, if possible, any option that does not involve an increase in the Contract Price or an extension of the Approved Project Schedule) and to the extent practicable based on reasonably available information the effect, if any, each such option would have on the Contract Price and the Approved Project Schedule. After consideration of such information, Owner may, but will not be obligated to, issue a Change Order pursuant to this Section 19.2.2.

19.2.3      Change in Cost Element and Fee Element . Any change to the Contract Price shall be in the amount of the sum of the associated changes in the Cost Element and the Fee Element pursuant to Section 19.14:

  19.2.3.1        The “Cost Element” means the Target Cost.

  19.2.3.2        The “Fee Element” means the Target Fee.

19.3      Change Order Due to Force Majeure Event . In the event and to the extent that a Force Majeure event Directly Causes a delay to the critical path of the Work at the time of the Force Majeure event, then upon submission of a proper Change Order Notice and subject to the other Sections of this Article 19, the Approved Project Schedule will be extended by Change Order by the number of calendar days of actual delay to the critical path of the Work at the time of the Force Majeure event. Such Change Order will be Contractor’s sole and exclusive remedy for any such delay. To the extent an event of Force Majeure affects Contractor’s costs, the provisions of Section 20.4 will apply.

19.4      Change Order Due to Suspension of Work by Owner . In the event that Owner suspends the Work pursuant to the provisions of Section 23.2, then, upon submission of a proper Change Order Notice and subject to the other Sections of this Article 19, Contractor will be entitled to a Change Order extending the Approved Project Schedule as required and, if necessary, increasing the Contract Price pursuant to Section 19.14 so as to equitably compensate Contractor for additional demonstrable Direct Costs incurred by Contractor as Directly Caused by such suspension. Such Change Order will be Contractor’s sole and exclusive remedy for such increased costs and/or delay. During the suspension period, Owner shall reimburse Contractor on a time and material basis for its stand-by charges, storage and maintenance charges, and demobilization and remobilization charges.

19.5      Change Order Due to Differing Site Conditions . In the event Contractor encounters a subsurface condition at the Site that is not reasonably ascertainable from the information provided in the Geotechnical Study prepared pursuant to Section 31.1 (including but not limited to information relating to the water table, rock formations, and the bearing capacity of soil) and to the extent such condition Directly Causes an increase to Contractor’s Direct Cost of performing the Work and/or Directly Causes a delay to the critical path of the Work at the time such condition is encountered, then, upon submission of a proper Change Order Notice and subject to the other Sections of this Article 19, the Approved Project Schedule will be extended by Change Order by the number of calendar days of actual delay to the critical path of the Work at the time the subsurface condition is encountered, and the Contract Price shall be increased pursuant to Section 19.14 so as to equitably compensate Contractor for additional demonstrable Direct Costs incurred by Contractor and Directly Caused by such condition.

19.6      Change Order Due to Pre-Existing Hazardous Substances . In the event Contractor encounters Hazardous Substances that were present at the Site prior to the date of the NTP, or that were brought to or deposited on the Site by Owner or a separate contractor of Owner, and to the extent such condition Directly Causes an increase to Contractor’s Direct Cost of performing the Work and/or Directly Causes a delay to the critical path of the Work at the time such condition is encountered, then, upon submission of a proper Change Order Notice and subject to the other Sections of this Article 19, the Approved Project Schedule will be extended by Change Order by the number of calendar days of actual delay to the critical path of the Work at the time the subsurface condition is encountered, and the Contract Price shall be increased pursuant to Section 19.14 so as to equitably compensate Contractor for additional demonstrable Direct Costs incurred by Contractor and Directly Caused by such condition.

19.7      Change Order Due to Actions of Owner . In the event Contractor suffers increased costs and/or a delay in the critical path progress of the Work and to the extent such increased costs and/or delay is Directly Caused by the acts or omissions of Owner, including delay or failure of Owner to perform its obligations under this Agreement including Owner’s obligations under Article 5, then, upon submission of a proper Change Order Notice and subject to the other Sections of this Article 19, Contractor shall be entitled to a Change Order extending the Approved Project Schedule as required and, if necessary, increasing the Contract Price pursuant to Section 19.14 so as to equitably compensate Contractor for additional demonstrable Direct Costs or critical path delay incurred or experienced by Contractor as Directly Caused by such acts or omissions of Owner. Such Change Order shall be Contractor’s sole and exclusive remedy for such increased costs and/or delay.

19.8      Blank .

19.9      Change Order Due to Changes in Applicable Law . The Parties acknowledge that Contractor must adhere to all Applicable Laws. In the event Contractor incurs increased Direct Costs and/or a delay in the critical path progress of the Work that are Directly Caused by a Change in Applicable Law, then, upon submission of a proper Change Order Notice and subject to the other Sections of this Article 19, Contractor shall be entitled to a Change Order extending the Approved Project Schedule by the number of calendar days of actual delay to the critical path of the Work at the time of such Change in Applicable Law, and increasing the Contract Price pursuant to Section 19.14 so as to equitably compensate Contractor for additional demonstrable Direct Costs or critical path delay incurred by Contractor and Directly Caused by such Change in Applicable Law. For purposes hereof, a “Change in Applicable Law” means the adoption, imposition, promulgation, cancellation, modification or change in the interpretation or application of, after the execution of this Agreement of any state, city, county or other Applicable Law, which affects Contractor’s cost or performance of the Work; provided, however, that a change in law or regulation relating to (i) gross receipts, income, or other similar taxes, or (ii) immigration or naturalization, shall not constitute a Change in Applicable Law for the purposes of this Section 19.9.

19.10    Change Order Due to Escalation in Actual Self-Performed Field Manual Services Costs. Contractor’s initial hourly costs for Actual Self-Performed Field Manual Services are set forth in Exhibit 8B. On or before January 1 and July 1 of each year, Contractor shall submit to Owner a report (the “Escalation Report”) showing the amount of increase or decrease in such hourly cost that Contractor request for the upcoming six-month period, based on changes in labor surveys and published reports of the cost for such labor. Each Escalation Report shall contain (i) the man-hours of labor for the remaining Work as set forth in Exhibit 8B, and (ii) such information as Owner shall reasonably require to demonstrate the amount of labor cost escalation or de-escalation reported in the indices or published reports for such hourly labor. Owner shall review and verify each Escalation Report within fifteen (15) days of receipt. To the extent that such escalation or de-escalation is justified by the Contractor’s Escalation Report, the Contract Price shall be adjusted by Change Order in the amount of the increase in hourly costs multiplied by the remaining Work hours as set forth in Exhibit 8B, without any mark-up for Target Fee. The exclusive method for modifying the Contract Price based on increases or decreases in Contractor’s hourly labor costs under Section 10.2.4 shall be a

Change Order pursuant to this Section 19.10 and such Change Order shall be Contractor’s sole and exclusive remedy for escalation of Actual Self-Performed Field Manual Services Costs.

19.11  Change Order Due to Escalation in Home Office Labor Costs and Actual Field Non-Manual Labor Costs .. Contractor’s initial hourly rates for Home Office Labor and Field Non-Manual Labor are set forth in Exhibit 8D. On or before January 15 of each year, Contractor shall submit to Owner a Change Order Notice for a five percent (5%) increase in such rates. Upon submission of a proper Change Order Notice and subject to the other Sections of this Article 19, Contractor shall be entitled to a Change Order increasing the Target Cost by the product of the increase in rates multiplied by the man-hours for the remaining Work hours as set forth in Exhibit 8B, and the amount of the increase in the Target Fee shall be calculated in accordance with Section 19.14.4. The exclusive method for modifying the Contract Price based on increases or decreases in Contractor’s hourly cost under Section 10.2.2 and 10.2.3 shall be a Change Order pursuant to this Section 19.11.

  19.12        Change Order Due to Escalation of Commodities .. Within fifteen (15) days after the date that a firm and enforceable price is established for the Commodity, Contractor shall submit a Change Order Notice. The Change Order shall be based on the change in the value of the index as set forth in Exhibit 8F, the quantity to which this price is applicable and the baseline price for the Commodity as set forth in Exhibit 8F. Upon submission of a proper Change Order Notice and subject to the conditions of Section 10.2.5 the other Sections of this Article 19, upon Owner’s approval, Contractor shall be entitled a Change Order to increase or decrease the Target Cost and the Target Fee in accordance with Section 19.14.

    19.13    Changes Involving Schedule Extensions . Within five (5) Business Days of submission of a Change Order Notice under Section 19.2.1, or within ten (10) Business Days after submission of a Change Order Request under Section 19.2.2, the Contractor shall prepare and submit, on an Open Book basis, an analysis of the delay, if any, caused by such Change to the critical path progress of the Work. Contractor shall supplement this analysis on an Open Book basis with such other information as Owner may reasonably require. Any Change Order extending any date in the Approved Project Schedule will only extend such date(s) by a number of calendar days, at a maximum, equal to the number of calendar days of delay Directly Caused to the actual critical path of the Work at the time of the event giving rise to the Change Order and only to the extent that such delay to the critical path progress of the Work has been demonstrated by Contractor to Owner’s reasonable satisfaction.

    19.14      Changes to the Contract Price. Within five (5) Business Days of submission of a Change Order Notice under Section 19.2.1, or within ten (10) Business Days after submission of a Change Order Request under Section 19.2.2, the Contractor shall prepare and submit, on an Open Book basis, an analysis of the impact of the Change on the Cost Element for the System, Facility, or Project, as the context may require.

Contractor shall supplement this analysis on an Open Book basis with such other information as Owner may reasonably require. The amount of an increase or decrease in the Cost Element and Fee Element, if any, resulting from a Change will be determined and will be included in the Change Order as follows:

19.14.1        in a lump sum amount proposed by Contractor and accepted by Owner; or

19.14.2        if Owner does not accept the lump sum amount proposed by Contractor, by unit prices agreed upon by the Parties; or

19.14.3        if neither of the methods set forth in Sections 19.14.1 or 19.14.2 is agreed upon after good faith negotiation by the Parties, Contractor will provide Owner with such purchase orders, invoices, Subcontractor quotes and other documents and records as Owner may require to verify, to its satisfaction, Contractor’s incremental Direct Costs or savings of effecting such Change (or Directly Caused by the event necessitating such Change) ( “Contractor’s Additional Direct Costs or Savings” ). All equipment, materials, labor, equipment rental and other items associated with such Change will be purchased by Contractor at competitive market prices. Owner will, upon verifying Contractor’s Additional Direct Costs or Savings associated with such Change, adjust the Cost Element by an amount equal to such Contractor’s Additional Direct Costs or Savings, the calculation of these shall be in accordance with the methodology used to develop the Target Cost. Owner will make appropriate adjustments to the amount of the applicable Incremental Payment Amount in the Approved Final Milestone Payment Schedule.

19.14.4        A Change Order that increases or decreases the Cost Element shall also increase or decrease the Fee Element in an amount calculated by multiplying the percentage Fee times the amount of the increase or decrease in the Cost Element. The amount of increase or decrease in the Cost Element and the Fee Element shall be stated separately on each Change Order. Adjustment in the Fee Element as provided in this Section 19.14.4 shall be Contractor’s sole remedy and sole means for adjusting its margins for profit, overhead, or similar costs due to Changes in the Work, and Contractor expressly waives any claims for modification of such margins based on cardinal change or other legal or equitable theories.

19.15     Continued Performance Pending Resolution of Disputes . Notwithstanding and pending resolution of any dispute with respect to a Change, Contractor must proceed, upon written notice from Owner, with the performance of any Change ordered by Owner. Contractor will be reimbursed provisionally on a time and material basis for any such Change ordered by Owner that increases the scope of the Work. For disputed Changes that do not increase the scope of the Work, Contractor may request provisional reimbursement. Should Owner deny such provisional reimbursement, Contractor may submit a request for provisional reimbursement to the DRB pursuant to Section 33.5.

19.16    Owner’s Right to Offset Changes . Whenever it is determined that any Changes may require an extension of the Approved Project Schedule, Owner may, at its sole discretion and to the extent possible, elect to offset all or any part of such extension with other Changes (including but not limited to Changes to the Contract Price) that will maintain the Approved Project Schedule. Whenever it is determined that any Changes may require an increase in the Contract Price, Owner may at its sole discretion and to the extent possible, elect to offset all or any part of such increase with other Changes (including but not limited to Changes to the Approved Project Schedule) that will maintain the Contract Price.

19.17    Other Work on Site . Owner reserves the right to perform, and to award separate contracts for the performance of, construction or operations related or ancillary to other work on the Site. Contractor will in good faith coordinate its performance of the Work with any activities of Owner and/or other contractors operating at the Site or at the Facility.

20. FORCE MAJEURE

20.1      Force Majeure . At each particular Site, an event of “Force Majeure” will mean any act or event that prevents or delays the affected Party from performing its obligations under this Agreement or complying with any conditions required by the other Party under this Agreement if such act or event is beyond the reasonable control and not the fault of the affected Party and such Party has been unable by the exercise of all reasonable efforts to prevent, overcome or mitigate the effects of such act or event. To the extent the foregoing conditions are satisfied, Force Majeure events will include, but not be limited to:

20.1.1      acts of God, including lightning, hurricanes, unusually severe storms, earthquakes and floods;

20.1.2      acts of the public enemy, war, hostilities, terrorism, pandemic, civil or military insurrection, expropriation or confiscation of facilities, public disorders, sabotage, riots; and

20.1.3      national or regional strikes and national or regional labor disturbances; provided , however, that unavailability of labor and strikes and labor disturbances confined to the work forces of Contractor and/or its Subcontractors are explicitly excluded from a Force Majeure event and are the sole responsibility of Contractor;

provided, further, that Force Majeure shall not include (i) reasonably anticipatable weather conditions at the Site, (ii) events caused by negligence or willful misconduct of the Party claiming Force Majeure, or (iii) failure by a Subcontractor to perform in accordance with the terms of its subcontract or purchase order, unless such failure is caused by the Subcontractor being a Party affected by Force Majeure as defined in this Section 20.1.

20.2      Burden of Proof . The burden of proof as to whether Force Majeure has occurred will be upon the Party claiming a Force Majeure event.

20.3      Obligations Excused . If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of Force Majeure, Contractor will be entitled to a Change Order pursuant to Section 19.3, and Owner will be excused from whatever performance is affected by Force Majeure to the extent so affected; provided that:

20.3.1      the Party claiming Force Majeure, within seventy-two (72) hours after knowing of the occurrence of or the effect of the Force Majeure, gives the other Party written notice describing the particulars of the occurrence;

20.3.2      any suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure;

20.3.3      the Party claiming Force Majeure uses its best efforts to overcome or mitigate the effects of such occurrence;

20.3.4      when the non-performing Party is able to resume performance of its obligations hereunder, that Party will give the other Party written notice to that effect and will promptly resume such performance; and

20.3.5      No Force Majeure event shall excuse Owner’s payment obligations.

20.4      Costs . Any additional Direct Cost incurred by Contractor in performing Work, and Directly Caused by Force Majeure shall not be grounds for an increase in the Target Cost by Change Order pursuant to Section 19.3 until the aggregate of such Direct Costs shall equal or exceed two million dollars ($2,000,000), and Contractor shall only be entitled to a Change Order based on Force Majeure for the additional Direct Costs incurred by Contractor that exceed two million dollars ($2,000,000). Any costs incurred by Owner by reason of or Directly Caused by Force Majeure will be borne by Owner.

21. AGGREGATE LIABILITY

21.1      Aggregate Liability . The aggregate liability of Contractor and its affiliates under this Agreement for the Work performed at all three Facilities shall not exceed the amount of three hundred million dollars ($300,000,000).

21.2        Sub-limits of Liability .

       21.2.1      Liquidated Damages and Warranty Work . The maximum liability of Contractor and its affiliates for liquidated damages under Sections 6.2.3.2, 7.1, and 8.2, and for performance of warranty work under Article 14 shall be for each Facility an amount equal to the Fee for such Facility; provided, however, that should the Project Compensation be calculated in accordance with Section 13.2.2.3 or 13.2.2.4, then such maximum liability shall be as follows:

        21.2.1.1        If Project Compensation is calculated in accordance with Section 13.2.2.3, then the maximum liability shall be the amount by which the Target Fee exceeds one-half (50%) of the difference between Actual Cost and the sum of the Target Price plus 50% Contingency.

        21.2.1.2        Blank .

        21.2.1.3        Blank .

        21.2.1.4        Blank .

        21.2.1.5        If Project Compensation is calculated in accordance with Section 13.2.2.4, then the maximum liability shall be limited to 50% of the Target Fee.

       21.2.2      Systems Equipment Subcontractors . For Work performed or provided by the Subcontractors providing Systems Equipment, the maximum liability of Contractor and its affiliates for defects in such Work on all three Facilities shall be:

        For the FGD Systems, an amount equal to any amounts collected from the Subcontractors providing Systems Equipment, plus fifteen million dollars ($15,000,000).

        21.2.2.1        Contractor’s liability in connection with the Mercury removal guarantee in Section 7.2.1.2 shall not exceed one million dollars ($1,000,000) per FGD System

       21.2.3      Other Subcontractors . For Work not performed or provided by the Subcontractors providing Systems Equipment, the maximum liability of Contractor and its affiliates for services, materials, rework, or reperformance pursuant to Sections 7.1.3, 7.2.2, and 7.3.2 at all three facilities shall be one hundred million dollars ($100,000,000), and shall be further limited as follows for such services, material, rework or reperformance at a Facility:

Morgantown=	$100,000,000 maximum
Chalk Point =	$80,000,000 maximum
Dickerson=	$80,000,000 maximum

       21.2.4      Facility Limits . In any event, (i) liquidated damages pursuant to Sections 8.2 and 6.2.3.2 for schedule delay at a single Facility will not exceed ten percent (10%) of the portion of the Contract Price for that Facility; (ii) liquidated damages under Section 7.1 based on failure to satisfy performance guarantees at a single Facility shall not exceed five percent (5%) of the Contract Price for that Facility; and the aggregate of (i) and (ii) shall not exceed fifteen percent (15%) of the Contract Price for each Facility. For the purposes of this Section 21.2.4, the Contract Price for a Facility shall be calculated using the Target Cost for the Facility provided pursuant to Section 6.1.3, as adjusted by Change Order pursuant to Article 19.

21.3        Pursuit of Subcontractor Warranties . Contractor shall use reasonable and good faith efforts to recover warranty, re-work, and make good obligation amounts from its Subcontractors and at Owner’s request shall assign to Owner all rights of recovery Contractor may have against such Subcontractors.

21.4        Consequential Damages . In no event shall either Party or an affiliate of either Party be liable to the other Party, whether based on contract, tort, strict liability, or otherwise, for special, incidental or consequential losses or damages, including without limitation loss of profits or revenue, loss by reason of plant shutdown, non-operation or increased expense of operation, service interruptions, cost of purchased or replaced power, claims of customers, cost of money, lost profits, loss of business opportunity, loss of bonding capacity, loss of use of capital or revenue, or loss or damage arising out of or related to occupational disease or non-compliance with environmental law; provided, however, that the foregoing limitation shall not be construed as a waiver or limit of liability of Contractor (i) under the provisions of this Agreement that provide Owner with specific remedies against Contractor (i.e. liquidated damages payable by Contractor), or (ii) in cases of any breach of the Confidentiality Section 34.5 of this Agreement and any breaches of the patent indemnity by Contractor as fully described in Section 28.3 of this Agreement and (iii) in cases of fraud or willful misconduct. Furthermore, the Parties hereby expressly agree that any claims of third parties for which Contractor has an indemnification obligation under Article 28 are not consequential losses or damages.

21.5        Consequential Damages for Subcontractors . In no event shall any Subcontractor be liable to Owner, and in no event shall Owner be liable to any Subcontractor, whether based on contract, tort, strict liability, or otherwise, for special, incidental or consequential losses or damages, including without limitation loss of profits or revenue, loss by reason of plant shutdown, non-operation or increased expense of operation, service interruptions, cost of purchased or replaced power, claims of customers, cost of money, lost profits, loss of business opportunity, loss of bonding capacity, loss of use of capital or revenue, or loss of damage arising out of or related to occupational disease or non-compliance with environmental law; provided, however, that the foregoing limitation shall not be construed as a waiver or limit of liability of any Subcontractor (i) under the provisions of this Agreement or any subcontract that provide Owner or Contractor with specific remedies against a Subcontractor (i.e. liquidated damages payable by a Subcontractor), or (ii) in cases of any patent infringement indemnity or other indemnity by a Subcontractor (iii) in cases of a false or misleading statement in a lien waiver or (iii) in cases of fraud or willful misconduct. Furthermore, any claims of third parties for which a Subcontractor has an indemnification obligation are not consequential losses or damages.

21.6        Indemnity for Lessor Claims . Mirant Mid-Atlantic shall defend, indemnify and hold Contractor and its affiliates harmless against any claim, damage, liability, suit, or action asserted against Contractor by any real property lessor of the Mirant Mid-Atlantic, LLC Facilities (collectively “ Lessor Claim ”) to the extent that such Lessor Claim would be barred by Sections 21.1, 21.2, 21.3 or 21.5.

22. SECURITY

22.1        Contractor’s Parent Company Guarantee . No later than ten (10) Business Days after issuance of the NTP, Contractor shall provide a parent company guarantee acceptable to the Owner which shall guarantee all of Contractor’s obligations under this Agreement; provided, however, that the obligations of the guarantor under such guarantee shall be limited to three hundred million dollars ($300,000,000).

22.2        Contractor’s Letter of Credit . Contractor shall provide a letter of credit in form and substance acceptable to Owner (as shown in Exhibit 11) from a mutually acceptable U.S. financial institution ( “Letter of Credit” ) in the following amounts and at the following times:

       22.2.1      Not later than ten (10) Business Days after issuance of the LNTP, Contractor has provided a Letter of Credit in an amount equal to the purchase order issued by Owner to Contractor for the Work to be performed under the LNTP, excluding the value of the purchase order allocated to Systems Equipment to be purchased from Subcontractors. Contractor shall use good faith efforts to obtain from such Subcontractors, to the extent commercially practicable, letters of credit securing the performance of the Subcontractors. Such letters of credit shall be in the greatest amount practicable and shall be in favor of and drawable by Owner until such time as Contractor satisfies its obligation to provide the $50,000,000 letter of credit required by Section 22.2.3.

       22.2.2      Not later than ten (10) Business Days after issuance of the INTP, Contractor shall amend the Letter of Credit or provide a new substitute Letter of Credit equal to the amount of the purchase orders issued by Owner to Contractor for the Work performed or to be performed under the LNTP and INTP, excluding the value of the purchase order allocated to Systems Equipment to be purchased from Subcontractors. Contractor shall use good faith efforts to obtain from such Subcontractors, to the extent commercially practicable, letters of credit securing the performance of the Subcontractors. Such letters of credit shall be in the greatest amount practicable and shall be in favor of and drawable by Owner until such time as Contractor satisfies its obligation to provide the $50,000,000 letter of credit required by Section 22.2.3.

       22.2.3      Not later than ten (10) Business Days of issuance of the NTP for FGD Systems, Contractor shall amend the Letter of Credit or provide a new substitute Letter of Credit equal to fifty million dollars ($50,000,000). The Letter of Credit in this Section 22.2 shall remain in effect and drawable by Owner until Substantial Completion of all Work for the last System on each Facility whereupon, the amount of the Letter of Credit will be stepped down by an amount proportionate to the relative Target Cost of such Facility to the sum of the Target Costs for all three Facilities. The Letter of Credit shall be promptly returned to Contractor upon the last System of the last Facility achieving Substantial Completion. To the extent that any replacement of a Letter of Credit is required to maintain compliance with this Section 22.2, Contractor shall deliver the replacement Letter of Credit to Owner no later than thirty (30) days prior to the date when the existing Letter of Credit will expire. In the event of a failure to comply with the preceding sentence, Owner shall be entitled to draw upon the existing Letter of Credit prior to the expiration thereof and take such further action to protect its interests pursuant to this Agreement.

22.3        Performance Bond and Payment Bond . To further assure Contractor’s performance under this Agreement, within ten (10) Business Days after the issuance of the NTP for FGD Systems, Contractor will furnish to Owner a performance bond and a payment bond each having a face value of one hundred and fifty-five million dollars ($155,000,000). The combined penal sum of both bonds in the aggregate shall not exceed the face value of either bond. Such performance and payment bonds shall be substantially in the form set forth in Exhibit 12. The payment bond shall remain in effect and drawable until Final Completion. The performance bond will remain in effect and drawable until Substantial Completion. The face value of the performance bond shall be stepped down as each Facility achieves Substantial Completion and the face value of the payment bond shall be stepped down as each facility achieves Final Completion (the step-down being in an amount proportionate to the relative target Cost of the Facility to the sum of the Target Costs of all three Facilities). The payment bond shall be promptly returned to Contractor upon the last Facility achieving Final Completion. At Substantial Completion of the last Facility, the performance bond provided at NTP shall be replaced with a performance bond covering all obligations of Contractor under Article 14 and Sections 7.2.2 for the Equivalent Availability Guarantee referred to in Section 7.2.1.3 with a penal sum equal to ten percent (10%) of the Contract Price of the Project (the “Warranty Bond ”). In no event shall the combined penal sum of the performance bond provided at NTP, and the Warranty Bond be less than ten percent (10%) of the Contract Price for the Project.

22.4        Owner Security . No later than ten (10) Business Days of issuance of the NTP for FGD Systems\, Owner shall provide a letter of credit in form and substance acceptable to Contractor (as shown in Exhibit 11) from a mutually acceptable U.S. financial institution ( “Letter of Credit” ) for an amount of $55,000,000 (the “Owner Security” ). Contractor can request a change in Owner’s Security to an amount not to exceed $80,000,000 in the event that Contractor’s committed cost exposure increases.

Contractor shall include in such request all documents as requested by Owner to justify the increase. If Owner is satisfied, Owner will amend the Letter of Credit to the approved value. Such amendment shall be issued no later than Ten (10) business days from such approval. The letter of credit in this Section 22.4 shall remain in effect and drawable by Contractor until release of fifty percent (50%) of the retention at Substantial Completion of each System, whereupon, the amount of the letter of credit will be stepped down by an amount proportionate to the relative Target Cost of the Facility to the sum of the Target Costs of all three Facilities. The letter of credit shall be promptly returned to Owner upon Substantial Completion of the last System at the last Facility and release of the corresponding fifty percent of retention for that System. To the extent that any replacement of a Letter of Credit is required to maintain compliance with this Section 22.4, Owner shall deliver the replacement Letter of Credit to Contractor no later than thirty (30) days prior to the date when the existing Letter of Credit will expire. In the event of a failure to comply with the preceding sentence, Contractor shall be entitled to draw upon the existing Letter of Credit prior to the expiration thereof and take such further action to protect its interests pursuant to this Agreement. Upon the issuance of the INTP, Owner shall provide to Contractor a parent company guarantee in a form acceptable to Contractor and issued by Mirant North America, Inc., which shall guarantee the payment obligations of the Owner under this Agreement and the EPC Agreement up to the maximum amount of sixty-two million five hundred thousand dollars ($62,500,000).

23. SUSPENSION AND TERMINATION

23.1        Right to Stop Work for Cause . If, due to Contractor’s failure (i) to correct defective Work under Section 6.10.2, (ii) to meet its repair or replacement obligations under Section 28.1; (iii) to meet its safety obligations under Section 6.8; (iv) to meet its obligations to complete Punch-List items as provided in Section 17.5; (v) to achieve Provisional Acceptance on or before the date that is thirty (30) days after the applicable Guaranteed Provisional Acceptance Date, or (vi) to perform the Work in accordance with the Approved Project Schedule such that Owner can reasonably deduce that Contractor will not complete the Work necessary to comply with the requirements for an outage in accordance with Section 8.2.1.2, Owner shall be entitled to take any of the Owner-cure actions under such Sections, then Owner may, by a written order signed by its Authorized Representative, order Contractor to stop performing all or a portion of the Work in order to allow Owner to take such actions. The foregoing right of Owner to stop Contractor’s performance will not give rise to any duty on the part of Owner to exercise this right for the benefit of Contractor or any other person or entity. In addition, Owner, by written order signed by its Authorized Representative, may order Contractor to stop performance if the activities of Contractor or Contractor’s Subcontractors reasonably appear to Owner to cause or threaten to cause damage to the property of Owner. In the event of such a stop order, Contractor will not be entitled to a Change Order extending the Approved Project Schedule. The cost of any delays experienced by Contractor as a result of orders issued by Owner ordering Contractor to stop performance hereunder will be borne by Contractor. Owner’s right to stop work under this Section 23.1 will be without prejudice to any other right or remedy Owner may have under this Agreement.

23.2        Right to Suspend Work for Convenience . Owner may at any time and from time to time, by a written order signed by its Authorized Representative, suspend (and later reinstate) all or a portion of the Work without terminating this Agreement. Upon receipt of such order, Contractor will immediately suspend its performance of the Work. In the event of a suspension of the Work, Contractor shall use its best efforts to mitigate potential delays to the date of Substantial Completion and to minimize the amount of personnel and equipment that is idled and the costs associated with such suspension. If Owner suspends the Work pursuant to this Section, then Contractor will be entitled to a Change Order as described in Section 19.4.

23.3        Suspension by Contractor . Subject to Sections 19.15 and 33.6 for amounts that are disputed in good faith, if Owner fails to pay to Contractor any payment when due under this Agreement and such failure continues for fifteen (15) calendar days after written notice thereof has been received by Owner from Contractor, and so long as such notice from Contractor to Owner was given at least five (5) days after payment was due, then Contractor may suspend the Work until payment of the amount owing has been received.

23.4        Termination by Owner for Convenience .

       23.4.1      Right to Terminate . Owner may, at any time and for any reason, terminate all or any part of this Agreement (provided that termination of part of the Agreement shall not be for substantially the entire scope for a Facility, unless Owner decides not to proceed with the Work for the Facility) for Owner’s convenience and without cause by providing Contractor with written notice regarding the same. In the event of partial termination, the remaining Work under this Agreement shall be performed in accordance with all of the terms and conditions of this Agreement, and the Target Cost and Fees will be increased or decreased in proportion to the value of the Work terminated.

       23.4.2      Termination Payment . Within thirty (30) calendar days of Contractor’s having received notice from Owner under Section 23.4.1, Owner will reimburse Contractor for completed Work and work-in-progress, applicable vendor cancellation charges, demobilization costs, and reasonable costs to bring the work to an orderly conclusion (collectively the “Termination Payment” ). The Termination Payment will be Contractor’s sole and exclusive remedy for such termination. Owner will not be liable to Contractor, any Subcontractor or any other party for any damages or indirect, special, incidental costs or consequential liability resulting from such termination, including without limitation, prospective profits on Work not performed or other consequential or incidental damages. The Parties recognize, agree and acknowledge that Owner’s termination right hereunder is a permitted action under this Agreement (and not a breach hereof or a default hereunder), which right carries with it the obligation to make the Termination Payment. In the event of termination by Owner for convenience, Contractor’s liability limitations that are expressed as a percentage of the Contract Price shall instead be calculated as a percentage of the actual compensation paid to Contractor.

       23.4.3      Withholding/Conditions Precedent .. Notwithstanding Section 23.4.2 Owner may withhold from such Termination Payment any unpaid amounts due from Contractor to Owner under this Agreement. Furthermore, the following will be conditions precedent to Owner’s obligation to pay Contractor the Termination Payment: (i) Contractor’s executing and delivering all such documents and taking all such steps, including the assignment of Contractor’s contractual rights, as Owner may require for the purpose of fully vesting in Owner all rights, title and interests of Contractor in and to all subcontracts, purchase orders, warranties, guarantees and other agreements pertaining to the Work; (ii) Contractor’s executing and delivering to Owner all waivers and releases, in form and substance acceptable to Owner, required to establish that the Systems, the Facility and the Site, and any and all interests, estates or improvements related thereto, are free from any and all claims, liens, security interests or encumbrances arising out of or in connection with performance by Contractor or any Subcontractor of the Work; (iii) Contractor’s delivering to Owner any other information reasonably requested by Owner; and (iv) Contractor’s delivery to Owner of assignments of any agreements with Subcontractors for which Owner requests assignment.

       23.4.4      Return of Security In the event of termination for convenience pursuant to this Section 23.4, and subject to all of the rights of the Parties under the Contract Documents, (i) Owner shall return the original Letter of Credit issued by Contractor pursuant to Section 22.2 to Contractor for cancellation; (ii) Contractor shall return the original Letter of Credit issued by Owner pursuant to Section 22.4 to Owner for cancellation; (iii) Owner shall return the original Payment and Performance Bond issued by Contractor pursuant to Section 22.3 to Contractor for cancellation; and (iv) Owner shall pay all undisputed retainage to Contractor. Upon request of either Party, the exchange of Letters of Credit and Payment and Performance Bonds pursuant to subparts (i), (ii) and (iii) shall be simultaneous.

23.5        Termination by Owner for Cause . If a Contractor Event of Default occurs, then Owner may, without prejudice to any other right or remedy Owner may have under this Agreement and notwithstanding any other provision under this Agreement, at any time terminate all or any part of this Agreement, such termination becoming effective seven (7) calendar days after notice thereof is provided from Owner to Contractor. For purposes hereof, a “Contractor Event of Default” will be deemed to have occurred if:

       23.5.1      Insolvency .. Contractor is adjudged as bankrupt or insolvent, makes a general assignment for the benefit of its creditors, has a trustee or receiver appointed for its property, or files a petition to take advantage of any debtor’s act;

       23.5.2      Delay After Provisional Acceptance . (a) Provisional Acceptance of an FGD System has failed to occur on or before the date that is thirty (30) calendar days after the Guaranteed Provisional Acceptance Date for such System as adjusted by Change Order, and (b) Contractor has not provided an acceptable recovery plan to Owner;

       23.5.3      Key Personnel . Breach by Contractor of Article 9 of this Agreement (“Key Personnel”); or

       23.5.4      Material Breach . Contractor otherwise refuses to perform, or commits a material breach, of any of the terms of this Agreement and fails to cure such breach within a reasonable time after notice.

Upon such termination or partial termination Owner may take possession of the applicable portion of the Site and of the applicable materials, equipment (including, without limitation, Construction Equipment and Systems Equipment) and tools thereon owned by Contractor, may take assignment of the applicable Contractor’s agreements with Subcontractors, and may finish the applicable Work by whatever method Owner may deem expedient. If the costs of finishing the applicable Work exceed the unpaid balance of the Contract Price for such Work, then Contractor will pay the difference to Owner, subject to the provisions relating to limitations of liability and cost sharing set forth in this Agreement. Such right of termination for cause and right to take possession shall be in addition to and not in limitation of Owner’s other rights and remedies under the Agreement or, should Owner have exhausted any non-exclusive specific remedy under this Agreement, under law or equity.

23.6        Actions Upon Termination . Upon receipt of written notice from Owner of termination of this Agreement pursuant to either Section 23.4 or 23.5, Contractor will (i) cease operations as directed by Owner in the notice; (ii) take all actions necessary, including such actions as Owner may direct, for the protection and preservation of all Systems Equipment, Construction Equipment and the Systems (in whatever stage of completion); and (iii) terminate all existing subcontracts and purchase orders for the portion of the Work terminated (unless and to the extent Owner directs Contractor to assign such subcontracts and/or purchase orders to Owner pursuant to Section 23.4.3) and enter into no further subcontracts and purchase orders in connection with the Work.

23.7        Survival . Termination of this Agreement will not relieve Contractor of any obligation hereunder which expressly or by implication survives termination hereof, including, without limitation, its liabilities, warranties, and indemnification obligations under Article 28 with respect to any acts or omissions prior to the effectiveness of such termination or arising out of such termination.

24. ASSIGNMENT

Contractor may not assign its rights or obligations under this Agreement without the prior written consent of Owner. Owner may assign its rights and obligations under this Agreement at any time to any future owner of the Facility and to any lender or other financing entity. When requested by Owner, Contractor will execute and return a consent to assignment in a form acceptable to such lender, financing entity or future owner. Subject to the foregoing, all of the rights, benefits, duties, liabilities and obligations of the Parties will inure to the benefit of and be binding upon their respective successors and permitted assigns.

25. INSURANCE

25.1.        Contractor’s Insurance . Prior to commencement of the Work, Contractor shall purchase and maintain the following insurance coverages and limits until the earlier of Final Completion or termination of this Agreement except for Products and Completed Operations coverage as described in the sections below. The limits of coverage required by this Agreement may be satisfied by a combination of primary and excess (or umbrella) insurance policies provided that the form of the excess/umbrella coverage follows the form of the primary liability insurance. All insurance obtained by Contractor hereunder shall be written by a company or companies with a Best’s rating of no less than A: VII or equivalent. Such company or companies must be lawfully authorized to do business in the jurisdiction in which the Facility is located or where any services related to this Agreement are performed.

       25.1.1      Casualty Insurance .

       25.1.1.1    Commercial General Liability Insurance . Commercial General Liability Insurance providing coverage of Ten Million Dollars ($10,000,000), reduced to Two Million Dollars ($2,000,000) between Substantial Completion and Final Completion, each occurrence as will protect Contractor, Owner, Owner’s affiliates, employees, representatives, agents and the Financing Parties from third party bodily injury (including death) and property damage claims which may arise out of or result from Contractor’s operations under the Agreement and for which Contractor, Owner or the Financing Parties may be legally liable.

        25.1.1.1.1              Liability insurance in Section 25.1.1.1 shall be written on an occurrence form and include Comprehensive Form, Premises and Operations, Independent Contractors, Products and Completed Operations, Blanket Written Contractual, Broad Form Property Damage, Explosion, Collapse and Underground Hazard (XCU coverage), Sudden and Accidental Pollution and Personal Injury liability coverages. A cross liability and severability of interest clause shall be included. Blanket Contractual Liability Insurance shall specifically include Contractor’s indemnification obligations under this Agreement.

        25.1.1.1.2      Products and Completed Operations coverage shall continue for two (2) years after the earlier of Substantial Completion of the Work, and termination of this Agreement.

        25.1.1.2      Business Automobile Liability Insurance . Business Automobile Liability Insurance, including coverage for the operation of all owned, non-owned and hired vehicles including trailers with limits of liability for bodily injury (including death) and property damage of $5-Million Dollars ($5,000,000) , reduced to Two Million Dollars ($2,000,000) between Substantial Completion and Final Completion, combined single limit per occurrence (and with no aggregate limit). Such insurance shall cover occurrences both at and away from the Facility Site.

25.1.2      Workers’ Compensation and Employer’s Liability Insurance .. Contractor shall provide and maintain Workers’ Compensation Insurance or its substantial equivalent on its employees for statutory obligations imposed by Workers’ Compensation or Occupational Disease laws and regulations of the applicable jurisdiction, including coverage for the benefits provided under the United States Longshoremen & Harbor Workers’ Act, the Jones Act and other appropriate extensions, with Employer’s Liability Insurance (Coverage B) including Maritime, to limits of One-Million Dollars ($1,000,000) each accident. Coverage under the Broad Form All States extension shall be included. For comparable exposures falling outside the United States, Contractor shall comply with all legally required obligations related to employee injuries, including obligations related to compensation for medical costs and/or lost wages.

25.1.3      Contractor’s Property . Contractor shall be responsible for and shall bear the risk of loss and damage to any property including but not limited to (i) tools and equipment of Contractor (owned or rented) and (ii) any property (other than the Work) for which it is responsible or that is in its care, custody and control, wherever located, to the extent that such property is not covered under Owner’s Builder’s Risk insurance. Any insurance provided for property owned or rented by Contractor shall be at Contractor’s expense. All deductibles with respect to Contractor’s insurance shall be for the account of Contractor.

25.1.4      Transit Insurance . Where Contractor has responsibility to coordinate transportation, whether ocean or air (inland transit being by Owner pursuant to Section 25.1.6), Contractor shall bear responsibility for providing transit coverage on an all-risk basis from warehouse to warehouse, unless total risk of loss in transit is borne by the shipper or supplier, or Owner provides notification that it will carry such coverage. Coverage shall include lightering operations and loading and unloading exposures therefrom and provide a limit of full replacement value of each conveyance. Any marine inspections and/or survey fees under this coverage shall be for the account of Contractor.

25.1.5      Other Insurance .

        25.1.5.1        International Insurance . Additional Insurance may be required in accordance with the customs of the country where any part of the operation of this Agreement will occur.

        25.1.5.2        Differences in Condition Policy . Difference in Conditions Policy with the applicable limit required in Section 25.1.1 above to complete gaps left by the local policy that are customarily included in a policy issued in the United States.

25.1.6      General Insurance Conditions . Other than coverage under Builder’s All Risk or All Risk Property and Inland Marine Insurance to be procured by Owner pursuant to Section 25.2.1, all coverages provided by Contractor shall be primary coverage for incidents arising from Contractor’s work under the Agreement and pay without contribution from any other coverage procured or maintained by Owner, its affiliates and/or the Financing Parties regardless of whether or not Owner has similar coverage. Contractor shall bear all cost for payment of any and all deductibles or self-insured retentions under its policies and shall remain solely and fully liable for the full amount of any claim or item not compensated by insurance. The Contractor’s deductible shall encompass the costs of defense, including court costs and attorney’s fees. Except with respect to Professional Liability, Worker’s Compensation/Employer’s Liability coverages and insurance on Contractor’s property, all coverages required to be carried by Contractor under this Agreement shall be endorsed to name Owner, its affiliates, employees and the Financing Parties as additional insureds and other parties reasonably requested by Owner for their imputed liability as a result of Contractor’s operations hereunder. Unless prohibited by law, Contractor shall and require its insurers to waive any right of recovery, under subrogation or otherwise, against Owner, its affiliates, employees and the Financing Parties.

25.1.7      Other Duties, Representations, and Obligations .

        25.1.7.1    Certificates of Insurance . Certificates of Insurance will be provided on an industry standard ACORD Form 25 shall be filed with Owner prior to commencement of the Work. These Certificates and the insurance polices required by this Agreement shall contain a provision that the coverages afforded under Contractor’s policies shall not be modified, canceled, allowed to expire, or the limits changed without first giving at least thirty (30) days prior written notice thereof to Owner. No such cancellation, modification or change shall affect Contractor’s obligation to maintain the insurance coverages required by the Agreement. Upon expiration of all required policies, renewal certificates shall be sent to Owner for verification of continued compliance of Contractor’s Insurance requirements under this Agreement.

        25.1.7.2        Violation of Insurance Terms . Contractor shall not violate or knowingly permit any violation of any conditions or terms of the policies of insurance required by this Agreement.

        25.1.7.3        Failure to Maintain Insurance . In the event Contractor neglects, refuses or fails to provide or maintain any of the insurance required under this Agreement, or if such insurance is canceled for any reason, Owner shall have the right, but not the obligation, to procure or maintain the same. In the event Owner does procure or maintain such insurance, Owner shall have, in addition to any and all other, available remedies, the right to recover from Contractor all of the costs associated with procuring or maintaining such insurance.

        25.1.7.4        No Waiver of Liability . The foregoing provisions requiring Contractor to carry insurance shall not be construed in any manner as waiving, restricting or limiting the liability of Contractor as to any obligations imposed under this Agreement, whether or not same are, or may be, covered by insurance. In addition, the maintenance of Contractor’s insurance shall not in any way operate to limit the liability of Contractor to Owner under this Agreement.

        25.1.7.5        Additional Insurance . Upon a reasonable written request from Owner, Contractor shall provide as soon as practical additional insurance, including increased coverage and /or limits of liability, as it deems appropriate for the risk involved, and Owner will pay Contractor the actual premium cost thereof.

        25.1.7.6        Premium Audit . With respect to any special policies or additional limits procured as a result of this Agreement, Contractor hereby grants permission to Owner, or Owner’s representative, to audit any request for premium reimbursement including permission for Owner to contact and receive its broker’s certification.

25.1.8      Subcontractor’s Insurance .

        25.1.8.1        Levels of Coverage . Contractor shall require all Subcontractors of any tier that may work on or in connection with the Project to maintain the coverages required in this Article (or at least equivalent coverage); provided however, that Contractor may vary the limits of such coverage of subcontractors depending on the services provided, but such limits shall be comparable to those customarily provided by others within similar size and scope of business. In no event shall the insurance requirements be deemed to limit the liability or responsibility of Contractor or any of its Subcontractors to Owner.

        25.1.8.2        Waiver of Rights . Contractor shall require all tiers of Subcontractors to waive the rights of recovery against Owner, its affiliates, employees and the Financing Parties.

25.2.      Owner’s Insurance .

      25.2.1      Builder’s All Risk .. Owner shall provide and maintain for the duration of the Project Builder’s Risk Insurance or All Risk Property Insurance written on an “all-risk” form insuring all real and personal property of Owner at the Facility Site, on a replacement cost basis while under construction and during any testing, including hot testing, as well as operating property insurance for the existing and completed Facility through the Warranty Period. This insurance includes the interests of Owner, Financing Parties and Contractor (including Contractor’s affiliates and Subcontractors). Owner shall provide to Contractor a certificate of insurance confirming the status of Contractor as an additional insured on the Project Builder’s Risk or All Risk Property Insurance policy. The Insurance policy shall provide for a waiver of all rights of subrogation against the Financing Parties and Contractor (including Contractor’s affiliates and Subcontractors). Contractor will be responsible for any deductible or self-insured retention under this insurance up to a maximum of (US$5,000,000) for each and every occurrence. The foregoing shall in no way affect Contractor’s obligation for any breach of the Warranty as described in the Terms and Conditions of the Agreement. The furnishing of said insurance by the Owner shall in no way relieve, or limit, or be construed to relieve or limit, the Contractor or Subcontractors of any tier of any other responsibility or obligation otherwise imposed by this Agreement.

      25.2.2      Exclusion from Builder’s Risk . Contractor is aware that insurance companies providing “all-risk” Builder’s Risk insurance usually exclude several classes of unusual risk. Upon Contractor review and concurrence, Contractor agrees that the terms of the Builder’s Risk policy shall define any exclusion, which may reasonably exist.

      25.2.3      Contractor Compliance . Contractor will promptly comply with the recommendations of the insurance carriers so that said insurance carriers will continue to provide the coverage to be maintained by the Owner pursuant to this Agreement at a reasonable premium.

26. TIME

The time periods, time deadlines and other temporal descriptions (collectively “Time” ) contained in this Agreement are a material part of the bargain between the parties and are considered essential to the performance of the Parties under this Agreement. Furthermore, all references to Time are considered fixed and absolute, subject only to the cure periods expressed in this Agreement, and Change Orders pursuant to Article 19.

27. TAXES

27.1        Taxes . Contractor will administer, pay for and furnish to the appropriate taxing authorities all required information and reports in connection with, all Taxes. Contractor shall be responsible for paying all Taxes associated with the Work, except as otherwise provided in Sections 27.2 and 27.3 below. If and to the extent Owner is legally required to pay any such Taxes associated with the Work, Contractor will promptly reimburse Owner for the full amount of such Taxes paid by Owner.

27.2        Sales Taxes . Owner will provide Contractor with a Maryland Exempt Use Affidavit, for the express purpose of allowing Contractor to use the Affidavit to procure Systems Equipment free of any and all sales or use taxes, in and outside of the State of Maryland. Should the Affidavit not be applicable to any item of Systems Equipment, then Contractor shall pay the tax due to the relevant taxing authority, and Owner shall reimburse Contractor for such tax in the Milestone Progress Payment applicable to the subject item of Systems Equipment. Such reimbursement shall be outside the EPC Total Compensation.

27.3        Property Taxes . Owner will be responsible for all property taxes assessed on the Site and on Systems Equipment. Contractor will be responsible for paying, and shall administer, any property taxes assessed against, or on, Construction Equipment.

28. INDEMNIFICATION

28.1        Property Damage . In addition to and not in limitation of its compliance with all Applicable Laws and Applicable Permits (including, without limitation, those relating to work and occupational safety and health measures) Contractor will take all reasonable precautions to avoid any damage to person or property at the Site or any adjacent areas due to its activities at the Site. Subject to Section 28.2, if Contractor or its Subcontractors cause any property damage at the Site during the course of the performance of the Work, and to the extent Owner is not reimbursed for such damages as an insured or an additional insured under any policy of insurance, then Contractor will bear the cost of same; provided, however, that for any such cost covered by Contractor’s insurance, the portion of such cost paid by Contractor as an insurance deductible shall be treated as Guarantee Cost pursuant to Section 11.3; provided further that the maximum amount of such costs that may be treated as Guarantee Costs shall be five hundred thousand dollars ($500,000) for each occurrence. If, in the reasonable opinion of Owner, Contractor has failed to fulfill its obligations under the foregoing sentence within a reasonable period of time, then Owner may repair or replace or cause to be repaired or replaced any damaged property and take all such actions as it deems necessary in order to return the affected part of the Site or any adjacent areas to the condition in which they were in prior to such damage. All costs and expenses related to such actions of Owner will be for the account of Contractor, and Contractor will promptly reimburse such amounts to Owner, subject to the limitation set forth in Section 28.2 and Article 21. Owner’s taking such actions will not relieve Contractor of its obligations under this Agreement and Applicable Laws or constitute a waiver of any of Owner’s rights or a mitigation or diminution of any of Contractor’s obligations under this Agreement.

Contractor understands and agrees that it shall not interfere, and shall coordinate and cooperate, with the Owner, Owner’s Separate Contractors and other contractors at the Project Site to fully perform the Work with no or minimal impact to any other party.

28.2        Limitation on Property Damage Indemnification . Notwithstanding anything to the contrary, Contractor’s liability for damage to the Work under Section 28.1 shall be limited to the deductible of the Builders All Risk and Liability Insurance to be procured by Owner pursuant to Section 25.2 hereunder, and Contractors Liability for damage to the existing Facilities shall be limited to the deductible of Owner’s property insurance. To the extent that Contractor damages any personnel or property of another Owner authorized party at the Project Site by or through its negligence, and such damage is not covered by any applicable insurance policy, then Contractor shall be and remain liable for such damage .

28.3        Royalties and License Fees . Contractor will pay all royalties, license fees and the like, if any, for any tangible or intangible property or software or any other intellectual property rights including, without limitation, materials, methods, processes and systems used, purchased or provided by or on behalf of Contractor for incorporation into a System. In performing the Work, Contractor will not incorporate into a System any materials, methods, processes or systems which involve the use of any confidential information, intellectual property or proprietary rights which Owner or Contractor does not have the right to use or which may result in claims or suits against Owner or Contractor arising out of claims of infringement including, without limitation, of any domestic or foreign patent rights, copyrights, trademarks or service marks, or other proprietary rights, or applications for any such rights, or unauthorized use of confidential information.

28.4        Operation of Systems .. The operation and maintenance of the Systems will be within the exclusive control of Owner. The Parties acknowledge that, in operating and maintaining the Systems, Owner will be following the instructions set forth in the operating and maintenance manual provided to Owner by Contractor under Section 6.5.6. Owner agrees to indemnify and save Contractor harmless from expense and liability (including reasonable attorney’s fees) incurred by or imposed upon Contractor based upon injury to person (including death) or damage to tangible property resulting from Owner’s operation or maintenance of the Systems in violation of the operating and maintenance manual provided under Section 6.5.6.

28.5        No Liens or Encumbrances . Contractor warrants and guarantees that good and clear title to the Systems, the Systems Equipment and all materials and supplies provided pursuant to this Agreement will pass to Owner free and clear of all claims, liens, security interests and other rights and encumbrances.

28.6        Contractor’s Indemnities for Personal Injury or Property Damage . To the extent of Contractor’s or its Subcontractor’s negligence or fault, Contractor hereby assumes liability for, and will indemnify, defend and hold harmless Owner and its respective shareholders, members, partners, affiliates, employees, and representatives

(the “Owner Indemnitees” ) from and against liability (including any strict liability), claims, suits, actions, costs (including attorneys’ fees), expenses, losses or judgments that may be imposed on, incurred by or asserted against any Owner Indemnitee arising out of personal injuries (including wrongful death) or any third party property damage arising from the Work.

28.7        Other Contractor’s Indemnities . Contractor hereby assumes liability for, and will indemnify, defend and hold harmless Owner Indemnitees from and against liability (including any strict liability), claims, suits, actions, costs (including attorneys’ fees), expenses, losses or judgments that may be imposed on, incurred by or asserted against any Owner Indemnitee arising out of (i) the release or threatened release by Contractor or its Subcontractors, of any Hazardous Substances on the Site or any areas adjacent thereto that are brought onto the site by Contractor or its Subcontractors, (ii) the violation by Contractor or its Subcontractors of any Applicable Laws and/or Applicable Permits, (iii) any claim or allegation that any Systems Equipment, Construction Equipment or other equipment, materials or information provided by Contractor or any Subcontractor in connection with its performance of the Work constitutes an infringement of any patent, trade mark, trade secret or confidential information, copyright or proprietary rights of any kind belonging to or claimed by any third party, or (iv) any Subcontractor liens, claims of lien or similar encumbrances arising in connection with any Subcontractor claims.

28.8        No Limitation to Workers’ Benefits . In any and all claims against any Owner Indemnitee or any of their agents or employees by any employee of Contractor or any Subcontractor, the indemnification obligation under Section 28.6 above will not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Contractor or any Subcontractor under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.

29. GOVERNING LAW

This Agreement will be governed in all respects by the laws of the State of New York, U.S.A. without giving effect to any choice of law ruled thereof which may direct the application of the laws of another jurisdiction. Subject to the Dispute resolution Article 33, any action arising out of, or related to, this Agreement or the Project shall be brought in a court of competent jurisdiction sitting in the Borough of Manhattan, City of New York, New York, U.S.A. and the Parties consent to jurisdiction and venue in such court.

30. PERMITTING

30.1        Responsibility for Permitting . Responsibility for permitting is set forth in Exhibit 4. For permits for which Owner is responsible, Contractor shall provide technical support and reasonable assistance in support of Owner’s application for such permits. For permits for which Contractor is responsible, Owner shall provide reasonable assistance in support of Contractor’s application for such Applicable Permits.

      30.1.1      Owner’s Permits Required for Construction . With respect to each FGD System, Owner shall obtain all permits as required for construction for which it is responsible on or before September 1, 2007. Should Owner fail to obtain such permits by such date, then by Change Order pursuant to Sections 19.7 and 19.13, and subject to Section 19.16, the milestone identified in Exhibit 15 as “Ready for Flue Gas to Scrubber” and the Guaranteed Provisional Acceptance Date for such System shall each be extended day-for-day for each day of delay in obtaining such permits.

      30.1.2      Permission to Begin Installation of Pilings With respect to each FGD Systems, Owner shall use good faith efforts to obtain permission for Contractor to begin installing the necessary piles at the Site on or before August 1, 2007. Should Owner fail to obtain such permission, then by Change Order pursuant to Sections 19.7 and 19.13, and subject to Section 19.16, the milestone identified in Exhibit 15 as “Ready for Flue Gas to Scrubber” and the Guaranteed Provisional Acceptance Date for such System shall each be extended day-for-day for each day of delay in obtaining such permission.

30.2        Other Permits . To the extent that any permits are required that are not listed in Exhibit 4, then Owner will obtain and pay for all environmental and operating permits, and Contractor will obtain and pay for all construction permits.

31. SITE CONDITIONS

31.1        Geotechnical Study . The Contractor shall perform and have full responsibility for the comprehensive geotechnical study (the “Geotechnical Study” ) which shall indicate the results of Contractor’s full investigation, discovery, and conclusions regarding the subsurface conditions and all other geotechnical issues at the Site. The findings and conclusions of the Geotechnical Study shall be incorporated into the design of the Project.

31.2        Special Site Characteristics . Prior to issuance of NTP, Contractor shall thoroughly inspect the Site and fully familiarize itself with the structures, features, characteristics and conditions of the available working space and the ongoing operations of the Facility. Contractor shall ascertain the most suitable means and methods for executing and delivering the Work in accordance with this Agreement, and shall employ such means throughout its performance of the Work.

31.3        Contractor’s Knowledge of Conditions . Contractor will be responsible for having taken all steps necessary to ascertain the suitability of the location of the Work, and the general and local conditions which may affect the Work or the scheduling or cost thereof. Failure by Contractor to fully acquaint itself with all conditions which may affect the Work, such as transportation, handling, storage of materials, normal weather patterns and ambient conditions, Applicable Laws, Applicable Permits, Taxes, insurance, and the character and availability of labor, consumables, supplies, Systems Equipment,

Construction Equipment, the nature and timing of work being performed by other contractors and the facilities needed preliminary to and during the performance of the Work, will not relieve Contractor of its responsibilities under this Agreement.

31.4        Sub-Surface Site Conditions . Contractor agrees that each Site is or will be made by Contractor satisfactory for performance of the Work in accordance with the Approved Project Schedule and for the Contract Price (except as the Approved Project Schedule and Contract Price may be adjusted in accordance with Article 19). Contractor expressly assumes the risk of any sub-surface conditions relating to soils, water, or rock that may affect the performance of the Work that could reasonably have been deduced from or revealed by the Geotechnical Study described in Section 31.1 of this Agreement.

32. SUBCONTRACTORS

32.1        Approved Subcontractors . Owner will have the right to approve any and all Subcontractors from whom Contractor or its Subcontractors may obtain bids to subcontract portions of the Work. In no case shall Owner’s approval of any subcontract impose on Owner any responsibility for the Work or relieve Contractor of any of its obligations under this Agreement. Owner’s approval of Contractor’s proposed Subcontractors of any tier will not be unreasonably withheld. If Contractor receives a disapproval notice for any Subcontractor it shall not use or utilize such Subcontractor. Those approved Subcontractors are listed in Exhibit 1. Contractor may also have portions of the Work performed by its affiliates, in which event the Work shall be awarded by competitive sourcing and shall be subject to all provisions of Article 10.

32.2        Subcontractor and Vendor Identification. Prior to issuance of the NTP, Contractor shall identify all equipment and erection Subcontractors or potential Subcontractors that Contractor will employ to complete the Work. Contractor shall not add any additional Subcontractors after issuance of the NTP without Owner’s prior approval.

32.3        Substitute Contractors. If Contractor proposes to substitute a non-preapproved subsupplier, the subsupplier’s credentials shall be submitted to Owner for approval. Sufficient data must be provided to Owner in a timely manner to prove that the proposed equipment is of an equivalent quality and has proven operation in similar service conditions, including capacity, to that provided by the pre-approved subsuppliers. If an offshore subsupplier is proposed, contractor shall provide information providing satisfactory domestic stockpiling of any required spare parts.

32.4        Purchase Orders and Subcontracts . Except as otherwise expressly agreed or directed by Owner, Contractor will ensure that each Subcontractor with whom Contractor has a direct contract is bound to Contractor to the same extent that Contractor is bound to Owner hereunder. Contractor will use in connection with the Work such Contractor-prepared purchase orders, contracts, subcontracts, material requisitions, terms and conditions and similar purchasing forms as are generally used from time to time by Contractor, however, these forms shall be designed to facilitate an Open Book analysis of underlying costs related to the Work. As a condition to Final Completion, Contractor will provide Owner with copies of all purchase orders, contracts, subcontracts and material requisitions relating to such System (unpriced for any Work being performed on a lump sum pricing method). Contractor shall purchase the DCS equipment and software on the terms and conditions for purchase of same by Owner pursuant to the Master Agreement between Mirant Services LLC and Invensys Systems, Inc dated March 26, 2007, (the “ DCS Master Agreement ”) a copy of which was provided to Contractor prior to the Effective Date. Contractor’s responsibility to Owner under this Agreement for the DCS equipment shall be equal to but no higher than the obligations of the DCS Contractor for the DCS Equipment under the DCS Master Agreement.

32.5        Subcontractor Warranties . Except as otherwise expressly agreed or directed by Owner in writing, Contractor will procure from suppliers standard warranties and guarantees with respect to the Systems Equipment. Notwithstanding any failure of Contractor to obtain such a warranty from a supplier, the Parts and Labor Warranty shall apply to all Systems Equipment. If, and to the extent, that Owner is not able to effectuate a warranty remedy from the Contractor, where Contractor has subcontracted such services, then Owner may contact and prosecute such warranty services from such Subcontractor. As a condition to the achievement of Final Completion, and/or prior to the termination of this Agreement, Contractor will (i) assign in writing all such warranties and guarantees to Owner; (ii) secure any consents necessary for such assignment from each Subcontractor; and (iii) deliver to Owner copies of all contracts and subcontracts (unpriced for any Work being performed on a lump sum pricing method) providing for warranties and guarantees enforceable by Owner. Neither Contractor, nor its Subcontractors will take any action which could release, void, impair or waive any warranties or guarantees on Systems Equipment, materials or services that it procures from others.

32.6        Subcontractor Insurance . Except as otherwise agreed or directed by Owner in writing, Contractor will require all Subcontractors with whom Contractor has a direct contract to obtain, maintain and keep in force (and to require from their lower tier Subcontractors to obtain, maintain and keep in force) during the time in which they are engaged by Contractor similar insurance coverages, if and as applicable to their respective scopes of services and activities as are required of Contractor pursuant to Section 25.1. The limits for such coverage may be reduced by the Contractor in which case the Contractor agrees to be solely responsible to Owner, the Financing Parties, claimants or employees for any otherwise un-recovered losses which fall in the area between the required Subcontractor coverage and that which is actually procured and maintained. Furthermore, Contractor will require of its subcontractors that the policies providing such coverages meet the same requirements as are applicable to Contractor’s policies, as set forth in Article 25.

32.7        No Privity with Subcontractors . Other than subsequent to an assignment of a subcontract or purchase order to Owner, Owner will not be deemed by virtue of this Agreement or otherwise to have any contractual obligation to or relationship with any Subcontractor. Furthermore, no Subcontractor will have any rights against Owner under this Agreement, whether as a third party beneficiary or otherwise. Contractor will include clauses that expressly state the concepts set forth in this Section 32.7 in each subcontract with Subcontractors.

32.8        Assignment of Subcontracts to Owner . In the event of termination of this Agreement pursuant to its terms, Contractor shall assign any or all of its agreements with Subcontractors to Owner at Owner’s request and shall ensure that each such subcontract is assignable to Owner. In the event of partial termination of this Agreement pursuant to its terms, Contractor shall assign the applicable agreements with Subcontractors to Owner at Owner’s request and shall ensure that each such subcontract is assignable to Owner

32.9        Directed Payments . From the monies paid by Owner to Contractor, Contractor shall make payment to Subcontractors, to utilities furnished and Taxes owed by Contractor, to the payment of premiums on surety bonds and insurance, and to any other purpose related to the Project. The Contractor agrees that any liquidating agreement, pass-through agreement, or other agreement between the Contractor and a Subcontractor that purports to make Owner responsible for paying a Subcontractor for work on the Project is void and unenforceable and deemed to be waived.

32.10      Neglect to Pay . Should Contractor neglect or refuse to pay promptly when due any legitimate or undisputed bill incurred by it pursuant to the Agreement, Owner, after giving Contractor seven (7) calendar days’ notice of its intentions so to do, shall have the right but not the obligation, to pay such bill by joint check made payable to Contractor and the applicable Subcontractor and such payments shall be accounted for as a payment to Contractor. Owner shall be entitled to offset such amounts against any payments thereafter becoming due to Contractor. The payment of any bill by Owner pursuant to the foregoing shall not be deemed to cure or waive Contractor’s default, and Owner may exercise any other right or remedy granted by the Agreement or by law or equity. Owner will not make any such payment, however, without prior consultation with Contractor concerning Contractor’s reason for refusing to pay such bill.

33. DISPUTE RESOLUTION

33.1        Applicability of Resolution Procedures . All claims, disputes or other matters in question between the Parties arising out of or relating in any way to this Agreement ( “Disputes” ) will be resolved pursuant to this Article 33.

33.2        Management Discussions . The Parties agree to make a diligent, good-faith attempt to resolve all Disputes. If the Authorized Representatives of the Parties are unable to resolve a Dispute arising under this Agreement within ten (10) calendar days after notice from one Party to the other, such Dispute will be submitted promptly to the senior executive officers of the Parties, who will meet, in person or by telephone, not later than ten (10) calendar days after the date such Dispute was submitted to them. In the event that the officers cannot resolve the Dispute within five (5) Business Days after the matter is submitted to them, then, unless otherwise agreed, the Parties will refer such Dispute to mediation proceedings under Section 33.3.

33.3        Mediation . Provided that the Parties have been unable to resolve a Dispute pursuant to the procedures set forth in Section 33.2, the Parties will make a good faith effort to mediate a resolution of the dispute with the assistance of a qualified mediator to be chosen by agreement of the Parties. In the event that the Parties are unable to agree upon a qualified mediator, a mediator will be designated by the American Arbitration Association ( “AAA” ). Any such mediation will be held in accordance with the Construction Industry Mediation Rules of the AAA or by such other standards as established by the mediator. Such mediation will be held in Atlanta, Georgia or at such other site as the Parties may agree. If, despite the Parties’ good faith efforts to mediate a Dispute, such Dispute remains unresolved forty-five (45) calendar days after the first date on which such mediation commenced (or such longer period as the Parties may agree to in writing), then the Parties may pursue such rights and remedies as may be available under applicable law.

33.4        Arbitration . Should a mediation under Section 33.3 be unsuccessful, and so long as the aggregate amount of all disputed Changes, Change Order Notices, Change Order Requests, Change Orders, and other Disputes, claims, controversies or other matters disputed in good faith between the Parties at one time is equal to or less than twenty-five million dollars ($25,000,000), then all such Disputes, controversies or claims arising out of or related to the Project shall be settled by mandatory and binding “baseball” arbitration in accordance with this Section 33.4, and judgment upon the award may be entered in any court having jurisdiction thereof; provided, however, that should such aggregate amount exceed twenty-five million dollars ($25,000,000), then arbitration shall not be mandatory and the Parties may elect, by mutual agreement in writing, to have none, any or all such Disputes, controversies or claims decided by binding or non-binding arbitration, as may be agreed by the Parties. The Parties agree that they will not assert frivolous claims in bad faith in an effort to subvert the purpose of the preceding sentence, which is to establish an objective standard for distinguishing between situations in which arbitration is mandatory, and situations in which arbitration is not mandatory and will be used only upon agreement of the Parties. Any arbitration pursuant to this Section 33.4 shall be held in Atlanta, Georgia and conducted pursuant to the Uniform Arbitration Act (2000). The arbitration shall be heard by three arbitrators, who shall be appointed using the process for the selection of the members of the DRB, and who shall strictly enforce the terms and conditions of this Agreement. In the event of such arbitration, each Party agrees to produce to the other Party all non-privileged documents that such other Party considers to be related to the Dispute, including all electronic documents and data in native format. Provided that the other Party is provided a reasonable opportunity to obtain and preserve such electronic data before a Party ceases to maintain it, the requirement that data be provided in native format shall apply only so long as that electronic data is still maintained in the ordinary course of business. All such documents shall be produced at least six months before the date set for the hearing, and the initial production shall be supplemented promptly to include any additional documents that come into possession of a Party after the initial production. Each Party shall also provide to the other Party, at least forty-five (45) days before the hearing or such shorter period as the arbitrators may direct upon application of a Party (but not less than 30 days before the hearing), (i) a copy of all exhibits the Party will introduce at hearing, and a (ii) complete list of all witnesses the Party may call and a detailed summary of their testimony, including a written report of all expert witnesses in accordance with Fed. R. Civ. P. 26(a)(2)(B). Documents that have not previously been exchanged, and witnesses for whom proper information has not previously been provided, may not be considered by the arbitrators without a showing of good cause. The attorneys for the Parties and the arbitrators shall have the authority to issue subpoenas for the appearance of witnesses at the hearing and for production of documents (including documents in the possession of persons other than the Parties) at or in advance of the hearing. At least fifteen (15) days before the date set for the hearing, the Parties will exchange, and provide to the arbitrators, best and final offers of compromise, which the Parties may amend at any time before the tenth (10 th ) day after the close of the hearing. Within forty-five (45) days after the conclusion of the hearing, the arbitrators shall select the best and final offer (as amended) of one Party and that offer shall become the award of the arbitrators. At the discretion of Owner, any Subcontractor with whom the Contractor has a direct contract may be joined as a party to an arbitration conducted pursuant to this Section 33.4. Contractor shall include in each of its subcontracts, to the extent commercially practicable, a provision allowing for such joinder at Owner’s discretion, and an agreement by the Subcontractor to be bound by the results of such arbitration. Should any Subcontractor oppose the inclusion of such provisions in its subcontract, and should the negotiations between Contractor and such Subcontractor reach an impasse, Contractor will consult with Owner to determine a commercially reasonable course of action before entering into a subcontract or issuing a purchase order to such Subcontractor.

33.5        Dispute Review Board . Notwithstanding Sections 33.3 and 33.4, either Party may, at any time, submit a Dispute for interim decision by the Dispute Review Board ( “DRB” ) in accordance with Exhibit 17. Should a Dispute arise that involves the subject matter of Sections 8.6, 19.15, 23.3 33.5, 12.3.5 or 12.6.4, then the Parties agree to abide by any decision of the DRB relating to same on an interim basis, until the disagreement can be permanently resolved through the procedure described in this Article 33. The Parties agree that the Parties will suffer irreparable harm if either Party does not abide by a decision of the DRB relating to the Sections listed in the previous sentence, and that either Party may enforce such a decision of the DRB through an action for equitable relief including mandatory temporary injunction.

33.6        Obligations Continue . Notwithstanding the existence of any Dispute hereunder, the Parties will continue to perform their respective obligations under this Agreement unless the Parties otherwise mutually agree in writing. If during the pendency of a Dispute, the Work is in progress, Owner’s Authorized Representative will give such instructions as are necessary for the proper performance of the Work and to prevent delays pending settlement of the Dispute. Contractor will carry out such instructions and will proceed with the execution of the Work, it being understood that in so doing Contractor, if it gives Owner a written notice before carrying out such Work that Contractor is doing so under protest, is not jeopardizing any claim it may have and is not in any way renouncing or waiving any rights or recourses.

33.7        Injunctive Relief .. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to, nor shall it, prevent the Parties from seeking injunctive relief at any time as may be available under law or in equity.

33.8        Survival . The provisions of this Article 33 will survive the termination of this Agreement.

34. MISCELLANEOUS

34.1        Audit and Maintenance of Records . Owner shall have the right to audit and inspect Contractor’s records and accounts covering Fees and costs paid, payable or reimbursable hereunder for Work performed on an Open Book basis, at all reasonable times during the performance of the Work and for such time as may be required by Applicable law, but in no event less than one year, after the expiration or termination of this Agreement; provided, however, that the purpose of any such audit shall be only for verification of such costs. If an audit reveals that errors have been made in connection with the Fees, costs and other charges invoiced to Owner, then the parties will work together to correct the error and any overpayments revealed by the audit will be promptly paid by Contractor to Owner. In addition, if the audit reveals any overpayment that is greater than five percent (5%) of the amount which was actually due for the period being audited, Contractor, subject to the opportunity to dispute the audit findings in good faith, shall bear the cost of the audit.

34.2        Rights to Work Product .

    34.2.1        Deliverables . All copies of the paid-up Drawings and other deliverables provided or prepared under this Agreement, including, without limitation, Systems designs, and any sealed original drawings, specifications, final project specific calculations, computer-aided design and drafting (CADD) data and files, and other engineering documents which Contractor prepares or delivers to Owner pursuant to this Agreement ( “Deliverables” ) shall be the property of Owner. Notwithstanding the foregoing, all Deliverables are Instruments of Service of Contractor and Contractor shall retain all of its intellectual property rights in and to such Deliverables.

    34.2.2        License . Contractor hereby grants to Owner and its affiliates a fully paid-up, royalty-free, irrevocable, non-exclusive license to use, modify, display, copy, and reproduce the Deliverables to the extent Owner or its affiliates deem necessary to construct, operate, maintain, repair, or alter the Systems at the Sites. This license grant includes, without limitation, a license under all current and future patents owned by or licensed to Contractor that would be infringed by or are applicable to the Deliverables and/or any such construction, operation, maintenance, repair or alternation of the Systems at the Facilities.

    34.2.3        Reuse . All Deliverables prepared by Contractor pursuant to this Agreement are not intended or represented to be suitable for reuse by Owner or others in connection with any air quality control system for any sites other than the Sites. Any such reuse without prior written verification or adaptation by Contractor for the specific purpose intended will be at Owner’s sole risk and without liability or legal exposure to Contractor. Owner shall defend, indemnify, and hold harmless Contractor and its employees, agents, officers and/or assigns, against all claims, losses, damages, injuries, and expenses, including attorneys’ fees, arising out of or resulting from such reuse.

34.3        Compliance with Laws .

    34.3.1        Familiarity with Laws . Contractor shall be familiar with and, at all times, comply with and observe, all Applicable Laws, including all applicable federal, state, and local laws, ordinances, rules, regulations, and executive orders; all applicable safety orders, all orders, or decrees, of administrative agencies, courts, or other legally constituted authorities having jurisdiction or authority over Contractor or the Work which may be in effect now, or during performance of the Work.

    34.3.2        No Fees or Commissions . Contractor has not employed or retained any company or person, other than a bona fide employee working solely for Contractor to solicit or secure this Agreement and Contractor has not paid or agreed to pay any person, company, corporation, individual, or firm other than a bona fide employee working solely for Contractor, any fee, commission, percentage, gift, or any other consideration contingent upon or resulting from the award or making this Agreement.

34.4        Authorized Representatives . Each Party will appoint its own “Authorized Representative” and notify the other Party in writing of such representative’s name, address, facsimile and telephone number within five (5) calendar days after the execution of this Agreement. Either Party may, at any time, change the designation of its Authorized Representative, provided such Party will promptly notify the other Party in writing of such change.

34.5        Confidentiality ..

    34.5.1        Confidential Information . From time to time, in connection with the Project and/or the Work a Party (the “Disclosing Party” ) may disclose certain written information to the other Party (the “Receiving Party” ) which is clearly marked or otherwise designated as “CONFIDENTIAL” (such information, the “Confidential Information” ). Notwithstanding the foregoing, Confidential Information does not include (i) information which is now in the public domain, or which later enters the public domain, through no action by a party in violation of this Agreement; (ii) information which the Receiving Party can demonstrate was already in the Receiving Party’s possession at the time of its disclosure, and which was not acquired by that party directly or indirectly from the Disclosing Party on a confidential basis; or (iii) information which was acquired from persons not under an obligation of secrecy (whether legal or contractual) to the Disclosing Party.

    34.5.2        Nondisclosure . The parties agree that the Confidential Information will be kept confidential by them during the term of this Agreement, and in addition that certain identified parts of the Confidential Information shall be kept and remain confidential for a ten (10) year period following Final Completion of each plant’s Facility. Notwithstanding the foregoing, a Receiving Party may disclose the Confidential Information to those of its officers, directors, employees, affiliates, consultants, lenders, potential lenders and advisors who need to know the Confidential Information in order to assist that party in connection with the Project or the financing thereof. Each party agrees to be responsible for the actions and disclosures of any such person with respect to Confidential Information.

    34.5.3        Compelled Disclosure .. If a Receiving Party becomes legally compelled to disclose any of the Confidential Information, that party will provide the Disclosing Party with immediate written notice of that requirement so that the Disclosing Party may seek a protective order or other appropriate remedy at the Disclosing Party’s risk and expense. The Receiving Party will furnish only that portion of the Confidential Information which is legally required, and the Receiving Party will cooperate with the Disclosing Party’s counsel to enable the Disclosing Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

    34.5.4        Use Restrictions . Owner will only use the Confidential Information of Contractor for or in connection with the Project and the testing, operation, maintenance and repair of the Facilities.

34.6  Owner Caused Project End Suspension and Other Owner Caused Events

34.6.1 “ Owner Caused Project End Suspension” shall be deemed to have occurred if: (i) more than eighty percent (80%) of the Milestones have been completed; (ii) Owner suspends the Work pursuant to Section 23 of this Agreement, and (iii) such suspension is for reasons other than Force Majeure, the discovery and required treatment of Hazardous Substances, Differing Site Conditions or Changes in Applicable Law; acts of omissions of the Contractor that are in breach of its obligations under this agreement; or any other excused basis under this Agreement that would compel the Owner to effectuate such a suspension or delay.

Within fifteen (15) business days after delivery of the notice of the Owner Caused Project End Suspension , Owner shall deposit into a specific escrow account an amount equal to one hundred percent (100%) of the amount of retention related to completed and undisputed milestones. Contractor shall be entitled to any and all interest from the specific escrow account (the “Escrow Account”).

Should all or a significant portion of the Work be recommenced subsequent to a Owner Caused Project End Suspension , all of the proceeds of the escrow account shall revert back to Owner upon the delivery to the contractor of an official “recommencement of the work” Notice (“Recommencement Notice”)

In the event that a Recommencement Notice has not been delivered to Contractor within one hundred and eighty (180) days after the first day of the Owner Caused Project End Suspension , then all of the Escrow Account funds, including all interest, shall be distributed to Contractor.

In addition to Contractor’s other rights and entitlements under the Agreement in connection with an Owner suspension, should a Recommencement Notice be delivered to Contractor after the expiration of the above- described one hundred eighty (180) day period, the Contractor hereby agrees and covenants that it shall return to Owner One Hundred percent (100%) of the principal amount of the escrowed funds within five (5) business days after receipt of the Recommencement Notice.

34.6.2.      Owner has no duty or obligation to seek an extension of any of the time limitations imposed by Maryland Department of Environmental Conservation (“DEC”) or any other regulatory rulings or requirements related to the Facilities. Notwithstanding the foregoing, should (i) the time limits imposed by the DEC or any other regulatory agencies related to the Facilities for one or more of the Facilities be extended; (ii) Owner intentionally interferes with or frustrates Contractor’s efforts to achieve Provisional Acceptance, Substantial Completion or Final Completion within the time provided in the Approved Project Schedule; and (iii) Contractor demonstrates that, at the time of the interference, Owner had a financial incentive to pursue recovery of liquidated damages for late completion rather than allow Contractor to complete the Work within the time allowed, then for the time period of such Owner interference, Contractor shall not be assessed any liquidated damages relating to Provisional Acceptance, Substantial Completion or Final Completion within the time provided in the Approved Project Schedule.

34.7          Notices . All notices permitted or required to be given under this Agreement will be in writing and will be deemed duly given when sent by overnight courier, by personal delivery (against receipt) or on the third (3rd) calendar day following the date on which such notice is deposited, postage prepaid, in the United States mail, certified, return receipt requested. All notices will be delivered or sent to the Parties at their respective address(es) shown below or to such other address(es) as a Party may designate by prior written notice given in accordance with this provision to the other Party:

If to Owner:

Mirant Mid-Atlantic LLC

1155 Perimeter Center West

Atlanta, GA 30338

Attention: Mark E. Green

      with a copy to :

Robert Patrick

Mirant Mid-Atlantic LLC

1155 Perimeter Center West

Atlanta, GA 30338

Priya Gill

Mirant Mid-Atlantic LLC

1155 Perimeter Center West

Atlanta, GA 30338

Robert Dougherty

Mirant Mid-Atlantic LLC

1155 Perimeter Center West

Atlanta, GA 30338

If to Contractor:

Stone & Webster, Inc.

128 South Tryon Road

Charlotte, NC 28202

Attention: Steven Rosendahl, Vice President

      with a copy to :

Richard Obadiah

100 Technology Center Drive

Stoughton, MA 02072

Project Director

Mirant Air Quality Projects

100 Technology Center Drive

Stoughton, MA 02072

34.8        Relationship of the Parties .. Nothing in this Agreement will be deemed to constitute either Party a partner, agent or legal representative of the other Party, or to create any fiduciary relationship between the Parties. Contractor is and will remain an independent contractor in the performance of this Agreement, maintaining complete control of its personnel, workers, Subcontractors and operations required for performance of the Work. This Agreement will not be construed to create any relationship, contractual or otherwise, between Owner and any Subcontractor.

34.9        Amendments . Except as provided in Article 19, no amendments or modifications of this Agreement will be valid unless evidenced in writing and signed by a duly authorized representative of the Party against which enforcement is sought.

34.10      No Third Party Beneficiaries . This Agreement is not intended to, and shall not, create any rights in or confer any benefits upon anyone other than the Parties.

34.11      Priority Among Contract Documents . In the event of any conflict between the provisions of any of the Contract Documents, such provisions shall be given priority in the following order: (i) Articles 1 through 34 of this Agreement (ii) the Exhibits to this Agreement, and (iii) the Drawings.

34.12      Severability . The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of the remaining provisions. If any provision proves to be invalid or unenforceable, then Owner and Contractor shall replace such provisions with a valid new provision having an economic effect as close as possible to the invalid or unenforceable provision.

34.13      Remedies . To the extent that an express exclusive remedy is set forth in this Agreement for a particular subject matter, then that remedy shall be the exclusive remedy for the matter to which it applies. To the extent that a subject matter in this Agreement does not set forth an express exclusive remedy, then the parties shall retain and have all their rights at law and in equity for such subject matter.

34.14      Nonwaiver . Owner’s failure to insist upon or enforce, in any instance, strict performance by Contractor of any of the terms of this Agreement, or to exercise any rights herein conferred, shall not be construed as a waiver, or relinquishment, to any extent of its right to assert, or rely upon, any such terms or rights on any future occasion.

34.15      Interpretation . The following rules of interpretation apply to the Agreement and are by this reference incorporated into the Agreement:

    34.15.1        the word “or” is not exclusive and the words “including” or “include” are not limiting;

    34.15.2        the words “hereby,” “herein,” “hereof,” “hereunder” or other words of similar meaning refer to the entire document in which it is contained;

    34.15.3        a reference to any agreement or other contract includes permitted supplements, amendments and restatements;

    34.15.4        a reference to a law includes any amendment or modification to such law and any rules or regulations promulgated thereunder or any law enacted in substitution or replacement therefore;

    34.15.5        a reference to singular includes plural and vice-versa and each gender includes the other;

    34.15.6        a reference to days, months, or years refers to calendar days, months, and years, unless Business Days are specified;

    34.15.7        Article and Section headings and table of contents are only for reference and are not to be considered in interpreting this Agreement;

    34.15.8        a reference to an Article, Section, Exhibit or Schedule which does not specify a particular document is to the relevant Article, Section, Exhibit or Schedule of the document containing the reference;

    34.15.9        a reference to an Article includes all Sections and Subsections contained in such Article, and a reference to a Section or Subsection includes all Subsections of such Section or Subsection;

    34.15.10      All terms not otherwise defined herein will have the meaning commonly ascribed thereto in the relevant industry;

    34.15.11      “$” or “dollars” refers to United States dollars; and

    34.15.12      unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect on date hereof.

34.16      Entire Agreement . This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous written and oral agreements, proposals, negotiations, understandings and representations pertaining to the subject matter hereof. This Agreement is to be construed without regard to any presumption or other rule requiring construction against the Party causing the Agreement to be drafted.

34.17      Representations and Warranties of Contractor . Contractor hereby represents and warrants to Owner as follows:

    34.17.1        Due Organization of Contractor . Contractor is a Louisiana corporation, duly organized, validly existing and in good standing under the laws of Louisiana and has all requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Maryland and in any other jurisdiction in which the transaction of its business make such qualification necessary.

    34.17.2        Due Authorization of Contractor; Binding Obligation . Contractor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Contractor have been duly authorized by all necessary corporate action on the part of Contractor. This Agreement is the valid and binding obligation of Contractor, enforceable in accordance with its terms

    34.17.3        Non-Contravention . The execution, delivery and performance of this Agreement by Contractor and the consummation of the transactions contemplated hereby do not and will not contravene the certificate of incorporation or by-laws of Contractor and do not and will not conflict with or result in a breach of or default under any contract, indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Contractor is a party or by which it or any of its properties is bound or affected.

    34.17.4        Regulatory Approvals . All governmental or other authorizations, approvals, orders or consents, if any, required in connection with the execution, delivery and performance of this Agreement by Contractor have been obtained or will be obtained in due course.

34.18      Representation and Warranties of Owner . Owner hereby represents and warrants to Contractor as follows:

    34.18.1        Due Organization of Owner . Owner is a limited liability company duly organized and validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Maryland.

    34.18.2        Due Authorization of Owner; Binding Obligation . Owner has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement by Owner have been duly authorized by all necessary corporate actions on the part of Owner. This Agreement is the valid and binding obligation of Owner, enforceable in accordance with its terms.

    34.18.3        Non-Contravention . The execution, delivery and performance of this Agreement by Owner and the consummation of the transactions contemplated hereby do not and will not contravene the articles of incorporation of Owner and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Owner is a party or by which it or any of its properties is bound or affected.

34.19      Further Assurances . The Parties will execute and deliver such other instruments and documents, and take such other actions, as either Party reasonably requests to evidence or effect the transactions contemplated by this Agreement.

34.20      No Implied Waiver . Unless otherwise expressly provided herein, no waiver by either Party of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such Party. The waiver by either Party of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

34.21      Exhibits and Schedules . All Exhibits referred to in, and attached to, this Agreement are hereby incorporated herein in full by this reference.

[SIGNATURES NEXT PAGE]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized officers, to be effective as of the Effective Date provided herein.

MIRANT MID-ATLANTIC, LLC		STONE & WEBSTER, INC.

By:	/s/ James P. Garlick	By:	/s/ R.M. Glover

Name:	James P. Garlick	Name:	R.M. Glover

Title:	Senior Vice President, Operations	Title:	President of Fossil Power

MIRANT CHALK POINT, LLC

By:	/s/ James P. Garlick

Name:	James P. Garlick

Title:	Senior Vice President, Operations

MIRANT MID-ATLANTIC, LLC as Agent for MIRANT MID-ATLANTIC LLC AND MIRANT CHALK POINT LLC

By:	/s/ James P. Garlick

Name:	James P. Garlick

Title:	Senior Vice President, Operations

Mirant Mid-Atlantic LLC EPC AQCS

Exhibit 1 – FGD Technical Specification

***

Exhibit 2

FGD DIVISION OF RESPONSIBILITY
Revision Date
Item No.	M = Mirant Services (Including Mirant’s A/E) C = Contractor (including FGD Process Technology Supplier scope) C/M = Responsibility is by scope of supply	Engineering Design & Drawings	Generates Technical Spec.	Develops Fabrication Detail (Shop) Drawings	Develops Erection Support Information	Material Procure- ment	Fabrication	Erection	Start-Up & Commision

***	***	***	***	***	***	***	***	***	***

Exhibit 2
1 of 1	Last revised 7-16-2007

Exhibit 4

Permitting Division of Responsibility

DICKERSON

All 1.0 Permits are Mirant responsibility.

All 2.0 and 3.0 Permits are Contractor

responsibility.

	ITEM DESCRIPTION	PERMIT REQUIREMENT SCHEDULE	IDENTIFY PERMIT INPUTS	COORDINATE DATA GATHERING	DATA DEVELOPMENT	PREPARE PERMIT APPLICATION	PERMIT SUBMITTAL	TESTIFY

1.00	CPCN, ENVIRONMENTAL AND OTHER PERMANENT OPERATIONAL PERMITS
1.01	CPCN, COMAR 20.79.01	M/C	M	M	M/C	M	M	M/C
1.02	COE Sect. 404 Wetlands Dredge & Fill	C/M	C/M	C/M	C/M	C/M	M	NA
1.03	Interstate Commission on the Potomac River - Consultation	M/C	M	M	M/C	M	M	M
1.04	Air Quality Construction Permit, COMAR 26.11.02.01 - .21	M/C	M	M	M/C	M	M	M
1.05	MDE Air Quality Operating Permit (Title V) COMAR 26.11.02 - .03	M/C	M	M	M/C	M	M	M
1.06	Title IV Acid Rain Operating Permit	M/C	M	M	M/C	M	M	NA
1.07	MDE - Tank Registrations - Operations Permit	C/M	C	C/M	C	C	M	NA
1.08	NPDES Permit for Industrial Wastewater, COMAR 26.08.01 - .04, COMAR 26.08.08	M	M	M	M	M	M	M
1.09	NPDES Stormwater Pollution Prevention Plan	M/C	M	M	M/C	NA	NA	NA
1.10	Section 401 Water Quality Certification COMAR 26.08.02	C/M	C/M	C/M	C/M	C/M	M	NA
1.11	Water Appropriation and Use Permit, COMAR 26.17.06	M/C	M	M	M	M	M	M
1.12	Residual Waste Permit, COMAR 26.04.07	M/C	M	M	M	M	M	M
1.13	NonTidal Wetlands Permit, COMAR 26.23	C/M	C/M	C/M	C/M	C/M	M	NA
1.14	US F&WS Endangered Species Act Compliance	C/M	C/M	C/M	C/M	C/M	C	NA

Exhibit 4	Page 1 of 7
June 29, 2007

Permitting Division of Responsibility
DICKERSON
1.15	MD Historic Trust Archeological and Historical Review	C/M	C/M	C/M	C/M	C/M	C	NA
1.16	MD DNR Wildlife & Natural Heritage Review	C/M	C/M	C/M	C/M	C/M	C	NA
1.17	Montgomery County MNCPP Natural Resource Inventory/Forest Stand Delineation	C/M	C/M	C/M	C/M	C/M	M	NA
1.18	Montgomery County MNCPP Forest Conservation Plan	C/M	C/M	C/M	C/M	C/M	M	NA
1.19	Montgomery County MNCPP Mandatory Referral Process	C/M	C/M	C/M	C/M	C/M	M	M
1.20	Prepare CAA Title IV Monitoring Plan	C/M	C/M	C/M	C/M	C/M	M	NA

2.00	Local Building Permits
2.01	Montgomery County DPS Residential Building Permit (Trailers)	C	C	C	C	C	C	NA
2.02	Montgomery County DPS Occupancy Permit (Trailers)	C	C	C	C	C	C	NA
2.03	Montgomery County DPS Plumbing Permit (Trailers)	C	C	C	C	C	C	NA
2.04	Montgomery County DPS Electrical Permit (Trailers)	C	C	C	C	C	C	NA
2.05	Montgomery County DPS Construction Building Permit	C	C	C	C	C/M	C	NA
2.06	Montgomery County DPS Occupancy Permit	C	C	C	C	C/M	C	NA
2.07	Montgomery County DPS Plumbing Permit	C	C	C	C	C/M	C	NA
2.08	Montgomery County DPS Electrical Permit	C	C	C	C	C/M	C	NA
2.09	Montgomery County DPS Fence & Retaining Wall Permit	C	C	C	C	C/M	C	NA
2.10	Montgomery County DPS Mechanical Permit	C	C	C	C	C/M	C	NA
2.11	Montgomery County DPS Fire Code Plan Review	C	C	C	C	C/M	C	NA
2.12	Montgomery County DPS Fire Safety Permits	C	C	C	C	C/M	C	NA
2.13	Montgomery County DPS Special Inspection Form	C	C	C	C	C/M	C	NA

Exhibit 4	Page 2 of 7
June 29, 2007

Permitting Division of Responsibility
DICKERSON
3.00	Construction Permits
3.01	FAA Notice of Proposed Construction	C/M	C/M	C	C	C/M	C	NA
3.02	MDE - Tank Registrations - Construction	C/M	C	C	C	C/M	C	NA
3.03	MDE Air Quality Construction Permit, COMAR 26.11.02.01 - .21 (const. sources)	C/M	C/M	C	C	C/M	C	NA
3.04	NPDES General Stormwater Construction Permit, COMAR 26.08.04.09	C/M	C	C	C	C	C	NA
3.05	MDE Water Appropriation and Use Permit, COMAR 26.17.06 (Dewatering)	C/M	C/M	C	C	C/M	C	NA
3.06	General Permit for Hydrostatic Testing Discharges, COMAR 26.08.04	C/M	C/M	C	C	C/M	C	NA
3.07	Hazardous Waste Generators ID # (during construction), COMAR 26.13.03.03, et al.	C/M	C/M	C	C	C/M	C	NA
3.08	MD State Highway Heavy Haul Permits	C/M	C	C	C	C	C	NA
3.09	Montgomery County DPS Demolition Permit	C/M	C/M	C/M	C/M	M	M	NA
3.10	Montgomery County MNCPP NRI/FSD Exemption (Demolition)	C/M	C/M	C/M	C/M	M	M	NA
3.11	Montgomery County DPS Stormwater & Sediment Control - Small Land Disturbance (Demolition)	C/M	C/M	C/M	C/M	M	M	NA
3.12	Montgomery County MNCPP NRI/FSD Exemption (Trailers)	C/M	C/M	C	C	C	C	NA
3.13	Montgomery County DPS Stormwater & Sediment Control - Small Land Disturbance (Trailers)	C/M	C/M	C	C	C	C	NA
3.14	Montgomery County DPS Stormwater Concept Plan Approval	C/M	C/M	C	C	C	C	NA
3.15	Montgomery County DPS Stormwater Detail Plan Approval	C/M	C/M	C	C	C	C	NA
3.16	Montgomery County DPS & SCD Sediment Control Permit	C/M	C/M	C	C	C	C	NA
3.17	Montgomery County DEP Noise Suppression Plan	C/M	C/M	C	C	C	C	NA

M=Mirant Services (including Mirant’s A/E

C=Contractor (including AQCS Process Technology Supplier scope

M/C= Mirant Lead - Contractor’s reasonable support

C/M - Contractor Lead - Mirant’s reasonable support

CPCN=Certificate of Public Convenience and Necessity

Exhibit 4	Page 3 of 7
June 29, 2007

Permitting Division of Responsibility

CHALK POINT

All 1.0 Permits are Mirant responsibility.

All 2.0 and 3.0 Permits are Contractor

responsibility.

	ITEM DESCRIPTION	PERMIT REQUIREMENT SCHEDULE	IDENTIFY PERMIT INPUTS	COORDINATE DATA GATHERING	DATA DEVELOPMENT	PREPARE PERMIT APPLICATION	PERMIT SUBMITTAL	TESTIFY

1.00	CPCN, ENVIRONMENTAL AND OTHER PERMANENT OPERATIONAL PERMITS
1.01	CPCN, COMAR 20.79.01	M/C	M	M	M/C	M	M	M/C
1.02	COE Sect. 404 Wetlands Dredge & Fill	C/M	C/M	C/M	C/M	C/M	M	NA
1.03	Air Quality Construction Permit, COMAR 26.11.02.01 - .21	M/C	M	M	M/C	M	M	M
1.04	MDE Air Quality Operating Permit (Title V) COMAR 26.11.02 - .03	M/C	M	M	M/C	M	M	M
1.05	Title IV Acid Rain Operating Permit	M/C	M	M	M/C	M	M	NA
1.06	MDE - Tank Registrations - Operations Permit	C/M	C	C/M	C	C	M	NA
1.07	NPDES Permit for Industrial Wastewater, COMAR 26.08.01 - .04, COMAR 26.08.08	M	M	M	M	M	M	M
1.08	NPDES Stormwater Pollution Prevention Plan	M/C	M	M	M/C	NA	NA	NA
1.09	Section 401 Water Quality Certification COMAR 26.08.02	C/M	C/M	C/M	C/M	C/M	M	NA
1.10	Water Appropriation and Use Permit, COMAR 26.17.06	M/C	M	M	M	M	M	M
1.11	Residual Waste Permit, COMAR 26.04.07	M/C	M	M	M	M	M	M
1.12	NonTidal Wetlands Permit, COMAR 26.23	C/M	C/M	C/M	C/M	C/M	M	NA
1.13	US F&WS Endangered Species Act Compliance	C/M	C/M	C/M	C/M	C/M	C	NA
1.14	MD Historic Trust Archeological and Historical Review	C/M	C/M	C/M	C/M	C/M	C	NA
1.15	MD DNR Wildlife & Natural Heritage Review	C/M	C/M	C/M	C/M	C/M	C	NA
1.16	Prince George’s County MNCPP CBCA Plan	C/M	C/M	C/M	C/M	C/M	M	NA
1.17	Prince George’s County MNCPP CBCA Plan Waiver	C/M	C/M	C/M	C/M	C/M	M	NA
1.18	Prince George’s County MNCPP Tree Conservation Plan Exemption	C/M	C/M	C/M	C/M	C/M	M	NA
1.19	Prepare CAA Title IV Monitoring Plan	C/M	C/M	C/M	C/M	C/M	M	NA

Exhibit 4	Page 4 of 7
June 29, 2007

Permitting Division of Responsibility

CHALK POINT

2.00	Local Building Permits
2.01	PGC DER Life Safety/NFPA Review & Compliance Letter	C	C	C	C	C/M	C	NA
2.02	PGC DER Statement of third-party inspections	C	C	C	C	C/M	C	NA
2.03	PGC DER Construction, Grading, and Use (CGU) Building Permit	C	C	C	C	C/M	C	NA
2.04	PGC DER CU (Construction and Use) Building Permit (trailers)	C	C	C	C	C	C	NA

3.00	Construction Permits
3.01	FAA Notice of Proposed Construction	C/M	C/M	C	C	C/M	C	NA
3.02	MDE - Tank Registrations - Construction	C/M	C	C	C	C/M	C	NA
3.03	MDE Air Quality Construction Permit, COMAR 26.11.02.01 - .21 (const. sources)	C/M	C/M	C	C	C/M	C	NA
3.04	NPDES General Stormwater Construction Permit, COMAR 26.08.04.09	C/M	C	C	C	C	C	NA
3.05	MDE Water Appropriation and Use Permit, COMAR 26.17.06 (Dewatering)	C/M	C/M	C	C	C/M	C	NA
3.06	General Permit for Hydrostatic Testing Discharges, COMAR 26.08.04	C/M	C/M	C	C	C/M	C	NA
3.07	Hazardous Waste Generators ID # (during construction), COMAR 26.13.03.03, et al.	C/M	C/M	C	C	C/M	C	NA
3.08	MD State Highway Heavy Haul Permits	C/M	C	C	C	C	C	NA
3.09	PGC DPW&T Site Development Concept Plan Review	C/M	C/M	C	C	C	C	NA
3.10	PGC DPW&T Site Development Technical Plans	C/M	C/M	C	C	C	C	NA
3.11	PGC DPW&T Site Development Permit (Fine Grading Permit)	C/M	C/M	C	C	C	C	NA
3.12	PGC DPW&T Driveway Entrance Restoration Permit and Bond	C/M	C	C	C	C	C	NA
3.13	PGC SCD Soil Erosion and Sediment Control Plan Approval	C/M	C/M	C	C	C	C	NA
3.14	PGC DPW&T Heavy Haul Permit/Haul Road Permit	C/M	C	C	C	C	C	NA
3.15	PGC DER Razing Permit (demolition)	C/M	C/M	C/M	C/M	M	M	NA
3.16	PGC DPW&T Site Development Concept Plan Exemption	C/M	C/M	M/C	C/M	C/M	M	NA

M=Mirant Services (including Mirant’s A/E

C=Contractor (including AQCS Process Technology Supplier scope

M/C= Mirant Lead - Contractor’s reasonable support

C/M - Contractor Lead - Mirant’s reasonable support

CPCN=Certificate of Public Convenience and Necessity

Exhibit 4	Page 5 of 7
June 29, 2007

Permitting Division of Responsibility

MORGANTOWN

All 1.0 Permits are Mirant responsibility.

All 2.0 and 3.0 Permits are Contractor

responsibility.

	ITEM DESCRIPTION	PERMIT REQUIREMENT SCHEDULE	IDENTIFY PERMIT INPUTS	COORDINATE DATA GATHERING	DATA DEVELOPMENT	PREPARE PERMIT APPLICATION	PERMIT SUBMITTAL	TESTIFY
1.00	CPCN, ENVIRONMENTAL AND OTHER PERMANENT OPERATIONAL PERMITS
1.01	CPCN, COMAR 20.79.01	M/C	M	M	M/C	M	M	M/C
1.02	COE Sect. 404 Wetlands Dredge & Fill	C/M	C/M	C/M	C/M	C/M	M	NA
1.03	Air Quality Construction Permit, COMAR 26.11.02.01 - .21	M/C	M	M	M/C	M	M	M
1.04	MDE Air Quality Operating Permit (Title V) COMAR 26.11.02 - .03	M/C	M	M	M/C	M	M	M
1.05	Title IV Acid Rain Operating Permit	M/C	M	M	M/C	M	M	NA
1.06	MDE - Tank Registrations - Operations Permit	C/M	C	C/M	C	C	M	NA
1.07	NPDES Permit for Industrial Wastewater, COMAR 26.08.01 - .04, COMAR 26.08.08	M	M	M	M	M	M	M
1.08	NPDES Stormwater Pollution Prevention Plan	M/C	M	M	M/C	NA	NA	NA
1.09	Section 401 Water Quality Certification COMAR 26.08.02	C/M	C/M	C/M	C/M	C/M	M	NA
1.10	Water Appropriation and Use Permit, COMAR 26.17.06	M/C	M	M	M	M	M	M
1.11	Residual Waste Permit, COMAR 26.04.07	M/C	M	M	M	M	M	M
1.12	NonTidal Wetlands Permit, COMAR 26.23	C/M	C/M	C/M	C/M	C/M	M	NA
1.13	US F&WS Endangered Species Act Compliance	C/M	C/M	C/M	C/M	C/M	C	NA
1.14	MD Historic Trust Archeological and Historical Review	C/M	C/M	C/M	C/M	C/M	C	NA
1.15	MD DNR Wildlife & Natural Heritage Review	C/M	C/M	C/M	C/M	C/M	C	NA
1.16	Charles County PGM Forest Stand Delineation	C/M	C/M	C/M	C/M	C/M	M	NA
1.17	Charles County PGM Forest Conservation Plan	C/M	C/M	C/M	C/M	C/M	M	NA
1.18	Charles County PGM CBCA Plan	C/M	C/M	C/M	C/M	C/M	M	NA
1.19	Charles County Health Dept. Application to Appropriate and Use Waters of the State	C/M	C/M	C/M	C/M	C/M	M	NA
1.20	Prepare CAA Title IV Monitoring Plan	C/M	C/M	C/M	C/M	C/M	M	NA

Exhibit 4	Page 6 of 7
June 29, 2007

Permitting Division of Responsibility

MORGANTOWN

2.00	Local Building Permits
2.01	Charles County PGM Building Permit	C	C	C	C	C/M	C	NA
2.02	Charles County PGM Plumbing Permit	C	C	C	C	C/M	C	NA
2.03	Charles County PGM Electrical Permit	C	C	C	C	C/M	C	NA
2.04	Charles County PGM Sign Permit	C	C	C	C	C/M	C	NA
2.05	Charles County Fire Protection System	C	C	C	C	C/M	C	NA
2.06	Charles County PGM Use and Occupancy Certificate	C	C	C	C	C/M	C	NA
2.07	Charles County PGM Building Permit for Temporary Trailers	C	C	C	C	C	C	NA
2.08	Charles County PGM Electrical Permit for Temporary Trailers	C	C	C	C	C	C	NA

3.00	Construction Permits
3.01	FAA Notice of Proposed Construction	C/M	C/M	C	C	C/M	C	NA
3.02	MDE - Tank Registrations - Construction	C/M	C	C	C	C/M	C	NA
3.03	MDE Air Quality Construction Permit, COMAR 26.11.02.01 - .21 (const. sources)	C/M	C/M	C	C	C/M	C	NA
3.04	NPDES General Stormwater Construction Permit, COMAR 26.08.04.09	C/M	C	C	C	C	C	NA
3.05	MDE Water Appropriation and Use Permit, COMAR 26.17.06 (Dewatering)	C/M	C/M	C	C	C/M	C	NA
3.06	General Permit for Hydrostatic Testing Discharges , COMAR 26.08.04	C/M	C/M	C	C	C/M	C	NA
3.07	Hazardous Waste Generators ID # (during construction), COMAR 26.13.03.03, et al.	C/M	C/M	C	C	C/M	C	NA
3.08	MD State Highway Heavy Haul Permits	C/M	C	C	C	C	C	NA
3.09	Charles County PGM Preliminary Adequate Public Facilities Application	C/M	C/M	C/M	C	C	C	NA
3.10	Charles County PGM Zoning “Site Plan” (Site Development Review)	C/M	C/M	C/M	C	C	C	NA
3.11	Charles County PGM Development Services Permit	C/M	C/M	C	C	C	C	NA
3.12	Charles County SCD Soil Erosion and Sediment Control Plan	C/M	C/M	C	C	C	C	NA

M=Mirant Services (including Mirant’s A/E

C=Contractor (including AQCS Process Technology Supplier scope

M/C= Mirant Lead - Contractor’s reasonable support

C/M - Contractor Lead - Mirant’s reasonable support

CPCN=Certificate of Public Convenience and Necessity

Exhibit 4	Page 7 of 7
June 29, 2007

Exhibit 6

CONFORMED PERFORMANCE GUARANTEES AND TEST REQUIREMENTS FOR

AQCS IMPLEMENTATION PROGRAM AT MORGANTOWN UNITS 1 AND 2, CHALK

POINT UNITS 1 AND 2 AND DICKERSON UNITS 1, 2, AND 3

SECTION ONE – FGD GUARANTEES

MORGANTOWN

1.	GUARANTEES AND PERFORMANCE TESTS	2

2.	GUARANTEE PROVISIONS	11

3.	GUARANTEE SUMMARY TABLE	12

4.	PERFORMANCE TESTING SPECIFICATIONS	13

5.	TECHNICAL SPECIFICATION	16

CHALK POINT

1.	GUARANTEES AND PERFORMANCE TESTS	26

2.	GUARANTEE PROVISIONS	34

3.	GUARANTEE SUMMARY TABLE	36

4.	PERFORMANCE TESTING SPECIFICATIONS	36

5.	TECHNICAL SPECIFICATION	39

DICKERSON

1.	GUARANTEES AND PERFORMANCE TESTS	49

2.	GUARANTEE PROVISIONS	58

3.	GUARANTEE SUMMARY TABLE	59

4.	PERFORMANCE TESTING SPECIFICATIONS	59

5.	TECHNICAL SPECIFICATION	63

July 19, 2007	Page 1 of 72

Exhibit 6	Morgantown

SECTION ONE – FGD GUARANTEES

MORGANTOWN

1.	GUARANTEES AND PERFORMANCE TESTS

1.1

The following items of performance for the FGD systems shall be guaranteed based on the total range of design conditions herein specified. The FGD system must be capable of simultaneously meeting all guarantees unless otherwise noted within this document (i.e., the availability guarantee).

The general arrangement of equipment furnished by the Contractor shall not be less favorable than indicated on the Contractor’s General Arrangement drawing 122492-00000-M-GA-001-1-G. Should the arrangements change, any performance guarantees affected (i.e., power consumption) shall be modified as mutually agreed by the Contractor and the Owner.

The equipment shall have been erected in accordance with the Contractor’s plans and specifications, shall have been properly maintained by the Owner, and operated within the operating conditions as specified in Exhibit 1 and in a manner consistent with the Contractor’s recommendations and Operating Instructions and Manuals.

The Contractor offers only the guarantees listed in this section of the proposal. These performance guarantees do not include occurrences of aluminum fluoride blinding. If Aluminum fluoride deactivation is observed via depressed operating pH, decreased SO2 removal, poor gypsum quality, and high limestone stoichiometry, then the performance and availability tests will be delayed until operation returns to normal. Credit shall retained by Contractor for all previous performance guarantees achieved up to the point where aluminum fluoride blinding is confirmed and testing delayed (if required).

In the event that excessive foaming (defined as detection of slurry and/or foam from the absorber overflow when all other operating parameters per the O&M manual are within design range) occurs in the proposed equipment, a suitable surfactant or defoaming agent shall be used to attempt to correct the condition before any damages or other penalties are applied.

Failure to meet any one of the below specified performance guarantees shall not require re-testing of all performance guarantees. Re-testing shall be limited to the failed performance guarantees and any directly related guarantees in accordance with item 2.1.5.

The following guarantees are offered in accordance with the design data included in Exhibit 1.

1.1.1

SO2 Removal. For each unit, Contractor shall guarantee the maximum SO2 emission level in the flue gas stream out of the desulfurization system when less than or equal to the parameters defined in Exhibit 1, while using the in-situ forced oxidation limestone operating mode without the use of performance enhancing additives such as organic acids. This emission level shall be met at all operating points and during load changes and shall be based on the heat input to the boiler at that operating load. A minimum SO2 emission of *** shall constitute fulfillment of the SO2 emission level guarantee. Also,

July 19, 2007	Page 2 of 72

Exhibit 6	Morgantown

for each unit, a minimum SO2 removal efficiency of *** shall be guaranteed at all operating loads (without organic acid additives) when firing the evaluation coal within the range of constituents and maximum SO2 loading defined in Exhibit 1, while using the in situ forced oxidation limestone operating mode and without the use of performance enhancing additives such as organic acids. For purposes of Exhibit 1 and performance guarantees, lb SO2/mmBtu shall be calculated using the procedure described by the EPA in the Federal Register.

SO2 removal efficiency is defined as:

% SO2 Removal =	(SO2 at absorber inlet (lb/hr) - SO2 at absorber outlet (lb/hr))	x100
SO2 at absorber inlet (lb/hr)

Compliance with this requirement shall be demonstrated during Performance Test PA and Performance Test 1. The Equivalent Availability Test will be based on a *** weighted rolling average. Figure 1 shall be used for correction of guarantee values for operating conditions other than the maximum flue gas flow described in Exhibit 1. Subject to mutual agreement between the Parties Performance Test 1 may be conducted simultaneously with the Provisional Acceptance Test.

***

July 19, 2007	Page 3 of 72

Exhibit 6	Morgantown

1.1.2

Particulate Emission Level. For each unit, the solid filterable particulate emission level in the chimney shall not exceed the level at the desulfurization system inlet. This includes inlet particulate levels between *** and ***. If the inlet value is below *** and the total ammonia, as free ammonia or ammonia salts, at the absorber inlet is equivalent to *** dry volume, corrected to ***, or less, the outlet level shall not exceed ***. This solid filterable particulate emission level shall include fly ash, calcium salts and other inerts or materials, except acid mist and water in uncombined form, that are or have been airborne, and exist as a solid at standard conditions. The emission level shall be met at all operating points as defined in Exhibit 1.

Compliance with this requirement shall be demonstrated during Performance Test PA and Performance Test 1. Subject to mutual agreement between the Parties, Performance Test 1 may be conducted simultaneously with the Provisional Acceptance Test.

1.1.3

Pressure Drop. Contractor shall guarantee a pressure drop of *** water column (per absorber) through the FGD system for the maximum flue gas flow, while operating as defined in Exhibit 1. This value is calculated from the FGD absorber inlet to the absorber outlet (flange to flange). The mist eliminator and all ducts must be in a normal operating clean condition based on Contractor’s recommended mist eliminator cleaning cycle.

Compliance with this requirement shall be demonstrated during Performance Test 1. The test ports shall be located in Contractor’s duct as close to the absorber inlet as possible and in Contractor’s absorber module outlet duct.

In the event that test results reveal that an accurate and reliable measurement of pressure drop cannot be taken because of turbulence or other related reasons, the location of the measuring points shall be changed and suitable adjustments, subject to Owner’s approval, made to the guaranteed pressure drop to reflect the new location.

The above pressure drop guarantee is based on the spare absorber recycle pump being out of service. The spare absorber recycle pump is the upper-most installed spray header pump in each absorber module. Figure 2 shall be used for correction of guarantee values for operating conditions other than the maximum flue gas flow described in Exhibit 1.

***

1.1.4

Maximum Entrained Moisture Carryover. For each unit, the Maximum Entrained Moisture Carryover from the absorbers, as measured at the absorber outlet shall be an average of no more than *** as averaged over the absorber cross section at the mist eliminator level, excluding acid mist in the calculation. The test port locations for this guarantee shall be mutually agreed upon between Contractor and Owner. Test ports shall be provided by Contractor.

1.1.5	Power Consumption. Contractor shall guarantee that the Power Consumption at the motor or other affected device leads excluding booster fan power, , and gypsum

July 19, 2007	Page 4 of 72

Exhibit 6	Morgantown

dewatering requirements (averaged over a *** operating period) for equipment supplied by the Contractor at the Maximum gas flow for the evaluation coal fuel shall not exceed ***. The power consumption with one spare absorber recycle pump per absorber out of service as required per the specification is not expected to exceed ***. This consumption is based on normal operating process (Contractor’s Scope) equipment in service, including the absorber area with both absorbers in operation, with air compressors, as well as the mist eliminator wash water pumps, FGD makeup water pumps, and the limestone preparation system, and is based on ambient site conditions and service water temperatures as defined in Exhibit 1. It excludes line losses, switch gear losses, transformer losses and standby services such as the spare slurry, absorber recycle and water pumps, isolation valves, lighting and instruments, heat tracing, HVAC, and spare equipment. Compliance with this requirement shall be demonstrated during Performance Test 1.

1.1.6

Make Up Water Consumption. Total makeup water consumption – For each unit, the total makeup water consumption (gpm) for the maximum SO2 loading case (in Exhibit 1) shall be guaranteed by Contractor not to exceed *** per absorber for the Limestone Milling System, AR Pump Gear Cooling and Seal Flushing, Mist Eliminator Washing, and Oxidation Air Humidification, as averaged over a *** period. This guarantee excludes water usage from any non-process related water users not specifically required for operation of the FGD System, such as hose stations and equipment wash downs, or any abnormal, non-steady state plant operations, such as filling a tank. This guarantee includes an allowance of *** for the Wastewater Treatment System. To the extent it is different from the allowance, the overall guarantee must be adjusted accordingly with Owner’s approval. Such approval shall not be unreasonably withheld. This guarantee excludes gypsum dewatering requirements.

The above guarantee values apply to the *** flue gas design case as specified in Exhibit 1, the design chloride concentration *** and the design limestone as described in Exhibit 1.

1.1.7

Limestone Consumption. For each unit, Contractor shall guarantee that the Limestone Consumption will not exceed *** (on a dry solids basis) per absorber for the gas flow per 4.1.2 of Exhibit 1. In addition to the SO2 removal requirement, the guaranteed Limestone Consumption shall include the additional limestone consumed during removal of chlorine and fluorine in the flue gas (based on the design conditions in Exhibit 1). Adjustments will be made to the guaranteed limestone consumption using Contractor’s correction curve (Figure 3) in the event of deviations in the content (or reactivity) of CaCO3. Moreover, an adjustment in limestone consumption using Contractor’s correction curve (Figure 3) will be made in the event sulfur levels differ from those present in the evaluation fuel.

Compliance with this requirement shall be demonstrated during Performance Test 1.

The above guarantee value applies to the *** flue gas design case as specified in Exhibit 1, and the design limestone as described in Exhibit 1. To determine the guaranteed limestone consumption at different flue gas flow rates, limestone composition values or other design points, guarantee correction curves as provided by the Contractor shall be used.

July 19, 2007	Page 5 of 72

Exhibit 6	Morgantown

***

1.1.8	Engineering Design Margin. The engineering design margin (the “Engineering Design Margins”) for the guaranteed consumption of auxiliary power, limestone and makeup water is ***.

1.1.9

Minimum Turndown Capability. The FGD system shall be warranted to a minimum turndown capability (defined as operating at greater than or equal to *** of the gas flow as defined in Exhibit 1) as a percentage of full-load. Minimum turndown capability shall be ***.

1.1.10

Calcium Sulfite Oxidation. For each unit, Contractor shall guarantee that the oxidation level of the absorber bleed stream gypsum product shall be equal or greater than *** at Maximum gas flow and design SO2 operation. Oxidation level is calculated by dividing the total moles of calcium sulfate (CaSO4 · 2 H2O) by the sum of the total moles of calcium sulfite (CaSO3 ·  1/2 H2O) and calcium sulfate in the absorber bleed stream solids from the absorber, expressed as a percentage. In addition, the soluble sulfite concentration for each unit shall be a maximum of ***.

Contractor’s guarantee is conditioned upon the Owner returning the reclaim stream from the Dewatering System to the absorber with the following properties:

•	The reclaim stream oxidation level shall be a minimum of ***.

•	The *** average mass flow of CaSO3 · 1/2 H2O in the reclaim stream shall not exceed *** of the mass flow of CaSO3 · 1/2 H2O in the Contractor’s absorber bleed stream.

Compliance with the above requirement shall be demonstrated during Performance Test 1.

Provisional Acceptance Testing

To achieve Provisional Acceptance, Contractor shall guarantee that the oxidation level of the absorber bleed stream gypsum product shall be equal or greater than *** at Maximum gas flow and design SO2 operation.

Contractor’s guarantee is conditioned upon the Owner returning the reclaim stream from the Dewatering System to the absorber with the following properties:

•	The reclaim stream oxidation level shall be a minimum of ***.

Compliance with the above requirement shall be demonstrated during the Performance Test PA.

1.1.11

FGD Booster Fan Performance Test. After installation of the equipment, a performance guarantee test will be performed by Owner to check the performance of the FGD booster fans and to determine the actual fan characteristic curves.

July 19, 2007	Page 6 of 72

Exhibit 6	Morgantown

The field test will be performed in accordance with ASME PTC 11-84 to the maximum extent practical. The field testing procedures will be mutually agreed upon by Owner and Contractor prior to testing. The field test shall include, but shall not be limited to, the following:

Sequential inlet box flow and pressure measurement with directional probes.

Outlet static pressure measurement with multiple wall taps.

Power measurement with calibrated electrical measurement devices.

Inlet temperature measurement with calibrated thermocouples.

The tests will be conducted at Owner’s expense except the expenses incurred by Contractor’s representative.

1.1.12

Sound Level. The Contractor guarantees that noise generated from any equipment supplied by the Contractor will not exceed ***, under free field hemispherical radiation conditions as measured *** horizontally from a vertical surface, defined by a parallelepiped that just encloses the equipment under test, and *** above a floor or normal walkway. When acoustical enclosures are provided, all measurements shall be made *** horizontally from the enclosure wall. Corrections will be made for background noise. If the measurement area is determined to be less than free field, mutually agreed upon room constant corrections shall be applied. All measurements will be energy averaged into a single value. The performance test to determine compliance with the stated guarantee shall be conducted in accordance with ANSl S1.13. Noise measurements shall have a *** tolerance as stated within the ANSl standards. Other corrections not covered by this standard will be as mutually agreed to by the Contractor and Owner.

The proposed ball mills, oxidation air blowers, WWT blowers, and absorber recirculation pumps (which are expected to be ***) are excluded from this guarantee. The sound levels will follow the standard proposed equipment specifications for the FGD replicate plant.

1.1.13

Wastewater Treatment Effluent. For each station, Contractor shall guarantee the wastewater effluent, which is a pass through of the WWT supplier’s guarantee, will achieve the following requirements at each station:

***

Performance Test PA for the Wastewater Treatment System is limited to the performance of the parameters associated with the physical/chemical phase of the system (all the parameters listed in Table 1.1.13 except for BOD, Total Nitrogen, (excluding dissolved organic nitrogen and sulfur-nitrogen)). Due to the time required to develop an acclimatized bacterial culture to nitrify and denitrify the Performance Test 1 for the biological phase of the wastewater treatment system shall be demonstrated *** from first gas and in accordance with the requirements of the Contractor’s Performance Test Procedures.

July 19, 2007	Page 7 of 72

Exhibit 6	Morgantown

1.1.14

Mercury Removal. Contractor shall guarantee that the FGD system shall remove a minimum of *** of the ionic mercury of the coals listed in Table 1-1, as measured in the gas phase directly upstream of the absorber inlet. For the Performance Test PA, the emission guarantee shall be verified by measuring the speciated mercury content upstream of the absorber inlet and at the stack using ASTM Method D 6784-02 (Ontario Hydro Method), or a test method that is mutually acceptable to Owner and Contractor. Owner and Contractor shall witness the tests. Once the tests demonstrate that the guarantee has been met, Contractor shall have no further obligation to Owner regarding the mercury removal guarantee. The proposed FGD system will remove *** of elemental mercury from the flue gas.

***

1.2	Equivalent Availability Guarantee and Test

Contractor shall guarantee that the availability factor for the FGD systems installed at the Morgantown Station shall not be less than *** over a test of ***.

Availability factor is defined as below.

Availability factor (AF) = (AH/PH) x 100(%)

Available Hours for FGDS (AH)
=100 X

Period Hours (PH)

where:

Period Hours (PH):

Number of hours during the period of evaluation. For purposes of this contract, the period hours for the FGD system shall be the total hours between the mutually agreed dates. These dates will be finalized after finalization of individual unit project schedules.

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Exhibit 6	Morgantown

Available Hours (AH):

Available hours are defined as:

hours in which:

1.2.1	the unit was not required to take a load reduction or outage in the hour due to a FGD system deficiency, or

1.2.2	Owner was not required to inject performance enhancing additives in order for the chimney emissions to achieve a *** SO2 removal rate, or

1.2.3	the prior *** rolling average SO2 removal rate is equal to or greater than ***

1.2.4	hours in which the FGD system is not operating, or is not meeting performance due to no fault or deficiency of equipment supplied by the Contractor including:

a.    the lack of any services from Owner, or

b.    the FGD not being operated in accordance with Contractor’s supplied O&M Instructions, or

c.    the FGD operating condition not in accordance with Exhibit 1.

d.    for this item the Available Hour shall be assumed to be at an SO2 removal rate of *** for the calculation of the AH.

1.2.5	Equivalent Availability Guarantee Conditions

a.    The use of installed spare equipment shall be allowable in order to meet this guarantee. Should any of the operating equipment fail, spare or redundant equipment may be utilized; however, the total number of operating equipment, components, and systems shall not exceed the recommended design number.

b.    Owner shall operate the FGD system at a SO2 removal set point of greater than *** during the equivalent availability test.

c.    Adequate long-term warehouse spares, as mutually determined by Contractor and Owner, will be maintained.

d.    Owner shall notify the Contractor as quickly as possible, but in no more than ***, after the SO2 removal (*** rolling average) has dropped below *** or the unit has taken a load reduction or outage due to the FGD system.

1.3	Performance Test PA

1.3.1

Contractor shall demonstrate that the system complies with the following Performance Guarantees within the Provisional Acceptance period: SO2 Removal as outlined in Article 1.1.1 of this exhibit, Particulate Emission Level as outlined in Article 1.1.2 of this exhibit, Mercury Removal as outlined in Article 1.1.14 of this exhibit, Calcium Sulfite Oxidation as outlined in Article 1.1.10 of this exhibit, and Article 1.1.13 of this exhibit.

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1.3.2

During steady state operating conditions, SO2 Removal can be demonstrated for Provisional Acceptance using CEMS measurements after the CEMS RATA has been performed. At the Contractor’s discretion the CEMS may be verified by Method 6C prior to the Performance Test PA. If the CEMS measurements are not validated by Method 6C, the results from Method 6C shall be used for Provisional SO2 Removal Acceptance.

1.3.3

Provisional Acceptance Testing for Particulate Emission Level, Mercury Removal and Calcium Sulfite Oxidation shall be done following the analytical methods, test conditions and test procedures as outlined in this exhibit for Performance Test 1 unless alternative testing guidelines are mutually agreed upon.

1.4	Performance Test 1

1.4.1	Contractor shall conduct Performance Test 1 to demonstrate that the Performance Guarantees have been achieved as specified for the Substantial Completion.

1.4.2

For Performance Test 1, the test protocol guidelines, including test conditions, test procedures, and analytical methods for determining system performance and guarantees including emissions are provided in Article 1.4.3 of this exhibit. A comprehensive performance test protocol shall be developed by Contractor based on these guidelines and shall be approved by Owner prior to testing. An independent third-party testing subcontractor retained by Contractor will conduct all performance guarantee tests.

1.4.3	The following test protocol guidelines will be used, unless a mutually agreed upon change is determined:

a.    Owner shall operate the equipment to be tested at as near design conditions as reasonably possible, while burning fuel as close to the evaluation fuel as reasonably possible. These operating conditions will be maintained for at least *** prior to starting each test. Also, operating conditions prior to this testing period should be reasonably similar and stable. Contractor shall provide correction curves for adjusting the performance at tested conditions to the design conditions. System inlet gas sampling shall be at the absorber inlet(s). Contractor, in accordance with the requirements of EPA Method 1, shall provide sample ports (with appropriate access) in the ductwork upstream of Contractor’s absorber inlet. Sample ports shall also be provided by Contractor in the absorber outlet ductwork for pressure drop testing as appropriate. System outlet gas sampling (for SO2, and particulate matter) shall be at Contractor’s sampling location in the chimney. Below is a list of the correction curves that Contractor shall provide from low load to full load conditions as set forth in Exhibit 1.

•      SO2 removal efficiency versus absorber gas flow

•      Pressure drop versus absorber gas flow

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Exhibit 6	Morgantown

• Limestone consumption versus inlet SO2 flow • Any other curves as required by the Contractor

2.	GUARANTEE PROVISIONS

2.1	The Guarantees set forth herein are subject to the following provisions:

2.1.1	Contractor shall be permitted to conduct preliminary tests at its option and make adjustments, as is necessary, to assure that the Performance Guarantee can be fulfilled.

2.1.2

The Equipment supplied by the Contractor shall be started up, operated, and maintained according to the Contractor guidelines, good engineering and operating principles and the Contractor’s Operating and Maintenance Manual.

2.1.3

All replacement parts shall be of Contractor’s manufacture, or as approved by the Contractor. Prior to any Guarantee testing, the Contractor reserves the right to inspect the Equipment to determine that the operation has been in accordance with Contractor’s Operating and Maintenance Manual. Contractor will restore the equipment to good operating condition before any Guarantee Test is conducted.

2.1.4	Contractor will have the right to review any operating and test records relevant to the FGD system at all times and will conduct any preliminary tests that Contractor may deem necessary.

2.1.5	All guarantees for which compliance will be demonstrated in Performance Test 1 will be tested concurrently. These are inclusive of:

a.	SO2 Removal

b.	Solid Filterable Particulate Removal

c.	Pressure Drop

d.	Entrained Carryover Limit

e.	Power Consumption

f.	Make Up Water Consumption

g.	Limestone Consumption

h.	Calcium Sulfite Oxidation

i.	FGD Wastewater Effluent

Compliance will be demonstrated separately for:

a.	Turndown

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Exhibit 6	Morgantown

b.	Availability

c.	FGD Booster Fans

d.	Noise

2.1.6

All testing will be conducted only at steady state conditions. The boiler and Equipment must be at steady state a minimum of *** hours prior to testing. Steady state is defined as conditions where flue gas flow rate and temperature from the boiler does not vary more than *** and are within the Design Conditions.

2.1.7	The Equipment shall be started up in the presence of the Contractor’s Field Service Representative.

2.2	Performance Guarantee Period

2.2.1	The FGD System shall be considered suitable for testing when the following conditions are satisfied:

•   The system is operating in accordance with the provisions of Exhibit 1, and as far as possible, in accordance with the required operating instructions, recommended control settings and operation manuals.

•   The system process conditions are in conformance with the design operating conditions of Exhibit 1.

2.2.2

Owner shall operate the equipment to be tested at or as near design conditions as possible, while burning as close to the evaluation coal as possible. These operating conditions will be maintained for at least *** prior to starting each test. Also, operating conditions prior to this testing period should be reasonably similar and stable. Testing will be conducted with no unusual circumstances affecting unit operation such as feed water heaters out of service, incapacitated fans, malfunctioning boiler controls, etc.

3.	GUARANTEE SUMMARY TABLE

***

For all emissions measured by CEMS, the CEMS RATA (Relative Accuracy Test Audit), meeting all requirements of EPA 40 CFR Part 75, shall be performed prior to the start of the performance test. The CEMS shall be verified by Method 6C prior to performance testing. Times of CEMS calibration and use of substitute data shall be excluded. A measurement tolerance equivalent to the measured error from the most current Method 6C test will be allowed.

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Exhibit 6	Morgantown

4.	PERFORMANCE TESTING SPECIFICATIONS

4.1	Division 1 – General Requirements

4.1.1	Scope of Work

a.	FGD Performance Testing

a.1

All measurements/analysis shall utilize ASME PTC-40 guidance and test methods as developed by the United States Environmental Protection Agency (EPA) in the Regulations of Standards of Performance for New Stationary Sources, Part 60, Title 40, Code of Federal Regulations or EPRI:

b.	Absorber performance tests shall be conducted for all absorbers to determine the performance of the FGD system.

4.1.2	Contractor’s Responsibilities Related to Work by Owner

a.	Contractor is responsible for interfacing with the following work activities:

a.1	Obtaining all data collected by Owner.

a.2	Operation of the power plant and FGD system and equipment.

a.3	Recording unit load and coal firing rate data during the test.

a.4	Recording ID fan and FGD Booster fan power (motor amps/volts) consumption during the test.

a.5	Recording CEMS data during the test

a.6	Collecting samples of fuel fired during the tests for analysis.

a.7	Steady state operation of the Dewatering System in accordance with the requirements in Exhibit 1.

4.1.3	Agreements

a.	General Agreements before Test

a.1	Agreements between Contractor and Owner shall be reached and written on the following as defined in this document:

a.1.1	Objectives of test

a.1.2	The division of responsibilities of each of the parties

a.1.3	Schedule for the tests to be conducted, analysis of data and draft report preparation and submittal

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Exhibit 6	Morgantown

a.1.4	Test boundaries identifying inputs and outputs and final measurement locations

a.1.5	Confirmation of the test plan and procedures

a.1.6	Acceptance criteria for the test results

a.1.7	Test final report format and contents

a.2	These agreements shall be approved, prior to the testing, by authorized signatures of Contractor and Owner representatives.

b.	Design, Construction, and Start-up Considerations

b.1

The following recommendations should be considered concerning the requirements of instrumentation accuracy, calibration, re-calibration documentation, and location of temporary test instrumentation, which will be used for performance testing.

b.1.1

The requirements for temporary instrumentation must consider the appropriate laboratory calibration and submission of all laboratory calibration reports, certifications or calibration results. Post-test re-calibrations or verifications are required. Any substitution with temporary test instrumentation must be made in the early stages of testing with the approval of all parties.

b.1.2

The connections and spool sections required for temporary test instrumentation should be incorporated in the plant during a planned plant outage subject to approval by Owner or shall be installed in such a way as not to affect operation.

b.1.3

If there are any changes in location of instrumentation, then this must be documented including recording any changes of instrumentation measurement method. Any impact on test uncertainty should be identified and reviewed with consideration to ASME Code PTC 19.1 limitations. An example is the relocation of a flow meter within a process line.

b.1.4	The applicability of the instrumentation should be considered for measuring the desired test process value. Note whether the recorded value is an instantaneous or average value.

b.1.5	Access and isolation capability is required for inspection, calibration, and any temporary instrument installation and removal.

b.1.6	Review the quantity of devices and instrument ports available at each location to reduce uncertainty and provide contingency data acquisition.

b.1.7	Layout the instrument loops to minimize measurement error.

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Exhibit 6	Morgantown

b.1.8

The design should include the ability to duplicate critical test measurements. This allows a validation of process values and includes a contingency plan for test measurements. A separate device should be identified to collaborate and backup a test measurement.

b.1.9

Multiple tests will be run. Therefore, all test points used, such as ports, taps, and pipeline position, shall be documented and where not easily field identified, then physically marked with permanent marking, such as paint.

b.1.10

Auxiliary power consumption testing, the switchgear supplier must supply measurement CTs and PTs (*** or better) on all *** phases and test plugs for installation of test watt meters (*** accuracy or better). It must be possible to connect a watt meter while the breaker is in service.

c.	Responsibilities of Parties.

c.1

The Contractor shall identify in its Test Plan individual responsibilities required to prepare, conduct, analyze, and report the test. This includes designation of a test coordinator who will be responsible for the execution of the test in accordance with the test requirements and will coordinate the setting of required operating conditions with the plant operations staff. Procurement and installation of all test equipment shall be in Contractor’s scope.

c.2

Representatives from each of the parties to the test shall be designated to observe the test and confirm that it was conducted in accordance with the test requirements. They also shall have the authority to agree upon revisions to the test requirements during the test.

d.	Project Schedule

d.1

A test schedule shall be prepared, which shall include the sequence of events and anticipated time of test, notification of the parties to the test, test plan preparations, test preparation and conduct, and preparation of the report of results.

d.2	The test shall be performed in accordance with the Contract terms. The exact dates to be agreed upon with Owner.

e.	Test Plan

e.1

A detailed test plan shall be prepared and submitted to Owner per test schedule, but no later than *** prior to conducting the tests. It shall document agreements on all issues affecting the conduct of the test and provide detailed procedures for performing the test and analyzing the samples. It must reflect any contract requirements that pertain to the test objectives, guarantees, the schedule of test activities, responsibilities of the parties to the test, test procedures, report of results, and provide any needed clarifications of issues. The test plan shall be approved, prior to the testing, by authorized signatures of Owner. The following shall be included in the test plan:

e.1.1	Test acceptance criteria for test completion

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Exhibit 6	Morgantown

e.1.2	Base reference conditions and guarantees

e.1.3	Defined test boundaries identifying inputs and outputs and measurement locations

e.1.4	Complete pretest uncertainty analysis, with bias uncertainties established for each measurement calculated in accordance with ASME PTC 19.1

e.1.5	Specific type, location, and calibration requirements for all instrumentation and measurement systems

e.1.6	Method for establishing stabilization prior to test and maintaining constancy of load and other test conditions for the test

e.1.7	Fuel sample collection, handling, method of analysis, collection frequency, and identification of testing laboratories to be used for fuel analyses

e.1.8	Allowable range of fuel conditions, including constituents and heating value

e.1.9	Required levels of equipment cleanliness and inspection procedures

e.1.10	Procedure for recording test readings and observations

e.1.11	Number of test runs and duration of each run

e.1.12	Test loads at which the test is to be conducted

e.1.13	Frequency of data acquisition, data acceptance and rejection criteria

e.1.14	The method of combining test runs to calculate the final test results

e.1.15	The requirements for data storage, document retention, data and test report distribution

e.1.16	Method for agreeing and documenting any modification to test plan

5.	TECHNICAL SPECIFICATION

5.1	Preparations for Test

5.1.1	Applicable Testing Methods/Codes

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Exhibit 6	Morgantown

a.

The tests conducted for Performance Test 1 shall be run in strict accordance with the latest editions of the ASME PTC4.3 and EPA Methods 1 through 6, 8, and 17 in Code of Federal Regulations (CFR) Title 40, Part 60, Appendix A (40 CFR 60 Appendix A). All parties to the test shall be given timely notification to allow them the necessary time to respond and to prepare personnel, equipment, or documentation. All calculation procedures, such as limestone consumption, water consumption, etc., shall be defined in accordance with the testing codes herein.

a.1	EPA Method 1 shall be used to determine number and location of sampling traverse points for both particulate and sulfur dioxide sampling.

a.2

EPA Method 5b or 17 shall be used at the existing particulate control outlet and EPA Method 5b shall be used at the stack location for particulate sampling. Particulate sampling shall be for a minimum of *** per point; however, each test run shall be at least *** in duration. Particulate measurements shall exclude condensables. Mist eliminator carryover is to be determined / confirmed during flow modeling and will not be measured during Performance Test 1.

a.3

Combining the appropriate EPA methods may permit simultaneous acquisition of particulate and sulfur dioxide samples. However, this procedure must be allowed in the current reference methods to be considered valid.

a.4	An integrated multi-point sample for Orsat analysis shall be obtained at each test station for each test run.

a.5

Fuel samples will be taken by the Owner. The samples will be taken at such times as to ensure that they are representative samples of the fuel burned during the tests. The Owner will divide each sample into *** equal parts. The Contractor shall be responsible for the sample analysis, which shall be conducted in accordance with the latest edition of ASTM D3176, D3180, and D2015. *** sample shall be analyzed by the Contractor per the above while the *** shall be held by Contractor for future use if required.

a.6

Gas flow rate to the FGD system shall be calculated per ASME PTC4.3 using the ultimate analysis of the fuel, boiler heat input rate, and the analysis of the flue gas at the FGD system inlet. The gas flow rate obtained by the pitot tube method shall be calculated for each location and recorded in the final report for information only. Owner will obtain the necessary data for calculation of boiler heat input during the performance test. The Contractor shall obtain all other data. The gas flow rate determined through the use of ASME PTC4.3 (stoichiometric) shall be used to determine the amount of gas being treated by the FGD system for comparison to the design flow rate.

a.7

Particulate loading in gr/dscf and pounds per million Btu, and sulfur dioxide loading in ppm and pounds per million Btu shall be calculated according to the “F” factor method given in the referenced Federal Register. The “F” factor shall be calculated as defined in the Federal Register from the coal ultimate analysis and the gross calorific value determined from coal samples obtained during the testing. A separate “F” factor shall be calculated and used in the computation of results for each individual test run. Particulate and sulfur dioxide values shall be corrected to a constant oxygen and moisture level.

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Exhibit 6	Morgantown

a.8

Particulate and sulfur dioxide removal efficiencies shall be calculated based on the absorber inlet values and the stack values for each test run. The arithmetic average of the results from the *** test runs shall be used to compare with the contract guarantees. *** out of the *** may be disregarded if the data is considered to be an outlier.

a.9

Oxidation level: *** of slurry shall be taken by Contractor from the absorber reaction tank via the absorber bleed pump suction sample stations during each of the test runs. The samples shall be decanted, washed and dried in an oven at ***. This will minimize the effect of chlorides on the stoichiometric ratio analysis. *** sample shall be analyzed by the Contractor using the Electric Power Research Institute’s (EPRI) FGD Chemistry and Analytical Methods CS-3612. The dried solids shall be analyzed using the following EPRI methods; Method L2 or a mutually agreeable test method for sulfate and Method M2 for sulfite. The remaining samples shall be retained by the Contractor for future analysis, if required. A likewise sample of the reclaim return stream shall be collected and analyzed to determine sulfate and sulfite levels. The absorber bleed slurry and the reclaim stream shall be evaluated using the following test methods:

Parameter	Test Method
Sulfate (CaSO4 2H20) (wt %)	EPRI L2 or mutually agreeable test method
Sulfite (CaSO3 1/ 2 H20) (wt %)	EPRI M2

a.10

Static pressure and velocity measurements for compliance with the system gas-side pressure loss guarantee shall be measured by the Contractor in accordance with ASME PTC19.2 (Chapter 3) and EPA Method 2F or 2G, respectively.

a.11

Test equipment, calibration of test equipment, and sampling procedures shall comply with Quality Assurance Handbook for Air Pollution Measurement Systems, Vol. III, Stationary Source Specific Methods; EPA 600/4-77-027b and CFR 40, Parts 53-80, July 1, 1980; and the appropriate ASME and ASTM procedures.

a.12

All references to the American Society for Testing and Materials (ASTM), American Society of Mechanical Engineers (ASME), EPA reference methods, and other standard publications are to the latest issue of each as of the date of the Agreement unless specifically stated otherwise.

a.13	Deleted.

a.14	Solids content: Method 13 shall be utilized to determine percent solids.

a.15

Mercury: The mercury at the inlet and outlet of the wet FGD system shall be measured utilizing the Ontario Hydro Method. The inlet and outlet concentrations (in lb/Trillion BTU) shall be used to calculate the mercury removal efficiency.

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Exhibit 6	Morgantown

a.16

Limestone reactivity & calcium carbonate content: The calcium carbonate content will be determined by EPRI methodology J1. The results of this test will be used in conjunction with the gravimetric feeder measurement to determine limestone consumption. Limestone reactivity will be determined by the Contractor’s method.

5.1.2	Pretest Records

a.

Dimensions and physical conditions of the equipment required for calculations or other test purposes shall be determined and recorded prior to the test. Serial numbers and data from nameplates should be recorded to identify the equipment tested. All instrumentation should be identified and model and serial numbers recorded.

5.1.3	Protection of Instrument Uncertainty

a.

Instrumentation used for data collection must be at least as accurate as instrumentation identified in the pretest uncertainty analysis. This instrumentation can either be permanent plant instrumentation or temporary test instrumentation. Total uncertainty in measurements shall be no greater than that recommended in ASME PTC-40.

b.

Multiple instruments should be used as needed to reduce overall test uncertainty. The frequency of data collection is dependent on the particular measurement and the duration of the test. To the extent practical, multiple readings should be collected to minimize the random error impact on the post-test uncertainty analysis. The use of automated data acquisition systems is recommended to facilitate acquiring sufficient data.

c.

Contractor shall coordinate with plant on the timing of installation of calibrated devices, but in all cases, the calibration shall have been within *** of the performance test. Calibration or adequate checks of all instruments, including those already installed and operating at the plant, prior to and after the test must be carried out by Contractor, and those records and calibration reports must be made available and included in the Test Report. Following the test, re-calibration or adequate reconfirmation or verification is required.

5.1.4	Testing Instrumentation and Equipment Inspection and Cleanliness

a.

Prior to conducting a test, the cleanliness and condition of the testing instrumentation and equipment shall be determined by visual inspection or review of operational records, or both, and witnessed by all parties.

5.1.5	Preliminary Operation and Adjustment

a.

Before starting the performance test, the equipment shall be operated for sufficient time to demonstrate mechanical operation and stable control of the operating variable. During the period, instruments shall be checked.

5.1.6	Preliminary Testing

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Exhibit 6	Morgantown

a.

Preliminary testing shall be conducted sufficiently in advance of the start of the overall performance test to allow time to calculate preliminary results, make final adjustments, and modify the test requirements and/or test equipment. Results from the preliminary testing should be calculated and reviewed to identify any problems with the quantity and quality of measured data. The parties shall mutually agree before the test to any test modifications, so determined. A preliminary test run may be accepted as a final test run by mutual agreement of all parties.

5.2 Conduct of Test

5.2.1	Specified Reference Conditions

a.

These conditions are defined by the guarantees or objectives of the test and they form the baseline for the output corrections. Every effort should be made to run the test under the specified conditions or as close to the specified conditions as possible, in order to minimize the effect of corrections. Test points shall be duplicated as closely as possible to those used for baseline testing of the plant.

5.2.2	Starting and Stopping Tests and Test Runs

a.	The test coordinator is responsible for ensuring that all data collection begins at the agreed-upon start of the test, and that all parties to the test are informed of the starting time.

b.	Starting Criteria: prior to starting the performance test, the following conditions must be satisfied:

b.1	Operation, configuration, and disposition for testing has been reached in accordance with the agreed upon test requirements, including:

b.1.1	Equipment operation and method of control

b.1.2	Availability of fuel within the allowable limits of the fuel analysis for the test (by analysis as soon as practicable preceding the test).

b.1.3	Equipment operation within the manufacturer’s allowable limits and emissions within permitted limits.

b.2

Stabilization: before starting the test, the equipment shall be run until stable conditions have been established. Stability will be achieved when continuous monitoring indicates that the readings have been within the maximum permissible variation established by the manufacturer.

b.3	Data Collection: data acquisition system(s) functioning, and test personnel in place and ready to collect samples or record data.

c.	Completion Criteria

c.1

Tests are normally concluded when the test coordinator is satisfied that requirements for a complete test run have been satisfied. The test coordinator should verify that modes of operation during test, specified herein, have been

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satisfied. The test coordinator may extend or terminate the test if the requirements are not met. If the test is interrupted due to circumstances beyond the control of the Contractor, such as operator error, boiler upset, or electrical grid problems, the Contractor shall be allowed to restart testing after the interruption has been corrected. All test runs completed prior to the interruption shall be credited toward the test run. The test data between the interruption and return to service shall not be considered as part of the data set.

5.2.3	Operation Prior to and During Tests

a.

All equipment necessary for normal and sustained operation at the specified conditions must be operated during the test or accounted for in the corrections. Intermittent operation of equipment within the test boundary should be accounted for in a manner agreeable to all parties.

b.	Auxiliary Equipment Operation: FGD booster fans, ME wash water pumps, and the seal air fan must be operating or accounted for in determining auxiliary power loads.

c.

Adjustments prior to and during Tests: prior to start of the actual test run, adjustments are permitted provided that stabilization as defined herein is established. Once the test run has started, no adjustments are permitted except by agreement of all the parties to the test.

5.2.4	Duration of Test Run and Frequency of Readings

a.

The duration of a test run and the frequency of the readings shall be selected to provide a reliable average of the readings. A *** test run is recommended to meet the uncertainty requirements. A test can be a single *** run or the average of a series of runs, each being separately corrected, then averaged. While this procedure does not require multiple runs, the advantages of multiple runs should be recognized as providing a means for valid rejection of bad test runs, reducing average uncertainty and to verify the repeatability of results.

5.3 Test Records

5.3.1    Test Readings

a.

To the extent possible, test readings shall be recorded on a data acquisition system. A complete set of unaltered data acquisition sheets and recorded charts, electronic media or facsimiles thereof, shall become the property of each party to the test at the end of the test. The observations shall include the date and time of day. They shall be the actual readings without application of any corrections. The log sheets and all recorded charts constitute a complete record.

5.3.2	Direct Readings

a.	Direct manual readings of instruments are to be recorded at uniform frequent intervals during a test. It is preferable to observe simultaneously all instruments at the same intervals.

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5.3.3	Certified Data

a.	It is recommended that data considered to be especially important be confirmed by a second observer.

5.3.4	Test Log

a.

Every event connected with the progress of a test, however unimportant it may appear at the time, should be recorded on the test log sheets together with the time of occurrence and the name of the observer. Particular care should be taken to record any adjustments made to any equipment under test, whether made during a run or between runs. The reasons for each adjustment shall be stated in the test records.

5.3.5	Test Recording Errors

a.

Manual data shall be recorded in ink. In case of errors in a recorded observation, a line shall be drawn in ink through the incorrect entry, the correct reading is to be recorded in ink and initialed above the incorrect entry, and an explanation entered in the proper place in the test records. A comparison of these observations should be made as soon as possible and any discrepancies reconciled before the end of the test.

5.4 Test Validity

5.4.1 Validity of Results

a.

If, during the conduct of a test or during the subsequent analysis or interpretation of the observed data, an inconsistency is found which affects the validity of the results, the parties should make every reasonable effort to adjust or eliminate the inconsistency by mutual agreement. Failure to reach such agreement will constitute rejection of the run or test.

5.4.2 Reporting of Results

a.	In all cases, the test results shall be reported:

a.1	As calculated from the test observations, with only instrument calibration adjustments applied

a.2	As corrected for deviations of the test condition from the specified conditions.

5.4.3	Causes for Rejection of Readings

a.

Upon completion of test or during the test itself, the test data shall be reviewed to determine if any data should be rejected prior to the calculation of test results. Should serious inconsistencies which affect the results be detected, the run shall be invalidated completely, or it may be invalidated only in part if the affected part is at the beginning or at the end of the run. Refer to ASME PTC-19.1 for data rejection criteria.

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5.5 Test Report

5.5.1	General Requirements

a.

The test report shall provide definitive statements of the purpose of the test, the methodology for attainment of the objectives and descriptions of the results. It shall also clearly and concisely document all data generated by the test as well as ensuing computations.

b.	The test report for a performance test should incorporate the following general requirements:

b.1	Executive Summary

b.2	Test Description

b.3	Calculations and Results

b.4	Test Equipment

b.5	Conclusions

b.6	Appendices

c.	This outline is a recommended report format. Other formats are acceptable; however, a report of an overall plant performance test should contain all the information herein in a suitable location.

5.5.2	Executive Summary

a.	The executive summary is brief and contains the following:

a.1	General information about the plant and the test, such as the plant type and operating configuration, and the test objective

a.2	Data and time of the test

a.3	Summary of the results of the test including uncertainty

a.4	Comparison with the specified (referenced) conditions

a.5	Any agreements among the parties to the test to allow any major deviations from the test requirements

5.5.3	Test Description

a.	This section of the test report includes the following:

a.1	Test Description and Objectives: general information about the plant and the test, such as brief history of the operation from start-up through the performance test.

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a.2	Description of the equipment to be tested and all such equipment that may influence the test.

a.3	A cycle diagram showing test boundaries

a.4	A listing of the representatives of the parties to the test

a.5	The organization of the test personnel

a.6	All test agreements.

5.5.4	Calculations and Results

a.	The following shall be included in detail:

a.1	A tabulation of the operating conditions and results during all testing including any observations

a.2	The format of the general performance equating that is used, based on the test goal and applicable corrections

a.3	Tabulation of the reduced data necessary to calculate the results, summary of additional operating conditions not part of such reduced data

a.4	Step-by-step calculation of test results from the reduced data (refer to the appendices for examples of step-by-step calculations for each plant type and test goal)

a.5	Any calculations showing elimination of data for outlier reason, or for any other reason

a.6	Comparison of repeatability of test runs, if more than *** test run was performed

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5.5.5	Test Equipment

a.	This section of the test report includes the following:

a.1	Tabulation of test equipment used, including make, model number, etc.

a.2	Description of the test equipment location including marked up P&IDs

a.3	Means of data collection for each data point, plant control computer print-out, or manual data sheet, and any identifying tag number and/or address of each

a.4	Description of data acquisition system(s) used

a.5	Summary of pretest and post-test calibration

5.5.6	Summary and Conclusions

a.	This section of the test report includes the following:

a.1	Summary of the results of the test, including uncertainty, and comparison with specified (referenced) conditions, expanded upon, if required

a.2	Any recommended changes to future test procedures due to “lessons learned”

a.3	Appendices

b.	Appendices to the report shall include:

b.1	The test protocols, including correction curves and sample calculations

b.2	Copies of original data sheets and/or data acquisition system(s) print-outs

b.3	Copies of operator logs or other recording of operating activity during each test

b.4	Copies of any documents indicating operation in the required configuration and disposition

b.5	Results of laboratory analyses

b.6	Instrumentation calibration results from laboratories, certification from manufacturers

b.7	Measurement uncertainty calculation

b.8	Any pretest inspection sheets showing signatures of witnesses.

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Exhibit 6	Chalk Point

CHALK POINT

1.	GUARANTEES AND PERFORMANCE TESTS

1.1

The following items of performance for the FGD systems shall be guaranteed based on the total range of design conditions herein specified. The FGD system must be capable of simultaneously meeting all guarantees unless otherwise noted within this document (i.e., the availability guarantee).

The general arrangement of equipment furnished by the Contractor shall not be less favorable than indicated on the Contractor’s General Arrangement drawing 122493-00000-M-GA-001-1-G. Should the arrangements change, any performance guarantees affected (i.e., power consumption) shall be modified as mutually agreed by the Contractor and the Owner.

The equipment shall have been erected in accordance with the Contractor’s plans and specifications, shall have been properly maintained by the Owner, and operated within the operating conditions as specified in Exhibit 1 and in a manner consistent with the Contractor’s recommendations and Operating Instructions and Manuals.

The Contractor offers only the guarantees listed in this section of the proposal. These performance guarantees do not include occurrences of aluminum fluoride blinding. If Aluminum fluoride deactivation is observed via depressed operating pH, decreased SO2 removal, poor gypsum quality, and high limestone stoichiometry, then the performance and availability tests will be delayed until operation returns to normal. Credit shall retained by Contractor for all previous performance guarantees achieved up to the point where aluminum fluoride blinding is confirmed and testing delayed (if required).

In the event that excessive foaming (defined as detection of slurry and/or foam from the absorber overflow when all other operating parameters per the O&M manual are within design range) occurs in the proposed equipment, a suitable surfactant or defoaming agent shall be used to attempt to correct the condition before any damages or other penalties are applied.

Failure to meet any one of the below specified performance guarantees shall not require re-testing of all performance guarantees. Re-testing shall be limited to the failed performance guarantees and any directly related guarantees in accordance with item 2.1.5.

The following guarantees are offered in accordance with the design data included in Exhibit 1.

1.1.1

SO2 Removal. For each unit, Contractor shall guarantee the maximum SO2 emission level in the flue gas stream out of the desulfurization system when less than or equal to the parameters defined in Exhibit 1, while using the in-situ forced oxidation limestone operating mode without the use of performance enhancing additives such as organic acids. This emission level shall be met at all operating points and during load changes and shall be based on the heat input to the boiler at that operating load. A minimum SO2 emission of *** shall constitute fulfillment of the SO2 emission level guarantee. Also, for each unit, a minimum SO2 removal efficiency of *** shall be guaranteed at all operating loads (without organic acid additives) when firing the evaluation coal within

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the range of constituents and maximum SO2 loading defined in Exhibit 1, while using the in situ forced oxidation limestone operating mode and without the use of performance enhancing additives such as organic acids. For purposes of Exhibit 1 and performance guarantees, lb SO2/mmBtu shall be calculated using the procedure described by the EPA in the Federal Register.

SO2 removal efficiency is defined as:

% SO2 Removal =	(SO2 at absorber inlet (lb/hr) - SO2 at absorber outlet (lb/hr))	x100
SO2 at absorber inlet (lb/hr)

Compliance with this requirement shall be demonstrated during Performance Test PA and Performance Test 1. The Equivalent Availability Test will be based on a *** weighted rolling average. Figure 1 shall be used for correction of guarantee values for operating conditions other than the maximum flue gas flow described in Exhibit 1. Subject to mutual agreement between the Parties Performance Test 1 may be conducted simultaneously with the Provisional Acceptance Test.

***

1.1.2

Particulate Emission Level. For each unit, the solid filterable particulate emission level in the chimney shall not exceed the level at the desulfurization system inlet. This includes inlet particulate levels between *** and ***. If the inlet value is below *** and the total ammonia, as free ammonia or ammonia salts, at the absorber inlet is equivalent to ***, corrected to ***, or less, the outlet level shall not exceed ***. This solid filterable particulate emission level shall include fly ash, calcium salts and other inerts or materials, except acid mist and water in uncombined form, that are or have been airborne, and exist as a solid at standard conditions. The emission level shall be met at all operating points as defined in Exhibit 1.

Compliance with this requirement shall be demonstrated during Performance Test PA and Performance Test 1. Subject to mutual agreement between the Parties,, Performance Test 1 may be conducted simultaneously with the Provisional Acceptance Test.

1.1.3

Pressure Drop. Contractor shall guarantee a pressure drop of *** water column (per absorber) through the FGD system for the maximum flue gas flow, while operating as defined in Exhibit 1. This value is calculated from the FGD absorber inlet to the absorber outlet (flange to flange). The mist eliminator and all ducts must be in a normal operating clean condition based on Contractor’s recommended mist eliminator cleaning cycle.

Compliance with this requirement shall be demonstrated during Performance Test 1. The test ports shall be located in Contractor’s duct as close to the absorber inlet as possible and in Contractor’s absorber module outlet duct.

In the event that test results reveal that an accurate and reliable measurement of pressure drop cannot be taken because of turbulence or other related reasons, the location of the

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measuring points shall be changed and suitable adjustments, subject to Owner’s approval, made to the guaranteed pressure drop to reflect the new location.

The above pressure drop guarantee is based on the spare absorber recycle pump being out of service. The spare absorber recycle pump is the upper-most installed spray header pump in each absorber module. Figure 2 shall be used for correction of guarantee values for operating conditions other than the maximum flue gas flow described in Exhibit 1.

***

1.1.4

Maximum Entrained Moisture Carryover. For each unit, the Maximum Entrained Moisture Carryover from the absorbers, as measured at the absorber outlet shall be an average of no more than *** as averaged over the absorber cross section at the mist eliminator level, excluding acid mist in the calculation. The test port locations for this guarantee shall be mutually agreed upon between Contractor and Owner. Test ports shall be provided by Contractor.

1.1.5

Power Consumption. Contractor shall guarantee that the Power Consumption at the motor or other affected device leads excluding booster fan power, and gypsum dewatering requirements (averaged over a *** operating period) for equipment supplied by the Contractor at the Maximum gas flow for the evaluation coal fuel shall not exceed ***. The power consumption with one spare absorber recycle pump is not expected to exceed ***. This consumption is based on normal operating process (Contractor’s Scope) equipment in service, including the absorber area with air compressors, as well as the mist eliminator wash water pumps, FGD makeup water pumps, and the limestone preparation system and is based on ambient site conditions and service water temperatures as defined in Exhibit 1. It excludes line losses, switch gear losses, transformer losses and standby services such as the spare slurry, absorber recycle and water pumps, isolation valves, lighting and instruments, heat tracing, HVAC, and spare equipment. Compliance with this requirement shall be demonstrated during Performance Test 1.

1.1.6

Make Up Water Consumption. Total makeup water consumption – For each unit, the total makeup water consumption (gpm) for the maximum SO2 loading case (in Exhibit 1) shall be guaranteed by Contractor not to exceed *** per absorber for the Limestone Milling System, AR Pump Gear Cooling and Seal Flushing, Mist Eliminator Washing, and Oxidation Air Humidification, as averaged over a *** period. This guarantee excludes water usage from any non-process related water users not specifically required for operation of the FGD System, such as hose stations and equipment wash downs, or any abnormal, non-steady state plant operations, such as filling a tank. This guarantee includes an allowance of *** for the Wastewater Treatment System. To the extent it is different from the allowance, the overall guarantee must be adjusted accordingly with Owner’s approval. Such approval shall not be unreasonably withheld. This guarantee excludes gypsum dewatering requirements.

The above guarantee values apply to the *** flue gas design case as specified in Exhibit 1, the design chloride concentration *** and the design limestone as described in Exhibit 1.

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1.1.7

Limestone Consumption. For each unit, Contractor shall guarantee that the Limestone Consumption will not exceed *** (on a dry solids basis) per absorber for the gas flow per 4.2.2 of Exhibit 1. In addition to the SO2 removal requirement, the guaranteed Limestone Consumption shall include the additional limestone consumed during removal of chlorine and fluorine in the flue gas (based on the design conditions in Exhibit 1). Adjustments will be made to the guaranteed limestone consumption using Contractor’s correction curve (Figure 3) in the event of deviations in the content (or reactivity) of CaCO3. Moreover, an adjustment in limestone consumption using Contractor’s correction curve (Figure 3) will be made in the event sulfur levels differ from those present in the evaluation fuel.

Compliance with this requirement shall be demonstrated during Performance Test 1.

The above guarantee value applies to the *** flue gas design case as specified in Exhibit 1, and the design limestone as described in Exhibit 1. To determine the guaranteed limestone consumption at different flue gas flow rates, limestone composition values or other design points, guarantee correction curves as provided by the Contractor shall be used.

***

1.1.8	Engineering Design Margin The engineering design margin (the “Engineering Design Margins”) for the guaranteed consumption of auxiliary power, limestone and makeup water is ***.

1.1.9

Minimum Turndown Capability. The FGD system shall be warranted to a minimum turndown capability (defined as operating at greater than or equal to *** of the gas flow as defined in Exhibit 1) as a percentage of full-load. Minimum turndown capability shall be ***.

1.1.10

Calcium Sulfite Oxidation. For each unit, Contractor shall guarantee that the oxidation level of the absorber bleed stream gypsum product shall be equal or greater than *** at Maximum gas flow and design SO2 operation. Oxidation level is calculated by dividing the total moles of calcium sulfate (CaSO4 · 2 H2O) by the sum of the total moles of calcium sulfite (CaSO3 ·  1/2 H2O) and calcium sulfate in the absorber bleed stream solids from the absorber, expressed as a percentage. In addition, the soluble sulfite concentration for each unit shall be a maximum of ***.

Contractor’s guarantee is conditioned upon the Owner returning the reclaim stream from the Dewatering System to the absorber with the following properties:

•	The reclaim stream oxidation level shall be a minimum of ***.

•	The *** average mass flow of CaSO3 · 1/2 H2O in the reclaim stream shall not exceed *** of the mass flow of CaSO3 · 1/2 H2O in the Contractor’s absorber bleed stream.

Compliance with the above requirement shall be demonstrated during Performance Test 1.

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Provisional Acceptance Testing

To achieve Provisional Acceptance, Contractor shall guarantee that the oxidation level of the absorber bleed stream gypsum product shall be equal or greater than *** at Maximum gas flow and design SO2 operation.

Contractor’s guarantee is conditioned upon the Owner returning the reclaim stream from the Dewatering System to the absorber with the following properties:

•	The reclaim stream oxidation level shall be a minimum of ***.

Compliance with the above requirement shall be demonstrated during the Performance Test PA.

1.1.11

FGD Booster Fan Performance Test. After installation of the equipment, a performance guarantee test will be performed by Owner to check the performance of the FGD booster fans and to determine the actual fan characteristic curves.

The field test will be performed in accordance with ASME PTC 11-84 to the maximum extent practical. The field testing procedures will be mutually agreed upon by Owner and Contractor prior to testing. The field test shall include, but shall not be limited to, the following:

Sequential inlet box flow and pressure measurement with directional probes.

Outlet static pressure measurement with multiple wall taps.

Power measurement with calibrated electrical measurement devices.

Inlet temperature measurement with calibrated thermocouples.

The tests will be conducted at Owner’s expense except the expenses incurred by Contractor’s representative.

1.1.12

Sound Level: The Contractor guarantees that noise generated from any equipment supplied by the Contractor will not exceed ***, under free field hemispherical radiation conditions as measured *** horizontally from a vertical surface, defined by a parallelepiped that just encloses the equipment under test, and *** above a floor or normal walkway. When acoustical enclosures are provided, all measurements shall be made *** horizontally from the enclosure wall. Corrections will be made for background noise. If the measurement area is determined to be less than free field, mutually agreed upon room constant corrections shall be applied. All measurements will be energy averaged into a single value. The performance test to determine compliance with the stated guarantee shall be conducted in accordance with ANSl S1.13. Noise measurements shall have a *** tolerance as stated within the ANSl standards. Other corrections not covered by this standard will be as mutually agreed to by the Contractor and Owner.

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The proposed ball mills, oxidation air blowers, WWT blowers, and absorber recirculation pumps (which are expected to be ***) are excluded from this guarantee. The sound levels will follow the standard proposed equipment specifications for the FGD replicate plant.

1.1.13

Wastewater Treatment Effluent. For each station, Contractor shall guarantee the wastewater effluent, which is a pass through of the WWT supplier’s guarantee, will achieve the following requirements at each station:

***

Performance Test PA for the Wastewater Treatment System is limited to the performance of the parameters associated with the physical/chemical phase of the system (all the parameters listed in Table 1.1.13 except for BOD, Total Nitrogen, (excluding dissolved organic nitrogen and sulfur-nitrogen)). Due to the time required to develop an acclimatized bacterial culture to nitrify and denitrify the Performance Test 1 for the biological phase of the wastewater treatment system shall be demonstrated *** from first gas and in accordance with the requirements of the Contractor’s Performance Test Procedures.

1.1.14

Mercury Removal. Contractor shall guarantee that the FGD system shall remove a minimum of *** of the ionic mercury of the coals listed in Table 1-1, as measured in the gas phase directly upstream of the absorber inlet. For the Performance Test PA, the emission guarantee shall be verified by measuring the speciated mercury content upstream of the absorber inlet and at the stack using ASTM Method D 6784-02 (Ontario Hydro Method), or a test method that is mutually acceptable to Owner and Contractor. Owner and Contractor shall witness the tests. Once the tests demonstrate that the guarantee has been met, Contractor shall have no further obligation to Owner regarding the mercury removal guarantee. The proposed FGD system will remove *** of elemental mercury from the flue gas.

***

1.2	Equivalent Availability Guarantee

Contractor shall guarantee that the availability factor for the FGD systems installed at the Chalk Point Station shall not be less than *** over a test of *** days.

Availability factor is defined as below.

Availability factor (AF) = (AH/PH) x 100(%)

=100 X	Available Hours for FGDS (AH)
Period Hours (PH)

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where:

Period Hours (PH):

Number of hours during the period of evaluation. For purposes of this contract, the period hours for the FGD system shall be the total hours between the mutually agreed dates. These dates will be finalized after finalization of individual unit project schedules.

Available Hours (AH):

Available hours are defined as:

hours in which:

1.2.1	the unit was not required to take a load reduction or outage in the hour due to a FGD system deficiency, or

1.2.2	Owner was not required to inject performance enhancing additives in order for the chimney emissions to achieve a *** SO2 removal rate, or

1.2.3	the prior *** rolling average SO2 removal rate is equal to or greater than ***

1.2.4	hours in which the FGD system is not operating, or is not meeting performance due to no fault or deficiency of equipment supplied by the Contractor including:

a.	the lack of any services from Owner, or

b.	the FGD not being operated in accordance with Contractor’s supplied O&M Instructions, or

c.	the FGD operating condition not in accordance with Exhibit 1.

d.	for this item the Available Hour shall be assumed to be at an SO2 removal rate of *** for the calculation of the AH.

1.2.5	Equivalent Availability Guarantee Conditions

a.

The use of installed spare equipment shall be allowable in order to meet this guarantee. Should any of the operating equipment fail, spare or redundant equipment may be utilized; however, the total number of operating equipment, components, and systems shall not exceed the recommended design number.

b.	Owner shall operate the FGD system at a SO2 removal set point of greater than *** during the equivalent availability test.

c.	Adequate long-term warehouse spares, as mutually determined by Contractor and Owner, will be maintained.

d.

Owner shall notify the Contractor as quickly as possible, but in no more than ***, after the SO2 removal (*** rolling average) has dropped below *** or the unit has taken a load reduction or outage due to the FGD system.

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1.3	Performance Test PA

1.3.1

Contractor shall demonstrate that the system complies with the following Performance Guarantees within the Provisional Acceptance period: SO2 Removal as outlined in Article 1.1.1 of this exhibit, Particulate Emission Level as outlined in Article 1.1.2 of this exhibit, Mercury Removal as outlined in Article 1.1.14 of this exhibit, Calcium Sulfite Oxidation as outlined in Article 1.1.10 of this exhibit, and Article 1.1.13 of this exhibit.

1.3.2

During steady state operating conditions, SO2 Removal can be demonstrated for Provisional Acceptance using CEMS measurements after the CEMS RATA has been performed. At the Contractor’s discretion the CEMS may be verified by Method 6C prior to the Performance Test PA. If the CEMS measurements are not validated by Method 6C, the results from Method 6C shall be used for Provisional SO2 Removal Acceptance.

1.3.3

Provisional Acceptance Testing for Particulate Emission Level, Mercury Removal and Calcium Sulfite Oxidation shall be done following the analytical methods, test conditions and test procedures as outlined in this exhibit for Performance Test 1 unless alternative testing guidelines are mutually agreed upon.

1.4	Guaranteed Performance Test

1.4.1	Contractor shall conduct Performance Test 1 to demonstrate that the Performance Guarantees have been achieved as specified for the Substantial Completion.

1.4.2

For Performance Test 1, the test protocol guidelines, including test conditions, test procedures, and analytical methods for determining system performance and guarantees including emissions are provided in Article 1.4.3 of this exhibit. A comprehensive performance test protocol shall be developed by Contractor based on these guidelines and shall be approved by Owner prior to testing. An independent third-party testing subcontractor retained by Contractor will conduct all performance guarantee tests.

1.4.3	The following test protocol guidelines will be used, unless a mutually agreed upon change is determined:

a.

Owner shall operate the equipment to be tested at as near design conditions as reasonably possible, while burning fuel as close to the evaluation fuel as reasonably possible. These operating conditions will be maintained for at least *** prior to starting each test. Also, operating conditions prior to this testing period should be reasonably similar and stable. Contractor shall provide correction curves for adjusting the performance at tested conditions to the design conditions. System inlet gas sampling shall be at the absorber inlet. Contractor, in accordance with the requirements of EPA Method 1, shall provide sample ports (with appropriate access) in the ductwork upstream of Contractor’s absorber inlet. Sample ports shall also be provided by Contractor in the absorber outlet ductwork for pressure drop testing as appropriate. System outlet gas sampling (for SO 2, and particulate matter) shall be at Contractor’s sampling location in the chimney. Below is a list of the correction curves that Contractor shall provide from low load to full load conditions as set forth in Exhibit 1.

•	SO2 removal efficiency versus absorber gas flow

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•	Pressure drop versus absorber gas flow

•	Limestone consumption versus inlet SO2 flow

•	Any other curves as required by the Contractor

2.	GUARANTEE PROVISIONS

2.1	The Guarantees set forth herein are subject to the following provisions:

2.1.1	Contractor shall be permitted to conduct preliminary tests at its option and make adjustments, as is necessary, to assure that the Performance Guarantee can be fulfilled.

2.1.2

The Equipment supplied by the Contractor shall be started up, operated, and maintained according to the Contractor guidelines, good engineering and operating principles and the Contractor’s Operating and Maintenance Manual.

2.1.3

All replacement parts shall be of Contractor’s manufacture, or as approved by the Contractor. Prior to any Guarantee testing, the Contractor reserves the right to inspect the Equipment to determine that the operation has been in accordance with Contractor’s Operating and Maintenance Manual. Contractor will restore the equipment to good operating condition before any Guarantee Test is conducted.

2.1.4	Contractor will have the right to review any operating and test records relevant to the FGD system at all times and will conduct any preliminary tests that Contractor may deem necessary.

2.1.5	All guarantees for which compliance will be demonstrated in Performance Test 1 will be tested concurrently. These are inclusive of:

a.	SO2 Removal

b.	Solid Filterable Particulate Removal

c.	Pressure Drop

d.	Entrained Carryover Limit

e.	Power Consumption

f.	Make Up Water Consumption

g.	Limestone Consumption

h.	Calcium Sulfite Oxidation

i.	FGD Wastewater Effluent

Compliance will be demonstrated separately for:

a.	Turndown

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b.	Availability

c.	FGD Booster Fans

d.	Noise

2.1.6

All testing will be conducted only at steady state conditions. The boiler and Equipment must be at steady state a minimum of *** hours prior to testing. Steady state is defined as conditions where flue gas flow rate and temperature from the boiler does not vary more than *** and are within the Design Conditions.

2.1.7	The Equipment shall be started up in the presence of the Contractor’s Field Service Representative.

2.2	Performance Guarantee Period

2.2.1	The FGD System shall be considered suitable for testing when the following conditions are satisfied:

•

The system is operating in accordance with the provisions of Exhibit 1, and as far as possible, in accordance with the required operating instructions, recommended control settings and operation manuals.

•	The system process conditions are in conformance with the design operating conditions of Exhibit 1.

2.2.2

Owner shall operate the equipment to be tested at or as near design conditions as possible, while burning as close to the evaluation coal as possible. These operating conditions will be maintained for at least *** hours prior to starting each test. Also, operating conditions prior to this testing period should be reasonably similar and stable. Testing will be conducted with no unusual circumstances affecting unit operation such as feed water heaters out of service, incapacitated fans, malfunctioning boiler controls, etc.

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3.	GUARANTEE SUMMARY TABLE

***

For all emissions measured by CEMS, the CEMS RATA (Relative Accuracy Test Audit), meeting all requirements of EPA 40 CFR Part 75, shall be performed prior to the start of the performance test. The CEMS shall be verified by Method 6C prior to performance testing. Times of CEMS calibration and use of substitute data shall be excluded. A measurement tolerance equivalent to the measured error from the most current Method 6C test will be allowed.

4.	PERFORMANCE TESTING SPECIFICATIONS

4.1	Division 1 – General Requirements

4.1.1	Scope of Work

a.	FGD Performance Testing

a.1

All measurements/analysis shall utilize ASME PTC-40 guidance and test methods as developed by the United States Environmental Protection Agency (EPA) in the Regulations of Standards of Performance for New Stationary Sources, Part 60, Title 40, Code of Federal Regulations or EPRI:

b.	Absorber performance tests shall be conducted for all absorbers to determine the performance of the FGD system.

4.1.2	Contractor’s Responsibilities Related to Work by Owner

a.	Contractor is responsible for interfacing with the following work activities:

a.1	Obtaining all data collected by Owner.

a.2	Operation of the power plant and FGD system and equipment.

a.3	Recording unit load and coal firing rate data during the test.

a.4	Recording ID fan and FGD Booster fan power (motor amps/volts) consumption during the test.

a.5 Recording CEMS data during the test

a.6	Collecting samples of fuel fired during the tests for analysis.

a.7	Steady state operation of the Dewatering System in accordance with the requirements in Exhibit 1.

4.1.3	Agreements

a.	General Agreements before Test

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a.1	Agreements between Contractor and Owner shall be reached and written on the following as defined in this document:

a.1.1	Objectives of test

a.1.2	The division of responsibilities of each of the parties

a.1.3	Schedule for the tests to be conducted, analysis of data and draft report preparation and submittal

a.1.4	Test boundaries identifying inputs and outputs and final measurement locations

a.1.5	Confirmation of the test plan and procedures

a.1.6	Acceptance criteria for the test results

a.1.7	Test final report format and contents

a.2	These agreements shall be approved, prior to the testing, by authorized signatures of Contractor and Owner representatives.

b.	Design, Construction, and Start-up Considerations

b.1

The following recommendations should be considered concerning the requirements of instrumentation accuracy, calibration, re-calibration documentation, and location of temporary test instrumentation, which will be used for performance testing.

b.1.1

The requirements for temporary instrumentation must consider the appropriate laboratory calibration and submission of all laboratory calibration reports, certifications or calibration results. Post-test re-calibrations or verifications are required. Any substitution with temporary test instrumentation must be made in the early stages of testing with the approval of all parties.

b.1.2

The connections and spool sections required for temporary test instrumentation should be incorporated in the plant during a planned plant outage subject to approval by Owner or shall be installed in such a way as not to affect operation.

b.1.3

If there are any changes in location of instrumentation, then this must be documented including recording any changes of instrumentation measurement method. Any impact on test uncertainty should be identified and reviewed with consideration to ASME Code PTC 19.1 limitations. An example is the relocation of a flow meter within a process line.

b.1.4	The applicability of the instrumentation should be considered for measuring the desired test process value. Note whether the recorded value is an instantaneous or average value.

b.1.5	Access and isolation capability is required for inspection, calibration, and any temporary instrument installation and removal.

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b.1.6	Review the quantity of devices and instrument ports available at each location to reduce uncertainty and provide contingency data acquisition.

b.1.7	Layout the instrument loops to minimize measurement error.

b.1.8

The design should include the ability to duplicate critical test measurements. This allows a validation of process values and includes a contingency plan for test measurements. A separate device should be identified to collaborate and backup a test measurement.

b.1.9

Multiple tests will be run. Therefore, all test points used, such as ports, taps, and pipeline position, shall be documented and where not easily field identified, then physically marked with permanent marking, such as paint.

b.1.10

Auxiliary power consumption testing, the switchgear supplier must supply measurement CT’s and PT’s (*** accuracy or better) on all *** phases and test plugs for installation of test watt meters (*** accuracy or better). It must be possible to connect a watt meter while the breaker is in service.

c.	Responsibilities of Parties.

c.1

The Contractor shall identify in his Test Plan individual responsibilities required to prepare, conduct, analyze, and report the test. This includes designation of a test coordinator who will be responsible for the execution of the test in accordance with the test requirements and will coordinate the setting of required operating conditions with the plant operations staff. Procurement and installation of all test equipment shall be in Contractor’s scope.

c.2

Representatives from each of the parties to the test shall be designated to observe the test and confirm that it was conducted in accordance with the test requirements. They also shall have the authority to agree upon revisions to the test requirements during the test.

d.	Project Schedule

d.1

A test schedule shall be prepared, which shall include the sequence of events and anticipated time of test, notification of the parties to the test, test plan preparations, test preparation and conduct, and preparation of the report of results.

d.2	The test shall be performed in accordance with the Contract terms. The exact dates to be agreed upon with Owner.

e.	Test Plan

e.1

A detailed test plan shall be prepared and submitted to Owner per test schedule, but no later than *** prior to conducting the tests. It shall document agreements on all issues affecting the conduct of the test and provide detailed procedures for performing the test and analyzing the samples. It must reflect any contract requirements that pertain to the test objectives, guarantees, the schedule of test activities, responsibilities of the parties to the test, test procedures, report of results, and provide any needed clarifications of issues. The test plan shall be

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approved, prior to the testing, by authorized signatures of Owner. The following shall be included in the test plan:

e.1.1	Test acceptance criteria for test completion

e.1.2	Base reference conditions and guarantees

e.1.3	Defined test boundaries identifying inputs and outputs and measurement locations

e.1.4	Complete pretest uncertainty analysis, with bias uncertainties established for each measurement calculated in accordance with ASME PTC 19.1

e.1.5	Specific type, location, and calibration requirements for all instrumentation and measurement systems

e.1.6	Method for establishing stabilization prior to test and maintaining constancy of load and other test conditions for the test

e.1.7	Fuel sample collection, handling, method of analysis, collection frequency, and identification of testing laboratories to be used for fuel analyses

e.1.8	Allowable range of fuel conditions, including constituents and heating value

e.1.9	Required levels of equipment cleanliness and inspection procedures

e.1.10	Procedure for recording test readings and observations

e.1.11	Number of test runs and duration of each run

e.1.12	Test loads at which the test is to be conducted

e.1.13	Frequency of data acquisition, data acceptance and rejection criteria

e.1.14	The method of combining test runs to calculate the final test results

e.1.15	The requirements for data storage, document retention, data and test report distribution

e.1.16	Method for agreeing and documenting any modification to test plan

5.	TECHNICAL SPECIFICATION

5.1	Preparations for Test

5.1.1	Applicable Testing Methods/Codes

a.

The tests conducted for Performance Test 1 shall be run in strict accordance with the latest editions of the ASME PTC4.3 and EPA Methods 1 through 6, 8, and 17 in Code of Federal Regulations (CFR) Title 40, Part 60, Appendix A (40 CFR 60

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Appendix A). All parties to the test shall be given timely notification to allow them the necessary time to respond and to prepare personnel, equipment, or documentation. All calculation procedures, such as limestone consumption, water consumption, etc., shall be defined in accordance with the testing codes herein.

a.1	EPA Method 1 shall be used to determine number and location of sampling traverse points for both particulate and sulfur dioxide sampling.

a.2

EPA Method 5b or 17 shall be used at the existing particulate control outlet and EPA Method 5b shall be used at the stack location for particulate sampling. Particulate sampling shall be for a minimum of ***; however, each test run shall be at least *** in duration. Particulate measurements shall exclude condensables. Mist eliminator carryover is to be determined / confirmed during flow modeling and will not be measured during Performance Test 1.

a.3

Combining the appropriate EPA methods may permit simultaneous acquisition of particulate and sulfur dioxide samples. However, this procedure must be allowed in the current reference methods to be considered valid.

a.4	An integrated multi-point sample for Orsat analysis shall be obtained at each test station for each test run.

a.5

Fuel samples will be taken by the Owner. The samples will be taken at such times as to ensure that they are representative samples of the fuel burned during the tests. The Owner will divide each sample into *** equal parts. The Contractor shall be responsible for the sample analysis, which shall be conducted in accordance with the latest edition of ASTM D3176, D3180, and D2015. *** sample shall be analyzed by the Contractor per the above while the *** shall be held by Contractor for future use if required.

a.6

Gas flow rate to the FGD system shall be calculated per ASME PTC4.3 using the ultimate analysis of the fuel, boiler heat input rate, and the analysis of the flue gas at the FGD system inlet. The gas flow rate obtained by the pitot tube method shall be calculated for each location and recorded in the final report for information only. Owner will obtain the necessary data for calculation of boiler heat input during the performance test. The Contractor shall obtain all other data. The gas flow rate determined through the use of ASME PTC4.3 (stoichiometric) shall be used to determine the amount of gas being treated by the FGD system for comparison to the design flow rate.

a.7

Particulate loading in gr/dscf and pounds per million Btu, and sulfur dioxide loading in ppm and pounds per million Btu shall be calculated according to the “F” factor method given in the referenced Federal Register. The “F” factor shall be calculated as defined in the Federal Register from the coal ultimate analysis and the gross calorific value determined from coal samples obtained during the testing. A separate “F” factor shall be calculated and used in the computation of results for each individual test run. Particulate and sulfur dioxide values shall be corrected to a constant oxygen and moisture level.

a.8	Particulate and sulfur dioxide removal efficiencies shall be calculated based on the absorber inlet values and the stack values for each test run. The arithmetic

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average of the results from the *** test runs shall be used to compare with the contract guarantees. *** out of the *** samples may be disregarded if the data is considered to be an outlier.

a.9

Oxidation level: *** samples of slurry shall be taken by Contractor from the absorber reaction tank via the absorber bleed pump suction sample stations during each of the test runs. The samples shall be decanted, washed and dried in an oven at ***. This will minimize the effect of chlorides on the stoichiometric ratio analysis. *** sample shall be analyzed by the Contractor using the Electric Power Research Institute’s (EPRI) FGD Chemistry and Analytical Methods CS-3612. The dried solids shall be analyzed using the following EPRI methods; Method L2 or a mutually agreeable test method for sulfate and Method M2 for sulfite. The remaining samples shall be retained by the Contractor for future analysis, if required. A likewise sample of the reclaim return stream shall be collected and analyzed to determine sulfate and sulfite levels. The absorber bleed slurry and the reclaim stream shall be evaluated using the following test methods:

Parameter	Test Method
Sulfate (CaSO4 2H20) (wt %)	EPRI L2 or mutually agreeable test method
Sulfite (CaSO3 1/ 2 H20) (wt %)	EPRI M2

a.10

Static pressure and velocity measurements for compliance with the system gas-side pressure loss guarantee shall be measured by the Contractor in accordance with ASME PTC19.2 (Chapter 3) and EPA Method 2F or 2G, respectively.

a.11

Test equipment, calibration of test equipment, and sampling procedures shall comply with Quality Assurance Handbook for Air Pollution Measurement Systems, Vol. III, Stationary Source Specific Methods; EPA 600/4-77-027b and CFR 40, Parts 53-80, July 1, 1980; and the appropriate ASME and ASTM procedures.

a.12

All references to the American Society for Testing and Materials (ASTM), American Society of Mechanical Engineers (ASME), EPA reference methods, and other standard publications are to the latest issue of each as of the date of the Agreement unless specifically stated otherwise.

a.13	Deleted.

a.14	Solids content: Method 13 shall be utilized to determine percent solids.

a.15

Mercury: The mercury at the inlet and outlet of the wet FGD system shall be measured utilizing the Ontario Hydro Method. The inlet and outlet concentrations (in lb/Trillion BTU) shall be used to calculate the mercury removal efficiency.

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a.16

Limestone reactivity & calcium carbonate content: The calcium carbonate content will be determined by EPRI methodology J1. The results of this test will be used in conjunction with the gravimetric feeder measurement to determine limestone consumption. Limestone reactivity will be determined by the Contractor’s method.

5.1.2	Pretest Records

a.

Dimensions and physical conditions of the equipment required for calculations or other test purposes shall be determined and recorded prior to the test. Serial numbers and data from nameplates should be recorded to identify the equipment tested. All instrumentation should be identified and model and serial numbers recorded.

5.1.3	Protection of Instrument Uncertainty

a.

Instrumentation used for data collection must be at least as accurate as instrumentation identified in the pretest uncertainty analysis. This instrumentation can either be permanent plant instrumentation or temporary test instrumentation. Total uncertainty in measurements shall be no greater than that recommended in ASME PTC-40.

b.

Multiple instruments should be used as needed to reduce overall test uncertainty. The frequency of data collection is dependent on the particular measurement and the duration of the test. To the extent practical, multiple readings should be collected to minimize the random error impact on the post-test uncertainty analysis. The use of automated data acquisition systems is recommended to facilitate acquiring sufficient data.

c.

Contractor shall coordinate with plant on the timing of installation of calibrated devices, but in all cases, the calibration shall have been within *** of the performance test. Calibration or adequate checks of all instruments, including those already installed and operating at the plant, prior to and after the test must be carried out by Contractor, and those records and calibration reports must be made available and included in the Test Report. Following the test, re-calibration or adequate reconfirmation or verification is required.

5.1.4	Testing Instrumentation and Equipment Inspection and Cleanliness

a.

Prior to conducting a test, the cleanliness and condition of the testing instrumentation and equipment shall be determined by visual inspection or review of operational records, or both, and witnessed by all parties.

5.1.5	Preliminary Operation and Adjustment

a.

Before starting the performance test, the equipment shall be operated for sufficient time to demonstrate mechanical operation and stable control of the operating variable. During the period, instruments shall be checked.

5.1.6	Preliminary Testing

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a.

Preliminary testing shall be conducted sufficiently in advance of the start of the overall performance test to allow time to calculate preliminary results, make final adjustments, and modify the test requirements and/or test equipment. Results from the preliminary testing should be calculated and reviewed to identify any problems with the quantity and quality of measured data. The parties shall mutually agree before the test to any test modifications, so determined. A preliminary test run may be accepted as a final test run by mutual agreement of all parties.

5.2	Conduct of Test

5.2.1	Specified Reference Conditions

a.

These conditions are defined by the guarantees or objectives of the test and they form the baseline for the output corrections. Every effort should be made to run the test under the specified conditions or as close to the specified conditions as possible, in order to minimize the effect of corrections. Test points shall be duplicated as closely as possible to those used for baseline testing of the plant.

5.2.2	Starting and Stopping Tests and Test Runs

a.	The test coordinator is responsible for ensuring that all data collection begins at the agreed-upon start of the test, and that all parties to the test are informed of the starting time.

b.	Starting Criteria: prior to starting the performance test, the following conditions must be satisfied:

b.1	Operation, configuration, and disposition for testing has been reached in accordance with the agreed upon test requirements, including:

b.1.1	Equipment operation and method of control

b.1.2	Availability of fuel within the allowable limits of the fuel analysis for the test (by analysis as soon as practicable preceding the test).

b.1.3	Equipment operation within the manufacturer’s allowable limits and emissions within permitted limits.

b.2

Stabilization: before starting the test, the equipment shall be run until stable conditions have been established. Stability will be achieved when continuous monitoring indicates that the readings have been within the maximum permissible variation established by the manufacturer.

b.3	Data Collection: data acquisition system(s) functioning, and test personnel in place and ready to collect samples or record data.

c.	Completion Criteria

c.1

Tests are normally concluded when the test coordinator is satisfied that requirements for a complete test run have been satisfied. The test coordinator should verify that modes of operation during test, specified herein, have been

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satisfied. The test coordinator may extend or terminate the test if the requirements are not met. If the test is interrupted due to circumstances beyond the control of the Contractor, such as operator error, boiler upset, or electrical grid problems, the Contractor shall be allowed to restart testing after the interruption has been corrected. All test runs completed prior to the interruption shall be credited toward the test run. The test data between the interruption and return to service shall not be considered as part of the data set.

5.2.3	Operation Prior to and During Tests

a.

All equipment necessary for normal and sustained operation at the specified conditions must be operated during the test or accounted for in the corrections. Intermittent operation of equipment within the test boundary should be accounted for in a manner agreeable to all parties.

b.	Auxiliary Equipment Operation: FGD booster fans, ME wash water pumps, and the seal air fan must be operating or accounted for in determining auxiliary power loads.

c.

Adjustments Prior to and during Tests: prior to start of the actual test run, adjustments are permitted provided that stabilization as defined herein is established. Once the test run has started, no adjustments are permitted except by agreement of all the parties to the test.

5.2.4	Duration of Test Run and Frequency of Readings

a.

The duration of a test run and the frequency of the readings shall be selected to provide a reliable average of the readings. A *** test run is recommended to meet the uncertainty requirements. A test can be a single *** run or the average of a series of runs, each being separately corrected, then averaged. While this procedure does not require multiple runs, the advantages of multiple runs should be recognized as providing a means for valid rejection of bad test runs, reducing average uncertainty and to verify the repeatability of results.

5.3	Test Records

5.3.1	Test Readings

a.

To the extent possible, test readings shall be recorded on a data acquisition system. A complete set of unaltered data acquisition sheets and recorded charts, electronic media or facsimiles thereof, shall become the property of each party to the test at the end of the test. The observations shall include the date and time of day. They shall be the actual readings without application of any corrections. The log sheets and all recorded charts constitute a complete record.

5.3.2	Direct Readings

a.	Direct manual readings of instruments are to be recorded at uniform frequent intervals during a test. It is preferable to observe simultaneously all instruments at the same intervals.

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5.3.3	Certified Data

a.	It is recommended that data considered to be especially important be confirmed by a second observer.

5.3.4	Test Log

a.

Every event connected with the progress of a test, however unimportant it may appear at the time, should be recorded on the test log sheets together with the time of occurrence and the name of the observer. Particular care should be taken to record any adjustments made to any equipment under test, whether made during a run or between runs. The reasons for each adjustment shall be stated in the test records.

5.3.5	Test Recording Errors

a.

Manual data shall be recorded in ink. In case of errors in a recorded observation, a line shall be drawn in ink through the incorrect entry, the correct reading is to be recorded in ink and initialed above the incorrect entry, and an explanation entered in the proper place in the test records. A comparison of these observations should be made as soon as possible and any discrepancies reconciled before the end of the test.

5.4	Test Validity

5.4.1	Validity of Results

a.

If, during the conduct of a test or during the subsequent analysis or interpretation of the observed data, an inconsistency is found which affects the validity of the results, the parties should make every reasonable effort to adjust or eliminate the inconsistency by mutual agreement. Failure to reach such agreement will constitute rejection of the run or test.

5.4.2	Reporting of Results

a.	In all cases, the test results shall be reported:

a.1	As calculated from the test observations, with only instrument calibration adjustments applied

a.2	As corrected for deviations of the test condition from the specified conditions.

5.4.3	Causes for Rejection of Readings

a.

Upon completion of test or during the test itself, the test data shall be reviewed to determine if any data should be rejected prior to the calculation of test results. Should serious inconsistencies which affect the results be detected, the run shall be invalidated completely, or it may be invalidated only in part if the affected part is at the beginning or at the end of the run. Refer to ASME PTC-19.1 for data rejection criteria.

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5.5	Test Report

5.5.1	General Requirements

a.

The test report shall provide definitive statements of the purpose of the test, the methodology for attainment of the objectives and descriptions of the results. It shall also clearly and concisely document all data generated by the test as well as ensuing computations.

b.	The test report for a performance test should incorporate the following general requirements:

b.1	Executive Summary

b.2	Test Description

b.3	Calculations and Results

b.4	Test Equipment

b.5	Conclusions

b.6	Appendices

c.	This outline is a recommended report format. Other formats are acceptable; however, a report of an overall plant performance test should contain all the information herein in a suitable location.

5.5.2	Executive Summary

a.	The executive summary is brief and contains the following:

a.1	General information about the plant and the test, such as the plant type and operating configuration, and the test objective

a.2	Data and time of the test

a.3	Summary of the results of the test including uncertainty

a.4	Comparison with the specified (referenced) conditions

a.5	Any agreements among the parties to the test to allow any major deviations from the test requirements

5.5.3	Test Description

a.	This section of the test report includes the following:

a.1	Test Description and Objectives: general information about the plant and the test, such as brief history of the operation from start-up through the performance test.

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a.2	Description of the equipment to be tested and all such equipment that may influence the test.

a.3	A cycle diagram showing test boundaries

a.4	A listing of the representatives of the parties to the test

a.5	The organization of the test personnel

a.6	All test agreements.

5.5.4	Calculations and Results

a.	The following shall be included in detail:

a.1	A tabulation of the operating conditions and results during all testing including any observations

a.2	The format of the general performance equating that is used, based on the test goal and applicable corrections

a.3	Tabulation of the reduced data necessary to calculate the results, summary of additional operating conditions not part of such reduced data

a.4	Step-by-step calculation of test results from the reduced data (refer to the appendices for examples of step-by-step calculations for each plant type and test goal)

a.5	Any calculations showing elimination of data for outlier reason, or for any other reason

a.6	Comparison of repeatability of test runs, if more than *** test run was performed

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5.5.5	Test Equipment

a.	This section of the test report includes the following:

a.1	Tabulation of test equipment used, including make, model number, etc.

a.2	Description of the test equipment location including marked up P&ID’s

a.3	Means of data collection for each data point, plant control computer print-out, or manual data sheet, and any identifying tag number and/or address of each

a.4	Description of data acquisition system(s) used

a.5	Summary of pretest and post-test calibration

5.5.6	Summary and Conclusions

a.	This section of the test report includes the following:

a.1	Summary of the results of the test, including uncertainty, and comparison with specified (referenced) conditions, expanded upon, if required

a.2	Any recommended changes to future test procedures due to “lessons learned”

a.3	Appendices

b.	Appendices to the report shall include:

b.1	The test protocols, including correction curves and sample calculations

b.2	Copies of original data sheets and/or data acquisition system(s) print-outs

b.3	Copies of operator logs or other recording of operating activity during each test

b.4	Copies of any documents indicating operation in the required configuration and disposition

b.5	Results of laboratory analyses

b.6	Instrumentation calibration results from laboratories, certification from manufacturers

b.7	Measurement uncertainty calculation

b.8	Any pretest inspection sheets showing signatures of witnesses.

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DICKERSON

1.	GUARANTEES AND PERFORMANCE TESTS

1.1

The following items of performance for the FGD systems shall be guaranteed based on the total range of design conditions herein specified. The FGD system must be capable of simultaneously meeting all guarantees unless otherwise noted within this document (i.e., the availability guarantee).

The general arrangement of equipment furnished by the Contractor shall not be less favorable than indicated on the Contractor’s General Arrangement drawing 122491-00000-M-/ga-001-1-G. Should the arrangements change, any performance guarantees affected (i.e., power consumption) shall be modified as mutually agreed by the Contractor and the Owner.

The equipment shall have been erected in accordance with the Contractor’s plans and specifications, shall have been properly maintained by the Owner, and operated within the operating conditions as specified in Exhibit 1 and in a manner consistent with the Contractor’s recommendations and Operating Instructions and Manuals.

The Contractor offers only the guarantees listed in this section of the proposal. These performance guarantees do not include occurrences of aluminum fluoride blinding. If Aluminum fluoride deactivation is observed via depressed operating pH, decreased SO2 removal, poor gypsum quality, and high limestone stoichiometry, then the performance and availability tests will be delayed until operation returns to normal. Credit shall retained by Contractor for all previous performance guarantees achieved up to the point where aluminum fluoride blinding is confirmed and testing delayed (if required).

In the event that excessive foaming (defined as detection of slurry and/or foam from the absorber overflow when all other operating parameters per the O&M manual are within design range) occurs in the proposed equipment, a suitable surfactant or defoaming agent shall be used to attempt to correct the condition before any damages or other penalties are applied.

Failure to meet any one of the below specified performance guarantees shall not require re-testing of all performance guarantees. Re-testing shall be limited to the failed performance guarantees and any directly related guarantees in accordance with item 2.1.5.

The following guarantees are offered in accordance with the design data included in Exhibit 1.

1.1.1

SO2 Removal.   For each unit, Contractor shall guarantee the maximum SO 2 emission level in the flue gas stream out of the desulfurization system when less than or equal to the parameters defined in Exhibit 1, while using the in-situ forced oxidation limestone operating mode without the use of performance enhancing additives such as organic acids. This emission level shall be met at all operating points and during load changes and shall be based on the heat input to the boiler at that operating load. A minimum SO2 emission of *** shall constitute fulfillment of the SO2 emission level guarantee. Also, for each unit, a minimum SO2 removal efficiency of *** shall be guaranteed at all operating loads (without organic acid additives) when firing the evaluation coal within

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the range of constituents and maximum SO2 loading defined in Exhibit 1, while using the in situ forced oxidation limestone operating mode and without the use of performance enhancing additives such as organic acids. For purposes of Exhibit 1 and performance guarantees, lb SO2/mmBtu shall be calculated using the procedure described by the EPA in the Federal Register.

SO2 removal efficiency is defined as:

% SO2 Removal =	(SO2 at absorber inlet (lb/hr) - SO2 at absorber outlet (lb/hr))	x100
SO2 at absorber inlet (lb/hr)

Compliance with this requirement shall be demonstrated during Performance Test PA and Performance Test 1. The Equivalent Availability Test will be based on a *** weighted rolling average. Figure 1 shall be used for correction of guarantee values for operating conditions other than the maximum flue gas flow described in Exhibit 1. Subject to mutual agreement between the Parties Performance Test 1 may be conducted simultaneously with the Provisional Acceptance Test.

***

1.1.2

Particulate Emission Level. For each unit, the solid filterable particulate emission level in the chimney shall not exceed the level at the desulfurization system inlet. This includes inlet particulate levels between *** and ***. If the inlet value is below *** and the total ammonia, as free ammonia or ammonia salts, at the absorber inlet is equivalent to *** volume, corrected to *** O2, or less, the outlet level shall not exceed ***. This solid filterable particulate emission level shall include fly ash, calcium salts and other inerts or materials, except acid mist and water in uncombined form, that are or have been airborne, and exist as a solid at standard conditions. The emission level shall be met at all operating points as defined in Exhibit 1.

Compliance with this requirement shall be demonstrated during Performance Test PA and Performance Test 1. Subject to mutual agreement between the Parties, Performance Test 1 may be conducted simultaneously with the Provisional Acceptance Test.

1.1.3

Pressure Drop. Contractor shall guarantee a pressure drop of *** water column (per absorber) through the FGD system for the maximum flue gas flow, while operating as defined in Exhibit 1. This value is calculated from the FGD absorber inlet to the absorber outlet (flange to flange). The mist eliminator and all ducts must be in a normal operating clean condition based on Contractor’s recommended mist eliminator cleaning cycle.

Compliance with this requirement shall be demonstrated during Performance Test 1. The test ports shall be located in Contractor’s duct as close to the absorber inlet as possible and in Contractor’s absorber module outlet duct.

In the event that test results reveal that an accurate and reliable measurement of pressure drop cannot be taken because of turbulence or other related reasons, the location of the

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measuring points shall be changed and suitable adjustments, subject to Owner’s approval, made to the guaranteed pressure drop to reflect the new location.

The above pressure drop guarantee is based on the spare absorber recycle pump being out of service. The spare absorber recycle pump is the upper-most installed spray header pump in each absorber module. Figure 2 shall be used for correction of guarantee values for operating conditions other than the maximum flue gas flow described in Exhibit 1.

***

1.1.4

Maximum Entrained Moisture Carryover. For each unit, the Maximum Entrained Moisture Carryover from the absorbers, as measured at the absorber outlet shall be an average of no more than *** as averaged over the absorber cross section at the mist eliminator level, excluding acid mist in the calculation. The test port locations for this guarantee shall be mutually agreed upon between Contractor and Owner. Test ports shall be provided by Contractor.

1.1.5

Power Consumption. Contractor shall guarantee that the Power Consumption at the motor or other affected device leads excluding booster fan power and gypsum dewatering requirements (averaged over a *** operating period) for equipment supplied by the Contractor at the Maximum gas flow for the evaluation coal fuel shall not exceed ***. The power consumption with one spare absorber recycle pump out of service is not expected to exceed ***. This consumption is based on normal operating process (Contractor’s Scope) equipment in service, including the absorber area with air compressors, as well as the mist eliminator wash water pumps, FGD makeup water pumps, and the limestone preparation system and is based on ambient site conditions and service water temperatures as defined in Exhibit 1. It excludes line losses, switch gear losses, transformer losses and standby services such as the spare slurry, absorber recycle and water pumps, isolation valves, lighting and instruments, heat tracing, HVAC, and spare equipment. Compliance with this requirement shall be demonstrated during Performance Test 1.

1.1.6

Make Up Water Consumption. Total makeup water consumption – For each unit, the total makeup water consumption (gpm) for the maximum SO2 loading case (in Exhibit 1) shall be guaranteed by Contractor not to exceed *** per absorber for the Limestone Milling System, AR Pump Gear Cooling and Seal Flushing, Mist Eliminator Washing, and Oxidation Air Humidification, as averaged over a *** period. This guarantee excludes water usage from any non-process related water users not specifically required for operation of the FGD System, such as hose stations and equipment wash downs, or any abnormal, non-steady state plant operations, such as filling a tank. This guarantee includes an allowance of *** for the Wastewater Treatment System. To the extent it is different from the allowance, the overall guarantee must be adjusted accordingly with Owner’s approval. Such approval shall not be unreasonably withheld. This guarantee excludes gypsum dewatering requirements.

The above guarantee values apply to the *** flue gas design case as specified in Exhibit 1, the design chloride concentration *** and the design limestone as described in Exhibit 1.

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1.1.7

Limestone Consumption. For each unit, Contractor shall guarantee that the Limestone Consumption will not exceed *** (on a dry solids basis) per absorber for the gas flow per 4.3.2 of Exhibit 1. In addition to the SO2 removal requirement, the guaranteed Limestone Consumption shall include the additional limestone consumed during removal of chlorine and fluorine in the flue gas (based on the design conditions in Exhibit 1). Adjustments will be made to the guaranteed limestone consumption using Contractor’s correction curve (Figure 3) in the event of deviations in the content (or reactivity) of CaCO3. Moreover, an adjustment in limestone consumption using Contractor’s correction curve (Figure 3) will be made in the event sulfur levels differ from those present in the evaluation fuel.

Compliance with this requirement shall be demonstrated during Performance Test 1.

The above guarantee value applies to the *** flue gas design case as specified in Exhibit 1, and the design limestone as described in Exhibit 1. To determine the guaranteed limestone consumption at different flue gas flow rates, limestone composition values or other design points, guarantee correction curves as provided by the Contractor shall be used.

***

1.1.8	Engineering Design Margin The engineering design margin (the “Engineering Design Margins”) for the guaranteed consumption of auxiliary power, limestone and makeup water is ***.

1.1.9

Minimum Turndown Capability. The FGD system shall be warranted to a minimum turndown capability (defined as operating at greater than or equal to *** of the gas flow as defined in Exhibit 1) as a percentage of full-load. Minimum turndown capability shall be ***.

1.1.10

Calcium Sulfite Oxidation. For each unit, Contractor shall guarantee that the oxidation level of the absorber bleed stream gypsum product shall be equal or greater than *** at Maximum gas flow and design SO2 operation. Oxidation level is calculated by dividing the total moles of calcium sulfate (CaSO4 · 2 H2O) by the sum of the total moles of calcium sulfite (CaSO3 ·  1/2 H2O) and calcium sulfate in the absorber bleed stream solids from the absorber, expressed as a percentage. In addition, the soluble sulfite concentration for each unit shall be a maximum of ***.

Contractor’s guarantee is conditioned upon the Owner returning the reclaim stream from the Dewatering System to the absorber with the following properties:

•	The reclaim stream oxidation level shall be a minimum of ***.

•	The *** average mass flow of CaSO3 · 1/2 H2O in the reclaim stream shall not exceed *** of the mass flow of CaSO3 · 1/2 H2O in the Contractor’s absorber bleed stream.

Compliance with the above requirement shall be demonstrated during Performance Test 1.

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Provisional Acceptance Testing

To achieve Provisional Acceptance, Contractor shall guarantee that the oxidation level of the absorber bleed stream gypsum product shall be equal or greater than *** at Maximum gas flow and design SO2 operation.

Contractor’s guarantee is conditioned upon the Owner returning the reclaim stream from the Dewatering System to the absorber with the following properties:

•	The reclaim stream oxidation level shall be a minimum of ***.

Compliance with the above requirement shall be demonstrated during the Performance Test PA.

1.1.11

FGD Booster Fan Performance Test.  After installation of the equipment, a performance guarantee test will be performed by Owner to check the performance of the FGD booster fans and to determine the actual fan characteristic curves.

The field test will be performed in accordance with ASME PTC 11-84 to the maximum extent practical. The field testing procedures will be mutually agreed upon by Owner and Contractor prior to testing. The field test shall include, but shall not be limited to, the following:

Sequential inlet box flow and pressure measurement with directional probes.

Outlet static pressure measurement with multiple wall taps.

Power measurement with calibrated electrical measurement devices.

Inlet temperature measurement with calibrated thermocouples.

The tests will be conducted at Owner’s expense except the expenses incurred by Contractor’s representative.

1.1.12

Sound Level.   The Contractor guarantees that noise generated from any equipment supplied by the Contractor will not exceed ***, under free field hemispherical radiation conditions as measured *** horizontally from a vertical surface, defined by a parallelepiped that just encloses the equipment under test, and *** above a floor or normal walkway. When acoustical enclosures are provided, all measurements shall be made *** horizontally from the enclosure wall. Corrections will be made for background noise. If the measurement area is determined to be less than free field, mutually agreed upon room constant corrections shall be applied. All measurements will be energy averaged into a single value. The performance test to determine compliance with the stated guarantee shall be conducted in accordance with ANSl S1.13. Noise measurements shall have a *** tolerance as stated within the ANSl standards. Other corrections not covered by this standard will be as mutually agreed to by the Contractor and Owner.

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The proposed ball mills, oxidation air blowers, WWT blowers, and absorber recirculation pumps (which are expected to be *** are excluded from this guarantee. The sound levels will follow the standard proposed equipment specifications for the FGD replicate plant.

1.1.13

Wastewater Treatment Effluent.  For each station, Contractor shall guarantee the wastewater effluent, which is a pass through of the WWT supplier’s guarantee, will achieve the following requirements at each station:

***

Performance Test PA for the Wastewater Treatment System is limited to the performance of the parameters associated with the physical/chemical phase of the system (all the parameters listed in Table 1.1.13 except for BOD, Total Nitrogen, (excluding dissolved organic nitrogen and sulfur-nitrogen)). Due to the time required to develop an acclimatized bacterial culture to nitrify and denitrify the Performance Test 1 for the biological phase of the wastewater treatment system shall be demonstrated *** from first gas and in accordance with the requirements of the Contractor’s Performance Test Procedures.

1.1.14

Mercury Removal. Contractor shall guarantee that the FGD system shall remove a minimum of *** of the ionic mercury of the coals listed in Table 1-1, as measured in the gas phase directly upstream of the absorber inlet. For the Performance Test PA, the emission guarantee shall be verified by measuring the speciated mercury content upstream of the absorber inlet and at the stack using ASTM Method D 6784-02 (Ontario Hydro Method), or a test method that is mutually acceptable to Owner and Contractor. Owner and Contractor shall witness the tests. Once the tests demonstrate that the guarantee has been met, Contractor shall have no further obligation to Owner regarding the mercury removal guarantee. The proposed FGD system will remove *** of elemental mercury from the flue gas.

***

1.2	Equivalent Availability Guarantee

Contractor shall guarantee that the availability factor for the FGD systems installed at the Dickerson Station shall not be less than *** over a test of ***.

Availability factor is defined as below.

Availability factor (AF) = (AH/PH) x 100(%)

=100 X	Available Hours for FGDS (AH)
Period Hours (PH)

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where:

Period Hours (PH):

Number of hours during the period of evaluation. For purposes of this contract, the period hours for the FGD system shall be the total hours between the mutually agreed dates. These dates will be finalized after finalization of individual unit project schedules.

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Available Hours (AH):

Available hours are defined as:

hours in which:

1.2.1	the unit was not required to take a load reduction or outage in the hour due to a FGD system deficiency, or

1.2.2	Owner was not required to inject performance enhancing additives in order for the chimney emissions to achieve a *** SO2 removal rate, or

1.2.3	the prior *** rolling average SO2 removal rate is equal to or greater than ***

1.2.4	hours in which the FGD system is not operating, or is not meeting performance due to no fault or deficiency of equipment supplied by the Contractor including:

a.	the lack of any services from Owner, or

b.	the FGD not being operated in accordance with Contractor’s supplied O&M Instructions, or

c.	the FGD operating condition not in accordance with Exhibit 1.

d.	for this item the Available Hour shall be assumed to be at an SO2 removal rate of *** for the calculation of the AH.

1.2.5	Equivalent Availability Guarantee Conditions

a.

The use of installed spare equipment shall be allowable in order to meet this guarantee. Should any of the operating equipment fail, spare or redundant equipment may be utilized; however, the total number of operating equipment, components, and systems shall not exceed the recommended design number.

b.	Owner shall operate the FGD system at a SO2 removal set point of greater than *** during the equivalent availability test.

c.	Adequate long-term warehouse spares, as mutually determined by Contractor and Owner, will be maintained.

d.

Owner shall notify the Contractor as quickly as possible, but in no more than ***, after the SO2 removal (*** rolling average) has dropped below *** or the unit has taken a load reduction or outage due to the FGD system.

1.3	Performance Test PA

1.3.1

Contractor shall demonstrate that the system complies with the following Performance Guarantees within the Provisional Acceptance period: SO2 Removal as outlined in Article 1.1.1 of this exhibit, Particulate Emission Level as outlined in Article 1.1.2 of this exhibit, Mercury Removal as outlined in Article 1.1.14 of this exhibit, Calcium Sulfite Oxidation as outlined in Article 1.1.10 of this exhibit, and Article 1.1.13 of this exhibit.

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1.3.2

During steady state operating conditions, SO2 Removal can be demonstrated for Provisional Acceptance using CEMS measurements after the CEMS RATA has been performed. At the Contractor’s discretion the CEMS may be verified by Method 6C prior to the Performance Test PA. If the CEMS measurements are not validated by Method 6C, the results from Method 6C shall be used for Provisional SO2 Removal Acceptance.

1.3.3

Provisional Acceptance Testing for Particulate Emission Level, Mercury Removal and Calcium Sulfite Oxidation shall be done following the analytical methods, test conditions and test procedures as outlined in this exhibit for Performance Test 1 unless alternative testing guidelines are mutually agreed upon.

1.4	Guaranteed Performance Test

1.4.1	Contractor shall conduct Performance Test 1 to demonstrate that the Performance Guarantees have been achieved as specified for the Substantial Completion.

1.4.2

For Performance Test 1, the test protocol guidelines, including test conditions, test procedures, and analytical methods for determining system performance and guarantees including emissions are provided in Article 1.4.3 of this exhibit. A comprehensive performance test protocol shall be developed by Contractor based on these guidelines and shall be approved by Owner prior to testing. An independent third-party testing subcontractor retained by Contractor will conduct all performance guarantee tests.

1.4.3	The following test protocol guidelines will be used, unless a mutually agreed upon change is determined:

a.

Owner shall operate the equipment to be tested at as near design conditions as reasonably possible, while burning fuel as close to the evaluation fuel as reasonably possible. These operating conditions will be maintained for at least *** prior to starting each test. Also, operating conditions prior to this testing period should be reasonably similar and stable. Contractor shall provide correction curves for adjusting the performance at tested conditions to the design conditions. System inlet gas sampling shall be at the absorber inlet. Contractor, in accordance with the requirements of EPA Method 1, shall provide sample ports (with appropriate access) in the ductwork upstream of Contractor’s absorber inlet. Sample ports shall also be provided by Contractor in the absorber outlet ductwork for pressure drop testing as appropriate. System outlet gas sampling (for SO 2, and particulate matter) shall be at Contractor’s sampling location in the chimney. Below is a list of the correction curves that Contractor shall provide from low load to full load conditions as set forth in Exhibit 1.

•	SO2 removal efficiency versus absorber gas flow

•	Pressure drop versus absorber gas flow

•	Limestone consumption versus inlet SO2 flow

•	Any other curves as required by the Contractor

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2.	GUARANTEE PROVISIONS

2.1	The Guarantees set forth herein are subject to the following provisions:

2.1.1	Contractor shall be permitted to conduct preliminary tests at its option and make adjustments, as is necessary, to assure that the Performance Guarantee can be fulfilled.

2.1.2

The Equipment supplied by the Contractor shall be started up, operated, and maintained according to the Contractor guidelines, good engineering and operating principles and the Contractor’s Operating and Maintenance Manual.

2.1.3

All replacement parts shall be of Contractor’s manufacture, or as approved by the Contractor. Prior to any Guarantee testing, the Contractor reserves the right to inspect the Equipment to determine that the operation has been in accordance with Contractor’s Operating and Maintenance Manual. Contractor will restore the equipment to good operating condition before any Guarantee Test is conducted.

2.1.4	Contractor will have the right to review any operating and test records relevant to the FGD system at all times and will conduct any preliminary tests that Contractor may deem necessary.

2.1.5	All guarantees for which compliance will be demonstrated in Performance Test 1 will be tested concurrently. These are inclusive of:

a.	SO2 Removal

b.	Solid Filterable Particulate Removal

c.	Pressure Drop

d.	Entrained Carryover Limit

e.	Power Consumption

f.	Make Up Water Consumption

g.	Limestone Consumption

h.	Calcium Sulfite Oxidation

i.	FGD Wastewater Effluent

Compliance will be demonstrated separately for:

a.	Turndown

b.	Availability

c.	FGD Booster Fans

d.	Noise

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2.1.6

All testing will be conducted only at steady state conditions. The boiler and Equipment must be at steady state a minimum of *** hours prior to testing. Steady state is defined as conditions where flue gas flow rate and temperature from the boiler does not vary more than *** and are within the Design Conditions.

2.1.7	The Equipment shall be started up in the presence of the Contractor’s Field Service Representative.

2.2	Performance Guarantee Period

2.2.1	The FGD System shall be considered suitable for testing when the following conditions are satisfied:

•

The system is operating in accordance with the provisions of Exhibit 1, and as far as possible, in accordance with the required operating instructions, recommended control settings and operation manuals.

•	The system process conditions are in conformance with the design operating conditions of Exhibit 1.

2.2.2

Owner shall operate the equipment to be tested at or as near design conditions as possible, while burning as close to the evaluation coal as possible. These operating conditions will be maintained for at least *** prior to starting each test. Also, operating conditions prior to this testing period should be reasonably similar and stable. Testing will be conducted with no unusual circumstances affecting unit operation such as feed water heaters out of service, incapacitated fans, malfunctioning boiler controls, etc.

3.	GUARANTEE SUMMARY TABLE

***

For all emissions measured by CEMS, the CEMS RATA (Relative Accuracy Test Audit), meeting all requirements of EPA 40 CFR Part 75, shall be performed prior to the start of the performance test. The CEMS shall be verified by Method 6C prior to performance testing. Times of CEMS calibration and use of substitute data shall be excluded. A measurement tolerance equivalent to the measured error from the most current Method 6C test will be allowed.

4.	PERFORMANCE TESTING SPECIFICATIONS

4.1	Division 1 – General Requirements

4.1.1	Scope of Work

a.	FGD Performance Testing

a.1

All measurements/analysis shall utilize ASME PTC-40 guidance and test methods as developed by the United States Environmental Protection Agency (EPA) in the Regulations of Standards of Performance for New Stationary Sources, Part 60, Title 40, Code of Federal Regulations or EPRI:

b.	Absorber performance tests shall be conducted for all absorbers to determine the performance of the FGD system.

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4.1.2	Contractor’s Responsibilities Related to Work by Owner

a.	Contractor is responsible for interfacing with the following work activities:

a.1	Obtaining all data collected by Owner.

a.2	Operation of the power plant and FGD system and equipment.

a.3	Recording unit load and coal firing rate data during the test.

a.4	Recording ID fan and FGD Booster fan power (motor amps/volts) consumption during the test.

a.5	Recording CEMS data during the test

a.6	Collecting samples of fuel fired during the tests for analysis.

a.7	Steady state operation of the Dewatering System in accordance with the requirements in Exhibit 1.

4.1.3	Agreements

a.	General Agreements before Test

a.1	Agreements between Contractor and Owner shall be reached and written on the following as defined in this document:

a.1.1	Objectives of test

a.1.2	The division of responsibilities of each of the parties

a.1.3	Schedule for the tests to be conducted, analysis of data and draft report preparation and submittal

a.1.4	Test boundaries identifying inputs and outputs and final measurement locations

a.1.5	Confirmation of the test plan and procedures

a.1.6	Acceptance criteria for the test results

a.1.7	Test final report format and contents

a.2	These agreements shall be approved, prior to the testing, by authorized signatures of Contractor and Owner representatives.

b.	Design, Construction, and Start-up Considerations

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b.1

The following recommendations should be considered concerning the requirements of instrumentation accuracy, calibration, re-calibration documentation, and location of temporary test instrumentation, which will be used for performance testing.

b.1.1

The requirements for temporary instrumentation must consider the appropriate laboratory calibration and submission of all laboratory calibration reports, certifications or calibration results. Post-test re-calibrations or verifications are required. Any substitution with temporary test instrumentation must be made in the early stages of testing with the approval of all parties.

b.1.2

The connections and spool sections required for temporary test instrumentation should be incorporated in the plant during a planned plant outage subject to approval by Owner or shall be installed in such a way as not to affect operation.

b.1.3

If there are any changes in location of instrumentation, then this must be documented including recording any changes of instrumentation measurement method. Any impact on test uncertainty should be identified and reviewed with consideration to ASME Code PTC 19.1 limitations. An example is the relocation of a flow meter within a process line.

b.1.4	The applicability of the instrumentation should be considered for measuring the desired test process value. Note whether the recorded value is an instantaneous or average value.

b.1.5	Access and isolation capability is required for inspection, calibration, and any temporary instrument installation and removal.

b.1.6	Review the quantity of devices and instrument ports available at each location to reduce uncertainty and provide contingency data acquisition.

b.1.7	Layout the instrument loops to minimize measurement error.

b.1.8

The design should include the ability to duplicate critical test measurements. This allows a validation of process values and includes a contingency plan for test measurements. A separate device should be identified to collaborate and backup a test measurement.

b.1.9

Multiple tests will be run. Therefore, all test points used, such as ports, taps, and pipeline position, shall be documented and where not easily field identified, then physically marked with permanent marking, such as paint.

b.1.10

Auxiliary power consumption testing, the switchgear supplier must supply measurement CT’s and PT’s (*** accuracy or better) on all *** phases and test plugs for installation of test watt meters (*** accuracy or better). It must be possible to connect a watt meter while the breaker is in service.

c.	Responsibilities of Parties.

c.1

The Contractor shall identify in his Test Plan individual responsibilities required to prepare, conduct, analyze, and report the test. This includes designation of a test coordinator who will be responsible for the execution of the test in

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accordance with the test requirements and will coordinate the setting of required operating conditions with the plant operations staff. Procurement and installation of all test equipment shall be in Contractor’s scope.

c.2

Representatives from each of the parties to the test shall be designated to observe the test and confirm that it was conducted in accordance with the test requirements. They also shall have the authority to agree upon revisions to the test requirements during the test.

d.	Project Schedule

d.1

A test schedule shall be prepared, which shall include the sequence of events and anticipated time of test, notification of the parties to the test, test plan preparations, test preparation and conduct, and preparation of the report of results.

d.2	The test shall be performed in accordance with the Contract terms. The exact dates to be agreed upon with Owner.

e.	Test Plan

e.1

A detailed test plan shall be prepared and submitted to Owner per test schedule, but no later than *** days prior to conducting the tests. It shall document agreements on all issues affecting the conduct of the test and provide detailed procedures for performing the test and analyzing the samples. It must reflect any contract requirements that pertain to the test objectives, guarantees, the schedule of test activities, responsibilities of the parties to the test, test procedures, report of results, and provide any needed clarifications of issues. The test plan shall be approved, prior to the testing, by authorized signatures of Owner. The following shall be included in the test plan:

e.1.1	Test acceptance criteria for test completion

e.1.2	Base reference conditions and guarantees

e.1.3	Defined test boundaries identifying inputs and outputs and measurement locations

e.1.4	Complete pretest uncertainty analysis, with bias uncertainties established for each measurement calculated in accordance with ASME PTC 19.1

e.1.5	Specific type, location, and calibration requirements for all instrumentation and measurement systems

e.1.6	Method for establishing stabilization prior to test and maintaining constancy of load and other test conditions for the test

e.1.7	Fuel sample collection, handling, method of analysis, collection frequency, and identification of testing laboratories to be used for fuel analyses

e.1.8	Allowable range of fuel conditions, including constituents and heating value

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e.1.9	Required levels of equipment cleanliness and inspection procedures

e.1.10	Procedure for recording test readings and observations

e.1.11	Number of test runs and duration of each run

e.1.12	Test loads at which the test is to be conducted

e.1.13	Frequency of data acquisition, data acceptance and rejection criteria

e.1.14	The method of combining test runs to calculate the final test results

e.1.15	The requirements for data storage, document retention, data and test report distribution

e.1.16	Method for agreeing and documenting any modification to test plan

5.	TECHNICAL SPECIFICATION

5.1	Preparations for Test

5.1.1	Applicable Testing Methods/Codes

a.

The tests conducted for Performance Test 1 shall be run in strict accordance with the latest editions of the ASME PTC4.3 and EPA Methods 1 through 6, 8, and 17 in Code of Federal Regulations (CFR) Title 40, Part 60, Appendix A (40 CFR 60 Appendix A). All parties to the test shall be given timely notification to allow them the necessary time to respond and to prepare personnel, equipment, or documentation. All calculation procedures, such as limestone consumption, water consumption, etc., shall be defined in accordance with the testing codes herein.

a.1	EPA Method 1 shall be used to determine number and location of sampling traverse points for both particulate and sulfur dioxide sampling.

a.2

EPA Method 5b or 17 shall be used at the existing particulate control outlet and EPA Method 5b shall be used at the stack location for particulate sampling. Particulate sampling shall be for a minimum of *** per point; however, each test run shall be at least *** in duration. Particulate measurements shall exclude condensables. Mist eliminator carryover is to be determined / confirmed during flow modeling and will not be measured during Performance Test 1.

a.3

Combining the appropriate EPA methods may permit simultaneous acquisition of particulate and sulfur dioxide samples. However, this procedure must be allowed in the current reference methods to be considered valid.

a.4	An integrated multi-point sample for Orsat analysis shall be obtained at each test station for each test run.

a.5	Fuel samples will be taken by the Owner. The samples will be taken at such times as to ensure that they are representative samples of the fuel burned during

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the tests. The Owner will divide each sample into *** equal parts. The Contractor shall be responsible for the sample analysis, which shall be conducted in accordance with the latest edition of ASTM D3176, D3180, and D2015. *** sample shall be analyzed by the Contractor per the above while the *** shall be held by Contractor for future use if required.

a.6

Gas flow rate to the FGD system shall be calculated per ASME PTC4.3 using the ultimate analysis of the fuel, boiler heat input rate, and the analysis of the flue gas at the FGD system inlet. The gas flow rate obtained by the pitot tube method shall be calculated for each location and recorded in the final report for information only. Owner will obtain the necessary data for calculation of boiler heat input during the performance test. The Contractor shall obtain all other data. The gas flow rate determined through the use of ASME PTC4.3 (stoichiometric) shall be used to determine the amount of gas being treated by the FGD system for comparison to the design flow rate.

a.7

Particulate loading in gr/dscf and pounds per million Btu, and sulfur dioxide loading in ppm and pounds per million Btu shall be calculated according to the “F” factor method given in the referenced Federal Register. The “F” factor shall be calculated as defined in the Federal Register from the coal ultimate analysis and the gross calorific value determined from coal samples obtained during the testing. A separate “F” factor shall be calculated and used in the computation of results for each individual test run. Particulate and sulfur dioxide values shall be corrected to a constant oxygen and moisture level.

a.8

Particulate and sulfur dioxide removal efficiencies shall be calculated based on the absorber inlet values and the stack values for each test run. The arithmetic average of the results from the *** test runs shall be used to compare with the contract guarantees. *** out of the *** samples may be disregarded if the data is considered to be an outlier.

a.9

Oxidation level: *** samples of slurry shall be taken by Contractor from the absorber reaction tank via the absorber bleed pump suction sample stations during each of the test runs. The samples shall be decanted, washed and dried in an oven at ***. This will minimize the effect of chlorides on the stoichiometric ratio analysis. *** sample shall be analyzed by the Contractor using the Electric Power Research Institute’s (EPRI) FGD Chemistry and Analytical Methods CS-3612. The dried solids shall be analyzed using the following EPRI methods; Method L2 or a mutually agreeable test method for sulfate and Method M2 for sulfite. The remaining samples shall be retained by the Contractor for future analysis, if required. A likewise sample of the reclaim return stream shall be collected and analyzed to determine sulfate and sulfite levels. The absorber bleed slurry and the reclaim stream shall be evaluated using the following test methods:

Parameter	Test Method
Sulfate (CaSO4 2H20) (wt %)	EPRI L2 or mutually agreeable test method

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Parameter	Test Method
Sulfite (CaSO3 1/2H20) (wt %)	EPRI M2

a.10

Static pressure and velocity measurements for compliance with the system gas-side pressure loss guarantee shall be measured by the Contractor in accordance with ASME PTC19.2 (Chapter 3) and EPA Method 2F or 2G, respectively.

a.11

Test equipment, calibration of test equipment, and sampling procedures shall comply with Quality Assurance Handbook for Air Pollution Measurement Systems, Vol. III, Stationary Source Specific Methods; EPA 600/4-77-027b and CFR 40, Parts 53-80, July 1, 1980; and the appropriate ASME and ASTM procedures.

a.12

All references to the American Society for Testing and Materials (ASTM), American Society of Mechanical Engineers (ASME), EPA reference methods, and other standard publications are to the latest issue of each as of the date of the Agreement unless specifically stated otherwise.

a.13	Deleted.

a.14	Solids content: Method 13 shall be utilized to determine percent solids.

a.15

Mercury: The mercury at the inlet and outlet of the wet FGD system shall be measured utilizing the Ontario Hydro Method. The inlet and outlet concentrations (in lb/Trillion BTU) shall be used to calculate the mercury removal efficiency.

a.16

Limestone reactivity & calcium carbonate content: The calcium carbonate content will be determined by EPRI methodology J1. The results of this test will be used in conjunction with the gravimetric feeder measurement to determine limestone consumption. Limestone reactivity will be determined by the Contractor’s method.

5.1.2	Pretest Records

a.

Dimensions and physical conditions of the equipment required for calculations or other test purposes shall be determined and recorded prior to the test. Serial numbers and data from nameplates should be recorded to identify the equipment tested. All instrumentation should be identified and model and serial numbers recorded.

5.1.3	Protection of Instrument Uncertainty

a.

Instrumentation used for data collection must be at least as accurate as instrumentation identified in the pretest uncertainty analysis. This instrumentation can either be permanent plant instrumentation or temporary test instrumentation. Total uncertainty in measurements shall be no greater than that recommended in ASME PTC-40.

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b.

Multiple instruments should be used as needed to reduce overall test uncertainty. The frequency of data collection is dependent on the particular measurement and the duration of the test. To the extent practical, multiple readings should be collected to minimize the random error impact on the post-test uncertainty analysis. The use of automated data acquisition systems is recommended to facilitate acquiring sufficient data.

c.

Contractor shall coordinate with plant on the timing of installation of calibrated devices, but in all cases, the calibration shall have been within *** months of the performance test. Calibration or adequate checks of all instruments, including those already installed and operating at the plant, prior to and after the test must be carried out by Contractor, and those records and calibration reports must be made available and included in the Test Report. Following the test, re-calibration or adequate reconfirmation or verification is required.

5.1.4	Testing Instrumentation and Equipment Inspection and Cleanliness

a.

Prior to conducting a test, the cleanliness and condition of the testing instrumentation and equipment shall be determined by visual inspection or review of operational records, or both, and witnessed by all parties.

5.1.5	Preliminary Operation and Adjustment

a.

Before starting the performance test, the equipment shall be operated for sufficient time to demonstrate mechanical operation and stable control of the operating variable. During the period, instruments shall be checked.

5.1.6	Preliminary Testing

a.

Preliminary testing shall be conducted sufficiently in advance of the start of the overall performance test to allow time to calculate preliminary results, make final adjustments, and modify the test requirements and/or test equipment. Results from the preliminary testing should be calculated and reviewed to identify any problems with the quantity and quality of measured data. The parties shall mutually agree before the test to any test modifications, so determined. A preliminary test run may be accepted as a final test run by mutual agreement of all parties.

5.2	Conduct of Test

5.2.1	Specified Reference Conditions

a.

These conditions are defined by the guarantees or objectives of the test and they form the baseline for the output corrections. Every effort should be made to run the test under the specified conditions or as close to the specified conditions as possible, in order to minimize the effect of corrections. Test points shall be duplicated as closely as possible to those used for baseline testing of the plant.

5.2.2	Starting and Stopping Tests and Test Runs

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a.	The test coordinator is responsible for ensuring that all data collection begins at the agreed-upon start of the test, and that all parties to the test are informed of the starting time.

b.	Starting Criteria: prior to starting the performance test, the following conditions must be satisfied:

b.1	Operation, configuration, and disposition for testing has been reached in accordance with the agreed upon test requirements, including:

b.1.1	Equipment operation and method of control

b.1.2	Availability of fuel within the allowable limits of the fuel analysis for the test (by analysis as soon as practicable preceding the test).

b.1.3	Equipment operation within the manufacturer’s allowable limits and emissions within permitted limits.

b.2

Stabilization: before starting the test, the equipment shall be run until stable conditions have been established. Stability will be achieved when continuous monitoring indicates that the readings have been within the maximum permissible variation established by the manufacturer.

b.3	Data Collection: data acquisition system(s) functioning, and test personnel in place and ready to collect samples or record data.

c.	Completion Criteria

c.1

Tests are normally concluded when the test coordinator is satisfied that requirements for a complete test run have been satisfied. The test coordinator should verify that modes of operation during test, specified herein, have been satisfied. The test coordinator may extend or terminate the test if the requirements are not met. If the test is interrupted due to circumstances beyond the control of the Contractor, such as operator error, boiler upset, or electrical grid problems, the Contractor shall be allowed to restart testing after the interruption has been corrected. All test runs completed prior to the interruption shall be credited toward the test run. The test data between the interruption and return to service shall not be considered as part of the data set.

5.2.3	Operation Prior to and During Tests

a.

All equipment necessary for normal and sustained operation at the specified conditions must be operated during the test or accounted for in the corrections. Intermittent operation of equipment within the test boundary should be accounted for in a manner agreeable to all parties.

b.	Auxiliary Equipment Operation: FGD booster fans, ME wash water pumps, and the seal air fan must be operating or accounted for in determining auxiliary power loads.

c.	Adjustments Prior to and during Tests: prior to start of the actual test run, adjustments are permitted provided that stabilization as defined herein is

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established. Once the test run has started, no adjustments are permitted except by agreement of all the parties to the test.

5.2.4	Duration of Test Run and Frequency of Readings

a.

The duration of a test run and the frequency of the readings shall be selected to provide a reliable average of the readings. A *** test run is recommended to meet the uncertainty requirements. A test can be a single *** run or the average of a series of runs, each being separately corrected, then averaged. While this procedure does not require multiple runs, the advantages of multiple runs should be recognized as providing a means for valid rejection of bad test runs, reducing average uncertainty and to verify the repeatability of results.

5.3	Test Records

5.3.1	Test Readings

a.

To the extent possible, test readings shall be recorded on a data acquisition system. A complete set of unaltered data acquisition sheets and recorded charts, electronic media or facsimiles thereof, shall become the property of each party to the test at the end of the test. The observations shall include the date and time of day. They shall be the actual readings without application of any corrections. The log sheets and all recorded charts constitute a complete record.

5.3.2	Direct Readings

a.	Direct manual readings of instruments are to be recorded at uniform frequent intervals during a test. It is preferable to observe simultaneously all instruments at the same intervals.

5.3.3	Certified Data

a.	It is recommended that data considered to be especially important be confirmed by a second observer.

5.3.4	Test Log

a.

Every event connected with the progress of a test, however unimportant it may appear at the time, should be recorded on the test log sheets together with the time of occurrence and the name of the observer. Particular care should be taken to record any adjustments made to any equipment under test, whether made during a run or between runs. The reasons for each adjustment shall be stated in the test records.

5.3.5	Test Recording Errors

a.

Manual data shall be recorded in ink. In case of errors in a recorded observation, a line shall be drawn in ink through the incorrect entry, the correct reading is to be recorded in ink and initialed above the incorrect entry, and an explanation entered in the proper place in the test records. A comparison of these observations should be made as soon as possible and any discrepancies reconciled before the end of the test.

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5.4	Test Validity

5.4.1	Validity of Results

a.

If, during the conduct of a test or during the subsequent analysis or interpretation of the observed data, an inconsistency is found which affects the validity of the results, the parties should make every reasonable effort to adjust or eliminate the inconsistency by mutual agreement. Failure to reach such agreement will constitute rejection of the run or test.

5.4.2	Reporting of Results

a.	In all cases, the test results shall be reported:

a.1	As calculated from the test observations, with only instrument calibration adjustments applied

a.2	As corrected for deviations of the test condition from the specified conditions.

5.4.3	Causes for Rejection of Readings

a.

Upon completion of test or during the test itself, the test data shall be reviewed to determine if any data should be rejected prior to the calculation of test results. Should serious inconsistencies which affect the results be detected, the run shall be invalidated completely, or it may be invalidated only in part if the affected part is at the beginning or at the end of the run. Refer to ASME PTC-19.1 for data rejection criteria.

5.5	Test Report

5.5.1	General Requirements

a.

The test report shall provide definitive statements of the purpose of the test, the methodology for attainment of the objectives and descriptions of the results. It shall also clearly and concisely document all data generated by the test as well as ensuing computations.

b.	The test report for a performance test should incorporate the following general requirements:

b.1	Executive Summary

b.2	Test Description

b.3	Calculations and Results

b.4	Test Equipment

b.5	Conclusions

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b.6	Appendices

c.	This outline is a recommended report format. Other formats are acceptable; however, a report of an overall plant performance test should contain all the information herein in a suitable location.

5.5.2	Executive Summary

a.	The executive summary is brief and contains the following:

a.1	General information about the plant and the test, such as the plant type and operating configuration, and the test objective

a.2	Data and time of the test

a.3	Summary of the results of the test including uncertainty

a.4	Comparison with the specified (referenced) conditions

a.5	Any agreements among the parties to the test to allow any major deviations from the test requirements

5.5.3	Test Description

a.	This section of the test report includes the following:

a.1	Test Description and Objectives: general information about the plant and the test, such as brief history of the operation from start-up through the performance test.

a.2	Description of the equipment to be tested and all such equipment that may influence the test.

a.3	A cycle diagram showing test boundaries

a.4	A listing of the representatives of the parties to the test

a.5	The organization of the test personnel

a.6	All test agreements.

5.5.4	Calculations and Results

a.	The following shall be included in detail:

a.1	A tabulation of the operating conditions and results during all testing including any observations

a.2	The format of the general performance equating that is used, based on the test goal and applicable corrections

a.3	Tabulation of the reduced data necessary to calculate the results, summary of additional operating conditions not part of such reduced data

July 19, 2007	Page 70 of 72

Exhibit 6	Dickerson

a.4	Step-by-step calculation of test results from the reduced data (refer to the appendices for examples of step-by-step calculations for each plant type and test goal)

a.5	Any calculations showing elimination of data for outlier reason, or for any other reason

a.6	Comparison of repeatability of test runs, if more than *** test run was performed

July 19, 2007	Page 71 of 72

Exhibit 6	Dickerson

5.5.5	Test Equipment

a.	This section of the test report includes the following:

a.1	Tabulation of test equipment used, including make, model number, etc.

a.2	Description of the test equipment location including marked up P&ID’s

a.3	Means of data collection for each data point, plant control computer print-out, or manual data sheet, and any identifying tag number and/or address of each

a.4	Description of data acquisition system(s) used

a.5	Summary of pretest and post-test calibration

5.5.6	Summary and Conclusions

a.	This section of the test report includes the following:

a.1	Summary of the results of the test, including uncertainty, and comparison with specified (referenced) conditions, expanded upon, if required

a.2	Any recommended changes to future test procedures due to “lessons learned”

a.3	Appendices

5.5.7	Appendices to the report shall include:

a.1	The test protocols, including correction curves and sample calculations

a.2	Copies of original data sheets and/or data acquisition system(s) print-outs

a.3	Copies of operator logs or other recording of operating activity during each test

a.4	Copies of any documents indicating operation in the required configuration and disposition

a.5	Results of laboratory analyses

a.6	Instrumentation calibration results from laboratories, certification from manufacturers

a.7	Measurement uncertainty calculation

a.8	Any pretest inspection sheets showing signatures of witnesses.

July 19, 2007	Page 72 of 72

Exhibit 7 – Key Personnel – Project Organization

MIRANT

Manager of Projects

Jim Howard *

Shaw

Project Director

Tony Fazio

Construction

Manager of Projects

Chuck Richards

Program Technical Specialist

Ted Wong (FGD)

Program Engineering Manager

Ken Fitzgerald

Procurement Manager

Mike Mulcahy

Morgantown Project Manager

Chris Terajewicz

Chalk Point Project Manager

Cathy Doherty

Dickerson Project Manager

Doug Lett

Program Permitting Manager

Harold Gordon

Project Controls Manager

Nelson Tomas

Site Manager

TBD

Site Manager

Victor Sanchez

Site Manager

Jimmy Kem

Program CSA

Jeff Ashworth

Program Mechanical

Karl Swenson

Program Electrical

Harold Gordon

Program I&C

Peter Judge

Engineering/Design Task Support

* Full time for first six months following NTP, then part-time

March 22, 2007

(000’s U.S. Dollars, Hours)	5.0
TARGET PRICE	15-Mar-07
EXHIBIT 8

Scope No Gypsum Dewatering or Handling 3-15-07
Project:	Mirant FGD Fleet	Project Type:	FGD	Business Division:	Power
Client:	Mirant	Size:		Estimate Date:	9-Mar-07
Location:	MD.	JO/WO Number:	1224911000	Estimator:

DIRECT CONSTRUCTION:	Dickerson	Chalk Point	Morgantown	Total All 3 @ 3- 15-07	Comments
AQCS Equip’t	***	***	***	***
Engineered Equipment	***	***	***	***
Bulk and Other Material	***	***	***	***
Craft Labor (Direct Hire)	***	***	***	***
Subcontractor (Furnish & Erect)	***	***	***	***
SUB TOTAL DIRECT CONSTRUCTION	***	***	***	***

LABOR ADJUSTMENT
Productivity (Area Adjustment)	***	***	***	***
Productivity (Overtime Adjustment incl Premium Cost)	***	***	***	***
Overtime (Unscheduled Spot)	***	***	***	***
Per Diem (Including Direct and Indirect Const)	***	***	***	***
Incentive Programs (Including Direct and Indirect Const)	***	***	***	***
Shift Differential Allowance	***	***	***	***
TOTAL LABOR ADJUSTMENT	***	***	***	***
SUB TOTAL DIRECT CONSTRUCTION & LABOR ADJUSTMENT	***	***	***	***

OTHER ADJUSTMENT
Buydown	***	***	***	***
Misc Materials Design Allow	***	***	***	***
TOTAL OTHER ADJUSTMENT	***	***	***	***
TOTAL DIRECT CONSTRUCTION	***	***	***	***

INDIRECT CONSTRUCTION:
Distributables	***	***	***	***
Heavy Haul	***	***	***	***
TOTAL INDIRECT CONSTRUCTION	***	***	***	***
START-UP:
Craft Support	***	***	***	***
Vendor Tech Reps	***	***	***	***
Other Start-Up	***	***	***	***
TOTAL START-UP	***	***	***	***
TOTAL DIRECT & INDIRECT	***	***	***	***
SERVICES (Base, Benefits, PT&I, Expenses):
Field Non-Manual	***	***	***	***
Home Office	***	***	***	***
Start Up	***	***	***	***
TOTAL SERVICES	***	***	***	***

OTHER PROJECT COST:
BOND, L.O.C. and INSURANCE	***	***	***	***
TAX (Sales, Use)	***	***	***	***
TRANSPORTATION	***	***	***	***
WARRANTY ALLOWANCE	***	***	***	***
	***	***	***	***
TOTAL OTHER PROJECT COST	***	***	***	***
ESCALATION:
ESTIMATED BARE COST	***	***	***	***

G&A
@ *** on cost less services	***	***	***	***
TOTAL G&A	***	***	***	***
TOTAL ESTIMATE COST	***	***	***	***

CONTINGENCY	***	***	***	***
DISCOUNT ENGINEERING SERVICES	***	***	***	***
FEE ***& Incentive Fee ***	***	***	***	***
Total S&W Target Price	***	***	***	***

Estimate Download

EXHIBIT 8A

Project: Dickerson FGD	JO/WO Number: 1224911000.
Client: Mirant	Estimate Date: 3/15/2007
Location:	Revision Number: 00

Description/Notes	Man Hours	Labor Cost	Mat Cost	Sub Cost	E Equip Cost	Total Cost
	(MH)	($)	($)	($)	($)	($)

***	***	***	***	***	***	***

Project: Chalk Point FGD	JO/WO Number: 1224941000.
Client: Mirant	Estimate Date: 3/15/2007
Location:	Revision Number: 00

Description/Notes	Man Hours	Labor Cost	Mat Cost	Sub Cost	E Equip Cost	Total Cost
	(MH)	($)	($)	($)	($)	($)

***	***	***	***	***	***	***

Project: Morgantown, FGD	JO/WO Number: 1224921000.
Client: Mirant	Estimate Date: 3/15/2007
Location:	Revision Number: 00

Description/Notes	Man Hours	Labor Cost	Mat Cost	Sub Cost	E Equip Cost	Total Cost
	(MH)	($)	($)	($)	($)	($)

***	***	***	***	***	***	***

SHAW CONFIDENTIAL	Estimate Download

EXHIBIT 8B

Project: Dickerson FGD		JO/WO Number: 1224911000.
Client: Mirant		Estimate Date: 3/15/2007
Location:	FULL SCOPE NO GYPSUM	Revision Number: 00
	Description/Notes	Quantity	Unit	Man Hours	Labor Cost	Mat Cost	Sub Cost	E Equip Cost	Total Cost
				(MH)	($)	($)	($)	($)	($)

	***	***	***	***	***	***	***	***	***

Project: Chalk Point FGD		JO/WO Number: 1224941000.
Client: Mirant		Estimate Date: 3/15/2007
Location:	FULL SCOPE NO GYPSUM	Revision Number: 00
	Description/Notes	Quantity	Unit	Man Hours	Labor Cost	Mat Cost	Sub Cost	E Equip Cost	Total Cost
				(MH)	($)	($)	($)	($)	($)

	***	***	***	***	***	***	***	***	***

Project: Morgantown, FGD		JO/WO Number: 1224921000.
Client: Mirant		Estimate Date: 3/15/2007
Location:	FULL SCOPE NO GYPSUM	Revision Number: 00
	Description/Notes	Quantity	Unit	Man Hours	Labor Cost	Mat Cost	Sub Cost	E Equip Cost	Total Cost
				(MH)	($)	($)	($)	($)	($)

	***	***	***	***	***	***	***	***	***

Clarifications/Exceptions	Engineer-Procure-Construct (EPC) Services for Air Quality Control Systems

Exhibit 8C

Contractor’s Technical and Commercial Clarifications/Exceptions

Item	Clarification/Exception
1.

The Target Cost does not include any costs that may be required if any of the sites are identified as locations for federally or state listed threatened, endangered or rare species or the site is within proximity to their habitat.

2.	The Target Cost does not include any costs if any of the sites are identified as the location of any historic property.
3.	The Target Cost assumes no wetlands relocation, no endangered species or archeological artifacts.
4.

The Target Cost does not include any fees for building or construction permits including any required bonds. The Target Cost will be adjusted by Change Order to account for any amount Contractor may be required to pay. Such adjustment shall not be marked up for Fee or G&A.

5.

The Target Cost does not include any costs for the Warranty Bond noted in Article 22.3. The Target Cost will be adjusted by Change Order to account for any amount Contractor may be required to pay. Such adjustment shall not be marked up for Fee or G&A.

6.

Contractor’s obligation and liability with regard to wastewater effluent concentration guarantees including nitrogen is limited to pass through those guarantee concentrations obtained from the wastewater treatment system supplier. The Wastewater Treatment system performance guarantees are limited to the parameters presented in Table 1.1.13 of Exhibit 6 and are limited to the Owner providing WWT influent concentrations less than the parameters shown in Exhibit 1, Article 5.

7.

At Owner’s direction Contractor is to award the wastewater treatment system to Siemens and an allowance of $ *** has been included in the Target Cost for Siemens’ scope of supply. Contractor has based its supply and installation costs on the information provided by Owner. Changes to this item will be considered a Change Order.

8.

Contractor has not provided a recommended spare parts list with cost for each part. Shaw S&W will provide the recommended spare parts list as the equipment is committed and after Owner’s requirements are understood. No costs for spare parts have been included in the Target Cost.

9.	At Owner’s direction Contractor is to award the DCS to Foxboro based upon the terms of the Master Agreement between Mirant Services LLC and Invensys Systems, Inc., MA031006-11 executed March 26, 2007. Accordingly, Contractors obligations to Owner with regard to pricing and terms shall be limited to those contained in the referenced Master Agreement.

Clarifications and Exceptions Page 1

Clarifications/Exceptions	Engineer-Procure-Construct (EPC) Services for Air Quality Control Systems

Item	Clarification/Exception
Contractor’s estimated Target Cost includes the amount of $ *** for the Foxboro supply of the DCS. Changes to this item will be considered a Change Order.
10.

Contractor understands that at the Dickerson Station two units of the three units can use the old stacks during the tie-in to the existing ductwork at the single common chimney. Owner has an isolation blanking plate that it has used to allow man-safe inspections and repairs of the existing common chimney liner. The use of the old stacks will be required during the tie-in outage for connecting the new FGD ductwork to the FGD Booster Fans. Owner is to schedule having the existing ductwork at the breeching to the Dickerson common chimney isolated and man-safe for the tie-in outage for the FGD system.

11.

Concerning the updated schedule to be submitted by Contractor pursuant to Article.8.3.4, Contractor does not capture actuals down to the detailed schedule activities. Contractor aligns the schedule with its quantity based performance measurement system at the cost code level. Estimated man-hours, actual man-hours, estimated quantities and actual quantities are not contained at the activity level in the Primavera schedule.

Clarifications and Exceptions Page 2

Mirant

Exhibit 8D:	SHAW BILLING RATES
		2007		2008		2009		2010
Classification Code	Representative Titles	Home Office Billing Rate	Field Billing Rate	Home Office Billing Rate	Field Non Manual Billing Rate	Home Office Billing Rate	Field Non Manual Billing Rate	Home Office Billing Rate	Field Non Manual Billing Rate
1	Project Director, Project Manager, Manager of Projects, Senior AQCS Specialist, Program Technical Director, Construction Manager	***	***	***	***	***	***	***	***
2	Engineering Manager, Site Manager, Startup Manager, General Superintendent, Consultant, Specialist	***	***	***	***	***	***	***	***
3	Procurement Manager, Project Controls Manager, Estimating Manager, Safety Manager, Subcontracts Manager, QA/QC Manager	***	***	***	***	***	***	***	***
4	Lead Scheduler, Lead Cost Engineer, Estimating Supervisor, Lead Engineer, Construction Superintendent, CAE Specialist	***	***	***	***	***	***	***	***
5	Resident Engineer, Design Supervisor, Senior Principal Engineer	***	***	***	***	***	***	***	***
6	Principal Engineer, Principal Planner. & Scheduler, Procurement Supervisor, Subcontract Administrator, Sr. Designer, Office Manager	***	***	***	***	***	***	***	***
7	Project Accountant, Purchasing Agent, Subcontract Administrator, Construction Engineer, Senior Engineer, Turnover Coordinator	***	***	***	***	***	***	***	***
8	Cost Analyst, Engineer, Senior Administrator, Scientist, Designer, Field Engineer	***	***	***	***	***	***	***	***
9	Junior Engineer, Senior Drafter, Senior Administrative Assistant, Technical Information Manager	***	***	***	***	***	***	***	***
10	Clerk, Drafter, Administrative Assistant, Aide, Student Co-op, Technical Assistant	***	***	***	***	***	***	***	***

Notes:

1	These rates are valid through December 31, 2010 and will be escalated after such date.
2	Travel and living expenses are not included in the above rates. Travel and Living expenses will be based on actual costs, or per diem.
3	Overtime will be paid on straight time rates for all exempt employees and on a one and one-half (1 1/2) times the regular hourly rates for all non-exempt employees including Contract employees.
4	Personnel employed on the project having a title not among those listed above, will be placed in the Classification Code with those having a comparable salary.

Exhibit 8F - Escalation of Commodities

Price Adjustments - Commodities & Equipment Indices - Chalk Point

Commodity	Estimated Cost	Base Month	Index	Index Base Value (see note 1)

Ductwork	***	Jan. 2007	BLS Index Plate Work & Fabricated Structural Prod Mfg PCU33231—33231—	***
Concrete	***	Jan. 2007	BLS Index Portland & Other Cements WPU13220161	***
Reinforcing	***	Jan. 2007	BLS Index Hot Rolled Bar and Plate WPS101704	***
Structural Steel	***	Jan. 2007	BLS Index Other Fabricated Structural Metal PCU3323123323125	***
Handrail & Ladders	***	Jan. 2007	BLS Index Miscellaneous Fabricated Metal Prod Mfg PCU332999332999	***
Platforms	***	Jan. 2007	BLS Index Miscellaneous Fabricated Metal Prod Mfg PCU332999332999	***

Embedments	***	DEC. 2006 Latest data Available	BLS Index Other metal bolts, including square, round, plow, bent. Etc. WPU10810262	***
Cable, Power	***	Jan. 2007	BLS Index Power Cable WPU10260332	***
Cable, I/C	***	Jan. 2007	BLS Index Electrical Wire and Cable WPU10260301	***
I/C Tubing	***	Nov. 2006 Latest data Available	BLS Index Nonferrous Pipe, Tube & Fittings WPU107404	***
Fabricated Pipe Small Bore Carbon Steel	***	Jan. 2007	BLS Fabricated Pipe & Pipe Fittings. PCU332996332996	***
Fabricated Pipe, Large Bore Carbon Steel	***	Jan. 2007	BLS Fabricated Pipe & Pipe Fittings. PCU332996332996	***

Fabricated Pipe, Stainless Steel	***	Nov. 2006 Latest data Available	BLS Index Non Ferrous Fabricated Pipe & Pipe Fittings. PCU33299633299602	***
Piping Other (HDPE, PVC &other Plastics)	***	Jan. 2007	BLS Index Plastic Resins and Materials WPU066	***
Fabricated Pipe Underground	***	Jan. 2007	BLS Index Fabricated Pipe & Pipe Fittings. PCU332996332996	***
Carbon Steel, Stainless Steel and Other Valves	***	Jan. 2007	BLS Index Metal Valves, except fluid power WPU114902	***
Scaffolding	***	Jan, 2007	BLS Index Construction Equipment Rental & Leasing PCU5324125324121	***
Construction Equipment (Rental)	***	Jan. 2007	BLS Index Construction Equipment Rental & Leasing PCU5324125324121	***
Building, Finishes	***	Jan. 2007	BLS Index Sheet Metal Products WPU107301	***
Cable Tray	***	Jan. 2007	BLS Index Aluminum Plate WPU10250129	***
Conduit	***	Jan. 2007	BLS Index Steel Pipe and Tube WPU101706	***
Electrical, Miscellaneous	***	Jan. 2007	BLS Index Electrical Wire and Cable WPU10260301	***

Totals	***

Indexed Commodities Notes 1) Index Base Value is the Index Value in the Base Month. 2) If Index is discontinued or unavailable a substitute index will be mutually agreed upon.

EXHIBIT 9 - PAYMENT MILESTONES

Mirant - Dickerson

* Note: The Milestone Values below do not include Fee

Activity ID	Activity Description	Incremental Monthly %	Milestone %	Monthly Weighting %	Cumulative %	Milestone Value *

***	***	***	***	***	***	***

Mirant - Chalk Point

* Note: The Milestone Values below do not include Fee

Activity ID	Activity Description	Incremental Monthly %	Milestone %	Monthly Weighting %	Cumulative %	Milestone Value *

***	***	***	***	***	***	***

Mirant - Morgantown

* Note: The Milestone Values below do not include Fee

Activity ID	Activity Description	Incremental Monthly %	Milestone %	Monthly Weighting %	Cumulative %	Milestone Value *

***	***	***	***	***	***	***

EXHIBIT 10

APPLICABLE CODES AND STANDARDS

Codes and Standards

Publications of the following agencies and their applicable codes and standards shall form a part of the specifications to the extent specified therein. All references to their publications are to the latest issue of each, together with the latest additions and/or amendments thereto, unless otherwise indicated. References to governing codes and standards contained in this list include, but are not limited to, the agencies and their publications listed below. References to the sponsoring agencies will be made in accordance with the abbreviations indicated:

AA	Aluminum Association

ACI	American Concrete Institute

AGMA	American Gear Manufacturer’s Association

AISC	American Institute of Steel Construction

AISI	American Iron and Steel Institute

ANSI	American National Standards Institute

API	American Petroleum Institute

ARB	Air Resources Board

AREA	American Railroad Engineering Association

ASCE	American Society of Civil Engineers

ASME	American Society of Mechanical Engineers

ASTM	American Society for Testing and Materials

AWS	American Welding Society

CPSC	Consumer Product Safety Commission

EEI	Electric Edison Institute

FM	Factory Mutual

IBC	International Building Code - 2003 Version

ICEA	Insulated Cable Engineers Association

IEEE	Institute of Electrical and Electronics Engineers

IES	Illuminating Engineering Society

IGCI	Industrial Gas Cleaning Institutes

ISA	Instrument Society of America

MIL	Military Specification

MSS	Manufacturer’s Standardization Society of the Valves and Fittings Industry

NAAMM	National Association of Architectural Metal Manufacturers

NEC	National Electric Code

NEMA	National Electrical Manufacturers Association

NESC	National Electrical Safety Code

NFPA	National Fire Protection Association

OSHA	Occupational Safety and Health Act

PCA	Portland Cement Association

RCSC	Research Council on Structural Connections

SAMA	Scientific Apparatus Makers Association

SAE	Society of Automotive Engineers

SDI	Steel Deck lnstitute

SDI	Steel Door lnstitute

SMACNA	Sheet Metal and Air Conditioning Contractors National Association Inc.

SSPC	Steel Structures Painting Council

UL	Underwriters’ Laboratories, Inc.

Exhibit 11

Contractor’s Letter Of Credit

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

LETTER OF CREDIT AMOUNT	ISSUE DATE	EXPIRY DATE
USD
Beneficiary: Mirant Corporation 1155 Perimeter Center Drive Atlanta, GA 30338 Attention: Priya Gill		Applicant: Stone & Webster, Inc A Shaw Group Company 100 Technology Center Drive Stoughton, MA 02072

Ladies and Gentlemen:

At the request and on the instructions of our customer, Stone and Webster, Inc. 100 Technology Center Drive, Stoughton, MA 02072 (the “Applicant”), we hereby establish this Irrevocable Letter of Credit No.                      (the “Letter of Credit”) in the amount of [Words] ($            ) in your favor. This Letter of Credit is effective immediately and expires on                         . This Letter of Credit will be extended automatically (without amendment) to                     , unless we provide at least thirty (30) days’ advanced notice to you by certified mail or national courier service that we elect not to extend this Letter of Credit for such additional period.

Funds under this Letter of Credit will be made available to you against receipt by us of (1) a sight draft in the form of Annex A attached hereto and (2) your drawing certificate in the form of Annex B attached hereto, in each case appropriately completed and purportedly signed by one of your authorized officers.

Presentation of any such sight draft and drawing certificate shall be made at our office located at [PRESENTATION OFFICE ADDRESS], Attention:                         , telecopy number (            )                     , during our banking hours of              a.m., Eastern Time to              p.m., Eastern Time. Presentation hereunder may also be made in the form of facsimile transmission of the appropriate sight draft and drawing certificate to the preceding address and telecopy number. If presentation is made by fax prompt phone notification must be given to (            )                     . The fax presentation shall be deemed the original presentation. In the event of a full or final drawing the original Letter of Credit must be returned to us by overnight courier at the time of fax presentation.

If a sight draft and drawing certificate are presented hereunder by sight or by facsimile transmission as permitted hereunder, by 11:00 a.m., Eastern Time, and provided that such sight draft and drawing certificate conform to the terms and conditions of this Letter of Credit, payment shall be made to you, or to your transferee, of the amount specified, in immediately available funds, not later than 2:00 p.m., Eastern Time,

- 1 -	5/18/2007

within two business days. If a sight draft and a drawing certificate are presented by you hereunder after the time specified above, and provided that such sight draft and drawing certificate conform to the terms and conditions of this Letter of Credit, payment shall be made to you, or to your transferee, of the amount specified, in immediately available funds, not later than 2:00 p.m., Eastern Time, within three business days. If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you notice within one business day that the demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon your instructions hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not effected in conformity with this Letter of Credit, you may attempt to correct any such non-conforming demand for payment to the extent that you are entitled to do so and within the validity of this Letter of Credit.

Partial drawings are allowed under this Letter of Credit. Any drawing under this Letter of Credit will be paid from our general funds and not directly or indirectly from funds or collateral deposited with or for our account by the Applicant, or pledged with or for our account by the Applicant.

This Letter of Credit is transferable in whole and notwithstanding Article 48 of the Uniform Customs (as defined below), this Letter of Credit may be successively transferred. Any transfer of this Letter of Credit to a transferee shall be effected only upon the presentation to us of the original of this Letter of Credit accompanied by a certificate in the form of Annex C. Upon such presentation we shall transfer the same to your transferee upon your payment of the transfer fees.

This Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the “Uniform Customs”), which is incorporated into the text of this Letter of Credit by this reference. This Letter of Credit shall be deemed to be issued under the laws of the State of Georgia and shall be governed by and construed in accordance with the law of the State of Georgia with respect to matters not governed by the Uniform Customs and matters on which the Uniform Customs and the laws of the State of Georgia are inconsistent.

Very truly yours,

[ISSUING BANK]

By:

Name:

Title:

ANNEX A

SIGHT DRAFT

[Date]

At Sight

Pay to the order of                                                           [Owner] the sum of                                                       and /100 Dollars ($                    ) drawn on [ISSUING BANK], as issuer of its Irrevocable Letter of Credit No.                      dated                     , 20    .

[OWNER]

By:

Name:

Title:

ANNEX B

DRAWING CERTIFICATE

[Date]

[ISSUING BANK]

[ADDRESS]

Attention:

Re:	Irrevocable Letter of Credit No. (the “Letter of Credit”)

For the Account of

[CONTRACTOR] (the “Applicant”)

Ladies and Gentlemen:

The undersigned,being the Chief Financial Officer of                                                           [OWNER] (the “Beneficiary”) hereby certifies that:

1)      The Beneficiary is the Owner under that certain “Standard Agreement Between Owner and Contractor” dated                     , 200    , as amended, between the Beneficiary, as Owner, and the Applicant, as Contractor (the “Construction Agreement”).

2)      The Beneficiary is entitled to payment under the Letter of Credit in the amount of $                     by reason of the following condition (mark only one):

The Applicant has defaulted under the Construction Agreement and such default remains uncured after notice and expiration of the contractual cure period;

The Letter of Credit is to expire within ( ) days of the date of this Certificate, and the Benefiaciary has not received a replacement letter of credit in a form and from a financial institution acceptable to the Beneficiary, as required under the Construction Agreement.

3)      Please direct payment under the Letter of Credit by wire transfer to:

[Depository Bank]

[Depository Bank Address]

ABA No.

Acct. No.

4)      Applicant has been given at least fifteen (15) days prior written notice of Beneficiary’s intent to draw on the Letter of Credit, which notice may have been given during, and which notice period may have run concurrently with, any Contractor cure period under the Construction Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate.

[OWNER]

By:
Name:
Title:

ANNEX C

NOTICE OF TRANSFER

[Date]

TRANSFER OF IRREVOCABLE STANDBY LETTER OF CREDIT

NUMBER SM

To:	Wachovia Bank, National Association

401 Linden Street, 1st Floor, MC-NC6034

Attn: Standby Letter of Credit Dept.

Winston-Salem, NC 27101

Gentlemen:

For value received, the undersigned beneficiary hereby irrevocably transfers to:

(Name of Transferee)

(Address of Transferee)

all rights of the undersigned beneficiary in the aggregate amount of USD                                                                   under the above Irrevocable Standby Letter of Credit, subject to the same terms and conditions.

By this transfer, all rights of the undersigned beneficiary in such Standby Letter of Credit are transferred to the transferee named above and such transferee shall have the sole rights as beneficiary thereof.

We hereby enclose the original Standby Letter of Credit identified above, and enclose an official or certified check in the amount of $                             representing your transfer fee (1/4% of the transfer amount: $500.00 minimum, $1,500.00 maximum), or you are authorized to debit out account number                                  maintained with Wachovia Bank, National Association.

Company Name (Beneficiary)	***Signature Guarantee***

Authorized Signature	Authorized Signature (Bank)
(Beneficiary)
By:
Name of Bank

Name/Title of Signer	Name/Title of Signer

The Bank signer hereby guarantees the signature of the beneficiary signer and further guarantees that the individual signing the request has the authority to do so.

Please direct any correspondence including drawing or inquiry quoting our reference number to:

Wachovia Bank, National Association

401 Linden Street, 1st Floor, MC-NC6034

Attn: Standby Letter of Credit Dept.

Winston-Salem, NC 27101

All inquiries regarding this credit should be directed to Standby Customer Care: 1-800-776-3862

IRREVOCABLE LETTER OF CREDIT

(Owner Version)

[Contractor name and address]
Attention:

Ladies and Gentlemen:

At the request and on the instructions of our customer,                                          [Owner name and address] (the “Applicant”), we hereby establish this Irrevocable Letter of Credit No.                          (the “Letter of Credit”) in the amount of                                          Dollars ($                     ) in your favor. This Letter of Credit is effective immediately and expires on                 , 200    . This Letter of Credit will be extended automatically (without amendment) for additional, successive six (6) month periods unless we send at least thirty (30) days’ advanced written notice to you by certified mail or national courier service that we elect not to extend this Letter of Credit for such additional period. However, in no event will the maturity date of this Letter of Credit automatically extend beyond                             , 200    .

Funds under this Letter of Credit will be made available to you against receipt by us of (l) a sight draft in the form of Annex A attached hereto and (2) your drawing certificate in the form of Annex B attached hereto, in each case appropriately completed and purportedly signed by one of your authorized officers.

Presentation of any such sight draft and drawing certificate shall be made at our office located at JPMorgan Chase Bank, N.A. c/o JPMorgan Treasury Services, 10420 Highland Manor Dr., 4th Fl., Tampa, FL 33610, Attention: Standby Letter of Credit Dept.,. Presentation hereunder may also be made in the form of facsimile transmission of the appropriate sight draft and drawing certificate to us at     -    -     attention: Letter of Credit Department, to ensure timely payment, you must provide telephone notification thereof to us at ----------------, prior to or simultaneously with the sending of such fax transmission. In the event of a presentation via facsimile transmission, no mail confirmation is necessary and the facsimile transmission will be the operative drawing document.

If a sight draft and drawing certificate are presented hereunder by sight or by facsimile transmission as permitted hereunder, by 11:00 a.m., Eastern Time, and provided that such sight draft and drawing certificate conform to the terms and conditions of this Letter of Credit, payment shall be made to you of the amount specified, in immediately available funds, not later than 2:00 p.m., Eastern Time, on the same day. If a sight draft and a drawing certificate are presented by you hereunder after the time specified above, and provided that such sight draft and drawing certificate conform to the terms and conditions of this Letter of Credit, payment shall be made to you of the amount specified, in immediately available funds, not later than 2:00 p.m., Eastern Time, on the next business day. If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you notice that the demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon your instructions hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not effected in conformity with this Letter of Credit, you may attempt to correct any such non-conforming demand for payment to the extent that you are entitled to do so and within the validity of this Letter of Credit.

Partial drawings are allowed under this Letter of Credit. Except as otherwise stated in this Letter of Credit, our undertaking in this Letter of Credit is not subject to any condition or qualification. Our obligation under this Letter of Credit shall be our individual obligation in no way contingent upon reimbursement with respect thereto.

We hereby undertake that we will not revoke or reduce, this Letter of Credit without your written consent. Except as stated herein, payment of drafts drawn under this Letter of Credit is not subject to any condition or qualification. This Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not be modified, amended or amplified by reference to any other document, instrument or agreement referred to herein or in which the Letter of Credit is referred or to which the Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement. Our obligations hereunder are primary obligations that shall not be affected by the performance or non-performance by Applicant of any obligations under any loan agreement or under any agreement between Applicant and you or between Applicant and us or between Applicant and its agents.

This Letter of Credit is transferable and notwithstanding Article 48 of the Uniform Customs (as defined below), this Letter of Credit may be successively transferred. JPMorgan Chase Bank, N.A. only is authorized to act as the transferring bank. Any transfer of this Letter of Credit to a transferee shall be effected only upon the presentation to us of the original of this Letter of Credit accompanied by a certificate in the form of Annex C and our transfer charges are paid by bank or certified check. Upon such presentation we shall transfer the same to your transferee or, if so requested by your transferee, issue a letter of credit to your transferee with provisions consistent with, and substantially the same as, this Letter of Credit. The correctness of the signature and title of the person signing the transfer forms must be verified by your bank. In case of any transfer under this Letter of Credit, the draft and any required statement must be executed by the transferee. This Letter of Credit may not be transferred to any person with which u.s. Persons are prohibited from doing business under U.S. Foreign Assets Control Regulations or other applicable U.S. laws and regulations.

This Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the “Uniform Customs”), which is incorporated into the text of this Letter of

Credit by this reference. This Letter of Credit shall be deemed to be issued under the laws of the State of New York and shall be governed by and construed in accordance with the law of the State of New York with respect to matters not governed by the Uniform Customs and matters on which the Uniform Customs and the laws of the State of New York are inconsistent.

Very truly yours,

[ISSUING BANK]

By:

Name:

Title:

ANNEX A

SIGHT DRAFT

[Date]

At Sight

Pay to the order of                                          [Contractor] the sum of                                          and         /100 Dollars ($             ) drawn on [ISSUING BANK], as issuer of its Irrevocable Letter of Credit No.                  dated                      , 20    .

[CONTRACTOR]

By:

Name:

Title:

ANNEX B

DRAWING CERTIFICATE

[Date]

[ISSUING BANK]

[ADDRESS]

Attention:

Re:	Irrevocable Letter of Credit No. (the “Letter of Credit”) For the Account of [OWNER] (the “Applicant”)

Ladies and Gentlemen:

The undersigned,                                                                                   [CONTRACTOR] (the “Beneficiary”) hereby certifies that:

1)      The Beneficiary is the Contractor under that certain [“Alliance Agreement” or “EPC Agreement”, as applicable] Between Owner and Contractor dated                     , 200    , between the Beneficiary, as Contractor, and the Applicant, as Owner (the “Construction Agreement”).

2)      The Beneficiary is entitled to payment under the Letter of Credit in the amount of $                     by reason of the following condition (mark only one):

—	Pursuant to the provisions of the Construction Agreement, an event has occurred under the Construction Agreement that entitles the Beneficiary to draw on the Letter of Credit in the amount of the sight draft (an example of such an event includes, without limitation, an Event of Default or forfeiture described in the Construction Agreement);

—	The Letter of Credit is to expire within ( ) days of the date of this Certificate, and the Beneficiary has not received a replacement letter of credit in a form and from a financial institution acceptable to the Beneficiary.

3)      Please direct payment under the Letter of Credit by wire transfer to:

[Depository Bank]

[Depository Bank Address]

ABA No.

Acct. No.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate.

[CONTRACTOR]

By:

Name:

Title:

ANNEX C

NOTICE OF TRANSFER

[Date]

TRANSFER OF IRREVOCABLE STANDBY LETTER OF CREDIT

NUMBER SM___________________________

To:	Wachovia Bank, National Association

401 Linden Street, 1st Floor, MC-NC6034

Attn: Standby Letter of Credit Dept.

Winston-Salem, NC 27101

Gentlemen:

For value received, the undersigned beneficiary hereby irrevocably transfers to:

(Name of Transferee)

(Address of Transferee)

all rights of the undersigned beneficiary in the aggregate amount of USD                                                                                   under the above Irrevocable Standby Letter of Credit, subject to the same terms and conditions.

By this transfer, all rights of the undersigned beneficiary in such Standby Letter of Credit are transferred to the transferee named above and such transferee shall have the sole rights as beneficiary thereof.

We hereby enclose the original Standby Letter of Credit identified above, and enclose an official or certified check in the amount of $________________________ representing your transfer fee (1/4% of the transfer amount: $500.00 minimum, $1,500.00 maximum), or you are authorized to debit out account number _________________ maintained with Wachovia Bank, National Association.

Company Name (Beneficiary)	***Signature Guarantee***

Authorized Signature	Authorized Signature (Bank)
(Beneficiary)

By:
Name of Bank

Name/Title of Signer	Name/Title of Signer

The Bank signer hereby guarantees the signature of the beneficiary signer and further guarantees that the individual signing the request has the authority to do so.

Please direct any correspondence including drawing or inquiry quoting our reference number to:

Wachovia Bank, National Association

401 Linden Street, 1st Floor, MC-NC6034

Attn: Standby Letter of Credit Dept.

Winston-Salem, NC 27101

All inquiries regarding this credit should be directed to Standby Customer Care: 1-800-776-3862

Exhibit 12

    Document A312™ – 1984

Performance Bond

CONTRACTOR (Name and Address):	SURETY (Name and Principal Place of Business):

Stone & Webster, Inc.

OWNER (Name and Address):

Mirant Mid-Atlantic, LLC

Mirant Chalk Point, LLC

CONSTRUCTION CONTRACT

Date:

Amount:

Description (Name and Location):

Turn-Key Engineering, Procurement & Construction Services Relating to Air Quality Control Systems at Morgantown Generating Station, Dickerson Generating Station and Chalk Point Generating Station

BOND

Date (Not earlier than Construction Contract Date):

Amount:         ***

This document has important

legal consequences. Consultation

with an attorney

is encouraged with respect to

its completion or modification.

Any singular reference to

Contract, Surety, Owner or other

party shall be considered plural

where applicable.

Modifications to this Bond:	None	X	See Last Page

CONTRACTOR AS PRINCIPAL	SURETY
Company: (Corporate Seal)	Company: (Corporate Seal)

Signature:	Signature:
Name and Title:	Name and Title:
(Any Additional signatures appear on the last page)

(FOR INFORMATION ONLY - Name, Address and Telephone)
AGENT or BROKER:	OWNER’S REPRESENTATIVE (Architect, Engineer or other party):

AIA Document A312TM – 1984. Copyright © 1984 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 08:55:42 on 07/17/2008 under Order No. 1000239743_1 which expires on 05/23/2007, and is not for resale.		1
User Notes: Mirant Maryland Scrubbers	(1773829110)

§ 1 The Contractor and the Surety, jointly and severally, bind themselves, their heirs, executors, administrators, successors and assigns to the Owner for the performance of the Construction Contract which is incorporated herein by reference.

§ 2 If the Contractor performs the Construction Contract, the Surety and the Contractor shall have no obligation under this Bond, except to participate in conferences as provided in Section 3.1.

§ 3 If there is no Owner Default, the Surety’s obligation under this Bond shall arise after:

§ 3.1 The Owner has notified the Contractor and the Surety at its address described in Section 10 below that the Owner is considering declaring a Contractor Default and has requested and attempted to arrange a conference with the Contractor and the Surety to be held not later than fifteen days after receipt of such notice to discuss methods of performing the Construction Contract. If the Owner, the Contractor and the Surety agree, the Contractor shall be allowed a reasonable time to perform the Construction Contract, but such an agreement shall not waive the Owner’s right, if any, subsequently to declare a Contractor Default; and

§ 3.2 The owner has declared a Contractor Default and formally terminated the Contractor’s right to complete the contract, Such Contractor Default shall not be declared earlier than twenty days after the Contractor and the Surety have received notice as provided in Section 3.1; and

§ 3.3 The Owner has agreed to pay the Balance of the Contract Price to the Surety in accordance with the terms of the Construction Contract or to a contractor selected to perform the Construction Contract in accordance with the terms of the contract with the Owner.

§ 4 When the Owner has satisfied the conditions of Section 3, the Surety shall promptly and at the Surety’s expense take one of the following actions:

§ 4.1 Arrange for the Contractor, with consent of the Owner, to perform and complete the Construction Contract; or

§ 4.2 Undertake to perform and complete the Construction Contract itself, through its agents or through independent contractors; or

§ 4.3 Obtain bids or negotiated proposals from qualified contractors acceptable to the Owner for a contract for performance and completion of the Construction Contract, arrange for a contract to be prepared for execution by the Owner and the contractors selected with the Owner’s concurrence, to be secured with performance and payment bonds executed by a qualified surety equivalent to the bonds issued on the Construction Contract, and pay to the Owner the amount of damages as described in Section 6 in excess of the Balance of the Contract Price incurred by the Owner resulting From the Contractor’s default; or

§ 4.4 waive its right to perform and complete, arrange for completion, or obtain a new contractor and with reasonable promptness under the circumstances:

.1	After investigation, determine the amount for which it may be liable to the Owner and, as soon as practicable after the amount is determined, tender payment therefor to the Owner; or
.2	Deny liability in whole or in part and notify the Owner citing reasons therefor.

§ 5 If the Surety does not proceed as provided in Section 4 with reasonable promptness, the Surety shall be deemed to be in default on this Bond fifteen days after receipt of an additional written notice from the Owner to the Surety demanding that the Surety perform its obligations under this Bond, and the Owner shall be entitled to enforce any remedy available to the Owner. If the Surety proceeds as provided in Section 4.4, and the Owner refuses the payment tendered or the Surety has denied liability, in whole or in part, without further notice the Owner shall be entitled to enforce any remedy available to the Owner.

§ 6 After the Owner has terminated the Contractor’s right to complete the Construction Contract, and if the Surety elects to act under Section 4.1, 4.2, or 4.3 above, then the responsibilities of the Surety to the Owner shall not be greater than those of the Contractor under the Construction Contract, and the responsibilities of the Owner to the Surety shall not be greater than those of the Owner under the Construction Contract. To the limit of the amount of this Bond, but subject to commitment by the Owner of the Balance of the Contract Price to mitigation of costs and damages on the Construction Contract, the Surety is obligated without duplication for:

AIA Document A312™ – 1984, Copyright © 1984 by the American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 08:55:42 on 07/17/2006 under Order No. 1000239743_1 which expires on 05/23/2007, and is not for resale.		2
User Notes: Mirant Maryland Scrubbers	(1773829110)

§ 6.1 The responsibilities of the Contractor for correction of defective work and completion of the Construction Contract;

§ 6.2 Additional legal, design professional and delay costs resulting from the Contractor’s Default, and resulting from the actions or failure to act of the Surety under Section 4; and

§ 6.3 Liquidated damages, or if no liquidated damages are specified in the Construction Contract, actual damages caused by delayed performance or non-performance of the Contractor.

§ 7 The Surety shall not be liable to the Owner or others for obligations of the Contractor that are unrelated to the Construction Contract, and the Balance of the Contract Price shall not be reduced or set off on account of any such unrelated obligations. No right of action shall accrue on this Bond to any person or entity other than the Owner or its heirs, executors, administrators or successors.

§ 8 The Surety hereby waives notice of any change, including changes of time, to the Construction Contract or to related subcontracts, purchase orders and other obligations.

§ 9 Any proceeding, legal or equitable, under this Bond may be instituted in any court of competent jurisdiction in the location in which the work or part of the work is located and shall be instituted within two years after Contractor Default or within two years after the Contractor ceased working or within two years after the Surety refuses or fails to perform its obligations under this Bond, whichever occurs first. If the provisions of this Paragraph are void or prohibited by law, the minimum period of limitation available to sureties as a defense in the jurisdiction of the suit shall be applicable.

§ 10 Notice to the Surety, the Owner or the Contractor shall be mailed or delivered to the address shown on the signature page.

§ 11 When this Bond has been furnished to comply with a statutory or other legal requirement in the location where the construction was to be performed, any provision in this Bond conflicting with said statutory or legal requirement shall be deemed deleted here from and provisions conforming to such statutory or other legal requirement shall be deemed incorporated herein. The intent is that this Bond shall be construed as a statutory bond and not as a common law bond.

§ 12 DEFINITIONS

§ 12.1 Balance of the Contract Price: The total amount payable by the Owner to the Contractor under the Construction Contract after all proper adjustments have been made, including allowance to the Contractor of any amounts received or to be received by the Owner in settlement of insurance or other claims for damages to which the Contractor is entitled, reduced by all valid and proper payments made to or on behalf of the Contractor under the Construction Contract.

§ 12.2 Construction Contract: The agreement between the Owner and the Contractor identified on the signature page, including all Contract Documents and changes thereto.

§ 12.3 Contractor Default: Failure of the Contractor, which has neither been remedied nor waived, to perform or otherwise to comply with the terms of the Construction Contract.

§ 12.4 Owner Default: Failure of the Owner, which has neither been remedied nor waived, to pay the Contractor as required by the Construction Contract or to perform and complete or comply with the other terms thereof.

AIA Document A312™ – 1984. Copyright © 1984 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 08:55:42 on 07/17/2006 under Order No. 1000239743_1 which expires on 05/23/2007, and is not for resale.		3
User Notes: Mirant Maryland Scrubbers	(1773829110)

§ 13 MODIFICATIONS TO THIS BOND ARE AS FOLLOWS:

1.	As used herein, “Owner” shall refer, individually and collectively, to Mirant Mid-Atlantic, LLC and Mirant Chalk Point, LLC.

2.	All references to performance or completion of the Construction Contract shall include fulfillment of all of the duties, responsibilities, and obligations of the Contractor under the Construction Contract in accordance with all terms and conditions applicable thereto.

(Space is provided below for additional signatures of added parties, other than those appearing on the cover page.)

CONTRACTOR AS PRINCIPAL		SURETY
Company:	(Corporate Seal)	Company:	(Corporate Seal)

Signature:		Signature:
Name and Title:		Name and Title:
Address:		Address:

AIA Document A312™ – 1984. Copyright © 1984 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 08:55:42 on 07/17/2006 under Order No. 1000239743_1 which expires on 05/23/2007, and is not for resale.		4
User Notes: Mirant Maryland Scrubbers	(1773829110)

Payment Bond

CONTRACTOR (Name and Address):	SURETY (Name and Principal Place of Business):

Stone & Webster, Inc.

OWNER (Name and Address):

Mirant Mid-Atlantic, LLC

Mirant Chalk Point, LLC

CONSTRUCTION CONTRACT

Date:

Amount:

Description (Name and Location):

Turn-Key Engineering, Procurement & Construction Services Relating to Air Quality Control Systems at Morgantown Generating Station, Dickerson Generating Station and Chalk Point Generating Station

BOND

Date (Not earlier than Construction Contract Date):

Amount:         ***

Modifications to this Bond:	None	X	See Last Page

CONTRACTOR AS PRINCIPAL	SURETY
Company: (Corporate Seal)	Company: (Corporate Seal)

Signature:	Signature:
Name and Title:	Name and Title:
(Any Additional signatures appear on the last page)

(FOR INFORMATION ONLY - Name, Address and Telephone)
AGENT or BROKER:	OWNER’S REPRESENTATIVE (Architect, Engineer or other party):

AIA Document A312™ – 1984. Copyright © 1984 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 08:55:42 on 07/17/2006 under Order No. 1000239743_1 which expires on 05/23/2007, and is not for resale.		5
User Notes: Mirant Maryland Scrubbers	(1773829110)

§ 1 The Contractor and the Surety, jointly and severally bind themselves, their heirs, executors, administrators, successors and assigns to the Owner to pay for labor, materials and equipment furnished for use in the performance of the Construction Contract, which is incorporated herein by reference.

§ 2 With respect to the Owner, this obligation shall be null and void if the Contractor:

§ 2.1 Promptly makes payment, directly or indirectly, for all sums due Claimants, and

§ 2.2 Defends, indemnifies and holds harmless the Owner from claims, demands, liens or suits by any person or entity whose claim, demand, lien or suit is for the payment for labor, materials or equipment furnished for use in the performance of the Construction Contract, provided the Owner has promptly notified the Contractor and the Surety (at the address described in Section 12) of any claims, demands, liens or suits and tendered defense of such claims, demands, liens or suits to the Contractor and the Surety, and provided there is no Owner Default.

§ 3 With respect to Claimants, this obligation shall be null and void if the Contractor promptly makes payment, directly or indirectly, for all sum due.

§ 4 The Surety shall have no obligation to Claimants under this Bond until:

§ 4.1 Claimants who are employed by or have a direct contract with the Contractor have given notice to the Surety (at the address described in Section 12) and sent a copy, or notice thereof, to the Owner, stating that a claim is being made under this Bond and, with substantial accuracy, the amount of the claim.

§ 4,2 Claimants who do not have a direct contract with the Contractor:

.1	Have furnished written notice to the Contractor and sent a copy, or notice thereof, to the Owner, within 90 days after having last performed labor or last furnished materials or equipment included in the claim stating, with substantial accuracy, the amount of the claim and the name of the party to whom the materials were furnished or supplied or for whom the labor was done or performed; and
.2	Have either received a rejection in whole or in part from the Contractor, or not received within 30 days of furnishing the above notice any communication from the Contractor by which the Contractor has indicated the claim will be paid directly or indirectly; and
.3	Not having been paid within the above 30 days, have sent a written notice to the Surety (at the address described in Section 12) and sent a copy, or notice thereof, to the Owner, stating that a claim is being made under this Bond and enclosing a copy of the previous written notice furnished to the Contractor,

§ 5 If a notice required by Section 4 is given by the Owner to the Contractor or to the Surety, that is sufficient compliance,

§ 6 When the Claimant has satisfied the conditions of Section 4, the Surety shall promptly and at the Surety’s expense take the following actions:

§ 6.1 Send an answer to the Claimant, with a copy to the Owner, within 45 days after receipt of the claim, stating the amounts that are undisputed and the basis for challenging any amounts that are disputed.

§ 6.2 Pay or arrange for payment of any undisputed amounts.

§ 7 The Surety’s total obligation shall not exceed the amount of this Bond, and the amount of this Bond shall be credited for any payments made in good faith by the Surety.

§ 8 Amounts owed by the Owner to the Contractor under the Construction Contract shall be used for the performance of the Construction Contract and to satisfy claims, if any, under any Construction Performance Bond. By the Contractor furnishing and the Owner accepting this Bond, they agree that all funds earned by the Contractor in the performance of the Construction Contract are dedicated to satisfy obligations of the Contractor and the Surety under this Bond, subject to the Owner’s priority to use the funds for the completion of the work.

§ 9 The Surety shall not be liable to the Owner, Claimants or others for obligations of the Contractor that are unrelated to the Construction Contract. The Owner shall not be liable for payment of any costs or expenses of any Claimant under this Bond, and shall have under this Bond no obligations to make payments to, give notices on behalf of, or otherwise have obligations to Claimants under this Bond.

AIA Document A312™ – 1984. Copyright © 1984 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 08:55:42 on 07/17/2006 under Order No. 1000239743_1 which expires on 05/23/2007, and is not for resale.		6
User Notes: Mirant Maryland Scrubbers	(1773829110)

§10 The Surety hereby waives notice of any change, including changes of time, to the Construction Contract or to related subcontracts purchase orders and other obligations.

§ 11 No suit or action shall be commenced by a Claimant under this Bond other than in a court of competent jurisdiction in the location in which the work or part of the work is located or after the expiration of one year from the day (l) on which the Claimant gave the notice required by Section 4.1 or Section 4.2.3, or (2) on which the last labor or service was performed by anyone or the last materials or equipment were furnished by anyone under the Construction Contract, whichever of (1) or (2) fist occurs. If the provisions of this Paragraph are void or prohibited by law, the minimum period of limitation available to sureties as a defense in the jurisdiction of the suit shall be applicable.

§ 12 Notice to the Surety, the Owner or the Contractor shall be mailed or delivered to the address shown on the Signature page. Actual receipt of notice by Surety, the Owner or the Contractor, however accomplished, shall be sufficient compliance as of the date received at the address shown on the signature page.

§ 13 When this bond has been furnished to comply with a statutory or other legal requirement in the location where the construction was to be performed, any provision in this Bond conflicting with said statutory or legal requirement shall be deemed deleted herefrom and provisions conforming to such statutory or other legal requirement shall be deemed incorporated herein. The intent is that this Bond shall be construed as a statutory bond and not as a common law bond.

§14 Upon request by any person or entity appearing to be a potential beneficiary of this Bond, the Contractor shall promptly furnish a copy of this Bond or shall permit a copy to be made.

§ 15 DEFINITIONS

§15.1 Claimant: An individual or entity having a direct contract with the Contractor or with a subcontractor of the Contractor to furnish labor, materials or equipment for use in the performance of the Contract. The intent of this Bond shall be to include without limitation in the terms “labor, materials or equipment” that part of water, gas, power, light, heat, oil, gasoline, telephone service or rental equipment used in the Construction Contract, architectural and engineering services required for performance of the work of the Contractor and the Contractor’s subcontractors, and all other items for which a mechanic’s lien may be asserted in the jurisdiction where the labor, materials or equipment were furnished.

§ 15.2 Construction Contract: The agreement between the Owner and the Contractor identified on the signature page, including all Contract Documents and changes thereto.

§ 15.3 Owner Default: Failure of the Owner, which has neither been remedied nor waived, to pay the Contractor as required by the Construction Contract or to perform and complete or comply with the other terms thereof.

§ 16 MODIFICATIONS TO THIS BOND ARE AS FOLLOWS:

1.	As used herein “Owner” shall refer, individually and collectively, to Mirant Mid-Atlantic, LLC and Mirant Chalk Point, LLC

(Space is provided below for additional signatures of added parties, other than those appearing on the cover page.)

CONTRACTOR AS PRINCIPAL		SURETY
Company:	(Corporate Seal)	Company:	(Corporate Seal)

Signature:		Signature:
Name and Title:		Name and Title:
Address:		Address:

AIA Document A312™ – 1984. Copyright © 1984 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 08:55:42 on 07/17/2006 under Order No. 1000239743_1 which expires on 05/23/2007, and is not for resale.		7
User Notes: Mirant Maryland Scrubbers	(1773829110)

Certification of Document’s Authenticity

AIA Document D401™ – 2003

I William H. Hughes, Jr., hereby certify, to the beat of my knowledge, information and belief, that I created the attached final document simultaneously with this certification at 08:55:42 on 07/17/2006 under Order No. 1000239743_1 from AIA Contract Documents software and that in preparing the attached final document I made no changes to the original text of AIA® Document A312™ – 1984 Performance Bond, as published by the AIA in its software, other than changes shown in the attached final document by underscoring added text and striking over deleted text.

(Signed)

(Title)

(Dated)

AIA Document D401™ – 2003. Copyright © 1992 and 2003 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 08:55:42 on 07/17/2006 under Order No. 1000239743_1 which expires on 05/23/2007, and is not for resale.		1
User Notes: Mirant Maryland Scrubbers	(1773829110)

Exhibit 13

June   29 , 2007

Mirant Mid-Atlantic, LLC

1155 Perimeter Center West

Atlanta, Georgia 30338

Attn: James P. Garlick, Senior Vice President

Dear Jim:

We hereby consent to Mirant Mid-Atlantic, LLC (“Mid-Atlantic”) acting as agent on behalf of and authorize Mid-Atlantic to legally bind Mirant Chalk Point, LLC and Mid-Atlantic in connection with the Engineering, Procurement and Construction Agreement by and between Mid-Atlantic, Mirant Chalk Point, LLC, and Stone & Webster, Inc.

Please acknowledge your consent to the above described agency relationship by signing below.

Sincerely,

Mirant Chalk Point, LLC

/s/ Robert Driscoll
Robert Driscoll
President & Chief Executive Officer

Mirant Mid-Atlantic, LLC

/s/ Robert Driscoll
Robert Driscoll
President & Chief Executive Officer

Accepted:

Mirant Mid-Atlantic, LLC

/s/ James P. Garlick
James P. Garlick
Senior Vice President

Exhibit 15 – Draft Project Schedule

***

Exhibit 16

GENERAL CONTRACTOR’S

WAIVER AND RELEASE OF LIEN UPON FINAL PAYMENT

OWNER:

GENERAL CONTRACTOR:	STONE & WEBSTER, INC.

PROJECT NAME:	AIR QUALITY CONTROL SYSTEMS AT GENERATING STATION

STATE OF MARYLAND
COUNTY OF

The undersigned, in consideration of the final payment in the amount of $    , and subject to the limitations herein, hereby waives and releases its lien and right to claim a lien for payment for labor, services, or materials furnished to                                                                                   (the “Owner”) pursuant to the Contract dated                      (date of contract) for the Work under said Contract to the following described property:                                          (Name and Address of Project) (the “Property”).

Any and all contractors, subcontractors, laborers, suppliers and materialmen that have provided labor, material or services to the undersigned for use or incorporation into the construction of the improvements to the Property have been paid and satisfied in full, and there are no outstanding claims against the undersigned for any payments for such labor, material or services of any character arising out of, or related to, undersigned’s activities on, or improvements to, the Property, except as described below:

This Waiver is specifically made for the benefit of the Owner, its agents, affiliated or subsidiary entities, the Owner’s lender, and any other person or entity with a legal or equitable interest in the Property.

This Waiver constitutes a representation by the undersigned signatory, for and on behalf of Stone & Webster, Inc., that the payment referenced above, once received, constitutes full and complete payment for all work performed, and all costs or expenses incurred (including, but not limited to, costs for supervision, field office overhead, home office overhead, interest on capital, profit, and general conditions costs) relative to the Work or improvements at the Property.

Last revised 7/19/06

In Witness Whereof, the undersigned signatory, acting for and on behalf of the firm or company listed below and all of its laborers, subcontractors, and suppliers, has placed his hand and seal this      day of             , 20    .

STONE & WEBSTER, INC.

By:

Print Name:

Its:

Sworn to and subscribed

Before me this      day of

            , 20    .

Notary Public

(NOTARY SEAL)

My Commission Expires:

Last revised 7/19/06	- 2 -

GENERAL CONTRACTOR’S

PARTIAL LIEN WAIVER AND RELEASE

UPON MILESTONE PROGRESS PAYMENT

OWNER:

GENERAL CONTRACTOR:	STONE & WEBSTER, INC.

PROJECT NAME:	AIR QUALITY CONTROL SYSTEMS AT GENERATING STATION

STATE OF MARYLAND COUNTY OF

The undersigned, in consideration of the sum of $     , and subject to the limitations herein, hereby waives and releases its lien and right to claim a lien for payment for labor, services or materials covered by Contractor’s application for payment number              and furnished through                      (date of this waiver) under the Contract with Mirant Mid-Atlantic, LLC and Mirant Chalk Point, LLC (“Owners”) dated                          (date of contract), which labor, services or materials was provided to the following property:                                          (Name and Address of Facility) (the “Property”). This waiver and release does not cover retention, labor, services or materials furnished after the date of this waiver, pending Change Orders, Changes for which a Change Order Notice is not yet due, claims of which Contractor has no notice or knowledge, or the disputed matters described below:

Contractor’s application for payment includes Work performed by its Subcontractors and, to the Contractor’s best knowledge, information and belief, all such Work has been performed properly in accordance with the applicable subcontracts. Any and all contractors, subcontractors, laborers, suppliers and materialmen that have provided labor, material or services to the undersigned for use or incorporation into the construction of the improvements to the Property have been paid and satisfied in full (or will be satisfied out of the payment received) for payments properly due and payable under their contracts with the undersigned, and there are no outstanding claims against the undersigned for properly due and payable payments for such labor, materials or services of any character arising out of, or related to, the undersigned’s activities on, or improvements to, the Property.

This Waiver constitutes a representation by the undersigned signatory, for and on behalf of Stone & Webster, Inc., that the payment referenced above, once received, constitutes full and complete payment for all work performed, and all costs or expenses incurred (including, but not limited to,

Last revised 7/19/06

costs for supervision, field office overhead, home office overhead, interest on capital, profit, and general conditions costs) relative to the work or improvements at the Property as of the date of this Waiver, except for the payment of retention, pending Change Orders, Changes for which a Change Order Notice is not yet due, claims of which Contractor has no notice or knowledge, or the disputed matters described above.

This Waiver is specifically made for the benefit of the Owner, its agents, affiliated or subsidiary entities, the Owner’s lender, and any other person or entity with a legal or equitable interest in the Property.

In Witness Whereof, the undersigned signatory, acting for and on behalf of the firm or company listed below and all of its laborers, subcontractors, and suppliers, has placed his hand and seal this      day of             , 20    .

STONE & WEBSTER, INC.

By:

Print Name:

Its:

Sworn to and subscribed Before me this day of , 20 .

Notary Public

(NOTARY SEAL)

My Commission Expires:

Last revised 7/19/06	- 4 -

SUBCONTRACTOR’S

WAIVER AND RELEASE OF LIEN UPON FINAL PAYMENT

OWNER:

GENERAL CONTRACTOR:	STONE & WEBSTER, INC.

SUBCONTRACTOR:

PROJECT NAME:	AIR QUALITY CONTROL SYSTEMS AT GENERATING STATION

STATE OF MARYLAND
COUNTY OF

The undersigned, Subcontractor, in consideration of the final payment in the amount of $                    , hereby waives and releases any lien or right to claim a lien for labor, services, or materials furnished to                                      (insert name of entity) and Stone & Webster, Inc. for improvement of property of                                  (insert name of Owner of Property) located at                                     (Name and Address of Project) (the “Property”).

Any and all contractors, subcontractors, laborers, suppliers and materialmen that have provided labor, material or services to the undersigned for use or incorporation into the construction of the improvements to the Property have been paid and satisfied in full, and there are no outstanding claims of any character arising out of, or related to, undersigned’s activities on, or improvements to, the Property. This Waiver is specifically made for the benefit of Stone & Webster, Inc. and the Owner, their agents, affiliated or subsidiary entities, the Owner’s lender, and any other person or entity with a legal or equitable interest in the Property.

This Waiver constitutes a representation by the undersigned signatory, for and on behalf of Subcontractor that the payment referenced above, once received, constitutes full and complete payment for all work performed, and all costs or expenses incurred (including, but not limited to, costs for supervision, field office overhead, home office overhead, interest on capital, profit, and general conditions costs) relative to the Work or improvements at the Property. The undersigned hereby specifically waives, quitclaims and releases any claim for damages due to delay, hindrance, interference, acceleration, inefficiencies or extra work, or any other claim of any kind it may have against Stone & Webster, Inc., its agents, affiliated or subsidiary entities, the Owner, Owner’s lender, or any other person or entity with a legal or equitable interest in the Property, relative to the Work or improvements at the Property.

Last revised 7/19/06	- 5 -

In Witness Whereof, the undersigned signatory, acting for and on behalf of the firm or company listed below and all of its laborers, subcontractors, and suppliers, has placed his hand and seal this      day              of , 20    .

SUBCONTRACTOR

By:

Print Name:

Its:

Sworn to and subscribed

Before me this      day of

            , 20    .

Notary Public

(NOTARY SEAL)

My Commission Expires:

Last revised 7/19/06

SUBCONTRACTOR’S

PARTIAL LIEN WAIVER AND RELEASE

UPON MILESTONE PROGRESS PAYMENT

OWNER:

GENERAL CONTRACTOR:	STONE & WEBSTER, INC.

SUBCONTRACTOR

PROJECT NAME:	AIR QUALITY CONTROL SYSTEMS AT GENERATING STATION

STATE OF MARYLAND

COUNTY OF

The undersigned, Subcontractor, in consideration of the sum of $                         , hereby waives and releases any lien or right to claim a lien for labor, services, or materials furnished through                              (date of this waiver) to                          (insert name of entity) and Stone & Webster, Inc. for improvement of property of                      (insert name of Owner of Property) located at                                                           (Name and Address of Project) (the “Property”). This waiver and release does not cover any retention or labor, services or materials furnished after the date of this waiver.

Any and all contractors, subcontractors, laborers, suppliers and materialmen that have provided labor, material or services to the undersigned for use or incorporation into the construction of the improvements to the Property have been paid and satisfied in full, and there are no outstanding claims of any character arising out of, or related to, the undersigned’s activities on, or improvements to, the Property.

This Waiver constitutes a representation by the undersigned signatory, for and on behalf of Subcontractor, that the payment referenced above, once received, constitutes full and complete payment for all work performed, and all costs or expenses incurred (including, but not limited to, costs for supervision, field office overhead, home office overhead, interest on capital, profit, and general conditions costs) relative to the work or improvements at the Property as of the date of this Waiver, except for the payment of retention. The undersigned hereby specifically waives, quitclaims and releases any claim for damages due to delay, hindrance, interference, acceleration, inefficiencies or extra work, or any other claim of any kind it may have against Stone and Webster, Inc and the Owner, their agents, affiliated or subsidiary entities, or any other person or entity with a legal or equitable interest in the Property, as of the date of this Waiver, except as follows (items not listed and described with specificity are expressly and irrevocably waived):

Last revised 7/19/06

This Waiver is specifically made for the benefit of Stone & Webster, Inc. and the Owner, their agents, affiliated or subsidiary entities, the Owner’s lender, and any other person or entity with a legal or equitable interest in the Property. The amount of money set forth as due and owing in the immediately preceding Waiver dated                 , 20    , has been received, and is deemed paid in full.

In Witness Whereof, the undersigned signatory, acting for and on behalf of the firm or company listed below and all of its laborers, subcontractors, and suppliers, has placed his hand and seal this          day of                 , 20    .

SUBCONTRACTOR

By:

Print Name:

Its:

Sworn to and subscribed

Before me this          day of

                , 20    .

Notary Public

(NOTARY SEAL)

My Commission Expires:

Last revised 7/19/06	- 2 -

Exhibit 17

GUIDELINES FOR USE OF DISPUTE REVIEW BOARD

AND

THREE PARTY AGREEMENT

Exhibit 17

GUIDELINES FOR USE OF DISPUTE REVIEW BOARD

1.01 General

A.	Definitions

1.        Board – The Dispute Review Board.

2.        Contract – The Alliance Agreement and EPC Agreement of which these Guidelines are a part.

3.        Dispute – A claim, change order request, or other controversy that remains unresolved following good faith negotiations between authorized representatives of the Owner and Contractor.

4.        Dispute Review Board – Three neutral individuals mutually selected by the Owner and Contractor to consider and recommend resolution of Disputes referred to it.

B.	Summary

1.        A Dispute Review Board will be established to assist in the resolution of Disputes in connection with, or arising out of, performance of the work of this Contract.

2.        Either the Owner or the Contractor may refer a Dispute to the Board. Such referral should be initiated as soon as it appears that the normal Owner-Contractor amicable dispute resolution effort through bilateral negotiations is not succeeding, and prior to filing of litigation by either party.

3.        Promptly thereafter, the Board will impartially consider the Dispute(s) referred to it. The Board will provide a nonbinding written recommendation for resolution of the Dispute to the Owner and the Contractor.

4.        Although the recommendations of the Dispute Review Board should carry great weight for both the Owner and the Contractor, they are not binding on either party except to the extent provided in Section 33.4 of the Contract.

C.	Scope

1.        These Guidelines describe the purpose, procedure, function, and features of the Dispute Review Board. A Three-Party Agreement among the Owner, Contractor, and three members using the form and content of Attachment A will formalize creation of the Board and establish the scope of its service and the rights and responsibilities of the parties. In the event of a conflict between these Guidelines and the Three-Party Agreement, the latter governs.

Last revised 7/19/06

Exhibit 17

D.	Purpose

1.        The Board, as an independent third party, will assist in and facilitate the timely and equitable resolution of disputes between the Owner and the Contractor in an effort to avoid acrimony, construction delay, and more formal means of dispute resolution.

2.        Creation of the Board is not intended to promote Owner or Contractor default on the responsibility of making a good-faith effort to settle amicably and fairly their differences by indiscriminate referral to the Board.

E.	Continuance of Work

1.        Both parties shall proceed diligently with the work and comply with all applicable Contract provisions while the Dispute Review Board considers a Dispute.

F.	Tenure of Board

1.        The Board will be deemed established after all parties execute the Three-Party Agreement,

2.        The Board will be dissolved as of the date of final payment to the Contractor unless earlier terminated or dissolved by mutual agreement of the Owner and Contractor.

1.02 Membership

A.	General

1.        The Dispute Review Board will consist of one member nominated by the Owner and approved by the Contractor, one member nominated by the Contractor and approved by the Owner, and a third member nominated by the first two members and approved by both the Owner and the Contractor. The third member will serve as Chairman unless the parties otherwise agree. During the tenure of the Board, a party may change its nominated member by notice to the other party, and the Board shall be recomposed for future disputes using the selection process contained in these Guidelines. If a member of the Board resigns or becomes otherwise unavailable during the hearings of a dispute, then the parties shall immediately consult with each other regarding the mutually desired course of action, but in the absence of mutual agreement, the Board shall be recomposed using the selection process contained in these Guidelines and the dispute shall be promptly taken up by the recomposed Board.

B.	Criteria

1.        Experience

  a.        It is desirable that all Dispute Review Board members be experienced with the type of construction involved in the project, interpretation of contract documents, and resolution of construction disputes.

Last revised 7/19/06

Exhibit 17

  b.        The goal in selecting the third member is to complement the experience of the first two and to provide leadership of the Board’s activities.

2.        Neutrality

  a.        It is imperative that the Board members be neutral, act impartially, and be free of any conflict of interest.

  b.        For purposes of this subparagraph, the term “member” also includes the member’s current primary or full-time employer, and “involved” means having a contractual relationship with either party to the Contract, such as a subcontractor, architect, engineer, or construction manager.

  c.        Prohibitions; disqualifying relationships for prospective members:

  (1)        an ownership interest in any entity involved the Contract, or a financial interest in the Contract, except for payment for services on the Dispute Review Board;

  (2)        previous employment by, or financial ties to, any party involved in the Contract within a period of 20 years prior to award of the Contract, except for fee based consulting services on other projects;

  (3)        a close professional or personal relationship with any key member of any entity involved in the Contract which, in the judgment of either party, could suggest partiality; or

  (4)        prior involvement in the project of a nature which could compromise that member’s ability to participate impartially in the Board’s activities.

  d.        Prohibitions; disqualifying relationships for members:

  (1)        employment, including fee-based consulting services, by any entity involved in the Contract except with the express approval of both parties;

  (2)        discussion concerning, or the making of, an agreement with any entity involved in the Contract regarding employment after the Contract is completed.

C.	Disclosure Statement

As a part of the selection process, the first two prospective members will be required to submit complete disclosure statements for the approval of both the Owner and the Contractor. Each statement shall include a résumé of experience, together with a declaration describing all past, present, and anticipated or planned future relationships, including indirect relationships through the prospective members’ primary or full-time employer, to this project and with all parties involved in the Contract, including subcontractors, design professionals, and consultants. Disclosure of close professional or personal relationships with all key members of all parties to the Contract shall be included. The third Board member will be required to submit such a statement to the first two Board members and to the Owner and Contractor as a part of his selection and evaluation process.

Last revised 7/19/06

Exhibit 17

D.	Selection Process

1.        Nomination and approval of first two members

  a.        The Owner and the Contractor shall each nominate a proposed Board member and convey the nominee’s name and disclosure statement to the other party within 4 weeks after Contract award.

  b.        If the nominee is not rejected within 2 weeks after receipt of the name and disclosure statement, he shall be deemed approved.

  c.        No reasons for rejection need be stated. In the event of rejection, the nominating party shall submit another nomination within 2 weeks of receipt of the notice of rejection. This process will be repeated until two mutually acceptable members are named.

2.        Nomination and approval of third member

  a.        Upon approval of both of the first two members, the Owner and the Contractor will notify them to begin selection of the third member. The first two members will endeavor to nominate a third member who meets all the criteria listed above. The third member shall be nominated within 4 weeks after the first two members are notified to proceed with his selection. The nominee’s name and disclosure statement will be conveyed to the Owner and the Contractor, who will either accept or reject the nominee within four weeks. No reasons for rejection need be stated. In the event of rejection, the first two members will be requested to submit another nomination within two weeks of receipt of notice of rejection.

  b.        In the event of an impasse in selection of the third member from nominees of the first two members, the third member shall be selected by mutual agreement of the Owner and the Contractor. In so doing, they may, but are not required to, consider nominees offered by the first two members.

E.	Three-Party Agreement

1.        All three Dispute Review Board members and the authorized representatives of the Owner and the Contractor shall execute the Dispute Review Board Three-Party Agreement (Attachment A) within 4 weeks after the selection of the third member.

1.03	Operation

A.	General

1.        Dispute Review Board operating procedures consistent with these Guidelines will be formulated by the Board as a task under the Three-Party Agreement.

B.        Contract Documents, Reports, and Information

Last revised 7/19/06

Exhibit 17

1.         The Owner will provide a conformed set of plans and specifications to each Board member.

2.         The members will be kept informed of construction activity and other developments by means of timely transmittal of relevant information prepared by the Owner and the Contractor in the normal course of construction, including but not limited to periodic progress reports and minutes of progress meetings.

1.04	Review of Disputes

A.	General

1.         The Owner and the Contractor will cooperate to ensure that the Board considers Disputes promptly, taking into consideration the particular circumstances and the time required to prepare appropriate documentation.

2.         Procedures and time periods may be modified by mutual agreement.

B.	Prerequisites to Review

Dispute is subject to referral to the Board when either party believes that bilateral negotiations are not likely to succeed or have reached an impasse.

C.	Requesting Review

1.         Either party may refer a dispute to the Board. Requests for Board review shall be submitted in writing to the Chairman of the Dispute Review Board and shall state the Dispute in connection with, or arising out of, performance of the work of this Contract which the parties have considered but have been unable to resolve. The Request for Review shall state clearly and in full detail the specific issues of the Dispute to be considered by the Board and include a recommendation as to whether it may be heard at the next regular Board meeting or at a special meeting.

2.         A copy of the Request for Review shall be simultaneously provided to the other party who shall respond to the requesting party’s statement within 1 week.

3.         After conferring with both parties, the Board Chairman will establish a submittal schedule for the parties to provide documentation in support of the hearings.

D.	Scheduling Review

1.         The Three-Party Agreement of Attachment A empowers the Board to schedule hearings.

2.         Upon receipt of a Request for Review, the Chairman will schedule a hearing date on the first opportune time available but in no event later than ten (10) days from receipt of the Request for Review.

Last revised 7/19/06

Exhibit 17

E.	Pre-hearing Requirements

1.         Concise written position statements shall be prepared by both parties, with page number references to any supporting documentation, and submitted to each Board member and to the other party.

2.         A single and complete compilation of supporting documentation, with pages consecutively numbered for ease of reference, is most desirable. The parties shall cooperate in compiling this documentation and submitting it to each Board member for review before the hearing.

3.         The party requesting the Board review shall submit its position statement first, followed by the other party.

F.	Hearing

1.         Normally the hearing will be conducted at the job site. However, any location that would be more convenient and still provide all required facilities and access to necessary documentation is satisfactory. Private sessions of the Board may be held at any convenient location.

2.         The third member of the Board will act as Chairman of the hearing, or he may appoint one of the other members.

3.         The Owner and the Contractor shall have representatives at all hearings. The Party requesting Board review will first present its position, followed by the other party. Each party will be allowed successive rebuttals until all aspects are fully covered. The Board members and the parties may ask questions, request clarification, or ask for additional data. In difficult or complex cases, additional hearings may be necessary in order to facilitate full consideration and understanding of all the evidence presented by both parties. Both the Owner and the Contractor shall be provided full and adequate opportunity to present all their evidence, documentation, and testimony regarding all issues before the Board.

4.         Normally, a formal transcript will not be prepared. When requested by either party, the Board may allow recordation and transcription by a court reporter with the cost to be allocated as agreed by the parties. Audio or video recordings will not be permitted.

5.         Attendance by, or participation of, lawyers will be at the discretion of the Board.

6.         All hearings are to be concluded by the Board within 4 weeks of the date of the start of the first hearing.

G.	Deliberations

1.         After the hearing is concluded, the Board will confer to formulate its recommendations. All Board deliberations shall be conducted in private, with all individual views kept strictly confidential from disclosure to others.

Last revised 7/19/06

Exhibit 17

H.	Recommendation

1.          The Board’s recommendation for resolution of the dispute will be provided in writing to both the Owner and the Contractor within 2 weeks of the completion of the hearings. In difficult or complex cases, and in consideration of the Board’s schedule, this time may be extended by mutual agreement of all parties.

I.	Acceptance or Rejection

1.          Within 2 weeks of receiving the Board’s recommendation, or such other time specified by the Board, both the Owner and the Contractor shall provide written notice to the other and to the Board of acceptance or rejection of the Board’s recommendation. The failure of either party to respond within the specified period shall be deemed an acceptance of the Board’s recommendation. If, with the aid of the Board’s recommendation, the Owner and the Contractor are able to resolve their dispute, the Owner will promptly process any required Contract changes.

J.	Clarification and Reconsideration

1.          Should the dispute remain unresolved because of a bona fide lack of clear understanding of the recommendation, either party may request that the Board clarify specified portions of its recommendation.

2.          If new evidence has become available, either party may request that the Board reconsider its recommendation.

K.	Admissibility

1.          If the Board’s recommendation does not resolve the dispute, the written recommendation, including any minority report, will be admissible as evidence to the extent permitted by law in any subsequent dispute resolution proceeding or forum to establish (a) that a Dispute Review Board considered the Dispute, (b) the qualifications of the Board members, and (c) the Board’s recommendation that resulted from the process.

1.05	Payment

A.         The fees and expenses of all three members of the Board shall be shared equally by the Owner and the Contractor (Contractor’s share being an Allocable Cost under the Contract).

B.         The Owner, at its expense, will prepare and mail minutes and progress reports, and provide administrative services such as conference facilities and secretarial services.

C.         If the Board desires special services such as legal or other consultation, accounting, data research, and the like, both parties must agree, and the costs will be shared by them as mutually agreed.

Last revised 7/19/06

Exhibit 17

ATTACHMENT A TO DRB GUIDE SPECIFICATION

DISPUTE REVIEW BOARD THREE-PARTY AGREEMENT

(To be executed after award of the Contract)

I.	Parties

A.	Owner: Mirant Mid-Atlantic, LLC and Mirant Chalk Point, LLC

B.	Contractor: Stone & Webster, Inc.

C.	Dispute Review Board Members:

1.
2.
3.

II.	Situation

A.         The Owner and Contractor are now engaged in the engineering, procurement and construction of the Air Quality Control Systems at Morgantown Generating Station, Dickerson Generating Station and Chalk Point Generating Station.

B.         The Alliance Agreement between Owner and Contractor and the EPC Agreement into which the Parties may enter (collectively the “Contract”) provides for the establishment and operation of a Dispute Review Board (“Board”) to assist in resolving Disputes as defined therein.

III.	Purpose

A. The objective of the Board is to consider, fairly and impartially, the Disputes referred to it, and to provide written recommendations to the Owner and Contractor for resolution of these Disputes.

IV.	Scope of Work

The scope of work of the Board includes, but is not limited to, the following:

A.	Project Site Visits

1.          In the case of an actual or potential dispute involving an alleged differing site condition or specific construction problem, it may be advantageous for the Board to view personally any relevant conditions. If viewing by the Board would cause delay to the project, videos, photographs, and descriptions of these conditions, collected by either or both parties, will be utilized.

B.	Establish Procedures

Last revised 7/19/06

Exhibit 17

1.         During its first telephonic conference, the Board shall, with the agreement of all parties, establish procedures for the conduct of its routine site visits and its hearings of disputes. The conduct of its business shall, in general, be based on the Specification provisions.

2.         It is not desirable to adopt hard-and-fast rules for the functioning of the Board. The entire procedure shall be kept flexible to adapt to changing situations. The Board shall initiate, with the Owner’s and Contractor’s concurrence, new procedures or modifications to old ones whenever this is deemed appropriate.

C.	Recommend Resolution of Disputes

1.         Upon receipt by the Board of a written Request for Review of a Dispute, either from the Owner or the Contractor, the Board shall convene a hearing to review and consider the Dispute and thereafter issue a written recommendation to the Owner and the Contractor.

2.         It is expressly understood that all Board members are to act impartially and independently in the consideration of facts and conditions surrounding any dispute. During the hearing, no Board member shall express any opinion concerning the merit of any facet of the case.

3.         The Board shall make every effort to reach a unanimous recommendation. If this proves impossible, the dissenting member may prepare a minority report.

4.         The Board’s recommendation, together with explanations of its reasoning, shall be submitted as a written report to both parties. The recommendation shall be based on the pertinent provisions of the Contract, applicable laws and regulations, and the facts and circumstances involved in the dispute. It is important for the Board to express, clearly and completely, the logic and reasoning leading to the recommendation so that both parties fully understand it.

5.         The recommendation concerning any dispute is not binding, unless agreed otherwise by the Owner and the Contractor.

D.	Other

1.         In connection with any dispute referred to them, the Board members shall become familiar with the Contract Documents, review periodic reports, and maintain a current file.

2.         Except for providing the services required in the Agreement, the Board and its individual members shall refrain from giving any advice to either party concerning conduct of the work or the resolution of problems which might compromise the Board’s integrity.

3.         The Board shall perform services not specifically listed herein to the extent necessary to achieve the purpose of this Agreement.

V.	Contractor Responsibilities

Last revised 7/19/06

Exhibit 17

A.         Except for its participation in the Board’s activities as provided in the Contract Documents and in this Agreement, the Contractor shall not solicit advice or consultation from the Board or its members on matters dealing with the conduct of the work or resolution of problems which might compromise the Board’s integrity.

B.         In connection with any dispute referred to the Board, the Contractor shall furnish each Board member with any pertinent Contractor-prepared documents, requested by the Board such as progress schedules, to supplement the documents provided by the Owner.

VI.	Owner Responsibilities

A.         Except for its participation in the Board’s activities as provided in the Contract Documents and in this Agreement, the Owner shall not solicit advice or consultation from the Board or its members on matters dealing with the conduct of the work or resolution of problems which might compromise the Board’s integrity.

B.         In connection with any dispute referred to the Board, the Owner shall:

1.         Furnish each Board member with one copy of all relevant Contract Documents, including but not limited to the specifications, plans, addenda, progress schedule and updates, weekly progress reports, minutes of progress meetings, change orders, and other documents pertinent to the performance of the contract and requested by the Board.

2.         In cooperation with the Contractor, coordinate the operations of the Board.

3.         Furnish conference facilities at or near the site and provide secretarial and copying services.

VII.	Time for Beginning and Completion

A.         The Board shall be active throughout the duration of the Contract. It shall begin operation upon written authorization of the Owner and Contractor following execution of this Agreement and shall terminate its activities on completion of the Contract after final payment has been made.

VIII.	Payment

A.         Payment for services of the Owner-appointed and Contractor-appointed members of the Board shall be at the rates agreed to between the Owner and the Contractor and the respective appointed Board members. Changes in the billing rates are subject to agreement between the Owner and the Contractor and the respective appointed members.

B.         Payment for services rendered by the third member of the Board will be made at the rate agreed to among the Owner, the Contractor, and the third member. Changes in the billing rate are subject to agreement among the Owner, the Contractor, and the third member.

C.         The first two members will be reimbursed for the time and expense associated with choosing the third member.

Last revised 7/19/06

Exhibit 17

D.         Direct, nonsalary expenses will be reimbursed at the actual cost to the Board member. These expenses may include, but are not limited to, automobile mileage, parking, and travel expenses from the Board member’s point of departure to the initial point of arrival, automobile rental, food and lodging, printing, long-distance telephone, postage, and courier delivery. Billing for these expenses shall include an itemized listing supported by copies of the original bills, invoices, and expense accounts.

E.         Each Board member may submit invoices for payment for work completed not more often than once per month during the progress of work. Such invoices shall be in a format approved by the Owner and Contractor, and accompanied by a general description of activities performed during that period. The value of work accomplished for payment shall be established from the billing rate and hours expended by the Board member together with direct, nonsalary expenses. Satisfactorily submitted invoices shall be paid within 30 days.

F.         Invoices of the Board members shall indicate that 50% of the amount is payable by Owner and 50% is payable by Contractor and shall be sent to and be paid by the Contractor and by the Owner (each for its 50% share) unless otherwise agreed by both parties and the Board. Payments shall constitute full compensation for work performed and services rendered and for all materials, supplies, and incidentals necessary to serve on the Board.

G.         The cost records and accounts pertaining to this Agreement shall be kept available for inspection by representatives of the Owner or Contractor for 3 years after final payment.

IX.	Termination of Agreement

A.         This Agreement may be terminated by mutual agreement of the Owner and the Contractor at any time upon not less than 4 weeks’ written notice to the other parties.

B.         Board members may withdraw from the Board by providing 4 weeks’ written notice. Board members may be terminated for or without cause only by their original appointer. Only the Owner may terminate the Owner-appointed member; only the Contractor may terminate the Contractor-appointed member; and the first two members or the Owner and Contractor must agree to terminate the third member.

C.         Should the need arise to appoint a replacement Board member, the replacement member shall be appointed in the same manner as the original member was appointed. The selection of a replacement Board member shall begin promptly upon notification of the necessity and shall be completed within 4 weeks. This Agreement will be amended to indicate changes in Board membership.

X.	Legal Relations

A.         Each Board member, in the performance of his or her duties on the Board, is acting in the capacity of an independent agent and not as an employee of either the Owner or the Contractor.

Last revised 7/19/06

Exhibit 17

B.         The Owner and Contractor expressly acknowledge that each Board member is acting in a capacity intended to facilitate resolution of Disputes. Accordingly, it is agreed and acknowledged that to the fullest extent permitted by law, each Board member shall be accorded quasi-judicial immunity for any actions or decisions associated with the consideration, hearing, and recommendation of resolution for Disputes rightfully referred to the Board.

C.         Each Board member shall be held harmless for any personal or professional liability arising from or related to Board Activities. To the fullest extent permitted by law, the Owner and Contractor shall indemnify all Board members for claims, losses, demands, costs, and damages (including reasonable attorney’s fees) for bodily injury, property damage, or economic loss arising out of or related to Board members carrying out Board functions. The foregoing indemnity is a joint and several obligation.

D.         Board members shall not assign any of the work of this Agreement.

XI.	Disputes Regarding This Three-Party Agreement

A.         Disputes among the parties hereto arising out of this Agreement which cannot be resolved by negotiation and mutual concurrence between the parties and actions to enforce any right or obligation under this Agreement shall be subject to the Disputes clause (Article 33) of the Contract.

B.         The Board members hereby consent to the personal jurisdiction of the courts sitting in the Borough of Manhattan, New York City, NY.

XII.	Effective Date

A.         This Agreement is effective as of

Board Member	Board Member	Board Member

____________________	_____________________	_____________________

Contractor	0wner

By:	By:

Title:	Title:

Last revised 7/19/06